Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

TWO PENNSYLVANIA PLAZA

NEW YORK, NY 10121

[●], 20[●]

Dear Stockholder:

I am pleased to report that the previously announced spin-off by Madison Square Garden Entertainment Corp., which we refer to as “MSG Entertainment,” of approximately 67% of the common stock of its MSGE Spinco, Inc. subsidiary is expected to become effective on [●], 20[●]. MSGE Spinco, Inc., a Delaware corporation, which we refer to as “Spinco,” will become a public company on that date and will own the MSG Networks business segment and the Entertainment business segment, excluding MSG Sphere, currently owned and operated by MSG Entertainment, as described in this information statement. On or prior to the Distribution, Madison Square Garden Entertainment Corp. will change its name to “MSG Sphere Corp.” and Spinco will change the name to “Madison Square Garden Entertainment Corp.” Spinco’s Class A Common Stock will be listed on the [●], which we refer to as “[●]” under the symbol “MSGE” and Madison Square Garden Entertainment Corp. (renamed “MSG Sphere Corp.”) will change its symbol on [●] to “SPHR” in connection with the spin-off.

Holders of record of MSG Entertainment’s Class A Common Stock as of the close of business, New York City time, on [●], 20[●], which will be the record date, will receive [●] share[s] of Spinco Class A Common Stock for every [●] share[s] of MSG Entertainment’s Class A Common Stock held. Holders of record of MSG Entertainment’s Class B Common Stock as of the close of business on the record date will receive [●] share[s] of Spinco Class B Common Stock for every [●] share[s] of MSG Entertainment Class B Common Stock held. No action is required on your part to receive your Spinco shares. You will not be required either to pay anything for the new shares or to surrender any shares of MSG Entertainment stock.

No fractional shares of Spinco stock will be issued. If you otherwise would be entitled to a fractional share, you will receive a check for the cash value thereof, which generally will be taxable to you. In due course you will be provided with information to enable you to compute your tax bases in both MSG Entertainment and Spinco stock. MSG Entertainment expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG Entertainment of our Class A Common Stock and Class B Common Stock to the holders of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, respectively (i.e., the distribution), should qualify as a tax-free distribution for U.S. federal income tax purposes. MSG Entertainment will be required by applicable tax rules to dispose of the retained shares within a fixed period of time, which may occur through a series of steps including sales, exchange offers or pro rata distributions.

The enclosed information statement describes the distribution of shares of Spinco stock and contains important information about Spinco, including financial statements. I suggest that you read it carefully. If you have any questions regarding the Distribution, please contact MSG Entertainment’s transfer and distribution agent, EQ Shareowner Services, at [1-800-468-9716 (U.S. toll free) or 651-450-4064 (International)].

Sincerely,

James L. Dolan

Executive Chairman and Chief Executive Officer

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission.

PRELIMINARY INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED [●], 20[●]

INFORMATION STATEMENT

MSGE Spinco, Inc.

Distribution of

Class A Common Stock

Par Value, $0.01 Per Share

Class B Common Stock

Par Value, $0.01 Per Share

This information statement is being furnished in connection with the distribution by Madison Square Garden Entertainment Corp. (“MSG Entertainment”) to holders of its common stock of approximately 67% of the outstanding shares of MSGE Spinco, Inc. (collectively, “we,” “us,” “our,” “Spinco,” or the “Company”) common stock. Immediately following such distribution, MSG Entertainment will retain approximately 33% of the outstanding shares of Spinco common stock. Prior to such distribution, we will enter into a series of transactions with MSG Entertainment pursuant to which we will own the MSG Networks business segment and the Entertainment business segment, excluding MSG Sphere, that were owned and operated by MSG Entertainment, as described in this information statement.

Shares of our Class A Common Stock will be distributed to holders of MSG Entertainment Class A Common Stock of record as of the close of business, New York City time, on [●], 20[●], which will be the record date. Each such holder will receive [●] share[s] of our Class A Common Stock for every [●] share[s] of MSG Entertainment’s Class A Common Stock held on the record date. Shares of our Class B Common Stock will be distributed to holders of MSG Entertainment’s Class B Common Stock as of the close of business on the record date. Each holder of MSG Entertainment’s Class B Common Stock will receive [●] share[s] of our Class B Common Stock for every [●] share[s] of MSG Entertainment’s Class B Common Stock held on the record date. We refer to this distribution of securities as the “Distribution.” The Distribution will be effective at 11:59 p.m., New York City time, on [●], 20[●]. For MSG Entertainment stockholders who own common stock in registered form, in most cases the transfer and distribution agent will credit their shares of Spinco common stock to book entry accounts established to hold their MSG Entertainment common stock. Our transfer and distribution agent will send these stockholders a statement reflecting their Spinco common stock ownership shortly after [●], 20[●]. For stockholders who own MSG Entertainment common stock through a broker or other nominee, their shares of Spinco common stock will be credited to their accounts by the broker or other nominee. Stockholders will receive a cash payment in lieu of fractional shares, which generally will be taxable. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. MSG Entertainment stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or to exchange shares of MSG Entertainment common stock in order to receive our common stock, or to take any other action in connection with the Distribution. There is currently no trading market for our common stock.

On or prior to the Distribution, Madison Square Garden Entertainment Corp. will change its name to “MSG Sphere Corp.” and MSGE Spinco, Inc. will change its name to “Madison Square Garden Entertainment Corp.” Our Class A Common Stock has been approved for listing on the [● (“[●]”)]. Our Class A Common Stock will trade under the symbol “MSGE” and Madison Square Garden Entertainment Corp. (renamed “MSG Sphere Corp.”) will change its symbol on the New York Stock Exchange to “SPHR” in connection with the Distribution. We will not list our Class B Common Stock on any securities exchange.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 20.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

Stockholders of MSG Entertainment with inquiries related to the Distribution should contact MSG Entertainment’s transfer and distribution agent, [EQ Shareowner Services, at 1-800-468-9716 (U.S. toll free) or 651-450-4064 (International)].

The date of this information statement is [●], 20[●].

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

i

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

SUMMARY

The following is a summary of certain of the information contained in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this information statement, which should be read in its entirety.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “Spinco” or the “Company” refer to MSGE Spinco, Inc., together with its direct and indirect subsidiaries. Where we describe in this information statement our business activities, we do so as if the transfer of the MSG Networks business segment and the Entertainment business segment, excluding MSG Sphere, owned and operated by MSG Entertainment, to Spinco has already occurred.

On or prior to the Distribution, Madison Square Garden Entertainment Corp. will change its name to “MSG Sphere Corp.” and MSGE Spinco, Inc. will change its name to “Madison Square Garden Entertainment Corp.”

The Company reports on a fiscal year basis ending on June 30. The fiscal years ended June 30, 2022, 2021 and 2020 are referred to as “Fiscal Year 2022,” “Fiscal Year 2021,” and “Fiscal Year 2020,” respectively, and the fiscal year ending June 30, 2023 is referred to as “Fiscal Year 2023.”

Our Company

We are a live entertainment and media company, comprised of iconic venues, marquee entertainment content, and award-winning regional sports and entertainment networks. Utilizing our powerful brands and live entertainment and media expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. We manage our business through two operating segments:

Entertainment: This segment includes the Company’s portfolio of venues: Madison Square Garden (“The Garden”), Hulu Theater at Madison Square Garden (“Hulu Theater”), Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Entertainment segment also includes the original production, the Christmas Spectacular Starring the Radio City Rockettes (“Christmas Spectacular”). This segment also includes our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

MSG Networks: This segment is comprised of the Company’s regional sports and entertainment networks, MSG Network and MSG Sportsnet (formerly MSG+), as well as a companion streaming service, MSG GO, and other digital properties. MSG Networks serves the New York Designated Market Area (“DMA”), as well as other portions of New York, New Jersey, Connecticut and Pennsylvania and features a wide range of sports content, including exclusive live local games and other programming of the New York Knicks (the “Knicks”) of the National Basketball Association (the “NBA”) and the New York Rangers (the “Rangers”), New York Islanders (the “Islanders”), New Jersey Devils (the “Devils”) and Buffalo Sabres (the “Sabres”) of the National Hockey League (the “NHL”), as well as significant coverage of the New York Giants (the “Giants”) and Buffalo Bills (the “Bills”) of the National Football League (the “NFL”).

Impact of the COVID-19 Pandemic on Our Business

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. For the majority of Fiscal Year 2021, substantially all operations of the Entertainment business were suspended and MSG Networks aired substantially fewer games. Fiscal Year 2022 was also impacted by the pandemic, with fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the fiscal second and third quarters.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. Our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company has long-term arena license agreements (the “Arena License Agreements”) with Madison Square Garden Sports Corp. (“MSG Sports”), formerly known as The Madison Square Garden Company, that require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in new government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.

Our Strengths

•	Strong position in live entertainment and media through:

•	A portfolio of world-renowned venues;

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

•	Marquee live entertainment brands and content; and

•	Award-winning regional sports and entertainment networks;

•	Significant presence in the New York market – the nation’s number one DMA;

•	Deep industry relationships that drive top-tier performers and a wide variety of events to the Company’s venues;

•	Proven track record of delivering significant value for partners through innovative sponsorships and premium hospitality;

•	History of excellence, creativity and innovation in regional television production and content development;

•	Reputation for world-class customer experience driven by decades of expertise in sales and marketing, and venue operations;

•	Expertise in utilizing data to drive decisions to maximize revenue and the experience of our guests and viewers;

•	Long-term agreements to host home games at The Garden for two of the most recognized franchises in professional sports — the Knicks and the Rangers;

•	Exclusive local media rights to live games of five professional New York-area NBA and NHL teams, including long-term agreements with the Knicks and Rangers; and a

•	Strong and seasoned management team.

Our Strategy

Our strategy is to create world-class live experiences for our guests, viewers and partners by leveraging (i) our Company’s unique portfolio of live entertainment and media assets and brands; (ii) our expertise in venue management, bookings and productions, sponsorship and advertising, ticketing, marketing and premium hospitality, and media production and content development; (iii) our deep relationships across the entertainment, sports and media industries; (iv) our strong connection with diverse and passionate audiences; and (v) our continued commitment to innovation. We believe this strategy will enable us to generate long-term value creation for our shareholders.

Key components of our strategy include:

•

Maximizing the live entertainment experience for our customers. We use the strength of our venues, expertise and relationships to attract top talent and deliver unforgettable experiences for our guests. We have a track record of designing world-class facilities with top-quality amenities, including our renovations of The Garden, Radio City Music Hall, and the Beacon Theatre. We also continue to explore new ways to use technology to improve the guest experience. From the way our customers buy food, beverage and merchandise, to how we market and process their tickets, to utilizing next-generation audio technology in our venues, we strive to give our customers the best experience in the industry. We believe this approach will enable us to drive improvements in per-event revenue and profitability at our venues and help create a seamless and memorable guest experience that will help drive repeat visitation to our venues.

•

Increasing the utilization of our venues. Part of what drives our success is our “artist first” approach. Through dedicated artist areas and top-tier service, our talent-friendly environment not only attracts artists to our venues, but also brings them back for repeat performances. Another part of this approach is how we use our diverse collection of venues. With seating capacities and configurations that range from 2,800 to 21,000, our venue portfolio enables us to shepherd artists through the growth in their careers, helping us develop deeper industry relationships. We will continue to use this “artist first” approach to attract the

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

industry’s top talent with the goal of increasing utilization across all our venues through more multi-night concerts, as well as more marquee special events. We also plan to continue exploring opportunities for new events that would be unique to our venues, including high-profile residencies that would help build our base of events.

•

Delivering unrivaled marketing exposure for our partners. Our assets are highly sought after by companies that value the popularity of our venues, entertainment brands and media properties. Our value proposition is further strengthened by our sponsorship sales representation agreement with MSG Sports which enables us to deliver broad-based marketing platforms that combine our entertainment and media assets with MSG Sports’ professional sports brands. We plan to continue utilizing this integrated approach to both renew and extend our relationships with existing partners, as well as to form partnerships with leading companies in emerging industries and in industry verticals where we are currently underpenetrated. We also offer our partners expanded reach through outdoor signage around the Madison Square Garden Complex and Pennsylvania Station (“Penn Station”), a major commuter hub in Manhattan. We plan to selectively explore additional opportunities to grow our external signage portfolio, which could increase our existing marketing partnerships packages as well as attract new partners.

•

Offering best-in-class premium hospitality products. The Company offers a wide array of premium corporate hospitality offerings that cater to a variety of audiences. For example, The Garden has a range of suite and club products, including 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen and the HUB Loft. These suites and clubs — which provide exclusive private spaces, first-class amenities and some of the best seats in The Garden — are primarily licensed to corporate customers with the majority being multi-year agreements with annual escalators. Through our Arena License Agreements with the Knicks and Rangers, we also offer suite holders access to MSG Sports’ premium live sporting events. We believe the strength of our product and content offerings, along with the continued importance of corporate hospitality to our partners, position us well with regard to ongoing renewal and new sales activity. We also plan to explore enhancing and expanding our premium hospitality offerings, which would create new monetization opportunities for the Company.

•

Understanding our customers. We continue to forge direct relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary database of millions of customers. The data we collect from our linear networks, venues and digital products provides the Company with significant insights into our viewers and customers, including who is consuming our content, utilizing our digital assets and attending events at our venues. In addition to providing value for our marketing partners, these insights are leveraged to help drive revenue and engagement across our assets, providing us with an opportunity to tailor offerings and cross-promote our products and services, introducing customers to our wide range of assets and brands. We also plan to increasingly use data to proactively identify potential bookings for our venues.

•

A continued commitment to innovation in media. For more than 50 years, MSG Networks has been at the forefront of the industry, pushing the boundaries of regional sports coverage. We continually seek to enhance the value that our networks provide to viewers, advertisers and the cable, satellite, fiber-optic and other platforms that distribute its networks (“Distributors”) by utilizing state-of-the-art technology to deliver high-quality, best-in-class content and live viewing experiences. MSG Networks has experimented with new types of content including alternative versions of live game telecasts and sports gaming-focused studio programming. MSG Networks continues to evaluate new ways to monetize its media rights and content library. This includes potential new and complimentary product offerings, such as a direct-to-consumer offering.

•

Exploring opportunities to expand proprietary entertainment content. We plan to selectively explore opportunities to create new live entertainment content, including by leveraging owned intellectual property like the Radio City Rockettes (the “Rockettes”). This would enable us to benefit from the economics of

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

being both content owner and venue operator. Additional owned content would also make us less reliant on third-party events to drive utilization of our venues.

Key Challenges

Following the Distribution, we may face a number of challenges, both pre-existing and as a result of the Distribution, including:

•

Effectively managing any impacts of the COVID-19 pandemic (including COVID-19 variants) as well as renewed actions taken in response by governmental authorities or certain professional sports leagues, including ensuring compliance with rules and regulations imposed upon our venues, to the extent applicable;

•

Intense competition in the market and industry in which we operate, including with other leisure-time activities such as television, motion pictures and sporting events and other live performances, and concert venues;

•

Dependence upon the continued popularity of the entertainment and sporting events presented in our venues and our existing brands (including the Christmas Spectacular and the NBA’s New York Knicks and the NHL’s New York Rangers), which are sensitive to customer tastes, and our ability to attract popular artists, groups and events to our venues;

•	Significantly levered balance sheet and liquidity restraints imposed by interest and principal payments as well as a high cost of capital;

•	Lack of an operating history as a stand-alone public company;

•

Strength or weakness of, as well as volatility and less predictability in, our operating results and cash flow because the Company’s results will no longer include cash flows from TAO Group Hospitality; and

•

Volatility in the market price and trading volume of our common stock. The market price for our common stock could fluctuate significantly for many reasons following the Distribution, including the lack of an existing public market for our stock, the information set forth under “Risk Factors” and other reasons unrelated to our performance.

See the section entitled “Risk Factors” for more information on each of these key challenges.

Company Information

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, NY 10121. Our telephone number is +1 (212) 465-6000, our website is [www.msgentertainment.com]. Spinco is a holding company and conducts substantially all of its operations through its subsidiaries.

Spinco was incorporated on September 15, 2022 and is a direct, wholly-owned subsidiary of MSG Entertainment. MSG Entertainment’s board of directors approved the Distribution on [●], 20[●]. Prior to the Distribution, the Company will acquire the subsidiary of MSG Entertainment that owns, directly and indirectly, the subsidiaries, businesses and other assets described in this information statement. Where we describe in this information statement our business activities, we do so as if these transfers have already occurred.

On or prior to the Distribution, Madison Square Garden Entertainment Corp. will change its name to “MSG Sphere Corp.” and MSGE Spinco, Inc. will change its name to “Madison Square Garden Entertainment Corp.” Our Class A Common Stock has been approved for listing on [●] under the symbol “MSGE” and Madison Square Garden Entertainment Corp. (renamed “MSG Sphere Corp.”) will change its symbol on the New York Stock Exchange (“NYSE”) to “SPHR” in connection with the Distribution. We will not list our Class B Common Stock on any securities exchange.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF RISK FACTORS

Ownership of our common stock is subject to numerous risks, including the Distribution, that could adversely affect our business, operations and financial results. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

General Risk Factors

•

Our operations and operating results have been, and may in the future be, materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues.

•	All of our businesses face intense and wide-ranging competition that may have a material negative effect on our business and results of operations.

Risks Related to Our Entertainment Business

•	The success of our Entertainment business depends on the continued popularity of the Christmas Spectacular production, and the entertainment and sporting events we host at our venues.

•	We depend on licenses from third parties for the performance of musical works at our venues.

•	Our properties are subject to, and benefit from, certain easements, the availability of which may not continue on terms favorable to us or at all.

•	A change to or withdrawal of a New York City real estate tax exemption for the Madison Square Garden Complex may have a material negative effect on our business and results of operations.

Risks Related to Our MSG Networks Business

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Our MSG Networks business depends on our affiliation agreements, the loss of which or renewal of which on less favorable terms may have a material negative effect on our business and results of operations.

•

Given that we depend on a limited number of Distributors for a significant portion of our MSG Networks revenues, further industry consolidation could adversely affect our business and results of operations.

•

We may not be able to adapt to new content distribution platforms and to changes in consumer behavior resulting from emerging technologies, which may have a material negative effect on our business and results of operations.

•	If the number of subscribers that receive our programming networks continues to decline, there may be a material negative effect on the Company’s affiliation revenues.

•

We derive substantial revenues from the sale of advertising time and those revenues are subject to a number of factors, many of which are beyond our control. We may be unable to renew our media rights agreements on acceptable terms or such rights may be lost for other reasons.

•

Our MSG Networks business is substantially dependent on the popularity of the NBA and NHL teams whose media rights we control. The actions of the NBA and NHL may have a material negative effect on our MSG Networks business and results of operations.

Economic and Operational Risks

•

Our business has been adversely impacted and may, in the future, be materially adversely impacted by an economic downturn, recession, financial instability, inflation or changes in consumer tastes and preferences.

•	We do not own all of our venues and our failure to renew our leases on economically attractive terms may have a material negative effect on our business and results of operations.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

•	The geographic concentration of our businesses could subject us to greater risk than our competitors and have a material negative effect on our business and results of operations.

•	Our business could be adversely affected by terrorist activity or the threat of terrorist activity, weather and other conditions that discourage congregation at prominent places of public assembly.

•	We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.

•	Labor matters may have a material negative effect on our business and results of operations.

Risks Related to Indebtedness; Financial Condition; Internal Control; Cybersecurity and Intellectual Property

•	We have substantial indebtedness and are highly leveraged, which could adversely affect our business.

•	We have and could in the future incur substantial operating losses, adjusted operating losses and negative cash flow.

•

We face continually evolving cybersecurity and similar risk, which could result in loss, disclosure, theft, destruction or misappropriation of, or access to, our confidential information and cause disruption of our business, damage to our brands and reputation, legal exposure and financial losses.

•	Theft of our intellectual property may have a material negative effect on our business and results of operations.

Risks Related to the Spin-off Transaction

•

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the distribution. In addition, future stock sales, including as a result of the exercise of registration rights by certain of our stockholders, could adversely affect the trading price of our Class A Common Stock.

•

The combined post-distribution value of MSG Entertainment and Spinco shares may not equal or exceed the pre-distribution value of MSG Entertainment shares, and we may incur material costs and expenses as a result of our separation from MSG Entertainment.

•	The distribution could result in significant tax liability, and we may have a significant indemnity obligation to MSG Entertainment if the distribution is treated as a taxable transaction.

•

The tax rules applicable to the distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the distribution.

•	Certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A Common Stock and Class B Common Stock after the distribution if we are treated as a USRPHC.

•

We do not have an operating history as a stand-alone public company and our historical financial results and our unaudited pro forma combined financial statements may not be representative of our results as a separate, stand-alone company.

•

If, following the Distribution, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

•

We will share certain key directors and officers with MSG Entertainment, MSG Sports and/or AMC Networks, which means those officers will not devote their full time and attention to our affairs and the overlap may give rise to conflicts. These overlaps may result in the diversion of corporate opportunities and other conflicts, and provisions in our amended and restated certificate of incorporation may provide us no remedy in that circumstance.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

THE DISTRIBUTION

Please see “The Distribution” for a more detailed description of the matters described below.

Distributing Company	MSG Entertainment, a live entertainment and media company, which is comprised of iconic venues, marquee entertainment content, award-winning regional sports and entertainment networks. In addition to the MSG Networks business segment and Entertainment business that is being transferred to Spinco, MSG Entertainment also owns and operates the MSG Sphere business under its Entertainment business segment and the Tao Group Hospitality business segment.

Distributed Company	Spinco, a wholly-owned subsidiary of MSG Entertainment, which will own and operate the MSG Networks business segment and the Entertainment business segment, excluding MSG Sphere, both currently owned and operated by MSG Entertainment, as described in this information statement. Please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information concerning this business.

Distribution Ratio	Each holder of MSG Entertainment Class A Common Stock will receive a distribution of [●] share[s] of our Class A Common Stock for every [●] share[s] of MSG Entertainment Class A Common Stock held on the record date and each holder of MSG Entertainment Class B Common Stock will receive a distribution of [●] share[s] of our Class B Common Stock for every [●] share[s] of MSG Entertainment Class B Common Stock held on the record date.

Securities to be Distributed	Based on [●] shares of MSG Entertainment Class A Common Stock and [4,529,517] shares of MSG Entertainment Class B Common Stock outstanding on [●], 20[●], approximately [●] shares of our Class A Common Stock and [●] shares of our Class B Common Stock will be distributed. The shares issued in the Distribution will represent approximately 67% of our common stock and MSG Entertainment will retain approximately 33% of our common stock immediately following the Distribution. The shares issued in the Distribution will include approximately [61]% of the outstanding shares of Class A Common Stock (the holders of which will have the right to collectively elect 25% of our Board of Directors, rounded up to the nearest whole number of directors) and 100% of the outstanding shares of Class B Common Stock (the holders of which will have the right to collectively elect the remaining 75% of our Board of Directors). As a result, the shares issued in the Distribution will represent at least [90]% of the combined voting power of the outstanding common stock with respect to the election of directors. MSG Entertainment stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or exchange shares of MSG Entertainment common stock in order to receive our common stock, or to take any other action in connection with the Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Fractional Shares	Fractional shares of our common stock will not be distributed. Fractional shares of our Class A Common Stock will be aggregated and sold in the public market by the transfer and distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the transfer and distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These proceeds generally will be taxable to those stockholders.

Distribution Agent, Transfer Agent and Registrar for the Shares	EQ Shareowner Services will be the distribution agent, transfer agent and registrar for the shares of our common stock.

Record Date	The record date is the close of business, New York City time, on [●], 20[●].

Distribution Date	11:59 p.m., New York City time, on [●], 20[●].

Material U.S. Federal Income Tax Consequences of the Distribution	MSG Entertainment expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG Entertainment of our Class A Common Stock and Class B Common Stock to the holders of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, respectively (i.e., the Distribution), should qualify as a tax-free distribution under the Internal Revenue Code of 1986, as amended (the “Code”). For U.S. federal income tax purposes, the Distribution is not expected to result in the recognition of gain to MSG Entertainment with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG Entertainment stockholders and, except to the extent a stockholder receives cash in lieu of fractional shares of our common stock, no income, gain or loss will be recognized by, and no amount will be included in the income of, such holder upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the Internal Revenue Service (“IRS”) or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” below. Certain transactions related to the Distribution that are not addressed (or expected to be addressed) by the opinion could result in the recognition of income or gain by MSG Entertainment. The opinion will rely on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion. MSG Entertainment will be required by applicable tax rules to dispose of the retained shares within a fixed period of time, which may occur through a series of steps including sales, exchange offers or pro rata distributions.

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Stock Exchange Listing	There is not currently a public market for our common stock. Our Class A Common Stock has been approved for listing on [●]. Our Class A Common Stock will trade under the symbol “MSGE” and Madison Square Garden Entertainment Corp. (renamed “MSG Sphere Corp.”) will change its symbol on the NYSE to “SPHR” in connection with the Distribution. It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the date of the Distribution, when-issued trading in respect of our Class A Common Stock will end and regular way trading will begin. Our Class B Common Stock will not be listed on any securities exchange.

Relationship between MSG Entertainment and Us after the Distribution	Following the Distribution, we will be a separate public company. MSG Entertainment will initially own approximately [●]% of the outstanding Class A Common Stock, representing an approximately 33% economic interest in us. Prior to the Distribution, we and MSG Entertainment will enter into a distribution agreement (the “Distribution Agreement”) and several ancillary agreements for the purpose of accomplishing the distribution of our common stock to MSG Entertainment’s common stockholders. These agreements also will govern our relationship with MSG Entertainment subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to, at and after the Distribution. These agreements also will include arrangements with respect to transition services (the “Transition Services Agreement”) and a number of on-going commercial relationships. The Distribution Agreement includes an agreement that we and MSG Entertainment will provide each other with appropriate indemnities with respect to liabilities arising out of the business being transferred to us by MSG Entertainment. We will also be party to other arrangements with MSG Sports, MSG Entertainment and each entity’s subsidiaries. See “Certain Relationships and Related Party Transactions — Relationship Between MSG Entertainment and Us After the Distribution.”

Overlapping Directors and Officers and Potential Conflicts of Interest

[Following the Distribution, there will be an overlap between an officer of the Company, MSG Sports and MSG Entertainment. James L. Dolan will serve as the Executive Chairman and Chief Executive Officer of both the Company and MSG Entertainment and as the Executive Chairman of MSG Sports. In addition, Gregg G. Seibert will serve as a Vice Chairman of the Company, MSG Sports, MSG Entertainment and AMC Networks Inc. (“AMC Networks”), a company controlled by members of the Dolan family, and Charles F. Dolan will serve as Chairman Emeritus of AMC Networks concurrently with his service on our Board. Furthermore, immediately following the Distribution, [●] of the members of the Board of Directors of the Company (the “Board of Directors” or the “Board”)

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will also serve as directors of MSG Entertainment, [●] will serve as directors of MSG Sports and [●] will serve as directors of AMC Networks (each of MSG Entertainment, MSG Sports and AMC Networks is referred to as an “Other Entity”), including our Executive Chairman and Chief Executive Officer, who serves as Non-Executive Chairman of AMC Networks.] [There will be no overlap of Class A Directors as between MSG Entertainment and the Company.]

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. In addition, after the Distribution, certain of our directors and officers will continue to own stock and/or stock options or other equity awards of an Other Entity. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company may also be serving as directors, officers, employees or agents of an Other Entity (the “Overlap Persons”), and that the Company may engage in material business transactions with such Other Entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, will provide that the actions of the Overlap Persons in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” and “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

Control by Dolan Family

Following the Distribution, we will be controlled by the Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”). We have been informed that the Dolan Family Group will enter into a stockholders agreement (the “Stockholders Agreement”) relating, among other things, to the voting of its shares of our Class B Common Stock. As a

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result, following the Distribution, we will be a “controlled company” under the corporate governance rules of [●]. Our Board of Directors has elected not to comply with the [●] requirements for a majority-independent board of directors and an independent corporate governance and nominating committee because of our status as a controlled company. The Dolan Family Group also controls MSG Entertainment, MSG Sports and AMC Networks.

See “Risk Factors — We Are Controlled by the Dolan Family.” Immediately following the Distribution, [●] of the members of our Board of Directors will be members of the Dolan family.

Post-Distribution Dividend Policy	We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Risk Factors	Stockholders should carefully consider the matters discussed under “Risk Factors.”

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

[To come.]

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QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following is a brief summary of the terms of the Distribution. Please see “The Distribution” for a more detailed description of the matters described below.

Q:	What is the Distribution?

A:

The Distribution is the method by which MSG Entertainment will separate the business of our Company from MSG Entertainment’s other business, creating two separate, publicly traded companies. In the Distribution, MSG Entertainment will distribute to its stockholders shares of our Class A Common Stock and Class B Common Stock that it owns. Following the Distribution, we will be a separate company from MSG Entertainment. MSG Entertainment will continue to own approximately [●]% of our outstanding Class A Common Stock (approximately [33]% of our total outstanding common stock). The number of shares of MSG Entertainment common stock you own will not change as a result of the Distribution.

Q:	What is being distributed in the Distribution?

A:

Approximately [●] shares of our Class A Common Stock and [●] shares of our Class B Common Stock will be distributed in the Distribution, based upon the number of shares of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock outstanding on the record date. The shares of our Class A Common Stock and Class B Common Stock to be distributed by MSG Entertainment will constitute approximately [61]% of the issued and outstanding shares of our Class A Common Stock and all of the Class B Common Stock immediately after the Distribution. For more information on the shares being distributed in the Distribution, see “Description of Capital Stock — Class A Common Stock and Class B Common Stock.”

Q:	Which business and assets will remain with MSG Entertainment and which business and assets will transfer to the Company?

A:	Following the Distribution, the Company will include:

•	A diverse collection of venues: The Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre;

•	MSG Networks, which owns two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a companion streaming service, MSG GO, and other digital properties;

•

The entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually;

•	Long-term Arena License Agreements with the New York Knicks and New York Rangers, which require both teams to play their home games exclusively at The Garden;

•	The Radio City Rockettes and Christmas Spectacular production; and

•	approximately $[●] in cash.

Following the Distribution, MSG Entertainment will include:

•

MSG Sphere, which are planned state-of-the-art venues that will employ cutting-edge technology and multi-sensory storytelling to deliver immersive experiences on an unparalleled scale. The first MSG Sphere is under construction in Las Vegas and is expected to open in the second half of calendar 2023;

•	Majority interest in Tao Group Hospitality, a global entertainment dining and nightlife provider;

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•	an approximately 33% economic interest in the Company; and

•	approximately $[●] in cash.

Q:	What will I receive in the Distribution?

A:

Holders of MSG Entertainment Class A Common Stock will receive a distribution of [●] share[s] of our Class A Common Stock for every [●] share[s] of MSG Entertainment Class A Common Stock held by them on the record date, and holders of MSG Entertainment Class B Common Stock will receive a distribution of [●] share[s] of our Class B Common Stock for every [●] share[s] of MSG Entertainment Class B Common Stock held by them on the record date. As a result of the Distribution, your proportionate interest in MSG Entertainment will not change. For a more detailed description, see “The Distribution.”

Q:	What is the record date for the Distribution?

A:

Record ownership will be determined as of the close of business, New York City time, on [●], 20[●], which we refer to as the “record date.” The person in whose name shares of MSG Entertainment common stock are registered as of the close of business on the record date is the person to whom shares of the Company’s common stock will be issued in the Distribution. As described below, if a record holder of MSG Entertainment Class A Common Stock sells those shares regular way after the record date and on or prior to the Distribution date, the seller will be obligated to deliver to the purchaser the shares of our common stock that are issued in respect of the transferred MSG Entertainment Class A Common Stock.

Q:	When will the Distribution occur?

A:

Shares of our Class A Common Stock and Class B Common Stock will be distributed by the transfer and distribution agent, on behalf of MSG Entertainment, effective at 11:59 p.m., New York City time, on [●], 20[●], which we refer to as the “Distribution date.”

Q:	What will the relationship between MSG Entertainment and us be following the Distribution?

A:

Following the Distribution, we will be a separate public company. MSG Entertainment will initially own approximately [●]% of the outstanding Class A Common Stock, representing an approximately [33]% economic interest in us. In connection with the Distribution, we and MSG Entertainment have entered into a Distribution Agreement and several other agreements for the purpose of accomplishing the Distribution of our common stock to MSG Entertainment’s common stockholders. These agreements also govern our relationship with MSG Entertainment subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to, at and after the Distribution. These agreements also include arrangements with respect to transition services under the Transition Services Agreement and a number of ongoing commercial relationships. The Distribution Agreement provides that we and MSG Entertainment will provide each other with appropriate indemnities with respect to liabilities arising out of the business being transferred to us by MSG Entertainment. We will also be party to other arrangements with MSG Entertainment and its subsidiaries. See “Certain Relationships and Related Party Transactions.” Following the Distribution, we and MSG Entertainment will both be controlled by the Dolan Family Group.

[Following the Distribution, there will be an overlap between an officer of the Company and MSG Entertainment. James L. Dolan will serve as the Executive Chairman and Chief Executive Officer of the Company, as the Executive Chairman of both MSG Sports and MSG Entertainment, a company controlled by members of the Dolan family. In addition, Gregg G. Seibert will serve as a Vice Chairman of the Company, MSG Sports, MSG Entertainment and AMC Networks and Charles F. Dolan will serve as

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Chairman Emeritus of AMC Networks concurrently with his service on our Board. Furthermore, immediately following the Distribution, [●] of the members of our Board of Directors will also be directors of MSG Entertainment, including our Executive Chairman and Chief Executive Officer.]

See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationships with MSG Entertainment, MSG Sports and AMC Networks.

Q:	What do I have to do to participate in the Distribution?

A:

No action is required on your part. Stockholders of MSG Entertainment on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of MSG Entertainment common stock, for the shares of our common stock distributable to them in the Distribution.

Q:

If I sell, on or before the Distribution date, shares of MSG Entertainment Class A Common Stock that I held on the record date, am I still entitled to receive shares of Spinco Class A Common Stock distributable with respect to the shares of MSG Entertainment Class A Common Stock I sold?

A:

[It depends on the market in which you sell your shares. Beginning on [●], 20[●] and continuing until the occurrence of the Distribution, MSG Entertainment expects that the MSG Entertainment Class A Common Stock will trade in two markets on the [●]: in the “regular way” market under the symbol “MSGE” and in the “ex-distribution” market under the symbol “[●]”. If you own shares of MSG Entertainment Class A Common Stock on the record date and thereafter sell those shares regular way on or prior to the Distribution date, you will also be selling the shares of our Class A Common Stock that would have been distributed to you in the Distribution with respect to the shares of MSG Entertainment Class A Common Stock you sell. Conversely, a person who purchases shares of MSG Entertainment Class A Common Stock after the record date and on or prior to the Distribution date will be entitled to receive from the seller of those shares the shares of our Class A Common Stock issued in the Distribution with respect to the transferred MSG Entertainment Class A Common Stock.

However, if you own shares of MSG Entertainment Class A Common Stock on the record date and thereafter sell those shares in the ex-distribution market on or prior to the Distribution date, you will not be selling the shares of our Class A Common Stock that will be distributed to you in the Distribution with respect to the shares of MSG Entertainment Class A Common Stock you sell. Conversely, a person who purchases shares of MSG Entertainment Class A Common Stock in the ex-distribution market after the record date and on or prior to the Distribution date will not be entitled to receive from the seller of those shares the shares of our Class A Common Stock issued in the Distribution with respect to the transferred MSG Entertainment Class A Common Stock.]

Q:	How will fractional shares be treated in the Distribution?

A:

If you would be entitled to receive a fractional share of our common stock in the Distribution, you will instead receive a cash payment. See “The Distribution — Manner of Effecting the Distribution” for an explanation of how the cash payments will be determined and “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” for an explanation of the tax consequences of such cash payments.

Q:	How will MSG Entertainment distribute shares of Spinco common stock to me?

A:

Holders of shares of MSG Entertainment Class A Common Stock or MSG Entertainment Class B Common Stock on the record date will receive shares of the same class of our common stock in book entry form. See “The Distribution — Manner of Effecting the Distribution” for a more detailed explanation.

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Q:	What is the reason for the Distribution?

A:	The potential benefits considered by MSG Entertainment’s board of directors in making the determination to consummate the Distribution included the following:

•

[to provide each of MSG Entertainment and the Company with increased flexibility to fully pursue and fund its business plan, including capital expenditures, investments and acquisitions that would be more difficult to consider or effectuate in the absence of the Distribution. This increased financial flexibility reflects the belief that investors in a company with the mix of assets that each of MSG Entertainment and the Company will own following the Distribution will be more receptive to strategic initiatives that MSG Entertainment and the Company may respectively pursue;

•

to increase the aggregate value of the stock of MSG Entertainment and the Company above the value that the stock of MSG Entertainment would have had if it had continued to represent an interest in both the businesses of MSG Entertainment and the Company, so as to: (i) allow each company to use its stock to pursue and achieve strategic objectives, including evaluating and effectuating acquisitions and increasing the long-term attractiveness of equity compensation programs in a significantly more efficient and effective manner with significantly less dilution to existing stockholders; and (ii) allow each company to offer a more focused investment profile to investors; and

•

to provide MSG Entertainment, through the retained equity interest, with the opportunity to raise cash proceeds for corporate purposes, including capital expenditures, and/or to use such shares for other transactions that would be advantageous for MSG Entertainment and its stockholders. These capital expenditures will include funds that will be utilized to pursue growth opportunities associated with MSG Entertainment’s Sphere initiative. The Company will have no interest, contractual or otherwise, in the Sphere venues.]

[MSG Entertainment’s board of directors also considered several factors that might have a negative effect on MSG Entertainment as a result of the Distribution. MSG Entertainment’s common stock may come under initial selling pressure as certain MSG Entertainment stockholders sell their shares because they are not interested in holding an investment in MSG Entertainment’s remaining business. Moreover, certain factors, such as a lack of comparable public companies, may limit investors’ ability to appropriately value MSG Entertainment’s common stock. In addition, the Distribution would separate from MSG Entertainment the business and assets of the Company, which represent significant value. Because the Company will no longer be part of MSG Entertainment, the Distribution will also affect the terms upon which MSG Entertainment can pursue cross-company business transactions and initiatives with the Company. In addition, after the Distribution, MSG Entertainment’s results will not reflect the generally more predictable cash flow from the MSG Networks and Entertainment business segments, which may result in more volatile and less predictable operating results and cash flow for MSG Entertainment. Finally, following the Distribution, MSG Entertainment and its remaining business will need to absorb certain corporate and administrative costs previously allocated to its MSG Networks and Entertainment business segments.

MSG Entertainment’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain MSG Entertainment stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s business. Moreover, certain factors, such as a lack of comparable public companies, may limit investors’ ability to appropriately value the Company’s common stock. Because the Company will no longer be part of MSG Entertainment, the Distribution will also affect the terms upon which the Company can pursue cross-company business transactions and initiatives with MSG Entertainment’s other businesses. In addition, after the Distribution, the Company’s results will not reflect cash flow from the Tao Group Hospitality business. As a result of the Distribution, the Company will bear significant incremental costs associated with being a publicly held company and will need to absorb certain

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corporate and operational support costs previously allocated to MSG Entertainment. This cost increase will be partially offset by payments that the Company will receive from MSG Entertainment resulting from the establishment of the Transition Services Agreement, which will be recorded as a reduction of operating expenses. Refer to the “Unaudited Pro Forma Combined Financial Information” section for further details.]

Q:	What are the federal income tax consequences to me of the Distribution?

A:

MSG Entertainment expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG Entertainment of our Class A Common Stock and Class B Common Stock to the holders of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, respectively (i.e., the Distribution), should qualify as a tax-free distribution under the Code. For U.S. federal income tax purposes, the Distribution is not expected to result in the recognition of gain to MSG Entertainment with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG Entertainment stockholders and, except to the extent that you receive cash in lieu of fractional shares of our common stock, you will not recognize income, gain or loss, and no amount will be included in your income upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.” Certain transactions related to the Distribution that are not addressed (or expected to be addressed) by the opinion could result in the recognition of income or gain by MSG Entertainment. The opinion will rely on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion. MSG Entertainment does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Distribution. MSG Entertainment will be required by applicable tax rules to dispose of the retained shares within a fixed period of time to preserve the tax-free treatment of the Distribution, which may occur through a series of steps, including sales, exchange offers or pro rata distributions.

Q:	Does Spinco intend to pay cash dividends?

A:

No. We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

Q:	How will Spinco common stock trade?

A:

Currently, there is no public market for our common stock. Our Class A Common Stock has been approved for listing on [●]. Our Class A Common Stock will trade under the symbol “MSGE” (and we will change our name to “Madison Square Garden Entertainment Corp.”) and Madison Square Garden Entertainment Corp. will change its symbol on the NYSE to “SPHR” (and be renamed “MSG Sphere Corp.”) in connection with the Distribution. It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class A Common Stock will end and regular way trading will begin. Our Class B Common Stock will not be listed on a securities exchange.

Q:	Will the Distribution affect the trading price of my MSG Entertainment Class A Common Stock?

A:

Yes. After the initial distribution of our Class A Common Stock, the trading price of MSG Entertainment Class A Common Stock may be lower than the trading price of the MSG Entertainment Class A Common Stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of MSG Entertainment without the operations of the MSG Networks and Entertainment (except for MSG Sphere), business segments that were owned and operated by MSG Entertainment, the trading price of MSG

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Entertainment Class A Common Stock may fluctuate significantly. MSG Entertainment believes that the separation of the Company from MSG Entertainment offers its stockholders the greatest long-term value. However, the combined trading prices of MSG Entertainment Class A Common Stock and Spinco Class A Common Stock after the Distribution may be lower than the trading price of MSG Entertainment Class A Common Stock prior to the Distribution. See “Risk Factors” beginning on page 20.

Q:	Can MSG Entertainment decide to cancel the Distribution?

A:

Yes. The occurrence of the Distribution will be subject to certain conditions, including the final approval of the MSG Entertainment board of directors. The MSG Entertainment board of directors may, in its sole and absolute discretion, determine to impose or waive conditions to the Distribution or abandon the Distribution. If the MSG Entertainment board of directors decides to cancel the Distribution or otherwise materially amend the terms of the Distribution, MSG Entertainment will notify stockholders of such decision by issuing a press release and/or filing a current report on Form 8-K.

Q:	Do I have appraisal rights?

A:	No. Holders of MSG Entertainment common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Who is the transfer and distribution agent for Spinco common stock?

A:	EQ Shareowner Services[, P.O. Box 64874, St. Paul, Minnesota 55164-0854. Telephone: 1-800-468-9716 (U.S. toll free) or 651-450-4064 (International). Corporate website: www.shareowneronline.com.]

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the Distribution of shares of Spinco common stock, you should contact the transfer and distribution agent:

EQ Shareowner Services[, P.O. Box 64874, St. Paul, Minnesota 55164-0854. Telephone: 1-800-468-9716 (U.S. toll free) or 651-450-4064 (International). Corporate website: www.shareowneronline.com].

If you have questions relating to the Distribution or Spinco, you should contact:

Madison Square Garden Entertainment Corp.

Investor Relations Department

Two Pennsylvania Plaza

New York, NY 10121

Telephone: 1-212-631-5422

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RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this information statement in evaluating us and our common stock.

General Risk Factors

Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022.

•

Entertainment business. As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020 and substantially all operations of the Entertainment business were suspended for the majority of Fiscal Year 2021. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. As a result, the payments we received under the Arena License Agreements during this period were materially impacted. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. During Fiscal Year 2022, we had fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the second and third fiscal quarters. The impact of the COVID-19 pandemic on our operations also included (i) the partial cancellation of the 2021 production of the Christmas Spectacular and (ii) the cancellation of the 2020 production of the Christmas Spectacular.

•

MSG Networks business. As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and, as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in renewed government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations. Governmental regulations enacted in response to the COVID-19 pandemic may impact the revenue we derive and/or the expenses we incur from events that we choose to host such that events that were historically profitable would instead result in losses. Concerns about the COVID-19 pandemic could deter artists from touring and/or substantially decrease the use of and demand for our venues. Both the NBA and NHL determined to complete their 2019-20 seasons with games away from home arenas, reduce the number of regular season games for the 2020-21 seasons, and conduct the majority of the shortened 2020-21 seasons without fans in attendance, and it is possible that concerns related to COVID-19 could cause professional sports

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teams in the United States to play games without an audience during future seasons or to suspend, cancel or otherwise reduce the number of games scheduled in the regular reason or playoffs, which could have a material impact on the distribution and/or advertising revenues of our MSG Networks segment and the payments we receive under the Arena License Agreements. See “— Economic and Operational Risks — We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.”

Our business is particularly sensitive to reductions in travel and discretionary consumer spending. A pandemic, such as COVID-19, could also impede economic activity in impacted regions and globally over the long term, potentially causing a global recession and leading to a further decline in discretionary spending on sports and entertainment events and other leisure activities, which could result in long-term effects on our business. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

All of Our Businesses Face Intense and Wide-Ranging Competition That May Have a Material Negative Effect on Our Business and Results of Operations.

Our business competes, in certain respects and to varying degrees, with other leisure-time activities such as television, radio, motion pictures, sporting events and other live performances, the Internet, social media and social networking platforms, and online and mobile services, including sites for online content distribution, video on demand and other alternative sources of entertainment and information, in addition to competing for concerts with other event venues, for total entertainment dollars in our marketplace.

Entertainment business. The success of our Entertainment business is largely dependent on the continued success of the Christmas Spectacular, and the availability of, and our venues’ ability to attract, concerts, family shows, sporting events and other events, competition for which is intense, and the ability of performers to attract strong attendance at our venues. For example, The Garden, Hulu Theater, Radio City Music Hall and the Beacon Theatre all compete with other entertainment options in the New York City metropolitan area. The Chicago Theatre faces similar competition from other entertainment options in its market and elsewhere.

In addition, our Entertainment business is highly sensitive to customer tastes and depends on our ability to attract artists and events. The success of our Entertainment business depends in part upon our ability to offer live entertainment that is popular with customers. We contract with promoters and others to provide performers and events at our venues. There may be a limited number of popular artists, groups or events that can attract audiences to our venues, and our business would suffer to the extent that we are unable to continue to attract such artists, groups and events to perform at our venues. See “— Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

In order to maintain the competitive positions of The Garden and our other venues, we must invest on a continuous basis in state-of-the-art technology. In addition, we must maintain a competitive pricing structure for events that may be held in our venues, many of which have alternative venue options available to them in New York and other cities. We invest a substantial amount in our Christmas Spectacular to continue to attract audiences. We cannot be assured that such investments will generate revenues that are sufficient to justify our investment or even that exceed our expenses.

MSG Networks business. Our MSG Networks business competes, in certain respects and to varying degrees, for viewers and advertisers with other programming networks, pay-per-view, video-on-demand, online streaming or on-demand services and other content offered by Distributors and others. Additional companies, some with significant financial resources, continue to enter or are seeking to enter the video distribution market either by

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offering “over-the-top” (“OTT”) streaming services or selling devices that aggregate viewing of various OTT services, which continues to put pressure on an already competitive landscape. We also compete for viewers and advertisers with content offered over the Internet, social media and social networking platforms, mobile media, radio, motion picture, home video and other sources of information and entertainment and advertising services. Important competitive factors are the prices we charge for our programming networks, the quantity, quality (in particular, the performance of the sports teams whose media rights we control) and the variety of the programming offered on our networks, and the effectiveness of our marketing efforts.

New or existing programming networks that are owned by or affiliated with broadcast networks such as NBC, ABC, CBS or Fox, or broadcast station owners, such as Sinclair Broadcast Group (“Sinclair”), may have a competitive advantage over our networks in obtaining distribution through the “bundling” of agreements to carry those programming networks with the agreement giving the Distributor the right to carry a broadcast station owned by or affiliated with the network. For example, regional sports and entertainment networks affiliated with broadcast networks are carried by certain Distributors that do not currently carry our networks. Our business depends, in part, upon viewer preferences and audience acceptance of the programming on our networks. These factors are often unpredictable and subject to influences that are beyond our control, such as the quality and appeal of competing programming, the performance of the sports teams whose media rights we control, general economic conditions and the availability of other entertainment options. We may not be able to successfully predict interest in proposed new programming and viewer preferences could cause new programming not to be successful or cause our existing programming to decline in popularity. If our programming does not gain or maintain the level of audience acceptance we, our advertisers or Distributors expect, it could negatively affect advertising or affiliation fee revenues. An increase in our costs associated with programming, including original programming, may materially negatively affect our business and results of operations.

The extent to which competitive programming, including NBA and NHL games, are available on other programming networks and distribution platforms can adversely affect our competitive position.

The competitive environment in which our MSG Networks business operates may also be affected by technological developments. It is difficult to predict the future effect of technology on our competitive position. With respect to advertising services, factors affecting the degree and extent of competition include prices, reach and audience demographics, among others. Some of our competitors are large companies that have greater financial resources available to them than we do, which could impact our viewership and the resulting advertising revenues.

Risks Related to Our Entertainment Business

The Success of Our Entertainment Business Depends on the Continued Popularity of the Christmas Spectacular Production, and the Sporting Events We Host at Our Venues, the Decline of Which Could Have a Material Negative Effect on Our Business and Results of Operations.

The financial results of our Entertainment business are dependent on the Christmas Spectacular production, for which the 2019 production (the last production presented prior to the impact of the COVID-19 pandemic) represented [17]% of our revenues in Fiscal Year 2020. Fan and consumer tastes also change frequently and it is a challenge to anticipate what will be successful at any point in time. Should the popularity of the Christmas Spectacular decline (including, for example, due to customer unwillingness to travel to New York City, purchase tickets to a full-capacity indoor event, comply with safety protocols or satisfy vaccination requirements to the extent applicable, all as a result of the COVID-19 pandemic), our revenues from ticket sales and concession and merchandise sales would likely decline, and we might not be able to replace the lost revenue with revenues from other sources.

As a result of our commercial agreements with MSG Sports, the success of our business is also impacted in part by the popularity of MSG Sports’ Knicks and Rangers franchises with their fan bases and, in varying

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degrees, the teams achieving on-court and on-ice success, which can generate fan enthusiasm, resulting in additional suite, sponsorship, food and beverage and merchandise sales during the teams’ regular seasons. Furthermore, success in the regular season may qualify the Knicks and Rangers for participation in post-season playoffs, which provides us with additional revenue by increasing the number of games played by the teams at The Garden, potentially helping improve attendance in subsequent seasons and increasing the popularity of our suites and sponsorships.

Our Entertainment Business Strategy Includes the Development of New Productions, Which Could Require Us to Make Considerable Investments for Which There Can Be No Guarantee of Success.

As part of our Entertainment business strategy, we intend to develop new productions for our existing venues, which may include expansions or enhancements of our existing productions or the creation of entirely new productions. Expansion or enhancement of productions and/or the development of new productions could require significant upfront expense that may never result in a viable show, as well as investment in sets, staging, creative processes, commissioning and/or licensing of intellectual property, casting and advertising, and may lead to dislocation of other alternative sources of entertainment that may have played in our venues absent these productions. To the extent that any efforts at expanding or enhancing productions or creating new productions do not result in a viable show, or to the extent that any such productions do not achieve expected levels of popularity among audiences, we may not recover the substantial expenses we previously incurred for non-capitalized investments, or may need to write-off all or a portion of capitalized investments. In addition, any delay in launching such productions or enhancements could result in the incurrence of operating costs which may not be recouped. For example, we wrote off approximately $75.4 million of deferred production costs across Fiscal Years 2016 and 2017 related to the New York Spectacular Starring the Radio City Rockettes.

Our Business is Highly Sensitive to Customer Tastes and Depends on Our Ability to Attract Artists and Events.

The success of our business depends in part upon our ability to offer live entertainment that is popular with customers. We contract with promoters and others to provide performers and events at our venues. There may be a limited number of popular artists, groups or events that can attract audiences to our venues, and our business would suffer to the extent that we are unable to continue to attract such artists, groups and events to perform at our venues.

We Depend on Licenses from Third Parties for the Performance of Musical Works at Our Venues, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Negative Effect on Our Business and Results of Operations.

We are required to obtain public performance licenses from music performing rights organizations, commonly known as “PROs,” in connection with the performance of musical works at concerts and certain other live events held at our venues. In exchange for public performance licenses, PROs are paid a per-event royalty, traditionally calculated either as a percentage of ticket revenue or a per-ticket amount. The PRO royalty obligation of any individual event is generally paid by, or charged to, the promoter of the event.

If we are unable to obtain these licenses, or are unable to obtain them on favorable terms consistent with past practice, it may have a negative effect on our business and results of operations. An increase in the royalty rate and/or the revenue base on which the royalty rate is applied could substantially increase the cost of presenting concerts and certain other live events at our venues. If we are no longer able to pass all or a portion of these royalties on to promoters (or other venue licensees), it may have a negative effect on our business and results of operations.

Our Properties Are Subject to, and Benefit from, Certain Easements, the Availability of Which May Not Continue on Terms Favorable to Us or at All.

Our properties are subject to, and benefit from, certain easements. For example, the “breezeway” into the Madison Square Garden Complex from Seventh Avenue in New York City is a significant easement that we

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share with other property owners. Our ability to continue to utilize these and other easements, including for advertising and promotional purposes, requires us to comply with a number of conditions. Certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions. It is possible that we will be unable to continue to access or maintain any easements on terms favorable to us, or at all, which could have a material negative effect on our business and results of operations.

A Change to or Withdrawal of a New York City Real Estate Tax Exemption for the Madison Square Garden Complex May Have a Material Negative Effect on Our Business and Results of Operations.

Many arenas, ballparks and stadiums nationally and in New York City have received significant public support, such as tax exempt financing, other tax benefits, direct subsidies and other contributions, including for public infrastructure critical to the facilities such as parking lots and transit improvements. Our Madison Square Garden Complex benefits from a more limited real estate tax exemption pursuant to an agreement with the City of New York, subject to certain conditions, and legislation enacted by the State of New York in 1982. For Fiscal Year 2022, the tax exemption was $41.9 million. From time to time there have been calls to repeal or amend the tax exemption. Repeal or amendment would require legislative action by New York State.

We are party to Arena License Agreements with subsidiaries of MSG Sports that require two of MSG Sports’ professional sports teams — the Knicks and Rangers — to play all of their home games at The Garden. Under the Arena License Agreements, which each have a term of 35 years (unless extended), the Knicks and the Rangers pay an annual license fee in connection with their respective use of The Garden. In addition, the Arena License Agreements provide us with additional revenue opportunities. Under the Arena License Agreements, the teams are responsible for 100% of any real property or similar taxes applicable to The Garden.

If the tax exemption is repealed or the teams are otherwise subject to the property tax due to no fault of the teams, the revenue that we generate from team events will be reduced on a percentage basis as set forth in the Arena License Agreements. The value of any such revenue reduction could be significant but is expected to be substantially less than the property tax paid by the teams. There can be no assurance that the tax exemption will not be amended in a manner that imposes property tax or repealed in its entirety, either of which could have a material negative effect on our business and results of operations.

Risks Related to Our MSG Networks Business

The Success of Our MSG Networks Business Depends on Affiliation Fees We Receive Under Our Affiliation Agreements, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Material Negative Effect on Our Business and Results of Operations.

MSG Networks’ success is dependent upon affiliation relationships with a limited number of Distributors. Existing affiliation agreements of our programming networks expire during each of the next several years and we cannot provide assurances that we will be able to renew these affiliation agreements or obtain terms as attractive as our existing agreements in the event of a renewal. For example, we have not been able to successfully renew our affiliation agreement with Comcast since its expiration in September 2021.

Affiliation fees constitute a significant majority of our MSG Networks revenues. Changes in affiliation fee revenues generally result from a combination of changes in rates and/or changes in subscriber counts. Reductions in the license fees that we receive per subscriber or in the number of subscribers for which we are paid, including as a result of a loss of or reduction in carriage of our programming networks or a loss of subscribers by one or more of our Distributors, would adversely affect our affiliation fee revenue. For example, our affiliation fee revenue declined $18.3 million in the fourth quarter of Fiscal Year 2022 compared to the fourth quarter of Fiscal Year 2021. Subject to the terms of our affiliation agreements, Distributors may introduce, market and/or modify tiers of programming networks that could impact the number of subscribers that receive our programming

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networks, including tiers of programming that may exclude our networks. Any loss or reduction in carriage would also decrease the potential audience for our programming, which may adversely affect our advertising revenues. See “— If the Number of Subscribers That Receive Our Programming Networks Continues to Decline, There May Be a Material Negative Effect on the Company’s Affiliation Revenues.”

Our affiliation agreements generally require us to meet certain content criteria, such as minimum thresholds for professional event telecasts throughout the calendar year on our networks. If we do not meet these criteria, remedies may be available to our Distributors, such as fee reductions, rebates or refunds and/or termination of these agreements in some cases. For example, we recorded $10.7 million in Fiscal Year 2022 for affiliate rebates.

In addition, under certain circumstances, an existing affiliation agreement may expire and we and the Distributor may not have finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In certain of these circumstances, Distributors may continue to carry the service(s) until the execution of definitive renewal or replacement agreements (or until we or the Distributor determine that carriage should cease).

Occasionally we may have disputes with Distributors over the terms of our affiliation agreements. If not resolved through business discussions, such disputes could result in litigation and/or actual or threatened termination of an existing agreement. The loss of any of our significant Distributors, the failure to renew on terms as attractive as our existing agreements (or to do so in a timely manner) or disputes with our counterparties relating to the interpretation of their agreements with us, could materially negatively affect our business and results of operations.

Given That We Depend on a Limited Number of Distributors for a Significant Portion of Our MSG Networks Revenues, Further Industry Consolidation Could Adversely Affect Our Business and Results of Operations.

The pay television industry is highly concentrated, with a relatively small number of Distributors serving a significant percentage of pay television subscribers that receive our programming networks, thereby affording the largest Distributors significant leverage in their relationship with programming networks, including ours. Substantially all of our affiliation fee revenue comes from our top four Distributors. Further consolidation in the industry could reduce the number of Distributors available to distribute our programming networks and increase the negotiating leverage of certain Distributors, which could adversely affect our revenue. In some cases, if a Distributor is acquired, the affiliation agreement of the acquiring Distributor will govern following the acquisition. In those circumstances, the acquisition of a Distributor that is a party to one or more affiliation agreements with us on terms that are more favorable to us than that of the acquirer could have a material negative impact on our business and results of operations.

We May Not Be Able to Adapt to New Content Distribution Platforms and to Changes in Consumer Behavior Resulting From Emerging Technologies, Which May Have a Material Negative Effect on Our Business and Results of Operations.

We must successfully adapt to technological advances in our industry and the manner in which consumers watch sporting events, including the emergence of alternative distribution platforms. Our ability to exploit new distribution platforms and viewing technologies may affect our ability to maintain and/or grow our business. Emerging forms of content distribution provide different economic models and compete with current distribution methods in ways that are not entirely predictable. Such competition has reduced and could continue to reduce demand for our programming networks or for the offerings of our Distributors and, in turn, reduce our revenue from these sources. Content providers (such as certain broadcast and cable networks) and new content developers, Distributors and syndicators are distributing programming directly to consumers on an OTT basis. In addition to existing direct-to-consumer streaming services such as Amazon Prime, Hulu, Netflix, Apple TV+, Disney+, ESPN+, HBO Max and Peacock, additional services have launched and more will likely launch in the near term, which may include sports-focused services that may compete with our networks for viewers and

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advertising revenue. Such direct-to-consumer OTT distribution of content has contributed to consumers eliminating or downgrading their pay television subscription, which results in certain consumers not receiving our programming networks. If we are unable to offset this loss of subscribers through incremental distribution of our networks or through rate increases, our business and results of operations will be adversely affected. Gaming, television and other console and device manufacturers, Distributors and others, such as Microsoft, Apple and Roku, are offering and/or developing technology to offer video programming, including in some cases, various OTT platforms. Such changes have and may continue to impact the revenues we are able to generate from our traditional distribution methods, by decreasing the viewership of our programming networks and/or by making advertising on our programming networks less valuable to advertisers.

In order to respond to these developments, we may need to implement changes to our business models and strategies and there can be no assurance that any such changes will prove to be successful or that the business models and strategies we develop will be as profitable as our current business models and strategies. For example, we intend to launch a direct-to-consumer offering in the future and there can be no assurance that we will successfully develop and execute our strategy for such offering, and our success may depend on a number of factors, including our ability to: (i) acquire direct-to-consumer rights from the professional sports teams and/or leagues we currently broadcast on our networks; (ii) appropriately price our offering; (iii) offer competitive content and programming; and (iv) ensure our direct-to-consumer technology operates efficiently. If we fail to adapt to emerging technologies, our appeal to Distributors and our targeted audiences might decline and there could be a material negative effect on our business and results of operations.

If the Number of Subscribers That Receive Our Programming Networks Continues to Decline, There May Be a Material Negative Effect on the Company’s Affiliation Revenues.

During the last several years, the number of subscribers to traditional multichannel video programming distributor (“MVPD”) services in the U.S. has been declining. In addition, Distributors have introduced, marketed and/or modified tiers or bundles of programming that have impacted the number of subscribers that receive our programming networks, including tiers or bundles of programming that exclude our programming networks. As a result of these factors, the Company has experienced a decrease in subscribers in each of the last several fiscal years, which has adversely affected our operating results.

If service offerings that include our programming networks are not attractive to subscribers due to pricing, increased competition from OTT services, increased dissatisfaction with the quality of Distributor services, poor economic conditions or other factors, these subscribers may (i) cancel their service subscriptions or choose not to subscribe to Distributor services, (ii) elect to instead subscribe to OTT services, which in some cases may be offered at a lower price-point and may not include our programming networks or (iii) elect to subscribe to smaller bundles of programming which may not include our programming networks. If the number of subscribers that receive our programming networks continues to decline, this may have a material negative effect on the Company’s revenues. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

We Derive Substantial Revenues From the Sale of Advertising Time and Those Revenues Are Subject to a Number of Factors, Many of Which Are Beyond Our Control.

Advertising revenues depend on a number of factors, many of which are beyond our control, such as: (i) team performance; (ii) whether live sports games are being played; (iii) the popularity of our programming; (iv) the activities of our competitors, including increased competition from other forms of advertising-based media (such as Internet, mobile media, other programming networks, radio and print media) and an increasing shift of advertising expenditures to digital and mobile offerings; (v) shifts in consumer viewing patterns, including consumers watching more ad-free content, non-traditional and shorter-form video content online, and the increased use of ad skipping functionality; (vi) increasing audience fragmentation caused by increased

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availability of alternative forms of leisure and entertainment activities, such as social networking platforms and video games; (vii) consumer budgeting and buying patterns; (viii) the extent of the distribution of our networks; (ix) changes in the audience demographic for our programming; (x) the ability of third parties to successfully and accurately measure audiences due to changes in emerging technologies and otherwise; (xi) the health of the economy in the markets our businesses serve and in the nation as a whole; and (xii) general economic trends in the advertising industry. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities, which could cause our revenues and operating results to decline significantly in any given period. Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. In such case, a reduction in advertising expenditures by such a sector may adversely affect our revenues. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

The pricing and volume of advertising may be affected by shifts in spending away from more traditional media toward online and mobile offerings or towards new ways of purchasing advertising, such as through automated purchasing, dynamic advertising insertion, third parties selling local advertising spots and advertising exchanges, some or all of which may not be as advantageous to the Company as current advertising methods.

In addition, we cannot ensure that our programming will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors, many of which are beyond our control, such as team performance, whether live sports games are being played, viewer preferences, the level of distribution of our programming, competing programming and the availability of other entertainment options. A shift in viewer preferences could cause our advertising revenues to decline as a result of changes to the ratings for our programming and materially negatively affect our business and results of operations.

Our Media Rights Agreements With Professional Sports Teams Have Varying Durations and Terms and We May Be Unable to Renew Those Agreements on Acceptable Terms or Such Rights May Be Lost for Other Reasons, and the Actions of the NBA and NHL May Have a Material Negative Effect on Our MSG Networks Business and Results of Operations.

Our business is dependent upon media rights agreements with professional sports teams. Upon expiration, we may seek renewal of these agreements and, if we do, we may be outbid by competing programming networks or others for these agreements or the renewal costs could substantially exceed our costs under the current agreements. Even if we are able to renew such agreements, the Company’s results could be adversely affected if escalations in sports programming rights costs are unmatched by increases in affiliation and advertising revenues. In addition, one or more of these teams may seek to establish their own programming offering or join one of our competitor’s offerings and, in certain circumstances, we may not have an opportunity to bid for the media rights.

Moreover, the governing bodies of the NBA and the NHL have imposed, and may impose in the future, various rules, regulations, guidelines, bulletins, directives, policies and agreements (collectively, “League Rules”) that we may not be able to control, which could affect the value of these agreements, including a decision to alter the number of games played during a season. In addition, due to the COVID-19 pandemic and related government actions, decisions made by the NBA and NHL have affected, and in the future may continue to affect, our ability to produce and distribute live sports games on our networks. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.” Additionally, each league imposes rules that define the territories in which we may distribute games of the teams in the applicable league. Changes to these rules or other League Rules, or the adoption of new League Rules, could have a material negative effect on our business and results of operations.

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The value of these media rights can also be affected, or we could lose such rights entirely, if a team is liquidated, undergoes reorganization in bankruptcy or relocates to an area where it is not possible or commercially feasible for us to continue to distribute games. Any loss or diminution in the value of rights could impact the extent of the sports coverage offered by us and could materially negatively affect our business and results of operations. In addition, our affiliation agreements generally include certain remedies in the event our networks fail to include a minimum number of professional event telecasts, and, accordingly, any loss of rights could materially negatively affect our business and results of operations. See “— The Success of Our MSG Networks Business Depends on Affiliation Fees We Receive Under Our Affiliation Agreements, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Material Negative Effect on Our Business and Results of Operations.”

Our MSG Networks Business is Substantially Dependent on the Popularity of the NBA and NHL Teams Whose Media Rights We Control.

Our MSG Networks business has historically been, and we expect will continue to be, dependent on the popularity of the NBA and NHL teams whose local media rights we control and, in varying degrees, those teams achieving on-court and on-ice success, which can generate fan enthusiasm, resulting in increased viewership and advertising revenues. Furthermore, success in the regular season may qualify a team for participation in the post-season, which generates increased excitement and interest in the teams, which can improve viewership and advertising revenues. Some of our teams have not participated in the post-season for extended periods of time, and may not participate in the post-season in the future. For example, the Knicks qualified for the post-season during the 2020-21 NBA season for the first time since the 2012-13 NBA season and the Sabres have not qualified for the post-season since the 2010-11 NHL season. In addition, if a team declines in popularity or fails to generate fan enthusiasm, this may negatively impact the terms on which our affiliate agreements are renewed. There can be no assurance that any sports team will generate fan enthusiasm or compete in post-season play and the failure to do so could result in a material negative effect on our business and results of operations.

Our MSG Networks Business Depends on the Appeal of Its Programming, Which May Be Unpredictable, and Increased Programming Costs May Have a Material Negative Effect on Our Business and Results of Operations.

Our MSG Networks business depends, in part, upon viewer preferences and audience acceptance of the programming on our networks. These factors are often unpredictable and subject to influences that are beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment options. We may not be able to successfully predict interest in proposed new programming and viewer preferences could cause new programming not to be successful or cause our existing programming to decline in popularity. If our programming does not gain or maintain the level of audience acceptance we, our advertisers or Distributors expect, it could negatively affect advertising or affiliation fee revenues.

In addition, we rely on third parties for sports and other programming for our networks. We compete with other providers of programming to acquire the rights to distribute such programming. If we fail to continue to obtain sports and other programming for our networks on reasonable terms for any reason, including as a result of competition, we could be forced to incur additional costs to acquire such programming or look for or develop alternative programming. An increase in our costs associated with programming, including original programming, may materially negatively affect our business and results of operations.

The FCC’s Changes to the Spectrum Used by Satellites to Deliver Programming Networks to Distributors, As Well As The Unavailability of Satellites, Facilities, Systems and/or Software Upon Which We Rely, May Have a Material Negative Effect on Our Business and Results of Operations.

Our MSG Networks business uses third-party satellites and other systems to transmit our programming services to Distributors. We use distribution facilities that include uplinks, communications, satellites, and

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downlinks. Notwithstanding certain back-up and redundant systems and facilities maintained by our third-party providers, transmissions or quality of transmissions may be disrupted, including as a result of events that impair uplinks, downlinks or transmission facilities or the impairment of satellite or terrestrial facilities. In addition, the Federal Communications Commission (the “FCC”) has reallocated some of the spectrum on which these satellites operate for other uses, and satellite operators have begun to transition to use the resulting smaller amount of spectrum. This change in spectrum could cause our third-party providers to change the way they transmit our programming, including by using different satellites and potentially compressing the video, which could affect quality. It has also required many of our Distributors to acquire new equipment, or modify their current equipment, to receive our programming networks. If they fail to do so, or if there are any other disruptions in the transition process including by satellite operators transitioning to new transmission systems, our Distributors and their subscribers may no longer receive our programming. Part of the spectrum on which video programming networks were previously delivered has been and will be auctioned to wireless providers for 5G and other services that could cause interference with the delivery of our programming.

Currently, there are a limited number of communications satellites, which are operated by third parties, available for the transmission of programming, and their continued availability may depend upon a variety of factors including business conditions, technology issues, further changes in law or regulation that may limit the spectrum that these satellites and facilities depend upon to operate and our ability to access such satellites on reasonable terms. In addition, we are party to an agreement with AMC Networks, pursuant to which AMC Networks provides us with certain origination, master control and technical services which are necessary to distribute our programming networks. If a disruption occurs, we may not be able to secure alternate distribution facilities in a timely manner. In addition, such distribution facilities and/or internal or third-party services, systems or software could be adversely impacted by cybersecurity threats including unauthorized breaches. See “— Risks Related to Cybersecurity and Intellectual Property — We Face Continually Evolving Cybersecurity and Similar Risks, Which Could Result in Loss, Disclosure, Theft, Destruction or Misappropriation of, or Access to, Our Confidential Information and Cause Disruption of Our Business, Damage to Our Brands and Reputation, Legal Exposure and Financial Losses.” The failure or unavailability of distribution facilities or these internal and third-party services, systems or software, depending upon its severity and duration, could have a material negative effect on our business and results of operations.

Economic and Operational Risks

Our Business Has Been Adversely Impacted and May, in the Future, Be Materially Adversely Impacted by an Economic Downturn, Recession, Financial Instability, Inflation or Changes in Consumer Tastes and Preferences.

Our business depends upon the ability and willingness of consumers and businesses to purchase tickets at our venues, license suites and club memberships at The Garden, spend on food and beverages and merchandise, subscribe to packages of programming that includes our networks, and drive continued advertising, sponsorship and affiliate fee revenues, and these revenues are sensitive to general economic conditions, recession, fears of recession and consumer behavior. For example, following the 2008 financial crisis, we experienced a lower level of event bookings, reduced renewals of certain of our suite licenses and a decrease in advertising which adversely affected the Company’s results of operations. Further, the industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing businesses.

Consumer and corporate spending may decline at any time for reasons beyond our control, and the risks associated with our businesses may become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising and decreases in attendance at live events, among other things. In addition, inflation, which has significantly risen, has and may continue to increase operational costs, including labor costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result,

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

instability and weakness of the U.S. and global economies, including due to the effects caused by disruptions to financial markets, inflation, recession, high unemployment, geopolitical events and other effects caused by the COVID-19 pandemic and the negative effects on consumers’ and businesses’ discretionary spending, have and may continue to materially negatively affect our business and results of operations. A prolonged period of reduced consumer or corporate spending, including with respect to advertising, such as those during the COVID-19 pandemic, could have an adverse effect on our business and our results of operations. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

We Do Not Own All of Our Venues and Our Failure to Renew Our Leases on Economically Attractive Terms May Have a Material Negative Effect on Our Business and Results of Operations.

We lease the Beacon Theatre and Radio City Music Hall under long-term leases that expire in 2036 and 2038, respectively. MSG Entertainment Group, LLC (“MSG Entertainment Group”), the entity that guarantees the lease for Radio City Music Hall, is required to maintain a certain net worth that if not maintained would require the entity to post a letter of credit or provide cash collateral.

The Geographic Concentration of Our Businesses Could Subject Us to Greater Risk Than Our Competitors and Have a Material Negative Effect on Our Business and Results of Operations.

The Company primarily operates in New York City and, as a result, is subject to greater degrees of risk than competitors with more operating properties or that operate in more markets. The Garden, Hulu Theater, Radio City Music Hall and the Beacon Theatre are all located in New York City and MSG Networks’ networks are widely distributed throughout all of New York State and certain nearby areas. Therefore, the Company is particularly vulnerable to adverse events (including acts of terrorism, natural disasters, epidemics, pandemics, weather conditions, labor market disruptions and government actions) and economic conditions in New York City and surrounding areas. For example, our operations and operating results have been materially impacted by the COVID-19 pandemic. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

Our Business Could Be Adversely Affected by Terrorist Activity or the Threat of Terrorist Activity, Weather and Other Conditions That Discourage Congregation at Prominent Places of Public Assembly.

The success of our businesses is dependent upon the willingness and ability of patrons to attend events at our venues. The venues we operate, like all prominent places of public assembly, could be the target of terrorist activities, including acts of domestic terrorism, or other actions that discourage attendance. Any such activity or threatened activity at or near one of our venues or other similar venues, including those located elsewhere, could result in reduced attendance at our venues and a material negative effect on our business and results of operations. Similarly, a major epidemic or pandemic, such as the COVID-19 pandemic, or the threat or perceived threat of such an event, could adversely affect attendance at our events and venues by discouraging public assembly at our events and venues. Moreover, the costs of protecting against such incidents, including the costs of implementing additional protective measures for the health and safety of our guests, could reduce the profitability of our operations. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

Weather or other conditions, including natural disasters, in locations where we own or operate venues may affect patron attendance as well as sales of food and beverages and merchandise, among other things. Weather conditions may also require us to cancel or postpone events. Weather or other conditions may prevent us or our Distributors from providing our programming to customers or reduce advertising expenditures. Any of these

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

events may have a material negative effect on our business and results of operations, and any such events may harm our ability to obtain or renew insurance coverage on favorable terms or at all.

We May Pursue Acquisitions and Other Strategic Transactions and/or Investments to Complement or Expand Our Business That May Not Be Successful.

From time to time, we may continue to explore opportunities to purchase or invest in other businesses, venues or assets that we believe will complement, enhance or expand our current business or that might otherwise offer us growth opportunities, including opportunities that may differ from the Company’s current businesses. Any transactions that we are able to identify and complete may involve risks, including the commitment of significant capital, the incurrence of indebtedness, the payment of advances, the diversion of management’s attention and resources from our existing business to develop and integrate the acquired or combined business, the inability to successfully integrate such business or assets into our operations, litigation or other claims in connection with acquisitions or against companies we invest in or acquire, our lack of control over certain companies, including joint ventures and other minority investments, the risk of not achieving the intended results and the exposure to losses if the underlying transactions or ventures are not successful. At times, we have had significant investments in businesses that we account for under the equity method of accounting, and we may again in the future. Certain of these investments have generated operating losses in the past and certain have required additional investments from us in the form of equity or loans. There can be no assurance that these investments will become profitable individually or in the aggregate or that they will not require material additional funding from us in the future.

We may not control the day-to-day operations of these investments. We have in the past written down and, to the extent that these investments are not successful in the future, we may write down all or a portion of such investments. Additionally, these businesses may be subject to laws, rules and other circumstances, and have risks in their operations, which may be similar to, or different from, those to which we are subject. Any of the foregoing risks could result in a material negative effect on our business and results of operations or adversely impact the value of our investments.

We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.

Our business is subject to the general powers of federal, state and local governments, as well as foreign governmental authorities. We are also subject to the rules, regulations and decisions of the NBA and NHL. Some FCC regulations apply to us directly and other FCC regulations, although imposed on Distributors, affect programming networks indirectly.

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Public Health and Safety. As a result of government mandated assembly limitations and closures implemented in response to the COVID-19 pandemic, our venues were unable to host events for the substantial majority of Fiscal Year 2021 and MSG Networks aired substantially fewer games. There can be no assurance that some or all of these restrictions will not be imposed again in the future due to increased infection rates of COVID-19 or another pandemic. We are unable to predict what the long-term effects of these events, including renewed government regulations or requirements, will be. For example, future governmental regulations adopted in response to the COVID-19 pandemic may impact the revenue we derive and/or the expenses we incur from the events that we choose to host, such that events that were historically profitable would instead result in losses. See “— General Risk Factors — Our Operations and Operating Results Have Been, and May in the Future be, Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues.”

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Hospitality-related Permits/Licenses. We hold liquor licenses at each of our venues and are subject to licensing requirements with respect to the sale of alcoholic beverages in the jurisdictions in which we serve those beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits could interrupt or terminate our ability to serve alcoholic beverages at the applicable venue and could have a material

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

negative effect on our business and our results of operations. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance, or both. In the jurisdictions in which our venues are located, we are subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor patron is a violation of the law and may provide for strict liability for certain damages arising out of such violations. Our liability insurance coverage may not be adequate or available to cover any potential liability.

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Environmental Laws. We and our venues are subject to environmental laws and regulations relating to the use, disposal, storage, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the operations of our venues. Compliance with these regulations and the associated costs may be heightened as a result of the purchase, construction or renovation of a venue. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, as well as for any personal injury or property damage related to any contamination.

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Zoning and Building Regulations. Our venues are subject to zoning and building regulations including permits relating to the operation of The Garden. The Garden requires a special zoning permit, which was originally granted by the New York City Planning Commission in 1963 and renewed in July 2013 for 10 years. Certain government officials and special interest groups sought to use the renewal process to pressure us to improve Penn Station or to relocate The Garden. There can be no assurance regarding the future renewal of the permit or the terms thereof, and the failure to obtain such renewal or to do so on favorable terms could have a negative effect on our business.

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Broadcasting. Legislative enactments, court actions, and federal regulatory proceedings could materially affect our programming business by modifying the rates, terms, and conditions under which we offer our content or programming networks to Distributors and the public, or otherwise materially affect the range of our activities or strategic business alternatives. We cannot predict the likelihood, results or impact on our business of any such legislative, judicial, or regulatory actions. Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of Distributors, our business could be affected. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, amend, or repeal, laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect our business. The regulation of Distributors is subject to the political process and has been in constant flux over the past two decades. Further material changes in the law and regulatory requirements may be proposed or adopted in the future. Our business and our results of operations may be materially negatively affected by future legislation, new regulation or deregulation.

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Data Privacy. We are subject to various data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which, among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium, are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States. As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, California has passed a comprehensive data privacy law, the California Consumer Privacy Act of 2018 (the “CCPA”), and other states, including Virginia and Colorado, have also passed similar laws. Additionally, the California Privacy Rights Act (the “CPRA”) will impose additional data protection obligations on covered businesses, including additional consumer rights procedures and obligations, limitations on data uses, new audit requirements for higher-risk data, and constraints on certain uses of sensitive data. The majority of the CPRA provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Further, there are several legislative proposals in the United

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

Our business is, and may in the future be, subject to a variety of other laws and regulations, including licensing, permitting, and historic designation and similar requirements; working conditions, labor, immigration and employment laws; health, safety and sanitation requirements; and compliance with the Americans with Disabilities Act (and related state and local statutes).

Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our businesses and our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability or government actions that could have a material negative effect on our business and results of operations.

Our Business Is Subject to Seasonal Fluctuations, and Our Operating Results and Cash Flow Could Vary Substantially from Period to Period.

Our revenues and expenses have been seasonal and we expect they will continue to be seasonal. For example, [17]% of our revenues in Fiscal Year 2020 were derived from the Christmas Spectacular (the last production presented prior to the impact of the COVID-19 pandemic). Our revenues are highest in the second quarter of our fiscal year when these performances primarily occur. As a result, our business earns a disproportionate amount of its revenue and operating income in the second quarter of each fiscal year. Therefore, our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future. Consequently, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect our business, results of operations and financial condition.

Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.

As a result of ongoing labor market disruptions due to the COVID-19 pandemic and otherwise, we have faced difficulty in maintaining staffing at our venues and retaining talent in our corporate departments. As a result, we have had to scale back hours and days of operations in certain markets and venues. If we are unable to attract and retain qualified people or to do so on reasonable terms, our venues could be short staffed or become more expensive to operate and affect our ability to meet our customers’ demand, any of which could materially adversely affect our business and results of operations.

Our business is dependent upon the efforts of unionized workers. As of June 30, 2022, approximately [●]% of our employees are represented by unions. Approximately [●]% of such union employees are subject to collective bargaining agreements (“CBAs”) that were expired as of June 30, 2022 and approximately [●]% are subject to CBAs that will expire by June 30, 2023 if they are not extended prior thereto. Any labor disputes, such as strikes or lockouts, with the unions with which we have CBAs could have a material negative effect on our business and results of operations (including our ability to produce or present concerts, programming, theatrical productions, sporting events and other events).

Additionally, NBA and NHL players are covered by CBAs. Both leagues have experienced labor difficulties in the past and may have labor issues in the future, such as player strikes or management lockouts. If any Knicks or Rangers games are cancelled because of any such labor difficulties, the loss of revenue, including from customers who would have attended home games at The Garden and from impacts to MSG Networks’ ability to produce or present programming would have a negative impact on our business and results of operations.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

The Unavailability of Systems Upon Which We Rely May Have a Material Negative Effect on Our Business and Results of Operations.

We rely upon various internal and third-party software or systems in the operation of our business, including, with respect to ticket sales, credit card processing, email marketing, point of sale transactions, database, inventory, human resource management and financial systems. From time to time, certain of these arrangements may not be covered by long-term agreements. The failure or unavailability of these internal or third-party services or systems, depending upon its severity and duration, could have a material negative effect on our business and results of operations.

There Is a Risk of Injuries and Accidents in Connection with Our Venues, Which Could Subject Us to Personal Injury or Other Claims; We Are Subject to the Risk of Adverse Outcomes in Other Types of Litigation.

There are inherent risks associated with producing and hosting events and operating, maintaining, renovating or constructing our venues and in operating our restaurant and nightlife venues. As a result, personal injuries, accidents and other incidents have occurred and may occur from time to time, which could subject us to claims and liabilities.

These risks may not be covered by insurance or could involve exposures that exceed the limits of any applicable insurance policy. Incidents in connection with events at any of our venues could also reduce attendance at our events and may have a negative impact on our revenue and results of operations. We seek to obtain contractual indemnities for events at our venues that we do not promote, and under the Arena License Agreements, MSG Sports and the Company have reciprocal indemnity obligations to each other in connection with the home games of the Knicks and Rangers held at The Garden. While we also maintain insurance policies that provide coverage for incidents in the ordinary course of business, there can be no assurance that such indemnities or insurance will be adequate at all times and in all circumstances.

From time to time, the Company and its subsidiaries are involved in various legal proceedings, including proceedings or lawsuits brought by governmental agencies, stockholders, customers, employees, private parties and other stakeholders, such as the litigations related to the Company’s acquisition of MSG Networks, Inc., a Delaware corporation, pursuant to which MSG Networks Inc. became a wholly-owned subsidiary of the Company (the “Networks Merger”). The outcome of litigation is inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming, disruptive to our operations, harmful to our reputation and distracting to management. As a result, we may incur liability from litigation (including in connection with settling such litigation) which could be material and for which we may not have available or adequate insurance coverage, or be subject to other forms of non-monetary relief which may adversely affect the Company. By its nature, the outcome of litigation is difficult to assess and quantify, and its continuing defense is costly. The liabilities and any defense costs we incur in connection with any such litigation could have an adverse effect on our business and results of operations.

Risks Related to Indebtedness and Financial Condition

We Have Substantial Indebtedness and Are Highly Leveraged, Which Could Adversely Affect Our Business.

The Company will be highly leveraged with a significant amount of debt and may continue to incur additional debt in the future. On June 30, 2022, MSG National Properties, LLC (“MSG National Properties”) and certain other subsidiaries entered into a five-year $650 million senior secured term loan facility and a five-year $100 million revolving credit facility, which are guaranteed by MSG Entertainment Group, to fund working capital needs, for general corporate purposes of MSG National Properties and its subsidiaries, and to make distributions to MSG Entertainment Group, (the “National Properties Facilities”). On October 11, 2019, certain subsidiaries of MSG Networks Inc., including MSGN Holdings L.P. (“MSGN L.P.”), entered into an amended and restated credit agreement consisting of a five-year $1.1 billion term loan facility and a five-year $250 million revolving credit facility, (as amended and restated, the “MSGN Credit Facilities”) to repay outstanding

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

indebtedness under MSGN L.P.’s prior credit facility, fund working capital needs and for other general corporate purposes.

As a result of this indebtedness, we will be required to make interest and principal payments on our borrowings that are significant in relation to our revenues and cash flows. These payments reduce our earnings and cash available for other potential business purposes. Furthermore, our interest expense could increase if interest rates increase (including in connection with rising inflation) because our indebtedness bears interest at floating rates or to the extent we have to refinance existing debt with higher cost debt.

In addition, the ability of MSG National Properties and MSGN L.P. to draw on their respective revolving credit facilities will depend on their ability to meet certain financial covenants and other conditions. This leverage also exposes us to significant risk by limiting our flexibility in planning for, or reacting to, changes in our business (whether through competitive pressure or otherwise), the entertainment, hospitality, cable and telecommunications industries and the economy at large. Although our cash flows could decrease in these scenarios, our required payments in respect of indebtedness would not decrease.

In addition, our ability to make payments on, or repay or refinance, such debt, and to fund our operating and capital expenditures, depends largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic conditions, recession, fears of recession, and financial, competitive, regulatory and other factors that are beyond our control. The failure to satisfy the covenants, including any inability to attain a covenant waiver, and other requirements under each credit agreement could trigger a default thereunder, acceleration of outstanding debt thereunder and a demand for payment under the guarantee provided by MSG Entertainment Group, as applicable, which would negatively impact our liquidity and could have a negative effect on our businesses.

In addition, MSG Entertainment has made investments in, or otherwise extended loans to, one or more of its joint ventures or other parties and we may make additional investments in, or otherwise extend loans to, one or more of such parties in the future. To the extent that such parties do not perform as expected, including with respect to repayment of such loans, it could impair such assets or create losses related to such loans, and, as a result, have a negative effect on our business and results of operations.

Our Variable Rate Indebtedness Subjects Us to Interest Rate Risk, Which Could Cause Our Debt Service Obligations to Increase Significantly.

Borrowings under our facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase (including in connection with rising inflation), our debt service obligations on certain of our variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

The United Kingdom’s Financial Conduct Authority, which regulates the London Interbank Offered Rate (“LIBOR”), has announced that it will not compel banks to contribute to LIBOR after 2021. In November 2020, the ICE Benchmark Administration Limited announced a plan to extend the date as of which most U.S. LIBOR values would cease being computed from December 31, 2021 to June 30, 2023. On July 29, 2021 the Alternative Reference Rates Committee announced that it was formally recommending the forward-looking Secured Overnight Financing Rate (“SOFR”) term rate. Our National Properties Facilities have been amended to adjust to SOFR-based rates. Our MSGN Credit Facilities provide mechanisms to adjust our base interest rates in the event that LIBOR ceases to exist, is replaced by a SOFR rate, or in certain other related circumstances. The consequences of these developments with respect to LIBOR cannot be entirely predicted but may affect the level of interest payments on the portion of our indebtedness that bears interest at variable rates, which may adversely impact the amount of our interest payments under such debt.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

We Have Incurred Substantial Operating Losses, Adjusted Operating Losses and Negative Cash Flow and There is No Assurance We Will Have Operating Income, Positive Adjusted Operating Income or Positive Cash Flow in the Future.

We incurred operating losses of $[●] million and $[●] million for Fiscal Years 2022 and 2021, respectively, and operating income of $[●] million for Fiscal Year 2020. In addition, we have in prior periods incurred operating losses and negative cash flow and there is no assurance that we will have operating income, adjusted operating income, or positive cash flow in the future. Significant operating losses may limit our ability to raise necessary financing, or to do so on favorable terms, as such losses could be taken into account by potential investors, lenders and the organizations that issue investment ratings on indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Operating Results.”

MSG Entertainment’s Management Identified a Material Weakness During Fiscal Year 2022, Which Has Now Been Remediated. If We Identify Other Material Weaknesses or Adverse Findings in the Future, Our Ability to Report Our Financial Condition or Results of Operations Accurately or Timely May Be Adversely Affected, Which May Result in a Loss of Investor Confidence in Our Financial Reports, Significant Expenses to Remediate Any Internal Control Deficiencies, and Ultimately Have an Adverse Effect on the Market Price of Our Common Stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report on, and our independent registered public accounting firm is required to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we fail to achieve and maintain an effective internal control environment, we could suffer misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could result in significant expenses to remediate any internal control deficiencies and lead to a decline in our stock price.

Subsequent to the filing of the Fiscal Year 2021 Form 10-K, MSG Entertainment management evaluated an immaterial accounting error related to interest costs that should have been capitalized for the MSG Sphere in Las Vegas in Fiscal Years 2021, 2020 and 2019 and in the fiscal quarter ended September 30, 2021, as prescribed by Accounting Standards Codification (“ASC”) Topic 835-20 — Capitalization of Interest. As a result of the accounting error, MSG Entertainment re-evaluated the effectiveness of its internal control over financial reporting and identified a material weakness as of June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022. MSG Entertainment undertook certain remediation efforts by implementing additional controls which were operating effectively as of June 30, 2022, and as a result, MSG Entertainment’s management has concluded that the material weakness has been remediated and its internal control over financial reporting was effective as of June 30, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremediated material weaknesses in internal controls over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. In addition, we may not be able to identify and remediate other control deficiencies, including material weaknesses, in the future.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Risks Related to Cybersecurity and Intellectual Property

We Face Continually Evolving Cybersecurity and Similar Risks, Which Could Result in Loss, Disclosure, Theft, Destruction or Misappropriation of, or Access to, Our Confidential Information and Cause Disruption of Our Business, Damage to Our Brands and Reputation, Legal Exposure and Financial Losses.

Through our operations, we may collect and store, including by electronic means, certain personal, proprietary and other sensitive information, including payment card information, that is provided to us through purchases, registration on our websites, mobile applications, or otherwise in communication or interaction with us. These activities require the use of online services and centralized data storage, including through third-party service providers. Data maintained in electronic form is subject to the risk of security incidents, including breach, compromise, intrusion, tampering, theft, destruction, misappropriation or other malicious activity. Our ability to safeguard such personal and other sensitive information, including information regarding the Company and our customers, sponsors, partners, Distributors, advertisers and employees, independent contractors and vendors, is important to our business. We take these matters seriously and take significant steps to protect our stored information, including the implementation of systems and processes to thwart malicious activity. These protections are costly and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. See “— Economic and Operational Risks — We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.”

Despite our efforts, the risks of a security incident cannot be entirely eliminated and our information technology and other systems that maintain and transmit consumer, sponsor, partner, Distributor, advertiser, Company, employee and other confidential and proprietary information may be compromised due to employee error or other circumstances such as malware or ransomware, viruses, hacking and phishing attacks, denial-of-service attacks, business email compromises, or otherwise. Such compromise could affect the security of information on our network or that of a third-party service provider. Additionally, outside parties may attempt to fraudulently induce employees, vendors or users to disclose sensitive, proprietary or confidential information in order to gain access to data and systems. As a result, such sensitive, proprietary and/or confidential information may be lost, disclosed, accessed or taken without consent. For example, in November 2016, a payment card issue that affected cards used at merchandise and food and beverage locations at several of our New York venues and The Chicago Theatre was identified and addressed with the assistance of security firms. The issue was promptly fixed and enhanced security measures were implemented.

The Company also continues to review and enhance our security measures in light of the constantly evolving techniques used to gain unauthorized access to networks, data, software and systems. The Company may be required to incur significant expenses in order to address any actual or potential security incidents that arise and we may not have insurance coverage for any or all of such expenses. If we experience an actual or perceived security incident, our ability to conduct business may be interrupted or impaired, we may incur damage to our systems, we may lose profitable opportunities or the value of those opportunities may be diminished and we may lose revenue as a result of unlicensed use of our intellectual property. Unauthorized access to or security breaches of our systems could result in the loss of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, diversion of management’s attention, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations and significant costs for remediation that may include liability for stolen or lost assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach and other liabilities. In addition, in the event of a security incident, changes in legislation may increase the risk of potential litigation. For example, the CCPA, which provides a private right of action (in addition to statutory damages) for California residents whose sensitive personal information is breached as a result of a business’ violation of its duty to reasonably secure such information, took effect on January 1, 2020 and will be expanded by the CPRA once it takes effect in January 2023. Our insurance coverage may not be adequate to cover the costs of a data breach, indemnification obligations or other liabilities.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

In addition, in some instances, we may have obligations to notify relevant stakeholders of security breaches. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by an actual or perceived security breach.

We May Become Subject to Infringement or Other Claims Relating to Our Content or Technology.

From time to time, third parties may assert against us alleged intellectual property infringement claims (e.g., copyright, trademark and patent) or other claims relating to our productions, dining and nightlife venues and brands, programming, technologies, digital content or other content or material, some of which may be important to our business. In addition, our productions and/or programming could potentially subject us to claims of defamation, violation of rights of privacy or publicity or similar types of allegations. Any such claims, regardless of their merit or outcome, could cause us to incur significant costs that could harm our results of operations. We may not be indemnified against, or have insurance coverage for, claims or costs of these types. In addition, if we are unable to continue the use of certain intellectual property rights, our business and results of operations could be materially negatively impacted.

Theft of Our Intellectual Property May Have a Material Negative Effect on Our Business and Results of Operations.

The success of our business depends in part on our ability to maintain and monetize our intellectual property rights, including our brand logos, our programming, technologies, digital content and other content that is material to our business. Theft of our intellectual property, including content, could have a material negative effect on our business and results of operations because it may reduce the revenue that we are able to receive from the legitimate exploitation of such intellectual property, undermine lawful distribution channels and limit our ability to control the marketing of our content and inhibit our ability to recoup or profit from the costs incurred to create such content. Litigation may be necessary to enforce our intellectual property rights or protect our trade secrets. Any litigation of this nature, regardless of the outcome, could cause us to incur significant costs.

Risks Related to the Spin-off Transaction

Following the Distribution, We Will Be Materially Dependent on Affiliated Entities’ Performances Under Various Agreements.

Following the Distribution, we will enter into various agreements with MSG Entertainment and MSG Sports that will govern our ongoing commercial relationship subsequent to the Distribution, including sponsorship agency agreements in connection with the sale of sponsorships and advertising for the Knicks and Rangers, as well as MSG Sports’ other teams, and a trademark license agreement regarding the use of the “MSG” name. These agreements will each be subject to potential termination in the event MSG Entertainment or MSG Sports and the Company are no longer affiliates.

The Company will provide to MSG Entertainment certain business services that were performed by MSG Entertainment prior to the Distribution, such as information technology, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions. These services include the collection and storage of certain personal information regarding employees and/or customers as well as information regarding the Company, MSG Entertainment and our sponsors and partners. See also “We Face Continually Evolving Cybersecurity and Similar Risks, Which Could Result in Loss, Disclosure or Misappropriation of, or Access to, Our Confidential Information and Cause Disruption of Our Business, Damage to Our Brands and Reputation, Legal Exposure and Financial Losses.”

The Company and its affiliated entities will each rely on the other to perform its obligations under all of these agreements. If one of the affiliated entities were to breach, be unable to satisfy its material obligations

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

under these agreements, including a failure to satisfy its indemnification or other financial obligations, or these agreements otherwise terminate or expire and we do not enter into replacement agreements, we could suffer operational difficulties and/or significant losses.

Because There Has Not Been Any Public Market for Our Common Stock, the Market Price and Trading Volume of Our Common Stock May Be Volatile and You May Not Be Able to Resell Your Shares at or Above the Initial Market Price of Our Stock Following the Distribution.

Prior to the Distribution, there will have been no regular way trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this information statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

The Combined Post-Distribution Value of MSG Entertainment and Spinco Shares May Not Equal or Exceed the Pre-Distribution Value of MSG Entertainment Shares.

After the Distribution, MSG Entertainment Class A Common Stock will continue to be listed and traded on [●]. We cannot assure you that the combined trading prices of MSG Entertainment Class A Common Stock and Spinco Class A Common Stock after the Distribution, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the trading price of MSG Entertainment Class A Common Stock prior to the Distribution. Until the market has fully evaluated the business of MSG Entertainment without the business of Spinco, the price at which MSG Entertainment Class A Common Stock trades may fluctuate significantly. Similarly, until the market has fully evaluated the business of Spinco, the price at which shares of Spinco Class A Common Stock trade may fluctuate significantly.

A Significant Amount of Our Total Outstanding Shares May Be Sold Freely into the Market. This Could Cause the Market Price of Our Common Shares to Drop Significantly, Even if Our Business is Doing Well.

In order to maintain the tax-free nature of the Distribution, MSG Entertainment is required by applicable tax rules to dispose of all retained shares as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year, subject to market conditions. Sales of the approximately 33% of our common shares to be retained by MSG Entertainment in the public market, or the perception that these sales might occur, could depress the market price of our common shares and could impair our ability to raise capital through the sale of additional equity securities. Immediately following the Distribution, this significant amount of our common shares will be freely tradable, without restrictions or further registration under the Securities Act, subject to certain restrictions applicable to shares held by our affiliates as defined in Rule 144.

The Distribution Could Result in Significant Tax Liability.

MSG Entertainment expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG Entertainment of our Class A Common Stock and Class B Common Stock to the holders of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, respectively (i.e., the Distribution), should qualify as a tax-free distribution under the Code. Accordingly, for U.S. federal income tax purposes, the Distribution is not expected to result in the recognition of gain to MSG Entertainment with respect to the distribution of our Class A Common Stock or our Class B Common Stock to the MSG Entertainment stockholders and, except to the extent a stockholder receives cash in lieu of fractional shares of our common stock, no income, gain or loss will be recognized by, and no amount will be included in the income of such holder upon the receipt of shares of our common stock pursuant to the Distribution. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Federal Income Tax Consequences of the Distribution.” Certain transactions related to the Distribution that are not addressed (or expected to be addressed) by the opinion could result in the recognition of income or gain by MSG Entertainment. The opinion will rely on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion. MSG Entertainment does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Distribution.

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, MSG Entertainment would recognize taxable gain in an amount equal to the excess of the fair market value of our common stock distributed in the Distribution over MSG Entertainment’s tax basis therein (i.e., as if it had sold such common stock in a taxable sale for its fair market value). In addition, the receipt by MSG Entertainment stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that receives our common stock in the Distribution would be treated as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of such holder’s pro rata share of MSG Entertainment’s earnings and profits, then as a non-taxable return of capital to the extent of the holder’s tax basis in its MSG Entertainment common stock, and thereafter as capital gain with respect to any remaining value. It is expected that the amount of any such taxes to MSG Entertainment stockholders and MSG Entertainment would be substantial. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

We May Have a Significant Indemnity Obligation to MSG Entertainment if the Distribution Is Treated as a Taxable Transaction.

We will enter into a Tax Disaffiliation Agreement with MSG Entertainment, which will set out each party’s rights and obligations with respect to federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the Tax Disaffiliation Agreement, we will be required to indemnify MSG Entertainment for losses and taxes of MSG Entertainment resulting from the breach of certain covenants [and for certain taxable gain recognized by MSG Entertainment], including as a result of certain acquisitions of our stock or assets. If we are required to indemnify MSG Entertainment under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

The Tax Rules Applicable to the Distribution May Restrict Us from Engaging in Certain Corporate Transactions or from Raising Equity Capital Beyond Certain Thresholds for a Period of Time After the Distribution.

To preserve the tax-free treatment of the Distribution to MSG Entertainment and its stockholders, under the Tax Disaffiliation Agreement with MSG Entertainment, for the [●]-year period following the Distribution, we will be subject to restrictions with respect to:

•	entering into any transaction pursuant to which [50% or more] of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and certain related transactions from being tax-free.

These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets. For more information, see the sections entitled “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” and “Certain Relationships and Related Party Transactions — Relationship Between MSG Entertainment and Us After the Distribution — Tax Disaffiliation Agreement.”

Certain Adverse U.S. Federal Income Tax Consequences Might Apply to Non-U.S. Holders That Hold Our Class A Common Stock and Class B Common Stock After the Distribution If We Are Treated as a USRPHC.

The Company has not made a determination as to whether we will be deemed to be a USRPHC, as defined in section 897(c)(2) of the Code. In general, we will be a USRPHC if 50% or more of the fair market value of our assets constitute “United States real property interests” within the meaning of the Code. However, the determination of whether we are a USRPHC turns on the relative fair market value of our United States real property interests and our other assets, and because the USRPHC rules are complex and the determination of whether we are a USRPHC depends on facts and circumstances that may be beyond our control, we can give no assurance as to our USRPHC status after the Distribution. If we are treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A Common Stock and Class B Common Stock after the Distribution. A beneficial owner of MSG Entertainment common stock that is a non-U.S. holder should consult its tax advisor as to the particular tax consequences that would be applicable to such holder if we are treated as a USRPHC after the Distribution. For more information, see the section entitled “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

We Do Not Have an Operating History as a Stand-Alone Public Company.

In the past, our operations have been a part of MSG Entertainment and MSG Entertainment provided us with various financial, operational and managerial resources for conducting our business. Following the Distribution, we will maintain our own credit and banking relationships and perform certain of our own financial and operational functions. We cannot assure you that we will be able to successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so.

Our Historical Financial Results and Our Unaudited Pro Forma Combined Financial Statements May Not Be Representative of Our Results as a Separate, Stand-Alone Company.

The historical financial information we have included in this information statement has been derived from the consolidated financial statements and accounting records of MSG Entertainment and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. Although MSG Entertainment did account for MSG Networks business and Entertainment business (with the addition of MSG Sphere) as separate business segments, we were not operated as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by MSG Entertainment, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and MSG Entertainment considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Combined Financial Information” reflects changes to our operations as a result of the separation. However, there can be no assurances that this unaudited pro forma combined financial information will appropriately reflect our financial position or results of operations as a separate, stand-alone company.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

We May Incur Material Costs and Expenses as a Result of Our Separation from MSG Entertainment.

We may incur costs and expenses greater than those we currently incur as a result of our separation from MSG Entertainment. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). In addition, we expect to either maintain similar or have increased corporate and administrative costs and expenses to those we incurred while part of MSG Entertainment, even though following the Distribution we will be a smaller, stand-alone company. We cannot assure you that these costs will not be material to our business.

If, Following the Distribution, We Are Unable to Satisfy the Requirements of Section 404 of the Sarbanes-Oxley Act, or Our Internal Control Over Financial Reporting is Not Effective, the Reliability of Our Financial Statements May Be Questioned and Our Stock Price May Suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on the Company’s internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

We Are Controlled by the Dolan Family. As a Result of Their Control, the Dolan Family Has the Ability to Prevent or Cause a Change in Control or Approve, Prevent or Influence Certain Actions by the Company.

We have two classes of common stock:

•	Class A Common Stock, par value $0.01 per share, which is entitled to one vote per share and is entitled collectively to elect 25% of our Board of Directors; and

•	Class B Common Stock, par value $0.01 per share, which is entitled to 10 votes per share and is entitled collectively to elect the remaining 75% of our Board of Directors.

As of the Distribution date, the Dolan Family Group will collectively own all of our Class B Common Stock, approximately [●]% of our outstanding Class A Common Stock and approximately [●]% of the total voting power of all our outstanding common stock. The members of the Dolan Family Group holding Class B Common Stock will execute a Stockholders Agreement prior to the Distribution that will have the effect of causing the voting power of the holders of our Class B Common Stock to be cast as a block with respect to all matters to be voted on by holders of Class B Common Stock. Under the Stockholders Agreement, the shares of Class B Common Stock owned by members of the Dolan Family Group (representing all of the outstanding Class B Common Stock) are to be voted on all matters in accordance with the determination of the Dolan Family Committee (as defined below), except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B Common Stock owned by certain Dolan family trusts that collectively own [●]% of the outstanding Class B Common Stock (“Excluded Trusts”). The “Dolan Family Committee” will consist of Charles F. Dolan and his six children, James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. The Dolan Family Committee generally acts by majority vote, except that approval of a going-private transaction must be approved by a two-thirds vote and approval of a change-in-control transaction must be approved by not less than all but one vote. The voting members of the

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Dolan Family Committee will be James L. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Deborah A. Dolan-Sweeney and Marianne Dolan Weber, with each member having one vote other than James L. Dolan, who has two votes. Because James L. Dolan has two votes, he will have the ability to block Dolan Family Committee approval of any Company change in control transaction. Shares of Class B Common Stock owned by Excluded Trusts will on all matters be voted on in accordance with the determination of the Excluded Trusts holding a majority of the Class B Common Stock held by all Excluded Trusts, except in the case of a vote on a going-private transaction or a change in control transaction, in which case a vote of trusts holding two-thirds of the Class B Common Stock owned by Excluded Trusts will be required.

The Dolan Family Group is able to prevent a change in control of our Company and no person interested in acquiring us will be able to do so without obtaining the consent of the Dolan Family Group. The Dolan Family Group, by virtue of its stock ownership, has the power to elect all of our directors subject to election by holders of Class B Common Stock, and is able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.

In addition, the affirmative vote or consent of the holders of at least [66 2/3%] of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B Common Stock, and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B Common Stock.

As a result, the Dolan Family Group has the power to prevent such issuance or amendment.

The members of the Dolan Family Group will enter into an agreement with the Company in which they agree that, during the 12-month period beginning on the Distribution date, the Dolan Family Group must obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan Family Group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of [●] corporate governance standards.

Following the Distribution, the Company and MSG Entertainment will still be controlled by the Dolan Family Group. The Dolan Family Group also controls MSG Sports and AMC Networks.

We Have Elected to Be a “Controlled Company” for [●] Purposes Which Allows Us Not to Comply with Certain of the Corporate Governance Rules of [●].

We have been informed that, prior to the Distribution, the members of the Dolan Family Group will enter into a Stockholders Agreement relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, following the Distribution, we will be a “controlled company” under the corporate governance rules of [●]. As a controlled company, we will have the right to elect not to comply with the corporate governance rules of [●] requiring: (i) a majority of independent directors on our Board of Directors; (ii) an independent corporate governance and nominating committee; and (iii) an independent compensation committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under [●] corporate governance rules and not to comply with the [●] requirement for a majority-independent board of directors and for an independent corporate governance and nominating committee because of our status as a controlled company. Nevertheless, we expect our Board of Directors to elect to comply with the [●] requirement for an independent compensation committee.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Future Stock Sales, Including as a Result of the Exercise of Registration Rights by Certain of Our Stockholders, Could Adversely Affect the Trading Price of Our Class A Common Stock.

All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 which is summarized under “Shares Eligible for Future Sale.” Further, we plan to file a registration statement to cover the shares issued under our equity-based benefit plans.

As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” certain parties have registration rights covering a portion of our shares.

We expect to enter into registration rights agreements with Charles F. Dolan, members of his family, certain Dolan family interests and the Dolan Family Foundation that provide them with “demand” and “piggyback” registration rights with respect to approximately [●] million shares of Class A Common Stock, including shares issuable upon conversion of shares of Class B Common Stock.

Sales of a substantial number of shares of Class A Common Stock, including sales pursuant to these registration rights agreements, could adversely affect the market price of the Class A Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

We Will Share Certain Directors and Officers with MSG Entertainment, MSG Sports and/or AMC Networks, Which Means Those Officers Will Not Devote Their Full Time and Attention to Our Affairs and the Overlap May Give Rise to Conflicts.

James L. Dolan will serve as the Executive Chairman and Chief Executive Officer of the Company and MSG Entertainment and as the Executive Chairman of MSG Sports. As a result, following the Distribution, not all of our executive officers will be devoting their full time and attention to the Company’s affairs. In addition, Gregg G. Seibert will serve as a Vice Chairman of the Company, MSG Sports, MSG Entertainment and AMC Networks and Charles F. Dolan will serve as Chairman Emeritus of AMC Networks. Furthermore, immediately following the Distribution, [●] members of our Board of Directors will also be directors of MSG Entertainment, [●] will serve as directors of MSG Sports and [●] will serve as directors of AMC Networks, including our Executive Chairman and Chief Executive Officer, who serves as Non-Executive Chairman of AMC Networks. The Overlap Persons may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we on the one hand, and MSG Entertainment, MSG Sports, and/or AMC Networks and their respective subsidiaries and successors on the other hand, look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity and us. In addition, after the Distribution, certain of our directors and officers will continue to own stock and/or stock options or other equity awards of an Other Entity. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

Our Overlapping Directors and Officers with MSG Entertainment, MSG Sports and/or AMC Networks May Result in the Diversion of Corporate Opportunities to MSG Entertainment, MSG Sports and/or AMC Networks and Other Conflicts and Provisions in Our Amended and Restated Certificate of Incorporation May Provide Us No Remedy in That Circumstance.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company may also be serving as directors, officers, employees or agents of an Other Entity, and

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

that the Company may engage in material business transactions with such Other Entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provide that the actions of the Overlap Person in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

THE DISTRIBUTION

General

MSG Entertainment will distribute approximately 67% of our outstanding stock to the holders of MSG Entertainment’s Class A Common Stock and Class B Common Stock and will retain approximately 33% of our outstanding common stock. We refer to this distribution of securities as the “Distribution,” the Class A Common Stock distributed as the “Distributed Class A Common Stock,” the Class B Common Stock distributed as the “Distributed Class B Common Stock” (and, together with the Distributed Class A Common Stock, the “Distributed Common Stock”) and the shares retained by MSG Entertainment as the “Retained Common Stock.” The Distributed Common Stock will include approximately [61]% of the outstanding shares of Class A Common Stock (the holders of which will have the right to collectively elect 25% of our Board of Directors, rounded up to the nearest whole number of directors) and 100% of the outstanding shares of Class B Common Stock (the holders of which will have the right to collectively elect the remaining 75% of our Board of Directors). As a result, the Distributed Common Stock will represent at least [90]% of the combined voting power of the outstanding common stock with respect to the election of directors.

In the Distribution, each holder of MSG Entertainment common stock will receive a distribution of one share of our common stock for every [●] share(s) of MSG Entertainment common stock held as of the close of business, New York City time, on [●], 20[●], which will be the record date. Immediately following the Distribution, MSG Entertainment will own approximately [●]% of our Class A Common Stock (representing approximately [33]% of our common stock), the Class A Common Stockholders of MSG Entertainment will own approximately [61]% of our Class A Common Stock (representing approximately [53]% of our common stock), and the Class B Common Stockholders of MSG Entertainment will own 100% of our Class B Common Stock (representing approximately [13]% of our common stock).

Manner of Effecting the Distribution

The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement between us and MSG Entertainment. Under the Distribution Agreement, the Distribution will be effective at 11:59 p.m., New York City time, on [●], 20[●]. For most MSG Entertainment stockholders who own MSG Entertainment common stock in registered form on the record date, our transfer and distribution agent will credit their shares of our common stock to book entry accounts established to hold these shares. Our transfer and distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own MSG Entertainment common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.

MSG ENTERTAINMENT STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF MSG ENTERTAINMENT COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF MSG ENTERTAINMENT STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND MSG ENTERTAINMENT STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.

Fractional shares of our common stock will not be issued to MSG Entertainment stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of MSG

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Entertainment common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which generally will be taxable to such holder. An explanation of the tax consequences of the Distribution can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution.” The transfer and distribution agent will, as soon as practicable after the Distribution date, aggregate fractional shares of our Class A Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to stockholders otherwise entitled to fractional interests in our Class A Common Stock. Similarly, fractional shares of our Class B Common Stock will be aggregated, converted to Class A Common Stock, and sold in the public market by the transfer and distribution agent. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the transfer and distribution agent in the open market shortly after the Distribution date.

See “Executive Compensation — Treatment of Outstanding Awards,” for a discussion of how outstanding MSG Entertainment options, restricted stock units and performance stock units will be affected by the Distribution.

In order to be entitled to receive shares of our common stock in the Distribution, MSG Entertainment stockholders must be stockholders of record of MSG Entertainment common stock at the close of business, New York City time, on the record date, [●], 20[●].

Reasons for the Distribution

MSG Entertainment’s board of directors has determined that separation of our business from MSG Entertainment’s other business is in the best interests of MSG Entertainment and its stockholders. The potential benefits considered by MSG Entertainment’s board of directors in making the determination to consummate the Distribution included the following:

•

[to provide each of MSG Entertainment and the Company with increased flexibility to fully pursue and fund its business plan, including capital expenditures, investments and acquisitions that would be more difficult to consider or effectuate in the absence of the Distribution. This increased financial flexibility reflects the belief that investors in a company with the mix of assets that each of MSG Entertainment and the Company will own following the Distribution will be more receptive to strategic initiatives that MSG Entertainment and the Company may respectively pursue;

•

to increase the aggregate value of the stock of MSG Entertainment and the Company above the value that the stock of MSG Entertainment would have had if it had continued to represent an interest in both the businesses of MSG Entertainment and the Company, so as to: (i) allow each company to use its stock to pursue and achieve strategic objectives, including evaluating and effectuating acquisitions and increasing the long-term attractiveness of equity compensation programs in a significantly more efficient and effective manner with significantly less dilution to existing stockholders; and (ii) allow each company to offer a more focused investment profile to investors; and

•

to provide MSG Entertainment, through the retained equity interest, with the opportunity to raise cash proceeds for corporate purposes, including capital expenditures, and/or to use such shares for other transactions that would be advantageous for MSG Entertainment and its stockholders. These capital expenditures will include funds utilized to pursue growth opportunities associated with MSG Entertainment’s Sphere initiative. The Company will have no interest, contractual or otherwise, in the Sphere venues.]

[MSG Entertainment’s board of directors also considered several factors that might have a negative effect on MSG Entertainment as a result of the Distribution. MSG Entertainment’s common stock may come under initial selling pressure as certain MSG Entertainment stockholders sell their shares because they are not interested in holding an investment in MSG Entertainment’s remaining business. Moreover, certain factors, such

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

as a lack of comparable public companies, may limit investors’ ability to appropriately value MSG Entertainment’s common stock. In addition, the Distribution would separate from MSG Entertainment the business and assets of the Company, which represent significant value. Because the Company will no longer be part of MSG Entertainment, the Distribution will also affect the terms upon which MSG Entertainment can pursue cross-company business transactions and initiatives with the Company. In addition, after the Distribution, MSG Entertainment’s results will not reflect the generally more predictable cash flow from the MSG Networks and Entertainment business segments, which may result in more volatile and less predictable operating results and cash flow for MSG Entertainment. Finally, following the Distribution, MSG Entertainment and its remaining business will need to absorb certain corporate and administrative costs previously allocated to its MSG Networks and Entertainment business segments.

MSG Entertainment’s board of directors considered certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain MSG Entertainment stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s business. Moreover, certain factors, such as a lack of comparable public companies, may limit investors’ ability to appropriately value the Company’s common stock. Because the Company will no longer be part of MSG Entertainment, the Distribution will also affect the terms upon which the Company can pursue cross-company business transactions and initiatives with MSG Entertainment’s other business. In addition, after the Distribution, the Company’s results will not reflect cash flow from the Tao Group Hospitality business. As a result of the Distribution, the Company will bear significant incremental costs associated with being a publicly held company and will need to absorb certain corporate and operational support costs previously allocated to MSG Entertainment. This cost increase will be partially offset by payments that the Company will receive from MSG Entertainment resulting from the establishment of the Transition Services Agreement, which will be recorded as a reduction of operating expenses. Refer to the “Unaudited Pro Forma Combined Financial Information” section for further details.]

Results of the Distribution

After the Distribution, we will be a public company owning and operating the MSG Networks business segment and Entertainment business segment, excluding the MSG Sphere business, currently owned and operated by MSG Entertainment. Immediately after the Distribution, we expect to have approximately [●] holders of record of our Class A Common Stock and [●] holders of record of our Class B Common Stock and approximately [●] shares of Class A Common Stock and [●] shares of Class B Common Stock outstanding, based on the number of stockholders of record and outstanding shares of MSG Entertainment common stock on [●], 20[●] and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options, restricted stock units and performance stock units that will be outstanding after the Distribution in the section captioned, “Executive Compensation — Treatment of Outstanding Awards.” We and MSG Entertainment will both be controlled by the Dolan Family Group.

In connection with the Distribution, we have entered or will enter into a number of other agreements with MSG Entertainment and MSG Sports (and certain of their subsidiaries) covering such areas as employee matters, tax, sales and sponsorships and other services.

The Distribution will not affect the number of outstanding shares of MSG Entertainment common stock or any rights of MSG Entertainment stockholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, MSG Entertainment and MSG Entertainment stockholders. This summary is based on the Code, the regulations promulgated under the Code by the Department of the Treasury, and interpretations of such authorities by the

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

courts and the IRS, all as of the date of this information statement and all of which are subject to change at any time, possibly with retroactive effect. This summary is limited to holders of MSG Entertainment common stock that are U.S. holders, as defined below, that hold their shares of MSG Entertainment common stock as capital assets, within the meaning of Section 1221 of the Code. Further, this summary does not discuss all tax considerations that may be relevant to holders of MSG Entertainment common stock in light of their particular circumstances, nor does it address the consequences to holders of MSG Entertainment common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including arrangements treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of MSG Entertainment common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for the alternative minimum tax, persons who hold their shares of MSG Entertainment common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollar. This summary does not address any U.S. federal estate, gift or other non-income tax consequences or any applicable state, local, foreign, or other tax consequences. Each stockholder’s individual circumstances may affect the tax consequences of the Distribution.

For purposes of this summary, a “U.S. holder” is a beneficial owner of MSG Entertainment common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable U.S. Department of Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of MSG Entertainment common stock that is not a U.S. holder for U.S. federal income tax purposes.

If a partnership (including any arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of MSG Entertainment common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of MSG Entertainment common stock should consult its tax advisor regarding the tax consequences of the Distribution.

MSG Entertainment expects to obtain an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the distribution by MSG Entertainment of our Class A Common Stock and Class B Common Stock to the holders of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, respectively (i.e., the Distribution), should qualify as a tax-free distribution under the Code. The opinion will not be binding on the IRS or the courts. Certain transactions related to the Distribution that are not addressed (or expected to be addressed) by the opinion could result in the recognition of income or gain by MSG Entertainment. The opinion will rely on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion. MSG Entertainment does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

On the basis of the opinion we expect to receive, and assuming that MSG Entertainment common stock is a capital asset in the hands of an MSG Entertainment stockholder on the Distribution date:

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Except for any cash received in lieu of a fractional share of our common stock, an MSG Entertainment stockholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

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An MSG Entertainment stockholder’s holding period for our common stock received (including, for this purpose, any fractional share of our common stock for which cash is received) in the Distribution will include the period for which that stockholder’s MSG Entertainment common stock was held.

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An MSG Entertainment stockholder’s tax basis for our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of MSG Entertainment common stock and our common stock at the time of the Distribution, a portion of the stockholder’s tax basis in its MSG Entertainment common stock. An MSG Entertainment stockholder’s tax basis in its MSG Entertainment common stock will be decreased by the portion allocated to our common stock. Within a reasonable period of time after the Distribution, MSG Entertainment will provide its stockholders who receive our common stock pursuant to the Distribution with a worksheet for calculating their tax bases in our common stock and their MSG Entertainment common stock.

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The receipt of cash in lieu of a fractional share of our common stock generally will be treated as a sale of the fractional share of our common stock, and an MSG Entertainment stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the fractional share of our common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of our common stock, as determined above, is more than one year.

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The Distribution will not be a taxable transaction to us or MSG Entertainment. However, certain transactions related to the Distribution that are not expected to be addressed by the opinion could result in the recognition of income or gain by MSG Entertainment.

In order to maintain the tax-free nature of the Distribution, MSG Entertainment is required by applicable tax rules to dispose of all retained shares as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year, subject to market conditions. If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, MSG Entertainment would recognize taxable gain in an amount equal to the excess of the fair market value of our common stock distributed in the Distribution over MSG Entertainment’s tax basis therein, (i.e., as if it had sold such common stock in a taxable sale for its fair market value). In addition, the receipt by MSG Entertainment stockholders of our common stock would be a taxable distribution, and each U.S. holder that receives our common stock in the Distribution would be treated as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of such holder’s pro rata share of MSG Entertainment’s earnings and profits, then as a non-taxable return of capital to the extent of the holder’s tax basis in its MSG Entertainment common stock, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under the Code, the Distribution may be taxable to MSG Entertainment and would result in a significant U.S. federal income tax liability to MSG Entertainment (but not to the MSG Entertainment stockholders) under Section 355I of the Code if the Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in MSG Entertainment or us. For this purpose, any acquisitions of MSG Entertainment’s stock or our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although MSG Entertainment or we may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. MSG

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Entertainment or we might inadvertently cause or permit a prohibited change in the ownership of MSG Entertainment or us to occur, thereby triggering tax to MSG Entertainment, which could have a material adverse effect. If such an acquisition of our stock or MSG Entertainment’s stock triggers the application of Section 355(e) of the Code, MSG Entertainment would recognize taxable gain equal to the excess of the fair market value of our common stock distributed in the Distribution over MSG Entertainment’s tax basis therein, but the Distribution would be tax-free to each MSG Entertainment stockholder. In certain circumstances, under the tax disaffiliation agreement between MSG Entertainment and us (the “Tax Disaffiliation Agreement”), we would be required to indemnify MSG Entertainment against certain taxes imposed on MSG Entertainment if they resulted from certain actions by us after the Distribution. Please see “Certain Relationships and Related Party Transactions — Relationship Between MSG Entertainment and Us After the Distribution — Tax Disaffiliation Agreement” for a more detailed discussion of the Tax Disaffiliation Agreement between MSG Entertainment and us.

Payments of cash in lieu of a fractional share of our common stock made in connection with the Distribution may, under certain circumstances, be subject to backup withholding, unless a holder provides proof of an applicable exception or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

U.S. Treasury regulations require certain MSG Entertainment stockholders with significant ownership in MSG Entertainment that receive shares of our stock in the Distribution to attach to their U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show that the Distribution is tax-free under the Code. Within a reasonable period of time after the Distribution, MSG Entertainment will provide its stockholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement.

The Company has not made a determination as to whether we will be deemed to be a “United States real property holding corporation” (a “USRPHC”), as defined in section 897(c)(2) of the Code. In general, we will be a USRPHC if 50% or more of the fair market value of our assets constitute “United States real property interests” within the meaning of the Code. However, the determination of whether we are a USRPHC turns on the relative fair market value of our United States real property interests and our other assets, and because the USRPHC rules are complex and the determination of whether we are a USRPHC depends on facts and circumstances that may be beyond our control, we can give no assurance as to our USRPHC status after the Distribution.

If we are treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A Common Stock and Class B Common Stock after the Distribution. Specifically, a non-U.S. holder that holds a class of shares that is traded on an established securities market will be subject to the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), in respect of a sale or disposition of such shares if the holder owned more than 5% of the shares of such class at any time during the shorter of the period that the non-U.S. holder owned such shares or the five-year period ending on the date when the holder sold or disposed of the shares. We expect that our Class A Common Stock, but not our Class B Common Stock, will be traded on an established securities market after the Distribution, but there can be no assurance that our Class A Common Stock will in fact be traded on an established securities market after the Distribution. A non-U.S. holder that holds our Class B Common Stock will be subject to FIRPTA in respect of a sale or disposition of such stock if on the date the stock was acquired by the holder, it had a fair market value greater than the fair market value on that date of 5% of our Class A Common Stock. If a non-U.S. holder holds our Class B Common Stock, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale or disposition of shares, non-U.S. holders will be taxed at the normal capital gain rates applicable to U.S. holders, subject to any applicable alternative minimum tax in the case of nonresident alien individuals. For purposes of determining the amount of shares owned by a holder, complex constructive ownership rules apply.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Furthermore, if we are treated as a USRPHC, we could potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. holder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. holder would not be taxed under FIRPTA upon a sale or disposition of our shares, as discussed in the previous paragraph.

A beneficial owner of MSG Entertainment common stock that is a non-U.S. holder should consult its tax advisor as to the particular tax consequences that would be applicable to such holder if we are treated as a USRPHC after the Distribution.

EACH MSG ENTERTAINMENT STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing and Trading of Our Common Stock

There is not currently a public market for our common stock. Our Class A Common Stock has been approved for listing on [●]. Our Class A Common Stock will trade under the symbol “MSGE” (and we will change our name to “Madison Square Garden Entertainment Corp.”) and Madison Square Garden Entertainment Corp. will change its symbol on the NYSE to “SPHR” (and be renamed “MSG Sphere Corp.”) in connection with the Distribution. It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in our Class A Common Stock will end and regular-way trading will begin. “When-issued trading” refers to trading which occurs before a security is actually issued. These transactions are conditional with settlement to occur if and when the security is actually issued and [●] determines transactions are to be settled. “Regular way trading” refers to normal trading transactions, which are settled by delivery of the securities against payment on the third business day after the transaction.

We cannot assure you as to the price at which our Class A Common Stock will trade before, on or after the Distribution date. Until our Class A Common Stock is fully distributed and an orderly market develops in our Class A Common Stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Class A Common Stock and MSG Entertainment Class A Common Stock held by stockholders after the Distribution may be less than, equal to, or greater than the trading price of the MSG Entertainment Class A Common Stock prior to the Distribution. Our Class B Common Stock will not be listed on a securities exchange or publicly traded.

The shares of our common stock distributed to MSG Entertainment stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders, including MSG Entertainment. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act (“Rule 144”). As described under “Shares Eligible for Future Sale — Registration Rights Agreements,” we expect that certain persons will have registration rights with respect to our stock.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Reason for Furnishing this Information Statement

This information statement is being furnished by MSG Entertainment solely to provide information to stockholders of MSG Entertainment who will receive shares of our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We and MSG Entertainment will not update the information in this information statement except in the normal course of our and MSG Entertainment’s respective public disclosure obligations and practices.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

BUSINESS

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, NY 10121. Our telephone number is +1 (212) 465-6000. Spinco is a holding company and conducts substantially all of its operations through its subsidiaries.

Spinco was incorporated on September 15, 2022 and is a direct, wholly-owned subsidiary of MSG Entertainment. MSG Entertainment’s board of directors approved the Distribution on [●], 20[●]. Prior to the Distribution, the Company will acquire the subsidiary of MSG Entertainment that owns, directly and indirectly, the subsidiaries, businesses and other assets described in this information statement. Where we describe in this information statement our business activities, we do so as if these transfers have already occurred.

On or prior to the Distribution, Madison Square Garden Entertainment Corp. will change its name to “MSG Sphere” and MSGE Spinco, Inc. will change its name to “Madison Square Garden Entertainment Corp.” Our Class A Common Stock has been approved for listing on [●] under the symbol “MSGE” and Madison Square Garden Entertainment Corp. (renamed “MSG Sphere Corp.”) will change its symbol on [●] to “SPHR” in connection with the Distribution. We will not list our Class B Common Stock on any securities exchange.

General

We are a live entertainment and media company, comprised of iconic venues, marquee entertainment content, and award-winning regional sports and entertainment networks. Utilizing our powerful brands and live entertainment and media expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. We manage our business through two operating segments:

Entertainment: This segment includes the Company’s portfolio of venues: The Garden, Hulu Theater, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Entertainment segment also includes the original production, the Christmas Spectacular. This segment also includes our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

MSG Networks: This segment is comprised of the Company’s regional sports and entertainment networks, MSG Network and MSG Sportsnet (formerly MSG+), as well as a companion streaming service, MSG GO, and other digital properties. MSG Networks serves the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania and features a wide range of sports content, including exclusive live local games and other programming of the Knicks of the NBA and the New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres of the NHL, as well as significant coverage of the New York Giants and Buffalo Bills of the NFL.

Impact of the COVID-19 Pandemic on Our Business

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. For the majority of Fiscal Year 2021, substantially all operations of the Entertainment business were suspended and MSG Networks aired substantially fewer games. Fiscal Year 2022 was also impacted by the pandemic, with fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the fiscal second and third quarters.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. As a result, our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company has Arena License Agreements with MSG Sports that require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in new government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.

Our Strengths

•	Strong position in live entertainment and media through:

•	A portfolio of world-renowned venues;

•	Marquee live entertainment brands and content; and

•	Award-winning regional sports and entertainment networks.

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•	Significant presence in the New York market – the nation’s number one DMA;

•	Deep industry relationships that drive top-tier performers and a wide variety of events to the Company’s venues;

•	Proven track record of delivering significant value for partners through innovative sponsorships and premium hospitality;

•	History of excellence, creativity and innovation in regional television production and content development;

•	Reputation for world-class customer experience driven by decades of expertise in sales and marketing, and venue operations;

•	Expertise in utilizing data to drive decisions to maximize revenue and the experience of our guests and viewers;

•	Long-term agreements to host home games at The Garden for two of the most recognized franchises in professional sports — the Knicks and the Rangers;

•	Exclusive local media rights to live games of five professional New York-area NBA and NHL teams, including long-term agreements with the Knicks and Rangers; and a

•	Strong and seasoned management team.

Our Strategy

Our strategy is to create world-class live experiences for our guests, viewers and partners by leveraging (i) our Company’s unique portfolio of live entertainment and media assets and brands; (ii) our expertise in venue management, bookings and productions, sponsorship and advertising, ticketing, marketing and premium hospitality, and media production and content development; (iii) our deep relationships across the entertainment, sports and media industries; (iv) our strong connection with diverse and passionate audiences; and (v) our continued commitment to innovation. We believe this strategy will enable us to generate long-term value creation for our shareholders.

Key components of our strategy include:

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Maximizing the live entertainment experience for our customers. We use the strength of our venues, expertise and relationships to attract top talent and deliver unforgettable experiences for our guests. We have a track record of designing world-class facilities with top-quality amenities, including our renovations of The Garden, Radio City Music Hall, and the Beacon Theatre. We also continue to explore new ways to use technology to improve the guest experience. From the way our customers buy food, beverage and merchandise, to how we market and process their tickets, to utilizing next-generation audio technology in our venues, we strive to give our customers the best experience in the industry. We believe this approach will enable us to drive improvements in per-event revenue and profitability at our venues and help create a seamless and memorable guest experience that will help drive repeat visitation to our venues.

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Increasing the utilization of our venues. Part of what drives our success is our “artist first” approach. Through dedicated artist areas and top-tier service, our talent-friendly environment not only attracts artists to our venues, but also brings them back for repeat performances. Another part of this approach is how we use our diverse collection of venues. With seating capacities and configurations that range from 2,800 to 21,000, our venue portfolio enables us to shepherd artists through the growth in their careers, helping us develop deeper industry relationships. We will continue to use this “artist first” approach to attract the industry’s top talent with the goal of increasing utilization across all our venues through more multi-night concerts, as well as more marquee special events. We also plan to continue exploring opportunities for new events that would be unique to our venues, including high-profile residencies that would help build our base of events.

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Delivering unrivaled marketing exposure for our partners. Our assets are highly sought after by companies that value the popularity of our venues, entertainment brands and media properties in the New York DMA. Our value proposition is further strengthened by our sponsorship sales representation agreement with MSG Sports which enables our Company to deliver broad-based marketing platforms that combine our entertainment and media assets with MSG Sports’ professional sports brands. We plan to continue utilizing this integrated approach to both renew and extend our relationships with existing partners, as well as to form partnerships with leading companies in emerging industries and in industry verticals where we are currently underpenetrated. We also offer our partners expanded reach through outdoor signage around the Madison Square Garden Complex and Penn Station, a major commuter hub in Manhattan. We plan to selectively explore additional opportunities to grow our external signage portfolio which could increase our existing marketing partnerships packages as well as attract new partners.

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Offering best-in-class premium hospitality products. The Company offers a wide array of premium corporate hospitality offerings that cater to a variety of audiences. For example, The Garden has a range of suite and club products, including 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen and the HUB Loft. These suites and clubs — which provide exclusive private spaces, first-class amenities and some of the best seats in The Garden — are primarily licensed to corporate customers with the majority being multi-year agreements with annual escalators. Through our Arena License Agreements with the Knicks and Rangers, we also offer suite holders access to MSG Sports’ premium live sporting events. We believe the strength of our product and content offerings, along with the continued importance of corporate hospitality to our partners, positions us well with regard to ongoing renewal and new sales activity. We also plan to explore enhancing and expanding our premium hospitality offerings, which would create new monetization opportunities for the Company.

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Understanding our customers. We continue to forge direct relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary database of millions of customers. The data we collect from our linear networks, venues and digital products provides the Company with significant insights into our viewers and customers, including who is consuming our content, utilizing our digital assets and attending events at our venues. In addition to providing value for our marketing partners, these insights are leveraged to help drive revenue and engagement across our assets, providing us with an opportunity to tailor offerings and cross-promote our products and services, introducing customers to our wide range of assets and brands. We also plan to increasingly use data to proactively identify potential bookings for our venues.

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A continued commitment to innovation in media. For more than 50 years, MSG Networks has been at the forefront of the industry, pushing the boundaries of regional sports coverage. We continually seek to enhance the value that our networks provide to viewers, advertisers and Distributors by utilizing state-of-the-art technology to deliver high-quality, best-in-class content and live viewing experiences. MSG Networks has experimented with new types of content including alternative versions of live game telecasts and sports gaming-focused studio programming. MSG Networks continues to evaluate new ways to monetize its media rights and content library. This includes potential new and complementary product offerings, such as a direct-to-consumer offering.

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Exploring opportunities to expand proprietary entertainment content. We plan to selectively explore opportunities to create new live entertainment content, including by leveraging owned intellectual property like the Rockettes. This would enable us to benefit from the economics of being both content owner and venue operator. Additional owned content would also make us less reliant on third-party events to drive utilization of our venues.

Our Business

Entertainment

Our Company delivers unforgettable live experiences — all in extraordinary settings, with a substantial presence in the New York market, our nation’s largest DMA. This creates significant demand for our brands by a

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wide selection of artists, sporting events, premier companies and the public. And with a foundation of iconic venues, our Company has a proven ability to leverage the strength of our industry relationships, marketing assets, customer database and live event expertise to create compelling performance, promotion and distribution opportunities for artists, events and productions.

Specifically, through our Entertainment segment, the Company produces, presents and hosts a variety of live entertainment events, such as concerts, sporting events, family shows, performing arts events, special events and the wholly-owned Christmas Spectacular production which features the world-famous Rockettes. In addition, the Company hosts two of the most recognized franchises in professional sports — the NBA’s Knicks and the NHL’s Rangers. These live events are held at the Company’s venues: The Garden, Hulu Theater, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. With seating capacities and configurations that range from 2,800 to 21,000, our diverse collection of venues enables us to showcase a multitude of acts and events that cover a wide spectrum of genres to diverse audiences. The Company also owns a controlling interest in Boston Calling Events, LLC (“BCE”), the entertainment production company that owns and operates the Boston Calling Music Festival.

Our Bookings Business

Live Entertainment

Our Company is an established industry leader that books a wide variety of live entertainment events in our venues, which perennially include some of the biggest names in music and entertainment. Over the last several years, our venues have been key destinations for artists such as the Eagles, U2, Foo Fighters, Paul McCartney, Drake, Bruno Mars, Justin Bieber, Harry Styles, Dead and Company, Phish, Fleetwood Mac, Kacey Musgraves, Eric Clapton, Josh Groban, Andrea Boccelli, Jennifer Lopez, Carrie Underwood, Justin Timberlake, P!nk, Chris Stapleton, Radiohead, Barbra Streisand, Olivia Rodrigo, Ariana Grande, Sebastian Maniscalco, Trevor Noah, John Mulaney and Dave Chappelle.

In addition, we have successfully developed new ways to increase the utilization of our venues, while creating unique experiences for artists and fans with our various residencies — including The Garden’s first music franchise: Billy Joel at The Garden. This extraordinary residency is at a historic 84 performances and counting since it began in January 2014, bringing Billy Joel’s lifetime performances at The World’s Most Famous Arena to 130 (through October 2022). The Company’s other current residencies include the multi-year, dual-city residency of Tedeschi Trucks Band at both the Beacon Theatre and The Chicago Theatre. The Company has also in recent years successfully created other unique bookings and residencies across its portfolio of venues, including Jerry Seinfeld at the Beacon Theatre, Dave Chappelle at Radio City Music Hall, Phish’s 13-night “Baker’s Dozen” run at The Garden, Ali Wong at the Beacon Theatre, Josh Groban’s “Great Big Radio City Show,” Trey Anastasio’s eight-week virtual residency at the Beacon Theatre — a first for the Company — and Harry Styles’ 15-night run at The Garden.

Our venues also attract family shows and theatrical productions, which have included: ‘Twas the Night Before… by Cirque du Soleil at both The Chicago Theatre and Hulu Theater, as well as Peppa Pig Live!, Paw Patrol Live! and Sesame Street Live!. Other significant events that have taken place at our venues include the Tony Awards, the MTV Video Music Awards, New York Comic Con, Tribeca Festival events and the final season premieres of both HBO’s Game of Thrones and STARZ’s POWER. We have also hosted appearances by luminaries such as His Holiness Pope Francis, His Holiness the Dalai Lama and the Prime Minister of India, Narendra Modi, along with graduations, television upfronts, product launches and film premieres.

Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows. If we serve as promoters or co-promoters of a show, we have economic risk relating to the event.

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Sports

MSG Sports’ professional sports teams, the Knicks and Rangers, are two of the most recognized franchises in sports, with passionate, multi-generational fanbases. The Company has long-term Arena License Agreements with MSG Sports that require the Knicks and the Rangers to play their home games at The Garden, allowing us to continue hosting their long-time fans at The World’s Most Famous Arena.

Our Company also promotes, produces and/or presents a broad array of other live sporting events, including professional boxing, college basketball, college hockey, professional bull riding, mixed martial arts, esports and wrestling. Many of these events are among the most popular in our history and are perennial highlights on our annual calendar, as well as some of The Garden’s longest-running associations.

Professional boxing has had a long history with The Garden. The Garden famously hosted Muhammad Ali and Joe Frazier’s 1971 “Fight of the Century,” considered among the greatest sporting events in modern history, as well as numerous other boxing greats, including: Joe Louis, Rocky Marciano, Sugar Ray Robinson, Willie Pep, Emile Griffith, George Foreman, Roberto Duran, Oscar De La Hoya, Sugar Ray Leonard, Lennox Lewis, Roy Jones, Jr., Mike Tyson, Evander Holyfield, Miguel Cotto and Wladimir Klitschko. In recent years, boxing’s top fighters have called The Garden home, including former unified lightweight world champion Teofimo Lopez, former three weight class champion Vasiliy Lomachenko, former unified middleweight champion Gennadiy Golovkin and boxing superstar Canelo Alvarez. In 2022, for the first-time in The Garden’s history, two women headlined a boxing event when Katie Taylor faced off against Amanda Serrano in front of a sold-out crowd for the undisputed lightweight championship.

Since the return of professional mixed martial arts in New York State in 2016, The Garden regularly hosts top UFC events, as well as Bellator MMA events and the Professional Fighters League, which has held events at Hulu Theater, including its inaugural World Championships.

College sports have been a mainstay at The Garden for decades, with college basketball being featured at The World’s Most Famous Arena for nearly 90 years. The Garden hosted the annual Big East Tournament in March 2022 for the 40th straight year. It is the longest-running conference tournament at one site in all of college basketball and will celebrate its 41st anniversary at The Garden in March 2023. In addition, St. John’s University has called The Garden its “home away from home” for decades. The Garden also continues to build its college hockey tradition, with a popular biennial event featuring Cornell University vs. Boston University, as well as recent visits from top national teams such as Boston College, North Dakota, Harvard, Yale, Michigan and Minnesota.

For the first time in venue history, the Madison Square Garden Complex hosted professional darts when the US Darts Masters and the North American Championship took place at Hulu Theater in 2022, which also marked the first time a professional darts championship was held in New York City.

Other world-class sporting events have included the NBA All-Star Game in 2015, and the NCAA Division I Men’s Basketball East Regional Finals, which The Garden hosted in 2014 and 2017. The widely popular season-ending tournament is set to return to The Garden in 2023.

Our Productions

One of the Company’s core properties, the Christmas Spectacular — which runs exclusively at Radio City Music Hall and features the world-famous Rockettes — has been performed at the Music Hall since 1933. This production has become a tradition for many, creating a holiday touchstone that generations of fans want to return to, time and again. The show’s enduring popularity is driven by the incomparable Rockettes, the longest-running precision dance company in America, admired for their iconic style of dance, talent and athleticism, as well as their unity both on and off the stage.

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In 2021, the production returned for a shortened run — a result of the COVID-19 pandemic — welcoming over 400,000 guests across 101 performances and serving as a source of joy and inspiration for many fans. The Rockettes perform in nine numbers throughout the 90-minute production — with more technically complex and different styles of dance than ever before.

We acquired the rights to the Christmas Spectacular in 1997, and those rights are separate from, and do not depend on the continuation of, our lease of Radio City Music Hall. We also hold rights to the Rockettes brand in the same manner. We lease Radio City Music Hall pursuant to a long-term lease agreement. See “—Our Venues — Radio City Music Hall.”

The Company believes it has a significant and unique asset in the Rockettes and continues to strengthen and broaden the Rockettes brand by targeting the most prominent and effective vehicles that elevate their visibility and underscore their reputation as beloved American cultural icons. The Rockettes have appeared or performed at high-profile events and award shows, including Presidential Inaugurations, Macy’s Thanksgiving Day Parade, Macy’s 4th of July Fireworks event, the Rockefeller Center Tree Lighting, New Year’s Eve Times Square Ball Drop, Tony Awards, MTV Video Music Awards, World Pride events, and television shows and holiday specials (Saturday Night Live, America’s Got Talent, Project Runway, The Kacey Musgraves Christmas Show, The Today Show, Live with Kelly and Ryan and The Tonight Show Starring Jimmy Fallon), among many others. In November 2022, the Rockettes will be featured in Hallmark Channel’s movie, “A Holiday Spectacular,” which was shot in part on location at Radio City Music Hall and will debut as part of the network’s Countdown to Christmas programming.

We continue to pursue opportunities to generate greater brand awareness, including through television and public appearances and dance education offerings. We are also committed to ensuring that the best dancers from all backgrounds, cultures, races, religions and ethnicities can become Rockettes, and are actively strengthening our relationships within the dance community, expanding where we hold auditions and scouting sessions, and eliminating financial barriers to entry, including for Rockettes Conservatory, our dancer development program. Rockettes Conservatory is an invite-only, week-long intensive training program held at Radio City Music Hall and offered at no cost to participants. The program was designed as an investment in promising dancers’ futures, and in addition to becoming an inclusive talent pipeline for future Rockettes, conservatory ensures the dance company continues to evolve by attracting the best dancers. Additionally, to create a more inclusive line by broadening the number of dancers eligible to become Rockettes, the organization announced an expanded height requirement beginning with the April 2022 audition. The dance company continues to foster relationships with diverse dance organizations, including Dance Theatre of Harlem, Harlem School of the Arts, The Ailey School, International Association of Blacks in Dance and The Chloé and Maud Foundation, to provide program support, introduce staff and students to the unique world of precision dance and actively engage with dancers for Rockettes Conservatory.

Our Venues

The Company operates a mix of iconic venues that continue to build on their historic prominence as destinations for unforgettable experiences and events.

We own or operate under long-term leases a total of five venues in New York City and Chicago. These venues are: The Garden, Hulu Theater, Radio City Music Hall and the Beacon Theatre in New York City; and The Chicago Theatre.

The Garden

The Garden has been a celebrated center of New York life since it first opened its doors in 1879. Over its 143-year history, there have been four Garden buildings, each known for showcasing the best of the era’s live sports and entertainment offerings. We believe that The Garden has come to epitomize the power and passion of

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live sports and entertainment to people around the world, with an appearance at The Garden often representing a pinnacle of an athlete’s or performer’s career. Known as “The World’s Most Famous Arena,” The Garden has been the site of some of the most memorable events in sports and entertainment, and together with Hulu Theater, has hosted hundreds of events and millions of visitors each year. In 2009, Billboard magazine ranked The Garden the number-one venue of the decade in its respective class based upon gross ticket sales. Music industry subscribers to the trade magazine Pollstar have voted The Garden “Arena of the Year” 23 times since the inception of the awards in 1989. The Garden also regularly ranks as the highest-grossing entertainment venue of its size in the world based on Billboard magazine’s mid-year and year-end rankings. The venue was ranked number one worldwide four times in the last five years for venues with a capacity over 15,001, according to Billboard’s year-end rankings.

Over The Garden’s history, it has been the setting for countless “big events,” inspired performances and one-of-a-kind moments that have helped define sports, entertainment and culture. Highlights include “The Fight of the Century” between Muhammad Ali and Joe Frazier in 1971, the 1970 Knicks’ NBA Championship, the Rangers’ 1994 Stanley Cup Championship, three Democratic National Conventions and one Republican National Convention, Marilyn Monroe’s famous birthday serenade to President John F. Kennedy, Frank Sinatra’s “Main Event” concert in 1974, the only U.S. concerts from the reunited Cream, the 25th Anniversary Rock and Roll Hall of Fame concerts, the 60th Annual Grammy Awards, and Billy Joel’s record-breaking 130 total performances at The Garden (through October 2022). In September 2015, His Holiness Pope Francis celebrated Mass at The Garden as part of his successful U.S. visit, which marked the first time a current pope has visited The Garden since Pope John Paul II in 1979. The Garden has also hosted four prominent benefit concerts, which galvanized the public to respond to national and global crises, including the first of its kind, “The Concert for Bangladesh” in 1972, as well as “The Concert for New York City,” following the events of 9/11, “From the Big Apple to the Big Easy,” held after Hurricane Katrina in 2005, and “12-12-12, The Concert for Sandy Relief” in 2012. And in February 2020, To Kill a Mockingbird became the first-ever Broadway play to perform at The Garden with an entirely free performance for 18,000 New York City public school students. The Garden also continues to be home to two of MSG Sports’ professional sports franchises – the Knicks and Rangers.

The current Madison Square Garden Complex, located between 31st and 33rd Streets and Seventh and Eighth Avenues on Manhattan’s West Side, opened on February 11, 1968 with a salute to the United Service Organizations hosted by Bob Hope and Bing Crosby. From a structural standpoint, the construction of the current Garden was considered an engineering wonder for its time, including its famous circular shape and unique, cable supported ceiling, which contributes to its intimate feel. It was the first large structure built over an active railroad track. The builder, R.E. McKee, had a national reputation and was later recognized as a “Master Builder” by the construction industry. Architect Charles Luckman had one of the largest firms in the country and designed such buildings as the Prudential Tower in Boston, NASA’s flight center in Houston and the Forum in Inglewood, CA.

Following a three-year, top-to-bottom renovation, in October 2013, The Garden was fully transformed, featuring improved sightlines, additional entertainment and dining options, new concourses, upgraded hospitality areas, new technology, unique historic exhibits, and a completely transformed interior, where the intimacy of the arena bowl and The Garden’s world-famous ceiling were maintained. Focused on the total fan experience, the renovation was designed to benefit everyone in attendance, whether first-time visitors, season ticket subscribers, athletes, artists, suite holders or marketing partners. The Garden’s transformation ensured that attending an event at “The World’s Most Famous Arena” remained unlike anywhere else.

We own the Madison Square Garden Complex, the platform on which it is built and development rights (including air rights) above our property. Madison Square Garden sits atop Penn Station, a major commuter hub in Manhattan, which is owned by the National Railroad Passenger Corporation (Amtrak). While the development rights we own would permit us to expand in the future, any such use of development rights would require various approvals from the City of New York. The Garden seats up to approximately 21,000 spectators for entertainment and sporting events and, along with Hulu Theater, contains approximately 1,100,000 square feet of floor space over 11 levels.

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Hulu Theater at Madison Square Garden

Hulu Theater at Madison Square Garden, which has approximately 5,600 seats, opened as part of the fourth Madison Square Garden Complex in 1968. Since then, some of the biggest names in live entertainment have performed at Hulu Theater, including The Who, Diana Ross, Elton John, James Taylor, Mary J. Blige, Pentatonix, John Legend, Karol G, Ellie Goulding, Chris Rock, Neil Young, Bill Maher, Jerry Seinfeld, Tyler, the Creator, J Balvin, Ricky Gervais, Nicky Jam, Aziz Ansari, Alejandro Sanz, Bert Kreischer and Van Morrison. Hulu Theater has also been the site for several boxing events including the inaugural World Championships of the Professional Fighters League as well as the NBA and NFL Drafts. In addition, it has hosted various product launches, upfronts, award shows, and other special events such as Wheel of Fortune and audition shows for America’s Got Talent, as well as a variety of theatrical productions and family shows, including ‘Twas the Night Before… by Cirque du Soleil, A Christmas Story, Elf The Musical, Paw Patrol Live! and Sesame Street Live!. Hulu Theater regularly ranks as one of the highest-grossing entertainment venues of its size in the world, based on Billboard magazine’s mid-year and year-end rankings.

Radio City Music Hall

Radio City Music Hall has a rich history as a national theatrical and cultural mecca since it was first built by theatrical impresario S.L. “Roxy” Rothafel in 1932. Known as “The Showplace of the Nation,” it was the first building in the Rockefeller Center complex and, at the time, the largest indoor theater in the world. Radio City Music Hall, a venue with approximately 6,000 seats, hosts concerts, family shows and special events, and is home to the Christmas Spectacular. See “— Our Productions.” Over its history, entertainers who have graced the Great Stage include: Aretha Franklin, Lady Gaga, Brian Wilson, Harry Styles, Diana Ross, Lizzo, Olivia Rodrigo, Josh Groban, Mariah Carey, Lorde, Nine Inch Nails, Trey Anastasio, Christina Aguilera, Britney Spears, Tony Bennett, Hasan Minhaj, Billie Eilish, Sebastian Maniscalco, Jim Gaffigan, David Gilmour and Dave Chappelle. Radio City Music Hall was recognized by Pollstar magazine as Theatre of the Decade for 2009-2019 and regularly ranks as the highest-grossing entertainment venue of its size in the world, based on Billboard magazine’s mid-year and year-end rankings. The venue has ranked number one worldwide nine of the last ten years for venues with capacities of 5,001 to 10,000, according to Billboard’s year-end rankings.

In 1978, Radio City Music Hall was designated a New York City landmark by the NYC Landmarks Preservation Commission and a national landmark on the National Register of Historic Places. We acquired the lease in 1997, and in 1999, performed a complete restoration that returned the legendary theater to its original grandeur. The acclaimed restoration touched all aspects of the venue, including burnishing the ceilings of Radio City Music Hall with 720,000 sheets of gold and aluminum leaf, replacing the existing stage curtain with a new 112-foot wide golden silk curtain, and cleaning the three-story tall mural “The Fountain of Youth,” by Ezra Winter, which looms above the grand staircase. State-of-the-art sound systems, lighting and HDTV capabilities were also installed.

We lease Radio City Music Hall, located at Sixth Avenue and 50th Street in Manhattan, pursuant to a long-term lease agreement. In July 2021, the Company extended the term of the lease, previously set to expire in 2023, until August 31, 2038 with an option to renew for an additional 10 years by providing two years’ notice prior to expiration.

Beacon Theatre

In November 2006, we entered into a long-term lease agreement to operate the legendary Beacon Theatre, a venue with approximately 2,800 seats, which sits on the corner of Broadway and 74th Street in Manhattan. The Beacon Theatre was conceived by S. L. “Roxy” Rothafel and is considered the “older sister” to Radio City Music Hall. Designed by Chicago architect Walter Ahlschlager, the Beacon Theatre opened in 1929 as a forum for vaudeville acts, musical productions, drama, opera and movies. The Beacon Theatre was designated a New York City landmark by the NYC Landmarks Preservation Commission in 1979 and a national landmark on the

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National Register of Historic Places in 1982. Over its history, the Beacon Theatre has been a venerable rock and roll room for some of the greatest names in music, including: Steely Dan, Coldplay, Alice Cooper, Dave Matthews Band, Crosby Stills & Nash, Elton John, Hozier, Tom Petty and the Heartbreakers, Tedeschi Trucks Band, Eddie Vedder, John Mellencamp, Widespread Panic and Bob Dylan, as well as The Allman Brothers Band, which played their 238th show at the Beacon Theatre in October 2014, marking their final concert as a band. In recent years, the venue has become a comedy haven, hosting a monthly Jerry Seinfeld residency and multi-night stands from comedians including Ali Wong, Sebastian Maniscalco, Chelsea Handler, Eddie Izzard, Nate Bargatze and Russell Peters. The venue has also hosted special events, such as film premieres for the Tribeca Festival, along with numerous luminaries such as His Holiness the Dalai Lama in 2009 and 2013, and President Bill Clinton in 2006, when the Rolling Stones played a private concert in honor of his 60th birthday. In Fall 2020, the Company and Trey Anastasio presented The Beacon Jams, the venue’s first-ever virtual residency which included eight weekly shows that were streamed live to hundreds of thousands of fans and raised more than $1 million for charity.

In August 2008, the Beacon Theatre was closed for a seven-month restoration project to return the theater to its original 1929 grandeur. The restoration of the Beacon Theatre focused on all historic, interior public spaces of the building, backstage and back-of-house areas, and was based on extensive historic research, as well as detailed, on-site examination of original, decorative painting techniques that had been covered by decades-old layers of paint. The Beacon Theatre has won several architectural awards recognizing its outstanding restoration. The widely acclaimed, comprehensive restoration was similar to our restoration of Radio City Music Hall and reflects our commitment to New York City. The Beacon Theatre regularly ranks as one of the highest-grossing entertainment venues of its size in the world, based on Billboard magazine’s mid-year and year-end rankings.

In August 2022, the Beacon Theatre debuted a groundbreaking new sound system — Sphere Immersive Sound — which was developed for MSG Sphere at The Venetian, substantially improving the audio experience at the venue and providing greater programming control and flexibility for artists and engineers.

In December 2021, the Company extended the term of our lease on the Beacon Theatre, previously set to expire in 2026, until December 31, 2036 with an option to renew for an additional 10 years by providing notice prior to expiration.

The Chicago Theatre

In October 2007, to provide us with an anchor for content and distribution in a key market in the Midwest, we purchased the legendary The Chicago Theatre, a venue with approximately 3,600 seats. The Chicago Theatre, which features its famous six-story-high “C-H-I-C-A-G-O” marquee, was built in 1921 and designed in the French Baroque style by architects Cornelius W. Rapp and George L. Rapp. It is the oldest surviving example of this architectural style in Chicago today, and was designated a Chicago landmark building in 1983.

The Chicago Theatre has become a highly attractive destination for concerts, comedy shows and other live events, hosting a wide range of entertainers, including Bob Dylan, Mumford & Sons, David Byrne, Neil Young, Diana Ross, Madonna, Jerry Seinfeld, Janet Jackson, Elvis Costello, Bob Weir, Jim Gaffigan, Conan O’Brien, Amy Schumer, Steely Dan and Brett Eldredge. The venue has also hosted theatrical tours such as ‘Twas the Night Before… by Cirque du Soleil, A Christmas Story, The Wizard of Oz, Paw Patrol Live! and Dr. Seuss’ How The Grinch Stole Christmas! The Musical. The Chicago Theatre regularly ranks as one of the highest-grossing entertainment venues of its size in the world, based on Billboard magazine’s mid-year and year-end rankings.

MSG Networks

MSG Networks, which the Company acquired in July 2021, is an industry leader in sports production, content development and distribution. It includes two award-winning regional sports and entertainment networks, MSG Network and MSG Sportsnet (formerly MSG+), as well as a companion streaming service, MSG GO, and other digital properties.

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Debuting as the first regional sports network in the country on October 15, 1969, MSG Networks has been a pioneer in regional sports programming for more than 50 years, setting a standard of excellence, creativity and technological innovation. Today, MSG Networks’ exclusive, award-winning programming continues to be a valuable differentiator for viewers, advertisers and the Distributors that distribute its networks. MSG Networks is widely distributed throughout all of New York State and significant portions of New Jersey and Connecticut, as well as parts of Pennsylvania. MSG GO allows subscribers to access MSG Network and MSG Sportsnet and on demand content from a subscriber’s geographic region on their smartphones, tablets, and computers and is currently available to subscribers of all MSG Networks major Distributors. MSG Networks is also carried nationally by certain Distributors on sports tiers or in similar packages.

Throughout its history, MSG Networks has been at the forefront of the industry, pushing the boundaries of regional sports coverage. In the process, its networks have become a powerful platform for some of the world’s greatest athletes and entertainers. MSG Networks’ commitment to programming excellence has earned it a reputation for best-in-class programming, production, marketing, and technical innovation. It has won more New York Emmy Awards for live sports and original programming over the past 10 years than any other regional sports network in the region.

The foundation of MSG Networks’ programming is its professional sports coverage. MSG Network and MSG Sportsnet feature a wide range of compelling sports content, including exclusive live local games and other programming of the Knicks, Rangers, Islanders, Devils and Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. MSG Networks also showcases a wide array of other sports and entertainment programming, which includes Westchester Knicks basketball, New York Riptide lacrosse, as well as horse racing, soccer, poker, tennis, mixed martial arts and boxing programs.

MSG Network and MSG Sportsnet collectively air hundreds of live professional games each year, along with a comprehensive lineup of other sporting events and original programming designed to give fans behind-the-scenes access and insight into the teams and players they love. This content includes pre- and post-game coverage throughout the seasons, along with team-related programming that features coaches, players and more, all of which capitalizes on the enthusiasm for the teams featured on MSG Network and MSG Sportsnet.

MSG Networks is also positioned as one of the premium destinations for sports gaming content. In Fiscal Year 2022, MSG Networks debuted three new sports gaming shows prior to the legalization of mobile sports gaming in New York — The Bettor Half Hour, The Betting Exchange, and Odds with Ends. Each show features a mix of sports gaming experts and former New York athletes delivering sports gaming content in a fun and informative way.

Intellectual Property

We create, own and license intellectual property in the countries in which we operate, have operated or intend to operate, and it is our practice to protect our trademarks, brands, copyrights, inventions and other original and acquired works. We have registered many of our trademarks and have filed applications for certain others. Additionally, we have filed for patent protection in the United States. Our registrations and applications relate to trademarks and inventions associated with, among other of our brands, Madison Square Garden and the Radio City Rockettes brands. We believe our ability to maintain and monetize our intellectual property rights, including our brand logos, are important to our business, our brand-building efforts and the marketing of our products and services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or protect against vulnerability to oppositions or cancellation actions due to non-use. See “— Risk Factors — Risks Related to Cybersecurity and Intellectual Property — We May Become Subject to Infringement or Other Claims Relating to Our Content or Technology” and “— Risk Factors — Risks Related to Cybersecurity and Intellectual Property — Theft of Our Intellectual Property May Have a Material Negative Effect on Our Business and Results of Operations.”

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Other Investments

Our Company explores investment opportunities that strengthen its existing position within the entertainment landscape and/or allow us to exploit our assets and core competencies for growth.

Our Community

The Company actively engages with and supports the communities we serve through a variety of important initiatives.

We are proud to play a leadership role organizing extraordinary events such as opening The Garden to the “12-12-12” benefit concert organized post-Superstorm Sandy, which raised more than $50 million for hurricane victims. In February 2020, The Garden opened its doors to 18,000 New York City public school students for an exclusive, free performance of the Broadway production of To Kill a Mockingbird. In addition to these events, the Company provides funding annually to various non-profit organizations across the country, as well as in-kind contributions such as tickets, promotional items and food to schools, charities and community-based organizations in the local area. During the COVID-19 pandemic, the Company worked with dozens of local restaurants and charities to donate approximately 200,000 meals to families in need. In addition, the Company is a long-time supporter of the Lustgarten Foundation for Pancreatic Cancer Research, the nation’s largest private supporter of pancreatic cancer research, which has directed more than $225 million to research and assembled the best scientific minds to help find a cure.

Our Company also has a close association with The Garden of Dreams Foundation (the “Foundation”), a non-profit charity dedicated to bringing life changing opportunities to young people in need. In partnership with the Company and MSG Sports, the Foundation provides young people in our communities with access to educational and skills opportunities, mentoring programs, and memorable experiences that enhance their lives, help shape their futures and create lasting joy. Specific initiatives include the Inspire Scholarship program, which has committed since its inception over $5.8 million in aid to high school seniors to provide financial assistance related to college and trade school expenses, and “MSG Classroom,” an Emmy award-winning educational initiative that teaches high school students about the media industry through hands-on learning opportunities in areas such as broadcasting, script writing and production. All of the Foundation’s activities target young people facing illness or financial challenges, as well as children of uniformed personnel who have been lost or injured while serving our communities. Since its inception in 2006, the Foundation has impacted more than 400,000 young people and their families.

Regulation

The rules, regulations, policies and procedures affecting our business are subject to change. The following paragraphs describe the existing legal and regulatory requirements that are most significant to our business today; they do not purport to describe all present and proposed laws and regulations affecting our business.

Our Entertainment business is subject to the general powers of federal, state and local government, as well as foreign governmental authorities, to deal with matters of health and public safety.

Venue Licenses

Our venues, like all public spaces, are subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which they are located. Our venues are also subject to zoning and outdoor advertising regulations, and, with respect to Radio City Music Hall, the Beacon Theatre and The Chicago Theatre, landmark regulations which restrict us from making certain modifications to our facilities as of right or from operating certain types of businesses. Our venues also require a number of licenses to operate, including occupancy permits, exhibition licenses, food and beverage permits, liquor licenses and other

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authorizations and, with respect to The Garden, a zoning special permit granted by the New York City Planning Commission. In the jurisdictions in which these venues are located, the operator is subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor guest is a violation of the law and may provide for strict liability for certain damages arising out of such violations. In addition, our venues are subject to the federal Americans with Disabilities Act (and related state and local statutes), which requires us to maintain certain accessibility features at each of our facilities. We and our venues are also subject to environmental laws and regulations. See “— Risk Factors — Economic and Operational Risks — We Are Subject to Extensive Governmental Regulation and Our Failure to Comply with These Regulations May Have a Material Negative Effect on Our Business and Results of Operations.”

Labor

Our Entertainment business is also subject to regulation regarding working conditions, overtime and minimum wage requirements. See “— Risk Factors — Economic and Operational Risks — Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.”

Ticket Sales

Our Entertainment business is subject to legislation governing the sale and resale of tickets and consumer protection statutes generally.

Data and Privacy

We are subject to data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States. For example, California passed a comprehensive data privacy law, the CCPA, and other states including Virginia and Colorado have also passed similar laws. Additionally, the CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights procedures and obligations, limitations on data uses, new audit requirements for higher risk data, and constraints on certain uses of sensitive data. The majority of the CPRA provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

FCC Regulations

Our MSG Networks business is also subject to regulation by the FCC. The FCC imposes regulations directly on programming networks and also on certain Distributors that affect programming networks indirectly.

Closed Captioning

Our programming networks must provide closed captioning of video programming for the hearing impaired and meet certain captioning quality standards. The FCC and certain of our affiliation agreements require us to certify compliance with such standards. We are also required to provide closed captioning on certain video content delivered via the Internet.

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Commercial Loudness

FCC rules require MVPDs to ensure that all commercials comply with specified volume standards, and certain of our affiliation agreements require us to certify compliance with such standards.

Advertising Restrictions on Children’s Programming

Any programming intended primarily for children 12 years of age and under and associated Internet websites that we may offer must comply with certain limits on commercial matter and certain of our affiliation agreements require us to certify compliance with such standards.

Obscenity Restrictions

Distributors are prohibited from transmitting obscene programming, and certain of our affiliation agreements require us to refrain from including such programming on our networks.

Program Carriage

The FCC has made changes to the program carriage rules, which prohibit Distributors from favoring their affiliated programming networks over unaffiliated similarly situated programming networks in the rates, terms and conditions of carriage agreements between programming networks and cable operators or other MVPDs. Some of these recent changes to the rules could make it more difficult for our programming networks to challenge a Distributor’s decision to decline to carry one of our programming networks or to discriminate against one of our programming networks.

Packaging and Pricing

The FCC periodically considers examining whether to adopt rules regulating how programmers package and price their networks, such as whether programming networks require Distributors to purchase and carry undesired programming in return for the right to carry desired programming and, if so, whether such arrangements should be prohibited.

Effect of “Must-Carry” and Retransmission Consent Requirements

The FCC’s implementation of the statutory “must-carry” obligations requires cable and satellite Distributors to give broadcasters preferential access to channel space, and the implementation of “retransmission consent” requirements allow broadcasters to extract compensation, whether monetary or mandated carriage of affiliated content, in return for permission to carry their networks. These rules may reduce the amount of channel space that is available for carriage of our programming networks and the amount of funds that Distributors have to pay us for our networks.

Website and Mobile Application Requirements

Our Entertainment and MSG Networks businesses are also subject to certain regulations applicable to our Internet websites and mobile applications. We maintain various websites and mobile applications that provide information and content regarding our business, offer merchandise and tickets for sale, make available sweepstakes and/or contests and offer hospitality services. The operation of these websites and applications may be subject to third-party application store requirements, as well as a range of federal, state and local laws including those related to privacy and protection of personal information, accessibility for persons with disabilities and consumer protection regulations. In addition, to the extent any of our websites seek to collect information from children under 13 years of age, they may be subject to the Children’s Online Privacy Protection Act, which places restrictions on websites’ and online services’ collection and use of personally identifiable information online from children under age 13 without parental consent.

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Competition

Competition in Our Entertainment Business

Our Entertainment business competes, in certain respects and to varying degrees, with other live performances, sporting events, movies, home entertainment (including the Internet and online services, social media and social networking platforms, television, video and gaming devices), and the large number of other entertainment and public attraction options available to members of the public. Our Entertainment business typically represents alternative uses for the public’s entertainment dollars. The primary geographic area in which we operate, New York City, is among the most competitive entertainment markets in the world, with the world’s largest live theater industry and extensive performing arts venues, 12 major professional sports teams, numerous museums, galleries and other attractions, and numerous movie theaters available to the public. Our venues and live offerings outside of New York City similarly compete with other entertainment options in their respective markets and elsewhere. We compete with these other entertainment options on the basis of the quality of our offerings, the public’s interest in our content and the price of our tickets.

We compete for bookings with a large number of other venues both in the cities in which our venues are located and in alternative locations capable of booking the same productions and events. Generally, we compete for bookings on the basis of the size, quality, expense and nature of the venue required for the booking. Some of our competitors may have a larger network of venues and/or greater financial resources.

In addition to competition for bookings and ticket sales, we also compete to varying degrees with other productions and sporting events for advertising and sponsorship dollars.

Competition in Our MSG Networks Business

Distribution of Programming Networks

The business of distributing programming networks is highly competitive. Our programming networks face competition from other programming networks, including other regional sports and entertainment networks, for the right to be carried by a particular Distributor, and for the right to be carried on the service tier(s) that will attract the most subscribers. Once a programming network of ours is carried by a Distributor, that network competes for viewers not only with the other programming networks available through the Distributor, but also with pay-per-view programming and video on demand offerings, as well as Internet and online streaming and on demand services, mobile applications, social media and social networking platforms, radio, print media, motion picture theaters, home video, and other sources of information, sporting events and entertainment. Each of the following competitive factors is important to our networks: the prices we charge for our programming networks, the variety, quantity and quality (in particular, the performance of the sports teams whose media rights we control), of the programming offered on our networks, and the effectiveness of our marketing efforts.

Our ability to successfully compete with other programming networks for distribution may be hampered because the Distributors may be affiliated with other programming networks. In addition, because such affiliated Distributors may have a substantial number of subscribers, the ability of such competing programming networks to obtain distribution on affiliated Distributors may lead to increased subscriber and advertising revenue for such networks because of their increased penetration compared to our programming networks. Even if such affiliated Distributors carry our programming networks, there is no assurance that such Distributors will not place their affiliated programming network on more desirable tier(s) or otherwise favor their affiliated programming network, thereby giving the affiliated programming network a competitive advantage over our own.

New or existing programming networks that are owned by or affiliated with broadcast networks such as NBC, ABC, CBS or Fox, or broadcast station owners, such as Sinclair, may have a competitive advantage over our networks in obtaining distribution through the “bundling” of agreements to carry those programming networks with the agreement giving the Distributor the right to carry a broadcast station owned by or affiliated with the network.

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In addition, content providers (such as certain broadcast and cable networks) and new content developers, Distributors and syndicators are distributing programming directly to consumers on an OTT basis. In addition to existing direct-to-consumer streaming services such as Amazon Prime, Hulu, Netflix, Apple TV+, Disney+, HBO Max and Peacock, additional services have launched and more will likely launch in the near term, which may include sports-focused services that may compete with our networks for viewers and advertising revenue. Such direct-to-consumer OTT distribution of content has contributed to consumers eliminating or downgrading their pay television subscription, which results in certain consumers not receiving our programming networks.

See “— Risk Factors — General Risk Factors — All of Our Businesses Face Intense and Wide-Ranging Competition That May Have a Material Negative Effect on Our Business and Results of Operations.” and “— Risk Factors — Risks Related to Our MSG Networks Business — We May Not Be Able to Adapt to New Content Distribution Platforms and to Changes in Consumer Behavior Resulting From Emerging Technologies, Which May Have a Material Negative Effect on Our Business and Results of Operations.”

Sources of Programming

We also compete with other networks and other distribution outlets to secure desired programming, including sports-related programming. Competition for programming increases as the number of programming networks and distribution outlets, including, but not limited to, streaming outlets, increases. Other programming networks, or distribution outlets, that are affiliated with or otherwise have larger relationships with programming sources such as sports teams or leagues, movie or television studios, or film libraries may have a competitive advantage over us in this area.

Competition for Sports Programming Sources

Because the loyalty of the sports viewing audience to a sports programming network is primarily driven by loyalty to a particular team or teams, access to adequate sources of sports programming is particularly critical to our networks. In connection with the spinoff of MSG Sports from MSG Networks in September 2015, MSG Networks entered into long-term media rights agreements with the Knicks and Rangers providing MSG Networks with the exclusive live local media rights to their games. MSG Networks also has multi-year media rights agreements with the Islanders, Devils and Sabres. Our rights with respect to these professional teams may be limited in certain circumstances due to rules imposed by the leagues in which they compete. Our programming networks compete for telecast rights for teams or events principally with national or regional programming networks that specialize in, or carry, sports programming, local and national commercial broadcast television networks, independent syndicators that acquire and resell such rights nationally, regionally and locally, streaming outlets and other Internet and mobile-based distributors of programming. Some of our competitors may own or control, or are owned or controlled by, or otherwise affiliated with, sports teams, leagues or sports promoters, which gives them an advantage in obtaining telecast rights for such teams or sports. For example, two professional sports teams located in New York have ownership interests in programming networks featuring the games of their teams. Distributors may also contract directly with the sports teams in their local service areas for the right to distribute games on their platforms.

The increasing amount of sports programming available on a national basis, including pursuant to national media rights arrangements (e.g., NBA on ABC, ESPN and TNT, and NHL on ABC, ESPN, ESPN+ and TNT), as part of league-controlled sports programming networks (e.g., NBA TV and NHL Network), in out-of-market packages (e.g., NBA League Pass and NHL Center Ice), league and other websites, mobile applications and streaming outlets, may have an adverse impact on our competitive position as our programming networks compete for distribution and for viewers.

Competition for Advertising Revenue

The level of our advertising revenue depends in part upon unpredictable and volatile factors beyond our control, such as viewer preferences, the performance of the sports teams whose media rights we control, the

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quality and appeal of the competing programming and the availability of other entertainment activities. See “— Risk Factors — Risks Related to Our MSG Networks Business — We Derive Substantial Revenues From the Sale of Advertising Time and Those Revenues Are Subject to a Number of Factors, Many of Which Are Beyond Our Control.”

Human Capital Resources

We believe the strength of our workforce is one of the significant contributors to our success. Our key human capital management objectives are to invest in and support our employees in order to attract, develop and retain a high performing and diverse workforce.

Diversity and Inclusion (“D&I”)

We aim to create an employee experience that fosters the Company’s culture of respect and inclusion. By welcoming the diverse perspectives and experiences of our employees, we all share in the creation of a more vibrant, unified, and engaging place to work. To advance these efforts, we maintain a Diversity and Inclusion Council (the “D&I Council”) comprised of employees from the Company, MSG Entertainment and MSG Sports who have demonstrated a high level of passion and commitment to diversity and inclusion.

Several D&I Council initiatives have furthered these objectives under the expanded Talent Management, Diversity and Inclusion function led by MSG Entertainment’s VP, Talent Management and Chief Diversity Officer, including:

Workforce: Embedding Diversity and Inclusion through Talent Actions

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Introduced bi-annual workforce demographic dashboards to the extended management team and facilitated four diversity and inclusion content-specific working sessions to advise leaders on strategies to build and retain inclusive teams.

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Revisited our mandatory Inclusive Selection Training for managers and developed guidelines to de-bias talent review conversations with an aim to increase objectivity and consistency around leadership potential.

•	Developed an Emerging Talent List to expand our talent pool to better identify and develop high performing diverse talent for expanded roles and promotion opportunities.

Workplace: Building an Inclusive and Accessible Community

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In fiscal year 2022, MSG Entertainment launched the MSG Diversity & Inclusion Heritage Month enterprise calendar to acknowledge and celebrate culturally relevant days and months of recognition, anchored by our six employee resource groups: Asian Americans and Pacific Islanders (AAPI), Black, LatinX, PRIDE, Veterans, and Women. Viewership of D&I related content on our internal employee communications portal by MSG Entertainment and MSG Sports personnel more than doubled year-over-year.

•	Introduced a Paid Military Leave benefit to support our employees who are called to military service, demonstrating our commitment to be a military-friendly employer.

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Launched our first employer-branded campaign, “We Are MSG”, reflecting the values of the Company, MSG Entertainment and MSG Sports and the diversity that unites our community. The first video, Faces of MSG, was publicly released on internal and external platforms, anchoring our careers website and LinkedIn page.

Community: Bridging the Divide through Expansion to Diverse Stakeholders

•	Focused on connecting with minority-owned businesses to increase the diversity of our vendors and suppliers by leveraging employee resource groups and our community, which creates revenue generating

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opportunities for diverse suppliers to promote their businesses and products. In Fiscal Year 2022, MSG Entertainment and MSG Sports hosted the Black Fashion Pop-Up Shop and Pride Fest for Black and LGBTQ+ entrepreneurs, respectively.

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Invested in an external facing supplier diversity portal on our website, which we expect to launch in Fiscal Year 2023. The portal is intended to expand opportunities for MSG Entertainment to do business with diverse suppliers, including minority-, women-, LGBTQ+- and veteran-owned businesses.

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Strengthened our commitment to higher education institutions to increase campus recruitment pipelines. In partnership with the Knicks and our social impact team, MSG Entertainment and MSG Sports hosted the 1st Annual Historically Black Colleges and Universities (“HBCU”) Night highlighting the important contributions of these institutions. In partnership with Chase, MSG Entertainment and MSG Sports awarded a twenty-five-thousand-dollar scholarship to a Spelman College student. Additionally, we hosted HBCU SpringComing Innovation Lab for select HBCU alumni and students, leveraging their insights to strengthen our recruitment outreach strategy. We also partnered with select City University of New York students to host resume workshops curated and sponsored by the PRIDE employee resource group.

Talent

As of June 30, 2022, we had approximately [●] full-time union and non-union employees and [●] part-time union and non-union employees.

We aim to attract top talent through our prestigious brands and venues, as well as through the many benefits we offer. We aim to retain and develop our talent by emphasizing our competitive rewards, offering opportunities that support employees both personally and professionally, and our commitment to fostering career development in a positive corporate culture.

Our performance management practice includes ongoing feedback and conversations between managers and team members, and talent reviews designed to identify potential future leaders and inform succession plans. We value continuous learning and development opportunities for our employees, which include a career development tool, leadership development programs, a learning platform, and tuition assistance.

Our benefit offerings are designed to meet the range of needs of our diverse workforce and include: domestic partner coverage, an employee assistance program which also provides assistance with child and elder care resources, legal support, pet insurance, wellness programs and financial planning seminars. These resources are intended to support the physical, emotional and financial well-being of our employees.

As of June 30, 2022, approximately [●]% of our employees were represented by unions. Approximately [●]% of such union employees are subject to CBAs that expired as of June 30, 2022 and approximately [●]% are subject to CBAs that will expire by June 30, 2023 if they are not extended prior thereto. Labor relations can be volatile, though our current relationships with our unions taken as a whole are positive. We have from time to time faced labor action or had to make contingency plans because of threatened or potential labor actions.

COVID-19

The health and safety of our employees, contractors, performing artists, athletes and guests at our venues is our top priority. In response to COVID-19, measures have been taken to ensure that health and safety protocols are in place and enforced throughout our offices and our venues, to the extent applicable. We also supported our employees through our relief fund, wellness programming and remote working capabilities. We believe we have been able to resume our business operations without sacrificing this commitment to keeping our employees and contractors safe while working on-site.

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Properties

We own the Madison Square Garden Complex, which includes The Garden (with a maximum capacity of approximately 21,000 seats) and Hulu Theater (approximately 5,600 seats) in New York City, comprising approximately 1,100,000 square feet; and The Chicago Theatre (approximately 3,600 seats) in Chicago comprising approximately 72,600 square feet.

Significant properties that are leased in New York City include approximately 373,000 square feet housing Madison Square Garden Entertainment Corp.’s administrative and executive offices with approximately 47,000 square feet of space that is subleased to MSG Sports, approximately 64,000 square feet housing MSG Networks’ administrative and executive offices and approximately 18,000 square feet of studio space, approximately 577,000 square feet comprising Radio City Music Hall (approximately 6,000 seats) and approximately 57,000 square feet comprising the Beacon Theatre (approximately 2,800 seats). For more information on our venues, see “Business — Our Business — Our Venues.”

Our Madison Square Garden Complex is subject to and benefits from various easements, including over the “breezeway” into Madison Square Garden from Seventh Avenue in New York City (which we share with other property owners). Our ability to continue to utilize easements requires us to comply with certain conditions. Moreover, certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions.

Legal Proceedings

Fifteen complaints were filed in connection with the Networks Merger by purported stockholders of MSG Entertainment and MSG Networks Inc.

Nine of these complaints involved allegations of materially incomplete and misleading information set forth in the joint proxy statement/prospectus filed by MSG Entertainment and MSG Networks Inc. in connection with the Networks Merger. As a result of supplemental disclosures made by MSG Entertainment and MSG Networks Inc. on July 1, 2021, all of the disclosure actions were voluntarily dismissed with prejudice prior to or shortly following the consummation of the Networks Merger.

Six complaints involved allegations of fiduciary breaches in connection with the negotiation and approval of the Networks Merger and have since been consolidated into two remaining litigations.

On September 10, 2021, the Court of Chancery entered an order consolidating two derivative complaints filed by purported MSG Entertainment stockholders. The consolidated action is captioned: In re Madison Square Garden Entertainment Corp. Stockholders Litigation, C.A. No. 2021-0468-KSJM. The consolidated plaintiffs filed their Verified Consolidated Derivative Complaint on October 11, 2021. The complaint, which names MSG Entertainment as only a nominal defendant, retains all of the derivative claims and alleges that the members of the board of directors and controlling stockholders violated their fiduciary duties in the course of negotiating and approving the Networks Merger. Plaintiffs seek, among other relief, an award of damages to MSG Entertainment, including interest, and plaintiffs’ attorneys’ fees. MSG Entertainment and other defendants filed answers to the complaint on December 30, 2021. MSG Entertainment substantially completed its production of documents responsive to plaintiffs’ requests on June 24, 2022, and continues to be engaged in responding to plaintiffs’ additional discovery requests. Pursuant to the indemnity rights in its bylaws and Delaware law, MSG Entertainment is advancing the costs incurred by defendants in this action, and defendants may assert indemnification rights in respect of any adverse judgment or settlement of the action.

On September 27, 2021, the Court of Chancery entered an order consolidating four complaints filed by purported stockholders of MSG Networks Inc. The consolidated action is captioned: In re MSG Networks Inc. Stockholder Class Action Litigation, C.A. No. 2021-0575-KSJM. The consolidated plaintiffs filed their Verified

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Consolidated Stockholder Class Action Complaint on October 29, 2021. The complaint asserts claims on behalf of a putative class of former MSG Networks Inc. stockholders against each member of the board of directors of MSG Networks Inc. and the controlling stockholders prior to the Networks Merger. Plaintiffs allege that the MSG Networks Inc. board of directors and controlling stockholders breached their fiduciary duties in negotiating and approving the Networks Merger. MSG Entertainment is not named as a defendant but has been subpoenaed to produce documents and testimony related to the Networks Merger. Plaintiffs seek, among other relief, monetary damages for the putative class and plaintiffs’ attorneys’ fees. Defendants to the MSG Networks Inc. consolidated action filed answers to the complaint on December 30, 2021. MSG Entertainment substantially completed its production of documents responsive to plaintiffs’ requests on June 24, 2022, and continues to be engaged in responding to plaintiffs’ additional discovery requests. Pursuant to the indemnity rights in its bylaws and Delaware law, MSG Entertainment is advancing the costs incurred by defendants in this action, and defendants may assert indemnification rights in respect of any adverse judgment or settlement of the action.

On September 19, 2022, the Court of Chancery approved a case schedule, governing the two consolidated actions, which set tentative trial dates for April 2023.

The Company is currently unable to determine a range of potential liability, if any, with respect to these Networks Merger-related claims. Accordingly, no accrual for these matters has been made in our combined financial statements.

[The Company will continue to bear the cost of the litigation.]

MSG Entertainment is a defendant in various other lawsuits. Although the outcome of these other lawsuits cannot be predicted with certainty (including the extent of available insurance, if any), management does not believe that resolution of these other lawsuits will have a material adverse effect on MSG Entertainment or the Company.

Financial Information about Segments and Geographic Areas

All revenues and assets of the Company’s reportable segments are attributed to or located in the United States. A majority of the Company’s revenues and assets are concentrated in the New York City metropolitan area.

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DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board of Directors from time to time in accordance with applicable law.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

[To come.]

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this MD&A, there are statements concerning the future operating and future financial performance of Spinco, including our potential spin-off from MSG Entertainment, and the impact of the COVID-19 pandemic and COVID-19 variants on our future operations. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans,” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. References to “Spinco” or the “Company” include the subsidiaries of MSG Entertainment that will be subsidiaries of the Company at the time of the Distribution. Factors that may cause such differences to occur include, but are not limited to:

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our ability to effectively manage any impacts of the COVID-19 pandemic (including COVID-19 variants) as well as renewed actions taken in response by governmental authorities or certain professional sports leagues, including ensuring compliance with rules and regulations imposed upon our venues, to the extent applicable;

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the effect of any postponements or cancellations by third-parties or the Company as a result of the COVID-19 pandemic due to operational challenges and other health and safety concerns (such as the partial cancellation of the 2021 production of the Christmas Spectacular);

•	the extent to which attendance at our venues may be impacted by government actions, continuing health concerns by potential attendees and reduced tourism;

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the impact on the payments we receive under the Arena License Agreements as a result of government-mandated capacity restrictions, league restrictions and/or social-distancing or vaccination requirements, if any, at games of the Knicks of the NBA and the Rangers of the NHL;

•	the level of our expenses, including our corporate expenses;

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the level of our revenues, which depends in part on the popularity of the Christmas Spectacular, the sports teams whose games are played at The Garden and broadcast on our networks, and other events which are presented in our venues or broadcast on our networks;

•	lack of operating history as an operating company and costs associated with being an independent public company;

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the demand for MSG Networks programming among Distributors and the subscribers thereto, and our ability to enter into and renew affiliation agreements with Distributors, or to do so on favorable terms, as well as the impact of consolidation among Distributors;

•	our ability to develop and successfully execute MSG Networks’ strategy for a direct-to-consumer offering;

•	the ability of MSG Networks’ Distributors to maintain, or minimize declines in, subscriber levels;

•	the impact of subscribers selecting Distributors’ packages that do not include our networks or Distributors that do not carry our networks at all;

•	the security of our MSG Networks program signal and electronic data;

•	the on-ice and on-court performance of the professional sports teams whose games we broadcast on our networks and host in our venues;

•	the level of our capital expenditures and other investments;

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•	general economic conditions, especially in the New York City and Chicago metropolitan areas where we have significant business activities;

•	the demand for sponsorship arrangements and advertising and viewer ratings for our networks;

•	competition, for example, from other venues and sports and entertainment options and other regional sports and entertainment networks, including the construction of new competing venues;

•	the relocation or insolvency of professional sports teams with which we have a media rights agreement;

•	our ability to maintain, obtain or produce content, together with the cost of such content;

•	MSG Networks’ ability to renew or replace our media rights agreements with professional sports teams;

•	changes in laws, guidelines, bulletins, directives, policies and agreements, and regulations under which we operate;

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any economic, social or political actions, such as boycotts, protests, work stoppages or campaigns by labor organizations, including the unions representing players and officials of the NBA and NHL, or other work stoppage due to COVID-19 or otherwise;

•	seasonal fluctuations and other variations in our operating results and cash flow from period to period;

•	the successful development of new live productions, enhancements or changes to existing productions and the investments associated with such development, enhancements, or changes.

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business, reputational and litigation risk if there is a cyber or other security incident resulting in loss, disclosure or misappropriation of stored personal information, disruption of our MSG Networks business or disclosure of confidential information or other breaches of our information security;

•	activities or other developments (such as pandemics, including the COVID-19 pandemic) that discourage or may discourage congregation at prominent places of public assembly, including our venues;

•	the acquisition or disposition of assets or businesses and/or the impact of, and our ability to successfully pursue, acquisitions or other strategic transactions;

•	our ability to successfully integrate acquisitions, new venues or new businesses into our operations;

•	our internal control environment and our ability to identify and remedy any future material weaknesses;

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the costs associated with, and the outcome of, litigation and other proceedings to the extent uninsured, including litigation or other claims against companies we invest in or acquire, including those related to the Networks Merger;

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the impact of governmental regulations or laws, changes in how those regulations and laws are interpreted, as well as the continued benefit of certain tax exemptions and the ability to maintain necessary permits or licenses;

•	the impact of any government plans to redesign New York City’s Penn Station;

•	the impact of sports league rules, regulations and/or agreements and changes thereto;

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the substantial amount of debt incurred, the ability of our subsidiaries to make payments on, or repay or refinance, such debt under their respective credit facilities and our ability to obtain additional financing, to the extent required;

•	financial community perceptions of our business, operations, financial condition and the industries in which we operate;

•	the performance by MSG Sports of its obligations under various agreements with the Company and ongoing commercial arrangements, including the Arena License Agreements;

•	the tax-free treatment of the Distribution;

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•	our ability to achieve the intended benefits of the Distribution;

•	failure of the Company or MSG Entertainment to satisfy its obligations under transition services agreements or other agreements entered into in connection with the Distribution; and

•	the additional factors described under “Risk Factors” in this information statement.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

All dollar amounts included in the following MD&A are presented in thousands, except as otherwise noted.

Introduction

This MD&A is provided as a supplement to, and should be read in conjunction with the Company’s audited combined annual financial statements and footnotes thereto included elsewhere in this information statement to help provide an understanding of our financial condition, changes in financial condition and results of operations. The information included in this MD&A should also be read in conjunction with the financial data set forth under the pro forma combined financial information. See “Unaudited Pro Forma Combined Financial Information” for further details.

Our MD&A is organized as follows:

Proposed Distribution and Basis of Presentation. This section provides a general description of the proposed spin-off that would separate our traditional live entertainment and MSG Networks businesses from the MSG Sphere and Tao Group Hospitality businesses of MSG Entertainment.

Business Overview. This section provides a general description of our business, as well as other matters that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

Results of Operations. This section provides an analysis of our results of operations for Fiscal Years 2022, 2021, and 2020 on both a (i) combined basis and (ii) segment basis.

Liquidity and Capital Resources. This section provides a discussion of our financial condition and liquidity, as well as an analysis of our cash flows for Fiscal Years 2022, 2021, and 2020. The discussion of our financial condition and liquidity includes summaries of our primary sources of liquidity, our contractual obligations and off-balance sheet arrangements that existed at June 30, 2022.

Seasonality of Our Business. This section discusses the seasonal performance of our Entertainment and MSG Networks segments.

Recently Issued Accounting Pronouncements and Critical Accounting Policies. This section cross-references a discussion of accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies and recently issued accounting pronouncements, are discussed in the notes to our combined financial statements included elsewhere in this information statement.

Proposed Distribution and Basis of Presentation

At a meeting on August 18, 2022, the board of directors of Madison Square Garden Entertainment Corp. authorized MSG Entertainment management to explore a potential tax-free spin-off of the traditional live entertainment business and MSG Networks business from the MSG Sphere and Tao Group Hospitality business.

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On September 15, 2022, the newly formed registrant, MSGE Spinco, Inc., was incorporated in the state of Delaware to be the company to hold the traditional live entertainment business and MSG Networks business of MSG Entertainment. The spin-off is expected to be completed through a tax-free pro rata distribution of approximately 67% of the common stock of the Company to MSG Entertainment stockholders (the “Distribution”). The remaining approximately 33% economic interest in the Company would be retained by MSG Entertainment, subject to completion of the Distribution. In order to maintain the tax-free nature of the Distribution, MSG Entertainment is required by applicable tax rules to dispose of the retained interest within a fixed period of time, which may occur through a series of steps including sales, exchange offers or pro rata distributions. MSG Entertainment expects to dispose of such retained shares within one year of the date of the Distribution, subject to market conditions.

On October 25, 2022, the MSG Entertainment board of directors approved the filing of a Form 10 registration statement and amendments thereto. Completion of the Distribution is subject to various conditions, including final approval by the board of directors of MSG Entertainment, receipt of a tax opinion from counsel and the filing and effectiveness of the registration statement with the Securities and Exchange Commission (“SEC”).

The combined financial statements of the Company (the “combined financial statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG Entertainment. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification, also referred to as “ASC.”

Historically, separate financial statements have not been prepared for the Company and it has not operated as a stand-alone business from MSG Entertainment. The combined financial statements include certain assets and liabilities that have historically been held by MSG Entertainment or by other MSG Entertainment subsidiaries but are specifically identifiable or otherwise attributable to the Company. The combined financial statements are presented as if the Company’s businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the Distribution of all of the assets and liabilities presented are wholly owned by MSG Entertainment and are being transferred to the Company at a carry-over basis.

Fiscal Year 2020 includes additional carve-out allocations as the combined financial statements for the period from July 1, 2019 to April 17, 2020 were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG Sports. This was a result of a distribution of all the outstanding common stock of MSG Entertainment to MSG Sports stockholders (referred herein as the “2020 Entertainment Distribution”).

All significant intracompany transactions and balances within the Company’s combined businesses have been eliminated. Certain historical intercompany transactions between MSG Entertainment and the Company have been included as components of MSG Entertainment investment in the combined financial statements, as they are to be considered effectively settled upon effectiveness of the Distribution and were not historically settled in cash. Certain other historical intercompany transactions between MSG Entertainment and the Company have been classified as related party, rather than intercompany, in the combined financial statements as they were historically settled in cash. See Note 19. Related Party Transactions in the combined financial statements included elsewhere in this information statement for additional information.

The combined statements of operations include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by MSG Entertainment, such as

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expenses related to executive management, finance, legal, human resources, government affairs, and information technology among others. As part of the Distribution, certain corporate and operational support functions are being transferred to Spinco and therefore, charges were reflected in order to properly burden all business units comprising MSG Entertainment’s historical operations. These expenses have been allocated to MSG Entertainment on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined assets, headcount or other measures of Spinco or MSG Entertainment, which is recorded as a reduction of either direct operating expenses or selling, general & administrative (“SG&A”) expense. See Note 19. Related Party Transactions in the combined financial statements included elsewhere in this information statement for additional information.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so. See “Unaudited Pro Forma Combined Financial Information — Notes to Unaudited Pro Forma Combined Financial Statements” and Note 2, Summary of Significant Accounting Policies included elsewhere within this information statement for additional information.

Business Overview

We are a live entertainment and media company comprised of iconic venues, marquee entertainment content and award-winning regional sports and entertainment networks. Utilizing the Company’s powerful brands and live entertainment and media expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences.

We manage our business through two reportable segments:

The Entertainment segment includes the Company’s portfolio of venues: The Garden, Hulu Theater, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Entertainment segment also includes the original production, the Christmas Spectacular. This segment also includes our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

The MSG Networks segment is comprised of the Company’s regional sports and entertainment networks, MSG Network and MSG Sportsnet (formerly MSG+), as well as a companion streaming service, MSG GO, and other digital properties. MSG Networks serves the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania and features a wide range of sports content, including exclusive live local games and other programming of the Knicks of the NBA and the Rangers, the Islanders, the Devils and the Sabres of the NHL, as well as significant coverage of the Giants and the Bills of the NFL.

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden, Hulu Theater and The Chicago Theatre, and leases Radio City Music Hall and the Beacon Theatre.

For both reportable segments, all of the Company’s revenues and assets are attributed to or located in the United States and are primarily concentrated in the New York City metropolitan area.

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Impact of the COVID-19 Pandemic on Our Business

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. For the majority of Fiscal Year 2021, substantially all operations of the Entertainment business were suspended and MSG Networks aired substantially fewer games. Fiscal Year 2022 was also impacted by the pandemic, with fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the fiscal second and third quarters.

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. As a result, our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company’s long-term Arena License Agreements with MSG Sports require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in new government or league-mandated capacity restrictions or vaccination/mask requirements or impact

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the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.

For more information about the risks to the Company as a result of the COVID-19 pandemic and its impact on our operating results, see “Risk Factors” included elsewhere in this information statement for further details.

Description of Our Segments

Entertainment

Our Entertainment segment, which represented approximately 53% of our combined revenues before inter-segment eliminations for Fiscal Year 2022, produces, presents and hosts live entertainment events, including (i) concerts, (ii) sports events, and (iii) other live events such as family shows, performing arts events and special events, in our diverse collection of venues. The scope of our collection of venues enables us to showcase acts that cover a wide spectrum of genres and popular appeal.

Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows. If we serve as promoters or co-promoters of a show, we have economic risk relating to the event.

Our Entertainment segment also creates, produces and/or presents live productions that are performed in the Company’s venues. This includes the Christmas Spectacular production, which features the world-famous Rockettes and which has been performed at Radio City Music Hall for 88 years.

The Company also owns a controlling interest in BCE, the entertainment production company that owns and operates the Boston Calling Music Festival.

Revenue Sources — Entertainment

The Company’s Entertainment segment earns revenue from several primary sources: ticket sales to our audiences for live events that we produce or promote/co-promote, license fees for our venues paid by third-party promoters or licensees in connection with events that we do not produce or promote/co-promote, facility and ticketing fees, concessions, sponsorships and signage, suite license fees at The Garden, merchandising and tours at certain of our venues. The amount of revenue and expense recorded by the Company for a given event depends to a significant extent on whether the Company is promoting or co- promoting the event or is licensing a venue to a third party or MSG Sports. See “Venue License Fees” below for further discussion of our venue licensing arrangements with MSG Sports.

Ticket Sales and Suite Licenses

For our productions and for entertainment events in our venues that we promote, we recognize revenues from the sale of tickets to our audiences. We sell tickets to the public through our box office, via our websites and ticketing agencies and through group sales. The amount of revenue we earn from ticket sales depends on the number of shows and the mix of events that we promote, the capacity of the venue used, the extent to which we can sell to fully utilize the capacity, and our ticket prices.

The Garden has 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen and the Hub Loft. Suite licenses at The Garden are generally sold to corporate customers with the majority being multi-year licenses with annual escalators. The Company licenses Suite Sixteen to Tao Group Hospitality in exchange for license fee payments.

Under standard suite licenses, the licensees pay an annual license fee, which varies depending on the location of the suite. The license fee includes, for each seat in the suite, tickets for events at The Garden for

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which tickets are sold to the general public, subject to certain exceptions. In addition, suite holders separately pay for food and beverage service in their suites at The Garden. Revenues from the sale of suite licenses are shared between the Company and MSG Sports. Revenues for the Company’s suite license arrangements are recorded on a gross basis, as the Company is the principal in such transactions and controls the related goods or services until transfer to the customer. MSG Sports’ share of the Company’s suite license revenue is recognized in the combined statements of operations as a component of direct operating expenses. The revenue sharing expense recognized by the Company for MSG Sports’ share of suite license revenue at The Garden is based on a 67.5% allocation to MSG Sports pursuant to the Arena License Agreements.

Venue License Fees

For entertainment events held at our venues that we do not produce, promote or co-promote, we typically earn revenue from venue license fees charged to the third-party promoter or producer of the event. The amount of license fees we charge varies by venue, as well as by the size of the production and the number of days utilized, among other factors. Our fees typically include both the cost of renting space in our venues and costs for providing event staff, such as front-of-house and back-of-house staff, including stagehands, electricians, laborers, box office staff, ushers and security as well as production services such as staging, lighting and sound.

In connection with the 2020 Entertainment Distribution, the Company entered into Arena License Agreements with MSG Sports that, among other things, require the Knicks and the Rangers to play their home games at The Garden in exchange for fixed annual license fees scheduled to be paid monthly over the term of the agreement. The Company accounts for these license fees as operating lease revenue given that the Company provides MSG Sports with the right to direct the use of and obtain substantially all of the economic benefit from The Garden during Knicks and Rangers home games. Operating lease revenue is recognized on a straight-line basis over the term, adjusted pursuant to the terms of the Arena License Agreements, which is comprised of non-consecutive periods of use when MSG Sports uses The Garden generally for their professional sports teams’ preseason and regular season home games. As such, operating lease revenue is recognized ratably as events occur.

The Arena License Agreements allow for certain reductions in the license fees during periods when The Garden is not available for use due to a force majeure event. As a result of the government-mandated suspension of events at The Garden due to the impact of the COVID-19 pandemic, at the beginning of Fiscal Year 2021, The Garden was not available for use. Capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

Facility and Ticketing Fees

For all public and ticketed events held in our venues aside from MSG Sports home games, we also earn additional revenues on substantially all tickets sold, whether we promote/co-promote the event or license the venue to a third party. These revenues are earned in the form of certain fees and assessments, including the facility fees we charge, and vary by venue.

Concessions

We sell food and beverages during substantially all events held at our venues. In addition to concession-style sales of food and beverages, which represent the majority of our concession revenues, we also generate revenue from catering for our suites at The Garden. Pursuant to the Arena License Agreements related to the use of The Garden by MSG Sports, the Company shares with MSG Sports revenues and related expenses associated with sales of food and beverages (including suite catering) during Knicks and Rangers games at The Garden.

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Revenue generated from in-venue food and beverage sales at MSG Sports’ events is recognized by the Company on a gross basis, with a corresponding revenue sharing expense for MSG Sports’ share of such sales recorded within direct operating expense. The Arena License Agreements require the Company to pay 50% of the net proceeds generated from in-venue food and beverage sales to MSG Sports.

Merchandise

We earn revenues from the sale of merchandise related to our proprietary productions and other live entertainment events that take place at our venues. The majority of our merchandise revenues are generated through on-site sales during performances of our productions and other live events. We also generate revenues from the sales of our Christmas Spectacular merchandise, such as ornaments and apparel, through traditional retail channels. Revenues associated with Christmas Spectacular merchandise are generally recorded on gross basis (as principal). Typically, revenues from our merchandise sales at our non-proprietary events relate to sales of merchandise provided by the artist, the producer or promoter of the event and are generally subject to a revenue sharing arrangement and are generally recorded on a net basis (as agent).

Pursuant to the Arena License Agreements, the Company receives 30% of revenues, net of taxes and credit card fees, recorded on a net basis (agent), from the sale of MSG Sports teams merchandise sold at The Garden.

Signage and Sponsorship

We earn revenues through the sale of signage space and sponsorship rights in connection with our venues, productions and other live entertainment events. Signage revenues generally involve the sale of advertising space at The Garden during entertainment events and otherwise in our venues. We also earn our revenues through the sale of outdoor signage around the Madison Square Garden complex and Penn Station.

Sponsorship agreements may require us to use the name, logos and other trademarks of sponsors in our advertising and in promotions for our venues, productions and other live entertainment events. Sponsorship arrangements may be exclusive within a particular sponsorship category or non-exclusive and generally permit a sponsor to use the name, logos and other trademarks of our productions, events and venues in connection with their own advertising and in promotions in our venues or in the community.

Prior to the 2020 Entertainment Distribution, for sponsorship agreements entered into by the Company or for arrangements that had performance obligations satisfied solely by the Company, revenue was generally recorded on a gross basis as the Company was the principal in such arrangements and controlled the related goods or services until transfer to the customer. MSG Sports’ share of the Company’s sponsorship and signage revenue was recognized in the combined statements of operations as a component of direct operating expenses. The revenue sharing expense was specifically identified where possible, with the remainder allocated proportionally based upon revenue.

Under the Arena License Agreements, the Company shares certain sponsorship and signage revenues with MSG Sports. Pursuant to these agreements, MSG Sports has the rights to sponsorship and signage revenue that is specific to Knicks and Rangers events. The Company and MSG Sports also entered into sponsorship sales representation agreements, under which the Company has the right and obligation to sell and service sponsorships for the sports teams of MSG Sports, in exchange for a commission.

Advertising Sales (“Ad Sales”) Commission

Subsidiaries of the Company, within the Entertainment and MSG Networks segments, are parties to an advertising sales representation agreement. Pursuant to the agreement, the Company has the exclusive right and obligation to sell advertising availabilities of MSG Networks. The Company is entitled to, and earns, commission revenue on such sales. The expense associated with advertising personnel is recognized in selling, general and

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administrative expenses. For Fiscal Years 2022, 2021, and 2020, the Entertainment segment recognized $20,878, $13,698 and $12,715 of revenues, respectively, under the advertising sales representation agreement with MSG Networks. These revenues are eliminated in consolidation in the Company’s combined statements of operations.

Expenses — Entertainment

Our Entertainment segment’s principal expenses are payments made to performers of our productions, staging costs and day-of-event costs associated with events, and advertising costs. In addition, expenses in our Entertainment segment include costs associated with the ownership, lease, maintenance and operation of our venues, along with our corporate and other supporting functions. Depreciation expense on property and equipment related to the Company’s performing venues and offices is also included in the Entertainment segment’s results.

Performer Payments

Our proprietary productions are performed by talented actors, dancers, singers, musicians and entertainers. In order to attract and retain this talent, we are required to pay our performers an amount that is commensurate with both their abilities and the demand for their services from other entertainment companies. Our productions typically feature ensemble casts (such as the Rockettes), where most of our performers are paid based on a standard “scale,” pursuant to collective bargaining agreements we negotiate with the performers’ unions. Certain performers, however, have individually negotiated contracts.

Staging Costs

Staging costs for our proprietary events as well as other events that we promote include the costs of sets, lighting, display technologies, special effects, sound and all of the other technical aspects involved in presenting a live entertainment event. These costs vary substantially depending on the nature of the particular show, but tend to be highest for large-scale theatrical productions, such as the Christmas Spectacular. For concerts we promote, the performer usually provides a fully produced show. Along with performer salaries, the staging costs associated with a given production are an important factor in the determination of ticket prices.

Day-of-Event Costs

For days in which our Entertainment segment stages its productions, promotes an event or provides one of our venues to a third-party promoter under a license fee arrangement, the event is charged the variable costs associated with such event, including box office staff, stagehands, ticket takers, ushers, security, and other similar expenses. In situations where we provide our venues to a third-party promoter under a license fee arrangement, day-of-event costs are typically included in the license fees charged to the promoter. Under the Arena License Agreements related to the use of The Garden by MSG Sports, the Company is reimbursed for day-of-event costs (as defined under the Arena License Agreements). The Company records such reimbursements as reductions to direct operating expenses.

Venue Usage

The Company’s combined financial statements include expenses associated with the ownership, maintenance and operation of The Garden, which the Company and MSG Sports use in their respective operations. Prior to the 2020 Entertainment Distribution, the Company did not charge rent expense to MSG Sports for use of The Garden. However, for purposes of the Company’s combined financial statements, a portion of the historical depreciation expense as well as other non-event related venue operations costs are allocated to MSG Sports, in order to properly burden all business units comprising MSG Sports’ historical operations, related to use of The Garden. This allocation is based on event count and revenue, which the Company’s management believes is a reasonable allocation methodology. This allocation is reported as a reduction of direct operating expense in the combined statements of operations. This allocation is reflected for the portion of Fiscal Year 2020 prior to the 2020 Entertainment Distribution.

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Revenue Sharing Expenses

As discussed above, MSG Sports’ share of the Company’s suites licenses, venue signage and certain sponsorship and concessions revenue is reflected within direct operating expense as revenue sharing expenses. For periods prior to the 2020 Entertainment Distribution, such amounts were either specifically identified where possible, or allocated proportionally within the combined financial statements.

Marketing and Advertising Costs

We incur significant costs promoting our productions and other events through various advertising campaigns, including advertising on social and digital platforms, television, outdoor platforms and radio, and in newspapers. In light of the intense competition for entertainment events, such expenditures are a necessity to drive interest in our productions and encourage members of the public to purchase tickets to our shows.

MSG Networks

Revenue Sources — MSG Networks

The MSG Networks segment generates revenues principally from affiliation fees, as well as from the sale of advertising. For Fiscal Year 2022, this segment represented approximately 49% of our combined revenues before inter-segment eliminations.

Affiliation Fee Revenue

Affiliation fee revenue is earned from Distributors for the right to carry the Company’s networks. The fees we receive depend largely on the demand from subscribers for our programming.

Advertising Revenue

MSG Networks’ advertising revenue is largely derived from the sale of inventory in its live professional sports programming. As such, a disproportionate share of this revenue is earned in the second and third fiscal quarters. In certain advertising arrangements, MSG Networks guarantees specific viewer ratings for its programming. MSG Networks has an advertising sales representation agreement with the Company that provides for the Company to act as MSG Networks’ advertising sales representative, which includes the exclusive right and obligation to sell certain advertising availabilities on behalf of MSG Networks for a commission. As this is an intercompany transaction, the commissions are eliminated in consolidation in the Company’s combined statements of operations.

Expenses — MSG Networks

Direct operating expenses primarily include the cost of professional team rights acquired under media rights agreements to telecast various sporting events on our networks, and other direct programming and production-related costs of our networks.

MSG Networks entered into long-term media rights agreements with the Knicks and the Rangers, which provide MSG Networks with the exclusive live media rights to the teams’ games in their local markets. In addition, MSG Networks has multi-year media rights agreements with the Islanders, Devils and Sabres. The media rights acquired under these agreements to telecast various sporting events and other programming for exhibition on our networks are typically expensed on a straight-line basis over the applicable annual contract or license period. We negotiate directly with the teams to determine the fee and other provisions of the media rights agreements. Media rights fees for sports programming are influenced by, among other things, the size and demographics of the geographic area in which the programming is distributed, and the popularity and/or the competitiveness of a team.

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Other direct programming and production-related costs include, but are not limited to, the salaries of on-air personalities, producers, directors, technicians, writers and other creative staff, as well as expenses associated with location costs, remote facilities and maintaining studios, origination, and transmission services and facilities.

Other Expenses

The Company’s selling, general and administrative expenses primarily consist of administrative costs, including compensation, professional fees, advertising sales commissions, as well as sales and marketing costs, including non-event related advertising expenses. Operating expenses in the Company’s Entertainment segment also include corporate overhead costs and venue operating expenses. Venue operating expenses include the non-event related costs of operating the Company’s venues, and include such costs as rent for the Company’s leased venues, real estate taxes, insurance, utilities, repairs and maintenance, and labor related to the overall management of the venues. Depreciation expense on property and equipment related to The Garden and Hulu Theater is reported in the Entertainment segment.

Factors Affecting Operating Results

In addition to the discussion under the section, “Impact of the COVID-19 Pandemic on Our Business” above, the operating results of our segments are largely dependent on our ability to attract concerts and other events to our venues, revenues under various agreements entered into with MSG Sports, the continuing popularity of the Christmas Spectacular at Radio City Music Hall, the affiliation agreements MSG Networks negotiates with Distributors, the media rights agreements MSG Networks negotiates with professional sports teams, the number of subscribers of certain Distributors, and the advertising rates we charge advertisers. Certain of these factors in turn depend on the popularity and/or performance of the professional sports teams whose games we broadcast on our networks and host in our venues.

Our Company’s future performance is dependent in part on general economic conditions and the effect of these conditions on our customers. Weak economic conditions may lead to lower demand for our programming content, suite licenses and tickets to our live productions, concerts, family shows and other events, which would also negatively affect concession and merchandise sales, lower levels of sponsorship and venue signage and decrease advertising revenues. These conditions may also affect the number of concerts, family shows and other events that take place in the future. An economic downturn could adversely affect our business and results of operations.

Due largely to our media rights agreements with our NBA and NHL teams and the generally recurring nature of our affiliation fee revenue, the MSG Networks segment has consistently produced operating profits for a number of years. Advertising revenues are less predictable and can vary based upon a number of factors, including general economic conditions and team performance.

Factors Affecting Comparability

Due to the impact of the COVID-19 pandemic discussed above, each of Fiscal Year 2021 and Fiscal Year 2022 results are not comparable to the prior year and are not indicative of future results.

Purchase Accounting Adjustments

In connection with the acquisitions completed in prior years, the Company recorded certain intangible assets in accordance with ASC Topic 805 — Business Combinations. For the Company’s acquisitions, the Company recognized fair value adjustments primarily for (i) recognition of intangible assets such as trade names and festival rights and (ii) goodwill. The aforementioned fair value adjustments, except for goodwill, are expensed as incremental non-cash expenses in the Company’s combined statements of operations based on their estimated

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useful lives (“Purchase Accounting Adjustments”). The Company allocates goodwill impairment and any Purchase Accounting Adjustments to the reporting segments. See Note 20, Segment Information, to the combined financial statements included elsewhere in this information statement for more information on the presentation of Purchase Accounting Adjustments.

Results of Operations

Comparison of the Fiscal Year Ended June 30, 2022 versus the Fiscal Year Ended June 30, 2021

Combined Results of Operations

The table below sets forth, for the periods presented, certain historical financial information.

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Revenues	$1,240,577	$715,582	$524,995	73%
Direct operating expenses	738,027	359,862	378,165	105%
Selling, general and administrative expenses	311,276	255,332	55,944	22%
Depreciation and amortization	78,929	78,911	18	NM
Restructuring charges	6,982	15,328	(8,346)	(54)%

Operating income	105,363	6,149	99,214	NM
Other income (expense):
Interest expense, net	(64,640)	(45,455)	(19,185)	(42)%
Loss on extinguishment of debt	(35,629)	—	(35,629)	NM
Other income (expense), net	(49,839)	51,048	(100,887)	(198)%

Income (loss) from operations before income taxes	(44,745)	11,742	(56,487)	NM
Income tax expense	(16,626)	(20,954)	4,328	21%

Net loss	(61,371)	(9,212)	(52,159)	NM
Less: Net loss attributable to nonredeemable noncontrolling interests	(2,864)	(694)	(2,170)	NM
Net loss attributable to Spinco’s stockholders	$(58,507)	$(8,518)	$(49,989)	(587)%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

The Company’s operating results were materially impacted during Fiscal Years 2022 and 2021 by the COVID-19 pandemic and government actions taken in response. See “— Introduction — Business Overview — Impact of the COVID-19 Pandemic on Our Business” for more information.

The following is a summary of changes in our segments’ operating results for Fiscal Year 2022 as compared to Fiscal Year 2021, which are discussed below under “Business Segment Results.”

Changes attributable to	Revenues	Direct operating expenses	SG&A	Depreciation and amortization	Restructuring charges	Operating income/loss
Entertainment segment	$571,530	$320,955	$31,247	$(2,041)	$(8,798)	$230,167
MSG Networks segment	(39,355)	57,419	31,668	2,059	452	(130,953)
Inter-segment eliminations	(7,180)	(209)	(6,971)	—	—	—

	$524,995	$378,165	$55,944	$18	$(8,346)	$99,214

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Restructuring charges

Restructuring charges for Fiscal Year 2022 were $6,982 as compared to $15,328 in Fiscal Year 2021, a decrease of $8,346, or 54%. The Company’s operations have been disrupted since March 2020 due to the COVID-19 pandemic. As a direct response to this disruption, the Company implemented cost savings initiatives in order to streamline operations and preserve liquidity. For Fiscal Year 2021, the Company recorded total restructuring charges of $15,328 related to termination benefits provided to employees associated with a full-time workforce reduction in August 2020 and November 2020. For Fiscal 2022, the Company underwent additional organizational changes to further streamline operations, resulting in additional restructuring charges but of a lesser amount.

Interest expense, net

Interest expense, net for Fiscal Year 2022 was $64,640 as compared to $45,455 in Fiscal Year 2021, an increase of $19,185, or 42%. The increase in net interest expense in Fiscal Year 2022 was primarily due to an increase in interest expense of $18,787 on the MSG National Properties, LLC facilities as a result of the balance of MSG National Properties’ prior term loan facility being outstanding for almost the full year of Fiscal Year 2022 (refinanced on June 30, 2022) compared to a partial year for Fiscal Year 2021, given the Company entered into the prior term loan facility on November 12, 2020.

Loss on extinguishment of debt

For Fiscal Year 2022, the Company incurred a loss on extinguishment of debt of $35,629 in connection with the extinguishment of MSG National Properties’ prior term loan facility.

Other income (expense), net

For Fiscal Year 2022, net other expense was $49,839 as compared to net other income of $51,048 for Fiscal Year 2021, a decrease of $100,887. The decrease was primarily due to an increase in unrealized losses of $62,155 and $41,192 associated with the investments in DraftKings Inc. (“DraftKings”) and Townsquare Media, Inc. (“Townsquare”), respectively.

Income taxes

Income tax expense for Fiscal Year 2022 of $16,626 differs from income tax benefit derived from applying the statutory federal rate of 21% to the pretax loss primarily due to (i) tax expense of $11,248 related to nondeductible officers’ compensation, (ii) tax expense of $10,044 related to nondeductible transaction costs relating to the Networks Merger, (iii) state income tax expense of $2,263, and (iv) tax expense relating to change in state apportionment of $1,485.

Income tax expense for Fiscal Year 2021 of $20,954 differs from income tax expense derived from applying the statutory federal rate of 21% to the pretax income primarily due to tax expense of $9,558 related to nondeductible officers’ compensation, and state income tax expense of $7,584.

See Note 18, Income Taxes to the combined financial statements included elsewhere in this information statement for further details on the components of income tax and a reconciliation of the statutory federal rate to the effective tax rate.

Adjusted operating income (loss) (“AOI”)

The Company evaluates segment performance based on several factors, of which the key financial measure is operating income (loss) before the following adjustments, which is referred to as adjusted operating income (loss) (“AOI”), a non-GAAP financial measure:

(i)	adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports,

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(ii)	depreciation, amortization and impairments of property and equipment, goodwill and intangible assets,

(iii)	amortization for capitalized cloud computing arrangement costs,

(iv)	share-based compensation expense,

(v)	restructuring charges or credits,

(vi)	merger and acquisition-related costs, including litigation expenses,

(vii)	gains or losses on sales or dispositions of businesses and associated settlements,

(viii)	the impact of purchase accounting adjustments related to business acquisitions, and

(ix)	gains and losses related to the remeasurement of liabilities under MSG Entertainment’s Executive Deferred Compensation Plan (which was established in November 2021).

See Note 20, Segment Information to the combined financial statements included elsewhere in this information statement for further discussion on the definition of AOI.

The Company believes that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the Company’s business without regard to the settlement of an obligation that is not expected to be made in cash. The Company eliminates merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the MSG Entertainment’s Executive Deferred Compensation Plan, which were included for the first time in Fiscal Year 2022, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the MSG Entertainment’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the MSG Entertainment’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

The Company believes AOI is an appropriate measure for evaluating the operating performance of its business segments and the Company on a combined basis. AOI and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and AOI measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

AOI should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since AOI is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. The Company has presented the components that reconcile operating income (loss), the most directly comparable GAAP financial measure, to AOI.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

The following is a reconciliation of operating income to adjusted operating income:

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Operating income	$105,363	$6,149	$99,214	NM
Non-cash portion of arena license fees from MSG Sports	(27,754)	(13,026)
Share-based compensation expense	55,076	58,595
Depreciation and amortization (a)	78,929	78,911
Restructuring charges	6,982	15,328
Merger and acquisition related costs, including litigation	36,829	11,560
Amortization for capitalized cloud computing costs	176	—
Other purchase accounting adjustments	6,099	3,334
Remeasurement of deferred compensation plan liabilities	46	—

Adjusted operating income	$261,746	$160,851	$100,895	63%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

(a)	Depreciation and amortization included purchase accounting adjustments of $5,558 and $707 for Fiscal Years 2022 and 2021, respectively.

Adjusted operating income for Fiscal Year 2022 increased $100,895 to $261,746 as compared to Fiscal Year 2021. The net increase was attributable to the following:

Decrease in adjusted operating loss of the Entertainment segment	$206,555
Decrease in adjusted operating income of the MSG Networks segment	(105,660)
Inter-segment eliminations	—

$100,895

Net loss attributable to nonredeemable noncontrolling interests

For Fiscal Year 2022, the Company posted a net loss attributable to nonredeemable noncontrolling interests of $2,864 in comparison to a net loss attributable to nonredeemable noncontrolling interests of $694 for Fiscal Year 2021. These amounts represent the share of net loss of BCE that is not attributable to the Company. In addition, the net loss attributable to nonredeemable noncontrolling interests includes a proportional share of expenses related to purchase accounting adjustments.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Business Segment Results

Entertainment

The table below sets forth, for the periods presented, certain historical financial information and a reconciliation of operating loss to adjusted operating income (loss) for the Company’s Entertainment segment.

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Revenues	$653,300	$81,770	$571,530	NM
Direct operating expenses	417,749	96,794	320,955	NM
Selling, general and administrative expenses	185,147	153,900	31,247	20%
Depreciation and amortization	69,535	71,576	(2,041)	(3)%
Restructuring charges	6,530	15,328	(8,798)	(57)%

Operating loss	$(25,661)	$(255,828)	$230,167	90%
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(27,754)	(13,026)
Share-based compensation	37,984	40,928
Depreciation and amortization	69,535	71,576
Restructuring charges	6,530	15,328
Merger and acquisition related costs	9,146	7,058
Other purchase accounting adjustments	6,099	3,334
Remeasurement of deferred compensation plan liabilities	46	—

Adjusted operating income (loss)	$75,925	$(130,630)	$206,555	158%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Factors Affecting Results of Operations

Impact of the COVID-19 Pandemic

For Fiscal Years 2022 and 2021, the Entertainment segment operations and operating results were materially impacted by the COVID-19 pandemic and the actions taken in response by governmental authorities. As of this date, live events are permitted to be held at all of our venues without capacity restrictions and we are continuing to host and book new events. See “— Introduction — Business Overview — Impact of the COVID-19 Pandemic on Our Business” for more information.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Revenues

Revenues increased $571,530 from $81,770 for Fiscal Year 2021 to $653,300 for Fiscal Year 2022. The net increase was attributable to the following:

Increase in event-related revenues, as discussed below	$239,574
Increase in revenues from signage, suite licenses, and sales of food, beverage and merchandise subject to revenue or profit sharing with MSG Sports pursuant to the Arena License Agreements	130,238
Increase in revenues from the shortened Christmas Spectacular 2021 holiday season run as compared to the cancellation of the 2020 production in Fiscal Year 2021 as a result of the COVID-19 pandemic	55,454
Increase in arena license fees from MSG Sports pursuant to the Arena License Agreements, as discussed below	46,727
Increase in suite license fee revenues, due to the return of live events at the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic	34,904
Increase in venue-related signage and sponsorship revenues primarily due to the return of live events at the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic	29,940
Increase in revenues from the Boston Calling Music Festival as compared to the cancellation of the festival in Fiscal Year 2021 as a result of the COVID-19 pandemic	18,313
Other net increases	16,380

$571,530

The increase in event-related revenues reflects (i) higher revenues from concerts of $179,892 during Fiscal Year 2022 and (ii) higher revenues from other live entertainment and sporting events of $59,682 during Fiscal Year 2022. These increases were due to the return of live events to the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic. See “— Introduction — Business Overview — Impact of the COVID-19 Pandemic on Our Business” for more information.

In Fiscal Year 2022, the Knicks and Rangers played a combined 98 pre-season, regular season, and post-season games at The Garden without any capacity restrictions. As a result, the Company recorded $68,072 in arena license fees under the Arena License Agreements for Fiscal Year 2022. In Fiscal Year 2021, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements during Fiscal Year 2021.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Direct operating expenses

Direct operating expenses increased $320,955 from $96,794 for Fiscal Year 2021 to $417,749 for Fiscal Year 2022. The net increase was attributable to the following:

Increase in event-related direct operating expenses, as discussed below	$125,931
Increase in direct operating expenses associated with revenue or profit sharing expense from signage, suites licenses and sales of food, beverage and merchandise with MSG Sports pursuant to the Arena License Agreements	94,226
Increase in direct operating expenses from the shortened Christmas Spectacular 2021 holiday season run as compared to the cancellation of the 2020 production in Fiscal Year 2021 as a result of the COVID-19 pandemic	39,029
Increase in direct operating expenses associated with the Boston Calling Music Festival as compared to the cancellation of the festival in Fiscal Year 2021 as a result of the COVID-19 pandemic	19,003
Increase in direct operating expenses associated with the Arena License Agreements	17,645
Increase in direct operating expenses associated with venue operating costs	15,445
Other net increases	9,676

$320,955

For Fiscal Year 2022, the increase in event-related direct operating expenses reflects (i) higher direct operating expenses from concerts of $91,938, and (ii) higher direct operating expenses from other sporting and live entertainment events of $33,993, primarily due to the return of events to the Company’s venues during Fiscal Year 2022 as compared to limited live events in Fiscal Year 2021 due to the COVID-19 pandemic.

Selling, general and administrative expenses

SG&A expenses for Fiscal Year 2022 increased $31,247, or 20%, to $185,147 as compared to Fiscal Year 2021 primarily due to a net increase in employee compensation and related benefits which included the impact of severance-related costs attributable to separation agreements in Fiscal Year 2022.

Depreciation and amortization

Depreciation and amortization for Fiscal Year 2022 decreased $2,041, or 3%, to $69,535 as compared to Fiscal Year 2021 primarily due to certain assets in The Garden being fully depreciated and amortized.

Operating loss

Operating loss for Fiscal Year 2022 improved $230,167 to $25,661 as compared to an operating loss of $255,828 in Fiscal Year 2021. The improvement in operating loss was primarily due to the increase in revenues, and, to a lesser extent, the decrease in restructuring charges, offset by higher direct operating expenses and SG&A expenses.

Adjusted operating income (loss)

Adjusted operating income for Fiscal Year 2022 improved $206,555 to $75,925 as compared to a loss of $130,630 for Fiscal Year 2021. The improvement in adjusted operating income was less than the improvement in operating loss of $230,167 primarily due to (i) the increase in adjustments for the non-cash portion of arena license fees from MSG Sports of $14,728, (ii) a decrease in restructuring charges of $8,798, and (iii) an increase in merger and acquisition related costs of $2,088, all of which are excluded in the calculation of AOI.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSG Networks

The tables below set forth, for the periods presented, certain historical financial information and a reconciliation of operating income to adjusted operating income for the Company’s MSG Networks segment.

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Revenues	$608,155	$647,510	$(39,355)	(6)%
Direct operating expenses	320,278	262,859	57,419	22%
Selling, general and administrative expenses	147,007	115,339	31,668	27%
Depreciation and amortization	9,394	7,335	2,059	28%
Restructuring charges	452	—	452	NM

Operating income	$131,024	$261,977	$(130,953)	(50)%
Reconciliation to adjusted operating income:
Share-based compensation	17,092	17,667
Depreciation and amortization	9,394	7,335
Restructuring charges	452	—
Merger and acquisition related costs	27,683	4,502
Amortization for capitalized cloud computing arrangement costs	176	—

Adjusted operating income	$185,821	$291,481	$(105,660)	(36)%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Factors Affecting Results of Operations

Due to the COVID-19 pandemic, in March 2020, the 2019-20 NHL and NBA seasons were suspended. The leagues resumed play during the summer of 2020, with the Rangers and Islanders participating in the NHL’s return to play and the Islanders advancing to the 2019-20 playoffs. The NHL and NBA completed their shortened 2019-20 seasons in September and October 2020, respectively, which resulted in a delayed start to the shortened 2020-21 NBA and NHL seasons. For the 2021-22 seasons, MSG Networks aired full regular season telecast schedules for its five professional teams across both the NBA and NHL. See “— Introduction — Business Overview — Impact of the COVID-19 Pandemic on Our Business” for more information.

Revenues

Revenues for Fiscal Year 2022 decreased $39,355, or 6%, to $608,155 as compared to Fiscal Year 2021. The changes in revenues were attributable to the following:

Year Ended June 30, 2022
Decrease in affiliation fee revenue	$(67,286)
Increase in advertising revenue	26,310
Other net increases	1,621

$(39,355)

For Fiscal Year 2022, the decrease in affiliation fee revenue was primarily due to the impact of (i) the non-renewal of MSG Networks’ carriage agreement with Comcast as of October 1, 2021 and (ii) a decrease in subscribers of approximately 7% (excluding the impact of non-renewals with Comcast and a small Connecticut-based Distributor). These decreases were partially offset by the impact of higher affiliation rates and a decrease in net unfavorable affiliate adjustments of approximately $9,400.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Effective October 1, 2021, Comcast’s license to carry MSG Networks expired and MSG Networks has not been carried by Comcast since that date. As of October 1, 2021, Comcast’s non-carriage has reduced MSG Networks’ subscribers by approximately 10% and has reduced MSG Networks’ revenue by a comparable percentage. In addition, during such period of non-carriage, MSG Networks’ segment operating income and AOI have been reduced by an amount that is approximately equal to the dollar amount of the reduced revenue.

For Fiscal Year 2022, the increase in advertising revenue was primarily due to the impact of (i) higher per-game advertising sales from the telecast of live professional sports programming, (ii) a greater number of live NBA and NHL telecasts in Fiscal Year 2022 as compared with Fiscal Year 2021 and (iii) increased advertising sales related to the Company’s non-ratings based advertising initiatives. As a result of the impact of the COVID-19 pandemic on the 2020-21 NBA and NHL seasons, MSG Networks telecasted fewer NBA and NHL games in Fiscal Year 2021, as compared with a regular NBA and NHL telecast schedule in Fiscal Year 2022.

Direct operating expenses

For Fiscal Year 2022, direct operating expenses increased $57,419, or 22%, to $320,278 as compared to Fiscal Year 2021. The increases were primarily due to higher rights fees expenses of $45,024 and, to a lesser extent, an increase in other programming and production-related costs of $12,395. The increase in rights fees was primarily due to the net impact of lower media rights fees in Fiscal Year 2021 as a result of fewer NBA and NHL games made available for exclusive broadcast by MSG Networks during the shortened 2020-21 NBA and NHL regular seasons, and annual contractual rate increases. The increase in other programming and production-related costs was primarily due to the impact of fewer NBA and NHL regular season games in Fiscal Year 2021, as compared with a regular NBA and NHL telecast schedule in Fiscal Year 2022, and expenses related to sports gaming programming, partially offset by other net cost decreases.

Selling, general and administrative expenses

For Fiscal Year 2022, SG&A expenses increased $31,668, or 27%, to $147,007 as compared to Fiscal Year 2021. The increase in SG&A expenses reflected an increase of approximately $24,900 of merger and acquisition costs that occurred primarily during the first quarter of Fiscal Year 2022, inclusive of the impact of executive separation agreements and share based compensation expense. In addition, the increase in SG&A expenses was due to higher (i) advertising sales commissions of approximately $7,200, which are eliminated in consolidation and (ii) advertising, and marketing expenses of approximately $3,100. These increases were partially offset by lower employee compensation and related benefits (including share based compensation expense) of $5,600.

Operating income

For Fiscal Year 2022, operating income decreased $130,953, or 50%, to $131,024 as compared to Fiscal Year 2021. The decrease in operating income was primarily due to the increase in direct operating expenses, the decrease in revenues, and to a lesser extent, the increase in SG&A expenses.

Adjusted operating income

For Fiscal Year 2022, adjusted operating income decreased $105,660, or 36%, to $185,821 as compared to Fiscal Year 2021. The decrease in adjusted operating income was lower than the decrease in operating income of $130,953 primarily due to the increase in merger and acquisition-related costs of approximately $25,000, which are excluded in the calculation of AOI.

Comparison of the Fiscal Year Ended June 30, 2021 versus the Fiscal Year Ended June 30, 2020

See below for a discussion of the comparison of Fiscal Year 2021 versus Fiscal Year 2020 for the combined Company.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Combined Results of Operations

The table below sets forth, for the periods presented, certain historical financial information.

	Years Ended June 30,		Change
	2021	2020	Amount	Percentage
Revenues	$715,582	$1,257,399	$(541,817)	(43)%
Direct operating expenses	359,862	662,546	(302,684)	(46)%
Selling, general and administrative expenses	255,332	229,282	26,050	11%
Depreciation and amortization	78,911	88,754	(9,843)	(11)%
Gain on disposal of assets held for sale and associated settlements	—	(240,783)	240,783	100%
Restructuring charges	15,328	—	15,328	NM

Operating income	6,149	517,600	(511,451)	(99)%
Other income (expense):
Interest expense, net	(45,455)	(23,167)	(22,288)	(96)%
Other income, net	51,048	33,335	17,713	53%

Income from operations before income taxes	11,742	527,768	(516,026)	(98)%
Income tax expense	(20,954)	(175,462)	154,508	88%

Net income (loss)	(9,212)	352,306	(361,518)	(103)%
Less: Net loss attributable to nonredeemable noncontrolling interests	(694)	(1,070)	376	35%

Net income (loss) attributable to Spinco’s stockholders	$(8,518)	$353,376	$(361,894)	(102)%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

The following is a summary of changes in our segments’ operating results for Fiscal Year 2021 as compared to Fiscal Year 2020:

Changes attributable to	Revenues	Direct operating expenses	SG&A	Depreciation and amortization	Gain on disposal of assets held for sale and associated settlements	Restructuring charges	Operating income/loss
Entertainment segment	$(502,547)	$(284,209)	$13,264	$(10,015)	$240,783	$15,328	$(477,698)
MSG Networks segment	(38,287)	(19,978)	14,510	172	—	—	(32,991)
Inter-segment eliminations	(983)	1,503	(1,724)	—	—	—	(762)

	$(541,817)	$(302,684)	$26,050	$(9,843)	$240,783	$15,328	$(511,451)

Depreciation and amortization

Depreciation and amortization for Fiscal Year 2021 decreased $9,843, or 11%, to $78,911 as compared to Fiscal Year 2020 primarily due to the full depreciation and amortization of certain assets in The Garden of $3,013 and lower depreciation and amortization of $5,827 associated with the Forum as the recording of depreciation ceased on March 24, 2020 when the venue was classified as assets held for sale.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Gain on disposal of assets held for sale and associated settlements

In May 2020, the Company sold the Forum for cash consideration in the amount of $400,000 (including the settlement of related litigation). In connection with this transaction, the Company recorded a gain of $240,783 in the fourth quarter of Fiscal Year 2020, which included $140,495 attributable to the Forum associated settlement.

Restructuring charges

The Company’s operations were disrupted in March 2020 due to the COVID-19 pandemic and those disruptions have continued. As a direct response to this disruption, in Fiscal Year 2021, the Company implemented cost savings initiatives in order to streamline operations and preserve liquidity. For Fiscal Year 2021, the Company recorded total restructuring charges of $15,328 related to termination benefits provided to employees associated with a full-time workforce reduction in August 2020 and November 2020. No restructuring charges were incurred in Fiscal Year 2020.

Interest expense, net

Net interest expense for Fiscal Year 2021 increased $22,288 to $45,455 as compared to $23,167 for Fiscal Year 2020. The increase was primarily due to (i) higher interest expense in Fiscal Year 2021 associated with the National Properties Term Loan Facility (as defined below) of $33,481, (ii) lower interest income of $4,596 mainly due to the Company shifting its investments into U.S. Treasury Bills, money market funds, and time deposits, which yield a lower interest rate, and, to a lesser extent, the absence of interest income earned on a loan extended to Azoff Music as compared to Fiscal Year 2020 since the loan was repaid during the second quarter of Fiscal Year 2020. The increase in net interest expense was partially offset by lower interest expense of $16,109 on the MSGN Term Loan Facility (as defined in Note 14, Credit Facilities to the combined financial statements included elsewhere in this information statement) due to lower interest rates for Fiscal Year 2021, which averaged 1.6% compared to 3.1% in Fiscal Year 2020.

Other income, net

Other income, net for Fiscal Year 2021 increased by $17,713 to $51,048 as compared to $33,335 for Fiscal Year 2020. The increase was primarily due to the net realized and unrealized gains of $13,550 recognized on the Company’s investments in DraftKings and Townsquare.

Income taxes

Income tax expense for Fiscal Year 2021 of $20,954 differs from income tax expense derived from applying the statutory federal rate of 21% to the pretax income primarily due to tax expense of $9,558 related to nondeductible officers’ compensation, and state income tax expense of $7,584.

Income tax expense for Fiscal Year 2020 of $175,462 differs from income tax expense derived from applying the statutory federal rate of 21% to the pretax income primarily due to (i) state income tax expense of $54,441, (ii) tax expense of $6,603 relating to nondeductible transaction costs relating to the 2020 Entertainment Distribution, and (iii) tax expense of $6,454 related to nondeductible officers’ compensation, partially offset by excess tax benefit related to share-based payment awards of $3,798.

See Note 18, Income Taxes to the combined financial statements included elsewhere in this information statement for further details on the components of income tax and a reconciliation of the statutory federal rate to the effective tax rate.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Adjusted operating income

The following is a reconciliation of operating income to adjusted operating income:

	Years Ended June 30,		Change
	2021	2020	Amount	Percentage
Operating income	$6,149	$517,600	$(511,451)	(99)%
Non-cash portion of arena license fees from MSG Sports	(13,026)	—
Share-based compensation expense	58,595	55,108
Depreciation and amortization	78,911	88,754
Restructuring charges	15,328	—
Merger and acquisition related costs	11,560	—
Gain on disposal of assets held for sale, including legal settlement	—	(240,783)
Other purchase accounting adjustments	3,334	4,367

Adjusted operating income	$160,851	$425,046	$(264,195)	(62)%

Adjusted operating income for Fiscal Year 2021 decreased $264,195 to $160,851 as compared to Fiscal Year 2020. The net decrease was attributable to the following:

Increase in adjusted operating loss of the Entertainment segment	$(233,548)
Decrease in adjusted operating income of the MSG Networks segment	(29,885)
Inter-segment eliminations	(762)

$(264,195)

Net loss attributable to nonredeemable noncontrolling interests

For Fiscal Year 2021, the Company recorded a net loss attributable to nonredeemable noncontrolling interests of $694 as compared to $1,070 for Fiscal Year 2020. These amounts represent the share of net loss of BCE that is not attributable to the Company. In addition, the net loss attributable to nonredeemable noncontrolling interests includes a proportional share of expenses related to purchase accounting adjustments.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Business Segment Results

Entertainment

The table below sets forth, for the periods presented, certain historical financial information and a reconciliation of operating income (loss) to adjusted operating income (loss) for the Company’s Entertainment segment.

	Years Ended June 30,		Change
	2021	2020	Amount	Percentage
Revenues	$81,770	$584,317	$(502,547)	(86)%
Direct operating expenses	96,794	381,003	(284,209)	(75)%
Selling, general and administrative expenses	153,900	140,636	13,264	9%
Depreciation and amortization	71,576	81,591	(10,015)	(12)%
Restructuring charges	15,328	—	15,328	NM
Gain on disposal of assets held for sale and associated settlements	—	(240,783)	240,783	NM

Operating income (loss)	$(255,828)	$221,870	$(477,698)	NM
Reconciliation to adjusted operating income:
Non-cash portion of arena license fees from MSG Sports	(13,026)	—
Share-based compensation	40,928	35,873
Depreciation and amortization	71,576	81,591
Restructuring charges	15,328	—
Merger and acquisition related costs	7,058	—
Gain on disposal of assets held for sale and associated settlements	—	(240,783)
Other purchase accounting adjustments	3,334	4,367

Adjusted operating income (loss)	$(130,630)	$102,918	$(233,548)	NM

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Revenues

Revenues for Fiscal Year 2021 decreased $502,547, or 86%, to $81,770 as compared to Fiscal Year 2020. The net decrease was attributable to the following:

Decrease in event-related revenues from concerts, as discussed below	$(212,899)
Decrease in revenues from the Christmas Spectacular due to the cancellation of the 2020 holiday season production as a result of the COVID-19 pandemic	(128,488)
Decrease in suite license fee revenues due to the government-mandated closures and restrictions on the use of our venues beginning in March 2020 as a result of the COVID-19 pandemic	(85,900)
Decrease in venue-related signage and sponsorship revenues as well as the impact of government-mandated closures and restrictions on the use of our venues beginning in March 2020 as a result of the COVID-19 pandemic	(65,196)
Absence of revenues from the Forum due to its disposition in May 2020	(45,719)
Increase in arena license fees from MSG Sports pursuant to the Arena License Agreements, as discussed below	21,345
Increase in revenues from sponsorship sales and service representation agreements with MSG Sports, as discussed below	11,280
Other net increases	3,030

$(502,547)

The decrease in event-related revenues reflects (i) lower revenues from concerts of $158,580 during Fiscal Year 2021 and (ii) lower revenues from other live entertainment and sporting events of $54,319 during Fiscal Year 2021. Both of these declines were due to government-mandated closures and restrictions on the use of our venues beginning in March 2020 as a result of the COVID-19 pandemic. See “— Introduction — Business Overview — Impact of the COVID-19 Pandemic on Our Business ” for more information.

The arena license fee revenues from MSG Sports in Fiscal Year 2021 were due to The Garden reopening for the Knicks games in December 2020 and the Rangers games in January 2021 with limited or no fans. There were no arena license fees recorded prior to the 2020 Entertainment Distribution.

The increase in revenues from the Company’s sponsorship sales and service representation agreements and Arena License Agreements with MSG Sports reflects the impact of entering into these agreements in connection with, and effective as of, the 2020 Entertainment Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Direct operating expenses

Direct operating expenses for Fiscal Year 2021 decreased $284,209 or 75%, to $96,794 as compared to Fiscal Year 2020. The net decrease was attributable to the following:

Decrease in event-related direct operating expenses from (i) concerts of $85,449 during Fiscal Year 2021 and (ii) other live entertainment and sporting events of $39,057, both due to government-mandated closures and restrictions on the use of our venues beginning in March 2020 as a result of the COVID-19 pandemic	$(124,506)
Decrease in direct operating expenses associated with suite license operations primarily due to the impact of lower revenue sharing expenses with MSG Sports corresponding to the lower suite revenue during Fiscal Year 2020 due to government-mandated closures and restrictions on the use of our venues beginning in March 2020 as a result of the COVID-19 pandemic	(58,096)
Decrease in direct operating expenses associated with venue-related signage and sponsorship primarily due to the impact of lower revenue sharing expense with MSG Sports of $52,052	(53,392)
Decrease in direct operating expenses associated with the Christmas Spectacular due to the cancellation of the 2020 holiday season production as a result of the COVID-19 pandemic	(50,714)
Decrease in direct operating expenses associated with the Forum due to its disposition in May 2020	(26,576)
Other net increases, primarily due to the absence of carve-out allocations to MSG Sports related to the 2020 Entertainment Distribution	29,075

$(284,209)

Selling, general and administrative expenses

SG&A expenses for Fiscal Year 2021 increased $13,264, or 9%, to $153,900 as compared to Fiscal Year 2020 primarily due to an increase in merger and acquisition related costs of $7,058, and an increase in share-based compensation of $5,055.

Depreciation and amortization

Depreciation and amortization for Fiscal Year 2021 decreased $10,015, or 12%, to $71,576 as compared to Fiscal Year 2020 primarily due to certain assets in The Garden being fully depreciated and amortized of $3,013, and lower depreciation and amortization of $5,827 associated with the Forum as the recording of depreciation ceased on March 24, 2020 when the venue was classified as assets held for sale.

Restructuring charges

The Company’s operations were disrupted in March 2020 due to the COVID-19 pandemic and those disruptions have continued. As a direct response to this disruption, the Company implemented cost savings initiatives in order to streamline operations and preserve liquidity. For Fiscal Year 2021, total restructuring charges were $15,328 related to termination benefits provided to employees associated with a full-time workforce reduction in Fiscal Year 2021. There were no restructuring charges in Fiscal Year 2020.

Gain on disposal of assets held for sale and associated settlement

In May 2020, the Company sold the Forum for cash consideration in the amount of $400,000 (including the settlement of related litigation). In connection with this transaction, the Company recorded a gain of $240,783 in the fourth quarter of Fiscal Year 2020, which included $140,495 attributable to the Forum associated settlement.

Operating income (loss)

Operating income for Fiscal Year 2021 decreased $477,698 to an operating loss of $255,828 as compared to Fiscal Year 2020 primarily due to (i) the decrease in revenues, (ii) the gain on disposal of the Forum in

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Inglewood and associated settlement recorded in Fiscal Year 2020, and (iii) restructuring charges incurred in Fiscal Year 2021 as a response to the disruptions caused by the COVID-19 pandemic. The decrease in operating income was partially offset by the decrease in direct operating expenses.

Adjusted operating income (loss)

Adjusted operating income for Fiscal Year 2021 decreased $233,548 to a loss of $130,630 as compared to Fiscal Year 2020. The decrease in AOI was less than the decrease in operating income primarily due to the gain of $240,783 on disposal of the Forum in Inglewood and associated settlement being excluded in the calculation of AOI.

MSG Networks

The tables below set forth, for the periods presented, certain historical financial information and a reconciliation of operating income to adjusted operating income for the Company’s MSG Networks segment.

	Years Ended June 30,		Change
	2021	2020	Amount	Percentage
Revenues	$647,510	$685,797	$(38,287)	(6)%
Direct operating expenses	262,859	282,837	(19,978)	(7)%
Selling, general and administrative expenses	115,339	100,829	14,510	14%
Depreciation and amortization	7,335	7,163	172	2%

Operating income	$261,977	$294,968	$(32,991)	(11)%
Reconciliation to adjusted operating income:
Share-based compensation	17,667	19,235
Depreciation and amortization	7,335	7,163
Merger and acquisition related costs	4,502	—

Adjusted operating income	$291,481	$321,366	$(29,885)	(9)%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Factors Affecting Results of Operations

Due to the COVID-19 pandemic, in March 2020, the 2019-20 NHL and NBA seasons were suspended. The leagues resumed play several months later with the NHL and NBA subsequently completing their 2019-20 seasons in September and October 2020, respectively, which impacted the start and length of each league’s 2020-21 regular season. The NBA and NHL completed their shortened 2020-21 seasons in July 2021, with reduced regular season schedules of 72 games and 56 games, respectively. MSG Networks aired substantially fewer NBA and NHL telecasts for Fiscal Year 2021, as compared with Fiscal Year 2020.

Revenues

Revenues for Fiscal Year 2021 decreased $38,287, or 6%, to $647,510 as compared with Fiscal Year 2020. The net decrease was attributable to the following:

Year ended June 30, 2021
Decrease in affiliation fee revenue	$(44,031)
Increase in advertising revenue	5,096
Other net increases	648

$(38,287)

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The decrease in affiliation fee revenue was primarily due to the impact of (i) a less than 8% decrease in subscribers (excluding the impact of the non-renewal with a small Connecticut-based distributor as of October 1, 2020), (ii) a net unfavorable affiliate adjustment of approximately $17,500, inclusive of approximately $14,700 for affiliate rebates recorded in Fiscal Year 2021, and, to a lesser extent, (iii) the impact of the aforementioned non-renewal. These decreases were partially offset by the impact of higher affiliation rates.

The increase in advertising revenue was primarily due to sales related to live professional sports telecasts related to the 2020-21 NBA and NHL playoff games in the fourth quarter of Fiscal Year 2021 and the Rangers’ and Islanders’ participation in the 2019-20 NHL return to play during the first quarter of Fiscal Year 2021, partially offset by other net decreases.

Direct operating expenses

Direct operating expenses for Fiscal Year 2021 decreased $19,978, or 7%, to $262,859 as compared with Fiscal Year 2020 due to lower rights fees expense of $15,345 and, to a lesser extent, a decrease in other programming and production-related costs of $4,633. The decline in rights fees expense was primarily due to the impact of fewer NHL and NBA games made available for exclusive broadcast by MSG Networks during the NHL and NBA’s shortened 2020-21 regular seasons and, to a lesser extent, a reduction in media rights fees related to the 2019-20 NHL season recorded in Fiscal Year 2021. This was partially offset by the impact of the cancellation of games during the 2019-20 NBA and NHL seasons recorded in Fiscal Year 2020 and, to a lesser extent, the impact of annual contractual stated rate increases under MSG Networks’ media rights agreements relating to NBA and NHL teams. The decrease in other programming and production-related costs primarily reflects fewer NBA and NHL telecasts in Fiscal Year 2021.

Selling, general and administrative expenses

SG&A expenses for Fiscal Year 2021 increased $14,510, or 14%, to $115,339 as compared with Fiscal Year 2020 primarily due to higher employee compensation and related benefits, approximately $4,500 of professional fees related to the Networks Merger recorded in Fiscal Year 2021, and higher advertising and marketing expenses, partially offset by other net decreases.

Operating income

Operating income for Fiscal Year 2021 decreased $32,991, or 11%, to $261,977 as compared with Fiscal Year 2020 primarily due to (as discussed above) the decrease in revenues and increase in SG&A expenses (including share-based compensation expense), partially offset by the decrease in direct operating expenses.

Adjusted operating income

Adjusted operating income for Fiscal Year 2021 decreased $29,885, or 9%, to $291,481 as compared with Fiscal Year 2020. The decrease in adjusted operating income was lower than the decrease in operating income of $32,991 primarily due to merger and acquisition-related costs incurred during Fiscal Year 2021 of $4,502, which are excluded in the calculation of AOI.

Liquidity and Capital Resources

Overview

Impact of the COVID-19 Pandemic

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. For the majority of Fiscal Year 2021,

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substantially all operations of the Entertainment business were suspended and MSG Networks aired substantially fewer games. Fiscal Year 2022 was also impacted by the pandemic, with fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the fiscal second and third quarters.

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. As a result, our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company’s long-term Arena License Agreements with MSG Sports require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in new government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.

For more information about the risks to the Company as a result of the COVID-19 pandemic and its impact on our operating results, see “Risk Factors” included in this information statement for further details.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Sources of Liquidity

Our primary sources of liquidity are cash and cash equivalents, cash flows from the operations of our businesses and available borrowing capacity under our credit facilities. Our principal uses of cash include working capital-related items (including funding our operations), capital spending, and debt service. This includes the Company’s expectation that it will utilize cash on hand to pay down a portion of MSG Networks’ term loan upon the refinancing of the loan, which matures in October 2024. Our decisions as to the use of our available liquidity will be based upon the ongoing review of the funding needs of the business, the optimal allocation of cash resources, and the timing of cash flow generation. To the extent that we desire to access alternative sources of funding through the capital and credit markets, challenging U.S. and global economic and market conditions could adversely impact our ability to do so at that time.

We regularly monitor and assess our ability to meet our net funding and investing requirements. We believe we have sufficient liquidity from cash and cash equivalents as of June 30, 2022 and future cash flows from operations to fund our operations, and service the credit facilities for the foreseeable future. This includes the Company’s expectation that it will utilize cash on hand to pay down a portion of MSG Networks’ term loan upon the refinancing of the loan, which matures in October 2024. See Note 14, Credit Facilities to the combined financial statements included elsewhere in this information statement for a discussion of the MSGN Credit Agreement and the National Properties Term Loan Facilities.

Financing Agreements

See Note 14, Credit Facilities to the combined financial statements included elsewhere in this information statement for discussions of the Company’s debt obligations and various financing arrangements.

National Properties Facilities

On November 12, 2020, MSG National Properties, MSG Entertainment Group and certain subsidiaries of MSG National Properties entered into a five-year $650,000 senior secured term loan facility with JP Morgan Chase Bank, N.A., as administrative agent and the lenders thereto (the “Prior National Properties Term Loan Facility”) to fund working capital needs, for general corporate purposes of MSG National Properties and its subsidiaries, and to make distributions to MSG Entertainment Group.

On June 30, 2022, MSG National Properties, MSG Entertainment Group and certain subsidiaries of MSG National Properties entered into a credit agreement with JP Morgan Chase Bank, N.A., as administrative agent and the lenders and letter of credit issuers party thereto (the “National Properties Credit Agreement”), providing for a five-year, $650,000 senior secured term loan facility (the “National Properties Term Loan Facility”) and a five-year, $100,000 revolving credit facility (the “National Properties Revolving Credit Facility” and, together with the National Properties Term Loan Facility, the “National Properties Facilities”). As of June 30, 2022, outstanding letters of credit were $6,631 and the remaining balance available under the National Properties Revolving Credit Facility was $70,900.

The National Properties Facilities will mature on June 30, 2027. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ending March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5.0% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility. The principal obligations under the National Properties Revolving Credit Facility are due at the maturity of the facility.

The National Properties Credit Agreement includes financial covenants requiring MSG National Properties and its restricted subsidiaries to maintain a specified minimum liquidity level, a specified minimum debt service coverage ratio and specified maximum total leverage ratio. The minimum liquidity level is set at $50,000, and is

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

tested based on the level of average daily liquidity, consisting of cash and cash equivalents and available revolving commitments, over the last month of each quarter over the life of the National Properties Facilities. The debt service coverage ratio covenant begins testing in the fiscal quarter ending December 31, 2022, and is set at a ratio of 2:1 before stepping up to 2.5:1 in the fiscal quarter ending September 30, 2024. The leverage ratio covenant begins testing in the fiscal quarter ending June 30, 2023. It is tested based on the ratio of MSG National Properties and its restricted subsidiaries’ consolidated total indebtedness to adjusted operating income, with an initial maximum ratio of 6:1, stepping down to 5.5:1 in the fiscal quarter ending June 30, 2024 and 4.5:1 in the fiscal quarter ending June 30, 2026. As of June 30, 2022, MSG National Properties and its restricted subsidiaries were in compliance with the covenants of the National Properties Credit Agreement.

MSG Networks Senior Secured Credit Facility

MSGN L.P., MSGN Eden, LLC, an indirect subsidiary of the Company (through the Networks Merger) and the general partner of MSGN L.P., Regional MSGN Holdings LLC, an indirect subsidiary of the Company and the limited partner of MSGN L.P. (collectively with MSGN Eden, LLC, the “MSGN Holdings Entities”), and certain subsidiaries of MSGN L.P. have senior secured credit facilities pursuant to a credit agreement (as amended and restated on October 11, 2019, the “MSGN Credit Agreement”) consisting of: (i) an initial $1,100,000 term loan facility (the “MSGN Term Loan Facility”) and (ii) a $250,000 revolving credit facility (the “MSGN Revolving Credit Facility”), each with a term of five years. As of June 30, 2022, there were no borrowings or letters of credit issued and outstanding under the MSGN Revolving Credit Facility.

The MSGN Term Loan Facility amortizes quarterly in accordance with its terms beginning March 31, 2020 through September 30, 2024 with a final maturity date of October 11, 2024. MSGN L.P. is required to make mandatory prepayments in certain circumstances, including without limitation from the net cash proceeds of certain sales of assets (including MSGN collateral) or casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights) and the incurrence of certain indebtedness, subject to certain exceptions.

The MSGN Credit Agreement generally requires the MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis to comply with a maximum total leverage ratio of 5.50:1.00, subject, at the option of MSGN L.P. to an upward adjustment to 6.00:1.00 during the continuance of certain events. In addition, the MSGN Credit Agreement requires a minimum interest coverage ratio of 2.00:1.00 for the MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis. As of June 30, 2022, the MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis were in compliance with the covenants.

See Note 14, Credit Facilities to the combined financial statements included elsewhere in this information statement for additional information such as repayments of $696,250 made in Fiscal Year 2022 and scheduled repayment requirement of $74,762 in Fiscal Year 2023 on the MSGN Term Loan Facility and National Properties Term Loan Facility.

Loans receivable from MSG Entertainment

The Company’s captive insurance entity, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with MSG Entertainment (the “Eden Loan Agreement”), under which Eden granted MSG Entertainment an unsecured loan bearing interest at a rate of LIBOR plus 350 basis points with a principal amount not exceeding $60,000. This loan is in the form of a demand promissory note, payable immediately upon order from Eden. As of June 30, 2022 and 2021, Eden had an outstanding loan receivable from MSG Entertainment of $56,060 and $57,962, respectively, inclusive of accrued interest. During Fiscal Year 2022, Eden declared and paid dividends to MSG Entertainment through a reduction of the loan receivable from MSG Entertainment. During Fiscal Year 2021, no interest or principal payments were received by Eden. Instead, the accrued but unpaid interest was added to the outstanding principal amount of the loan. The cash flows related to

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

this loan receivable are reflected as investing activities, as these balances represent amounts loaned by the Company to MSG Entertainment. The Company recorded related party interest income of $2,117, $1,888, and $2,798 related to the Eden Loan Agreement in Fiscal Years 2022, 2021, and 2020. See Note 19, Related Party Transactions to the combined financial statements included elsewhere in this information statement for additional information.

Letters of Credit

The Company uses letters of credit to support its business operations. As of June 30, 2022, the Company had a total of $7,497 of letters of credit outstanding, of which two outstanding letters of credit for an aggregate of $6,631 were issued under the National Properties Revolving Credit Facility.

Cash Flow Discussion

As of June 30, 2022, cash, cash equivalents and restricted cash totaled $250,212, as compared to $666,301 as of June 30, 2021 and $198,977 as of June 30, 2020. The following table summarizes the Company’s cash flow activities for Fiscal Years 2022, 2021 and 2020:

	Years Ended June 30,
	2022	2021	2020

Net income (loss)	$(61,371)	$(9,212)	$352,306
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	241,338	102,084	39,300
Subtotal	$179,967	$92,872	$391,606
Changes in working capital assets and liabilities	25,099	45,250	(79,429)

Net cash provided by operating activities	$205,066	$138,122	$312,177
Net cash provided by (used in) investing activities	39,768	(35,320)	212,222
Net cash provided by (used in) financing activities	(660,923)	364,522	(562,346)

Net increase (decrease) in cash, cash equivalents and restricted cash	$(416,089)	$467,324	$(37,947)

Operating Activities

Net cash provided by operating activities for Fiscal Year 2022 increased by $66,944 to $205,066 as compared to Fiscal Year 2021 primarily due to higher positive adjustments in reconciling net income (loss) to net cash provided by (used in) operating activities, which include (i) the add back of net unrealized loss on equity investments with readily determinable fair value in Fiscal Year 2022 compared to an unrealized gain in Fiscal Year 2021, and (ii) the add back of the loss on extinguishment of debt in connection with the extinguishment of MSG National Properties’ prior term loan facility in Fiscal Year 2022. The increase was partially offset by the higher net loss in Fiscal Year 2022.

Net cash provided by operating activities for Fiscal Year 2021 decreased by $174,055 to $138,122 as compared to Fiscal Year 2020 primarily due to (i) a net loss in Fiscal Year 2021 compared to net income in Fiscal Year 2020, (ii) the gain on the sale of Forum in Fiscal Year 2020, offset by changes in working capital assets and liabilities, which included higher accrued operating expenses due to an increase in business as a result of the easing of league and governmental restrictions related to the COVID-19 pandemic, partially offset by lower cash receipts from collections of accounts receivables.

Investing Activities

Net cash provided by investing activities for Fiscal Year 2022 increased by $75,088 to $39,768 as compared to Fiscal Year 2021 primarily due to higher proceeds received from related party loans in Fiscal Year 2022 and lower amounts loaned to a related party in Fiscal Year 2022.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Net cash used in investing activities for Fiscal Year 2021 increased by $247,542 to $35,320 as compared to Fiscal Year 2020 primarily due to proceeds received in Fiscal Year 2020 from the sale of Forum.

Financing Activities

Net cash used in financing activities for Fiscal Year 2022 increased by $1,025,445 to $660,923 as compared to Fiscal Year 2021 primarily due to higher principal repayments for the National Properties Term Loan Facility in Fiscal Year 2022 and higher change in the MSG Entertainment Investment in Fiscal Year 2022 as compared to Fiscal Year 2021.

Net cash provided by financing activities for Fiscal Year 2021 increased by $926,868 to $364,522 as compared to Fiscal Year 2020 primarily due to (i) proceeds received in Fiscal Year 2021 from the National Properties Term Loan Facility, (ii) the share repurchase related to MSG Networks, which occurred in Fiscal Year 2020, and (iii) the decrease in the MSG Entertainment Investment.

Contractual Obligations

As of June 30, 2022, the approximate future payments under our contractual obligations are as follows:

	Payments Due by Period (c)
	Total	Year 1	Years 2-3	Years 4-5	More Than 5 Years
Leases (a)	$419,199	$47,840	$83,585	$34,075	$253,699
Debt repayments (b)	1,677,987	74,762	964,750	638,475	—
	$2,097,186	$122,602	$1,048,335	$672,550	$253,699

(a)

Includes contractually obligated minimum lease payments for operating leases having an initial noncancellable term in excess of one year for the Company’s venues, including various corporate offices. These commitments are presented exclusive of the imputed interest used to reflect the payment’s present value. See Note 10, Leases to the combined financial statements included elsewhere in this information statement for more information.

(b)

See Note 14, Credit Facilities to the combined financial statements included elsewhere in this information statement for more information regarding the principal repayments required under the credit agreements.

(c)

Pension obligations have been excluded from the table above as the timing of the future cash payments is uncertain. See Note 15, Pension Plans and Other Postretirement Benefit Plans to the combined financial statements included elsewhere in this information statement for more information on the future funding requirements under our pension obligations.

Off Balance Sheet Arrangements

As of June 30, 2022, the Company has the following off balance sheet arrangements:

	Commitments(a)
	MSG Networks(b)	Entertainment(c)	Total
Fiscal year ending June 30, 2023	$279,604	$13,596	$293,200
Fiscal year ending June 30, 2024	258,551	4,420	262,971
Fiscal year ending June 30, 2025	250,551	4,272	254,823
Fiscal year ending June 30, 2026	251,329	—	251,329
Fiscal year ending June 30, 2027	258,633	—	258,633
Thereafter	2,088,459	—	2,088,459

	$3,387,127	$22,288	$3,409,415

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

(a)

See Note 13, Commitments and Contingencies to the combined financial statements included elsewhere in this information statement for more information surrounding the Company’s off balance sheet arrangements.

(b)

The Company has material off balance sheet arrangements related to the MSG Networks segment of (i) $3,327,527 associated with broadcast rights, $254,549 of which is due in Fiscal Year 2023, (ii) $27,779 associated with purchase commitments, $15,414 of which is due in Fiscal Year 2023, (iii) $5,612 associated with employment contracts, $2,787 of which is due in Fiscal Year 2023, and (iv) $26,209 associated with other MSG Network commitments, $6,854 of which is due in Fiscal Year 2023.

(c)	Entertainment’s other off balance sheet arrangements related to $14,791 for marketing partnership and other Entertainment IT commitments and $7,497 of letters of credit.

Seasonality of Our Business

The revenues the Company earns from the Christmas Spectacular and arena license fees from MSG Sports in connection with the Knicks’ and Rangers’ use of The Garden generally means the Entertainment and MSG Networks segments earn a disproportionate share of its revenues and operating income in the second and third quarters of the Company’s fiscal year, with the first fiscal quarter being disproportionally lower.

Recently Issued Accounting Pronouncements and Critical Accounting Estimates

Recently Issued Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the combined financial statements elsewhere in this information statement for discussion of recently issued accounting pronouncements.

Critical Accounting Estimates

Critical accounting estimates are those that management believes are the most important to the portrayal of our financial condition and results and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain, especially in light of the current economic environment due to the COVID-19 pandemic. Judgments and uncertainties may result in materially different amounts being reported under different conditions or using different assumptions. In addition to the critical accounting estimates disclosed below, refer to the section above entitled Proposed Distribution and Basis of Presentation for further details on corporate allocations recorded in the combined financial statements.

The preparation of the Company’s combined financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Management believes its use of estimates in the combined financial statements to be reasonable. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition - Arrangements with Multiple Performance Obligations

The Company enters into arrangements with multiple performance obligations, such as multi-year sponsorship agreements which may derive revenues for both the Company as well as MSG Sports within a single arrangement. The Company also derives revenue from similar types of arrangements which are entered into by MSG Sports. Payment terms for such arrangements can vary by contract, but payments are generally due in installments throughout the contractual term. The performance obligations included in each sponsorship agreement vary and may include advertising and other benefits such as, but not limited to, signage at The Garden and the Company’s other venues, digital advertising, and event or property specific advertising, as well as non-advertising benefits such as suite licenses and event tickets. To the extent the Company’s multi-year

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

arrangements provide for performance obligations that are consistent over the multi-year contractual term, such performance obligations generally meet the definition of a series as provided for under the accounting guidance. If performance obligations are concluded to meet the definition of a series, the contractual fees for all years during the contract term are aggregated and the related revenue is recognized proportionately as the underlying performance obligations are satisfied.

The timing of revenue recognition for each performance obligation is dependent upon the facts and circumstances surrounding the Company’s satisfaction of its respective performance obligation. The Company allocates the transaction price for such arrangements to each performance obligation within the arrangement based on the estimated relative standalone selling price of the performance obligation. The Company’s process for determining its estimated standalone selling prices involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each performance obligation. Key factors considered by the Company in developing an estimated standalone selling price for its performance obligations include, but are not limited to, prices charged for similar performance obligations, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar performance obligations sold in other arrangements with multiple performance obligations.

The Company may incur costs such as commissions to obtain its multi-year sponsorship agreements. The Company assesses such costs for capitalization on a contract by contract basis. To the extent costs are capitalized, the Company estimates the useful life of the related contract asset which may be the underlying contract term or the estimated customer life depending on the facts and circumstances surrounding the contract. The contract asset is amortized over the estimated useful life.

Impairment of Long-Lived and Indefinite-Lived Assets

The Company’s long-lived and indefinite-lived assets accounted for approximately 68% of the Company’s combined total assets as of June 30, 2022 and consisted of the following:

Goodwill	$493,548
Indefinite-lived intangible assets	63,801
Amortizable intangible assets, net of accumulated amortization	22,663
Property and equipment, net	705,652
Right-of-use lease assets	281,705

$1,567,369

In assessing the recoverability of the Company’s long-lived and indefinite-lived assets when there is an indicator of potential impairment, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized as well as the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve significant uncertainties and judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its long-lived and/or indefinite-lived assets.

Goodwill

Goodwill is tested annually for impairment as of August 31 and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company performs its goodwill impairment test at the

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

reporting unit level. As of June 30, 2022, the Company has two operating and reportable segments, Entertainment and MSG Networks, consistent with the way management makes decisions and allocates resources to the business.

The goodwill balance reported on the Company’s combined balance sheet as of June 30, 2022 by reportable segment was as follows:

Entertainment	$69,040
MSG Networks	424,508

$493,548

The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.

The estimates of the fair values of the Company’s reporting units are primarily determined using discounted cash flows, comparable market transactions or other acceptable valuation techniques, including the cost approach. These valuations are based on estimates and assumptions including projected future cash flows, discount rates, cost-based assumptions, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. Significant judgments inherent in a discounted cash flow analysis include the selection of the appropriate discount rate, the estimate of the amount and timing of projected future cash flows and identification of appropriate continuing growth rate assumptions. The discount rates used in the analysis are intended to reflect the risk inherent in the projected future cash flows. The amount of an impairment loss is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.

The Company elected to perform the qualitative assessment of impairment for all of the Company’s reporting units for the Fiscal Year 2022 annual impairment test. These assessments considered factors such as:

•	macroeconomic conditions;

•	industry and market considerations;

•	cost factors;

•	overall financial performance of the reporting unit;

•	other relevant company-specific factors such as changes in management, strategy or customers; and

•	relevant reporting unit specific events such as changes in the carrying amount of net assets.

On August 31, 2021, the Company performed its most recent annual impairment test of goodwill and determined that there were no impairments of goodwill identified for any of its reporting units as of the impairment test date. Based on these impairment tests, the Company’s reporting units had sufficient safety margins, representing the excess of the estimated fair value of each reporting unit, derived from the most recent quantitative assessments, less its respective carrying value (including goodwill allocated to each respective reporting unit). The Company believes that if the fair value of the reporting unit exceeds its carrying value by greater than 10%, a sufficient safety margin has been realized.

Amortizable intangible assets and other long-lived assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are independent from cash flows from other assets

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and liabilities. In determining whether an impairment of long-lived assets has occurred, the Company considers both qualitative and quantitative factors. The quantitative analysis involves estimating the undiscounted future cash flows directly related to that asset group and comparing the resulting value against the carrying value of the asset group. If the carrying value of the asset group is greater than the sum of the undiscounted future cash flows, an impairment loss is recognized for the difference between the carrying value of the asset group and its estimated fair value.

Identifiable Indefinite-Lived Intangible Assets

Identifiable indefinite-lived intangible assets are tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The following table sets forth the amount of identifiable indefinite-lived intangible assets reported in the Company’s combined balance sheet as of June 30, 2022:

Trademarks	$61,881
Photographic related rights	1,920

$63,801

The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset other than goodwill has a carrying amount that more likely than not exceeds its fair value. The Company must proceed to conducting a quantitative analysis, if the Company (i) determines that such an impairment is more likely than not to exist, or (ii) forgoes the qualitative assessment entirely. Under the quantitative assessment, the impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. For all periods presented, the Company elected to perform the qualitative assessment of impairment for the photographic related rights and the trademarks. These assessments considered the events and circumstances that could affect the significant inputs used to determine the fair value of the intangible asset. Examples of such events and circumstances include:

•	cost factors;

•	financial performance;

•	legal, regulatory, contractual, business or other factors;

•	other relevant company-specific factors such as changes in management, strategy or customers;

•	industry and market considerations; and

•	macroeconomic conditions.

The Company performed its most recent annual impairment test of identifiable indefinite-lived intangible assets during the first quarter of Fiscal Year 2022, and there were no impairments identified. Based on these impairment tests, the Company’s indefinite-lived intangible assets had sufficient safety margins, representing the excess of each identifiable indefinite-lived intangible asset’s estimated fair value over its respective carrying value. The Company believes that if the fair value of an indefinite-lived intangible asset exceeds its carrying value by greater than 10%, a sufficient safety margin has been realized.

Other Long-Lived Assets

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group

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of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

The estimated useful lives and net carrying values of the Company’s intangible assets subject to amortization as of June 30, 2022 are as follows:

	Estimated Useful Lives	Net Carrying Value
Trade names	2 years to 25 years	$361
Affiliate relationships	24 years	21,025
Festival rights	7 years	1,154
Other intangibles	15 years	123

		$22,663

The Company has recognized intangible assets for trade names, venue management contracts, affiliate relationships, non-compete agreements, festival rights and other intangibles as a result of purchase accounting. The Company has determined that these intangible assets have finite lives.

The useful lives of the Company’s long-lived assets are based on estimates of the period over which the Company expects the assets to be of economic benefit to the Company. In estimating the useful lives, the Company considers factors such as, but not limited to, risk of obsolescence, anticipated use, plans of the Company, and applicable laws and permit requirements. In light of these facts and circumstances, the Company has determined that its estimated useful lives are appropriate.

See Note 1. Description of Business and Basis of Presentation to the combined financial statements elsewhere in this information statement for discussion of additional consideration related to the preparation of the combined financial statements.

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CORPORATE GOVERNANCE AND MANAGEMENT

Corporate Governance

General

Our Class A Common Stock has been approved for listing on [●] under the symbol “MSGE” (and we will change our name to “Madison Square Garden Entertainment Corp.”) and Madison Square Garden Entertainment Corp. will change its symbol on the NYSE to “SPHR” (and be renamed “MSG Sphere Corp.”) in connection with the Distribution. As a result, we are generally subject to [●] corporate governance listing standards.

A listed company that meets [●]’s definition of a “controlled company” may elect not to comply with certain of these requirements. Holders of MSG Entertainment Class B Common Stock who are members of the Dolan Family Group entered into a Stockholders Agreement relating to, among other things, the voting of their shares of MSG Entertainment Class B Common Stock and filed a Schedule 13D with the SEC as a “group” under the rules of the SEC. We have been informed that prior to the Distribution, the members of the Dolan Family Group will enter into a similar Stockholders Agreement with respect to the voting of their shares of the Class B Common Stock that will be issued in the Distribution. As a result, following the Distribution, we will be a “controlled company.” As a controlled company, we will have the right to elect not to comply with the corporate governance rules of [●] requiring: (i) a majority of independent directors on our Board, (ii) an independent corporate governance and nominating committee and (iii) an independent compensation committee. Our Board of Directors has elected for the Company to be treated as a “controlled company” under [●] corporate governance rules and not to comply with the [●] requirement for a majority-independent board of directors and for a corporate governance and nominating committee because of our status as a controlled company. Nevertheless, we expect our Board of Directors to elect to comply with the [●] requirement for an independent compensation committee.

Corporate Governance Guidelines

Our Board of Directors will adopt our Corporate Governance Guidelines (“Governance Guidelines”). These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Executive Chairman and the Chief Executive Officer, management succession, Board and executive compensation, and Board self-assessment requirements. The full text of our Governance Guidelines may be viewed at our website at [www.msgentertainment.com] under Investors — Governance — Corporate Governance. A copy may be obtained by writing to MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

Executive Sessions of Non-Management and Independent Board Members

Under our Governance Guidelines, either our directors who are not also executive officers of our Company (the “non-management directors”) or our directors who are independent under the [●] rules are required to meet regularly in executive sessions with no members of management present. If non-management directors who are not independent participate in these executive sessions, the independent directors under the [●] rules are required to meet separately in executive sessions at least once each year. The non-management or independent directors may specify the procedure to designate the director who may preside at any such executive session.

Communicating with Our Directors

Our Board will adopt policies designed to allow our stockholders and other interested parties to communicate with our directors. Any interested party who wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to the Chairman of the Audit Committee, MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121. Any person, whether

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting the MSG Entertainment Integrity Hotline, which is operated by a third-party service provider, at [1-877-756-4306] or [www.msg.ethicspoint.com].

Code of Conduct and Ethics

Our Board will adopt a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers, including our principal accounting officer and controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance with the Code of Conduct and Ethics, confidentiality, corporate opportunities, fair dealing, protection and proper use of Company assets and equal employment opportunity and harassment. The full text of the Code of Conduct and Ethics is available on our website at investor.msgentertainment.com under Investors — Governance — Corporate Governance. In addition, a copy may be obtained by writing to MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

Our Directors

The following individuals are expected to be elected to serve as directors of the Company commencing on the Distribution date:

Directors Elected by Class A Common Stockholders

In connection with the Distribution, [●]. [●] and [●] ha[ve][s] resigned as directors of MSG Entertainment elected by holders of MSG Entertainment’s Class A Common Stock effective as of, and contingent upon the occurrence of, the Distribution. We expect the following individuals to be elected, prior to the Distribution, as directors of the Company, and to be designated as directors elected by the Class A Common Stockholders.

[To come]

Directors Elected by Class B Common Stockholders

The following individual is currently a director of the Company and is expected to continue to serve as a director elected by the Class B Common Stockholders at the time of the Distribution:

JAMES L. DOLAN, [67]. Mr. Dolan has been a director of the Company since [●], 20[●] and the Executive Chairman and Chief Executive Officer of the Company since [●], 20[●]. Mr. Dolan has served as a director, the Executive Chairman and Chief Executive Officer of MSG Entertainment since November 2019 and has also served as a director and the Executive Chairman of MSG Sports since 2015. Mr. Dolan was a director and the Executive Chairman of MSG Networks from 2009 until the Networks Merger in July 2021, the Chief Executive Officer of MSG Sports from 2017 to April 2020, and the Chief Executive Officer of Cablevision Systems Corporation (“Cablevision”) from 1995 to 2016. He was President of Cablevision from 1998 to 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former programming subsidiary of Cablevision that spun off in 2011 to become AMC Networks, from 1992 to 1995; and Vice President of Cablevision from 1987 to 1992. Mr. Dolan has served as a director since 2011 and Non-Executive Chairman since September 2020 of AMC Networks and previously served as a director of Cablevision from 1991 to 2016. James L. Dolan is the son of Charles F. Dolan, the spouse of Kristin A. Dolan, the father of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan, the brother of Marianne Dolan Weber and Thomas C. Dolan, the brother-in-law of Brian G. Sweeney and the cousin of Paul J. Dolan. Mr. Dolan brings to the Board his experience as Executive Chairman and Chief Executive Officer of MSG Entertainment, as Executive Chairman and former Chief Executive Officer of MSG Sports, as well as experience in various positions with Cablevision, including as its Chief Executive Officer, and in various positions with MSG Networks and its predecessors since 1999, including as Executive Chairman, as

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well as the knowledge and experience he has gained about MSG Entertainment’s businesses and contributions he has made during his tenure as a director of MSG Entertainment, MSG Sports, MSG Networks, AMC Networks and Cablevision.

We expect the following individuals to be elected, prior to the Distribution, as directors of the Company, and to be designated as directors elected by the Class B Common Stockholders.

[To come.]

The term of office of our directors will expire at the next annual meeting of stockholders and until their successors have been elected and qualified and at each succeeding annual meeting after that. The business address for each director is c/o MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121 and each director is a citizen of the United States. We will encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board.

Because we did not have any operations in fiscal year 2022, our Board did not hold any meetings during that year.

Director Compensation

A director who is a Company employee will receive no extra compensation for serving as a director. Each non-employee director will receive a base cash retainer of $[75,000] per year, $[15,000] annually per committee membership and $[25,000] annually per committee chairmanship. In addition, we will reimburse our directors for reasonable expenses in connection with attendance at Board, committee and stockholder meetings.

We will also pay our non-employee directors additional compensation in restricted stock units. Each year, each non-employee director will receive a grant of restricted stock units for the number of shares of common stock equal to $[160,000] divided by the average closing price over the twenty-trading-day period concluding on the date immediately preceding the grant date. The restricted stock units the non-employee directors will receive will be fully vested on the date of grant but will remain subject to a holding requirement until the first business day following 90 days after service on the Board ceases (other than in the event of a director’s death, in which case the restricted stock units will be settled as soon as practicable). Such compensation will be made pursuant to our Stock Plan for Non-Employee Directors. Please see “Executive Compensation — Our Equity Compensation Plan Information — Our Stock Plan for Non-Employee Directors” for information concerning our Director Stock Plan.

Non-employee directors have the ability to make a non-revocable annual election to defer all cash compensation (annual cash retainer and, if applicable, committee fees) to be earned in the next calendar year into restricted stock units. Grants of restricted stock units in lieu of cash compensation are determined by dividing the value of the applicable director’s total annual cash compensation by the average closing price over the twenty-trading-day period concluding on the date immediately preceding the grant date (February 15 or the next succeeding business day). Restricted stock units are fully vested on the date of grant but remain subject to a holding requirement until the first business day following 90 days after service on the Board ceases (other than in the event of a director’s death, in which case they are settled as soon as practicable), at which time they are settled in stock or, at the Compensation Committee’s election, in cash. Such equity grants are made pursuant to the Company’s [2022 Stock Plan for Non-Employee Directors] (the “Director Stock Plan”).

Board Committees

The Board has two permanent committees: the Audit Committee and the Compensation Committee.

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Audit Committee

At the time of the Distribution, our Audit Committee will consist of three members. The primary purposes and responsibilities of our Audit Committee are to: (a) assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm; (b) appoint, compensate, retain, oversee and terminate the Company’s independent registered public accounting firm and pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm; (c) review the appointment and replacement of the head of our internal audit department and to review and coordinate the agenda, scope, priorities, plan and authority of the internal audit department; (d) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and the treatment of any such complaints; (e) review and approve related party transactions that are required to be disclosed under SEC rules or that require such approval under the Company’s Related Party Transaction Approval Policy (if the Audit Committee is then serving as the Independent Committee under such policy); (f) conduct and review with the Board an annual self-assessment of the Audit Committee; (g) prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement; (h) review and reassess the Audit Committee charter at least annually; (i) report to the Board on a regular basis and (j) oversee corporate risks, including cybersecurity and venue security, and provide periodic updates to the Board on such oversight activities. The text of our Audit Committee charter is available on our website at investor.msgentertainment.com under Investors — Corporate Governance. A copy may be obtained by writing to MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

We expect our Board of Directors to determine that each member of our Audit Committee is “independent” within the meaning of the rules of both the [●] and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. All directors we add to the Audit Committee in the future will also meet those standards. We expect our Board to also determine that at least one member of our Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” above.

Our Audit Committee did not exist in 2021.

Compensation Committee

At the time of the Distribution, our Compensation Committee will consist of not less than two members. The primary purposes of our Compensation Committee are to: (a) establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs; (b) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers who are required to file reports with the SEC under Section 16 of the Exchange Act (together with the Chief Executive Officer, the “Senior Employees”), evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation; (c) approve any new equity compensation plan or material changes to an existing plan; (d) oversee the activities of the committee or committees administering our retirement and benefit plans; (e) in consultation with management, oversee regulatory compliance with respect to compensation matters including overseeing the

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Company’s policies on structuring compensation programs to preserve tax deductibility; (f) determine and approve any severance or similar termination payments to be made to Senior Employees (current or former); (g) determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies; (h) prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC; (i) conduct and review with the Board an annual self-assessment of the Compensation Committee; and (j) report to the Board on a regular basis, but not less than annually.

The Compensation Committee will review the performance of the Senior Employees, evaluate their performance in light of those goals and objectives and, either as a committee or together with any other independent directors (as directed by the Board), will determine and approve the Senior Employees’ compensation level based on this evaluation. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee will consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and the awards given to the Chief Executive Officer in past years.

The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 issued by the SEC under the Exchange Act. The Compensation Committee may also engage outside compensation consultants to assist in the performance of its duties and responsibilities. The text of our Compensation Committee charter is available on our website at investor.msgentertainment.com under Investors — Governance — Corporate Governance. A copy may be obtained by writing to MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

We expect our Board of Directors to determine that each member of our Compensation Committee is “independent” under the rules of [●].

Our Compensation Committee did not exist in 2021.

Absence of Nominating Committee

We will not have a nominating committee. We believe that it is appropriate not to have a nominating committee because of our stockholder voting structure. Under the terms of our amended and restated certificate of incorporation, the holders of our Class B Common Stock will have the right to elect 75% of the members of our Board. Our Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our Class B Common Stock (“Class B Directors”). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

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•	Ability and willingness to commit adequate time to Board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board. The Board will consider nominees for Class A Directors recommended by our stockholders. Nominees recommended by stockholders will be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for consideration by the Board for election at our annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our by-laws. Any such nominee must be submitted to the Corporate Secretary of the Company, at MSGE Spinco, Inc., Two Pennsylvania Plaza, New York, NY 10121 not less than 60 or more than 90 days prior to the date of our annual meeting of stockholders, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than 10 days after such date is first announced or disclosed.

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to ensure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our amended and restated certificate of incorporation which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board of Directors consisting entirely of independent directors (an “Independent Committee”) will review and approve transactions with Other Entities in which the value or expected value of the transaction or arrangement exceeds $1,000,000. The Independent Committee will also review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K adopted by the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to any transaction (or any series of similar transactions) in which the amount involved exceeds $120,000. The policy does not cover decisions on compensation or benefits or the hiring or retention of executive officers. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Our amended by-laws will provide for the formation of an Executive Committee of the Board of Directors which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Our by-laws also permit the Board of Directors to appoint other committees of the Board from time to time which would have such powers and duties as the Board properly determines.

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Our Executive Officers

The following individuals are executive officers of the Company and are expected to continue to serve as our executive officers at the time of the Distribution. Additional executive officers may be appointed prior to the Distribution. It is expected that in connection with the Distribution [●] will cease to serve as executive officers of MSG Entertainment.

JAMES L. DOLAN, [67]. Mr. Dolan has been a director of the Company since [●], 20[●] and the Executive Chairman and Chief Executive Officer of the Company since [●], 20[●]. Mr. Dolan has served as a director, the Executive Chairman and Chief Executive Officer of MSG Entertainment since November 2019. Mr. Dolan has also served as a director and the Executive Chairman of MSG Sports since 2015. Mr. Dolan was a director and the Executive Chairman of MSG Networks from 2009 until the Networks Merger in July 2021, the Chief Executive Officer of MSG Sports from 2017 to April 2020, and the Chief Executive Officer of Cablevision from 1995 to 2016. He was President of Cablevision from 1998 to 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former subsidiary of Cablevision that spun off in 2011 to become AMC Networks, from 1992 to 1995; and Vice President of Cablevision from 1987 to 1992. In addition to MSG Networks, Mr. Dolan has served as a director of AMC Networks since 2011 and Non-Executive Chairman since September 2020 of AMC Networks and previously served as a director of Cablevision from 1991 until its sale in 2016.

[Additional officers to come.]

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EXECUTIVE COMPENSATION

Introduction

This section presents information concerning compensation arrangements for our named executive officer. We present historical and current fiscal year information concerning the compensation of Mr. James L. Dolan, our Executive Chairman and Chief Executive Officer from MSG Entertainment for the fiscal year ended June 30, 2022. We have not yet identified our other executive officers and will disclose information regarding those executive officers who will be our named executive officers in an amendment to this information statement prior to the Distribution.

The historical compensation information, including in particular the information set forth below under “— Historical Compensation Information,” is not directly relevant to the compensation that this officer will receive from the Company.

Our named executive officer holds various long-term incentive awards that were granted by MSG Entertainment. Treatment of these in the Distribution is described under “— Treatment of Outstanding Awards.”

Compensation Discussion & Analysis

This Compensation Discussion & Analysis provides a discussion of MSG Entertainment’s compensation philosophy and 2022 fiscal year compensation from MSG Entertainment for our NEOs (as defined below). MSG Entertainment’s compensation philosophy may be relevant to the Company because it is anticipated that the elements of our compensation will be similar to the elements of MSG Entertainment’s compensation. Our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make any appropriate adjustments.

For purposes of this Compensation Discussion & Analysis, the Company’s named executive officer is James L. Dolan. This individual is referred to as a Named Executive Officer (“NEO”). We have not yet identified our other executive officers and will disclosure information regarding these individuals that will comprise the “NEO” group in an amendment to this information statement prior to the Distribution. Mr. Dolan is also a named executive officer of MSG Entertainment and will continue as an officer of MSG Entertainment following the Distribution.

Executive Summary

MSG Entertainment’s Executive Compensation Program Objectives and Philosophy

Given the unique nature of its business, MSG Entertainment places great importance on its ability to attract, retain, motivate and reward experienced executive officers who can drive its business objectives and achieve strong financial, operational and stock price performance, as well as long-term value creation. The compensation committee of the board of directors of MSG Entertainment (“MSG Entertainment’s Compensation Committee” or the “MSG Entertainment Compensation Committee”) has designed executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the financial and strategic objectives of growing MSG Entertainment’s businesses and driving long-term stockholder value.

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MSG Entertainment’s Compensation Committee has designed a program that reflects four key overarching executive compensation principles:

Principle	Implementation(1)
A significant portion of compensation opportunities should be at risk.	• The majority of executive compensation is at risk and based on MSG Entertainment stockholder returns as well as MSG Entertainment’s performance against predetermined financial performance targets.

Long-term performance incentives should generally outweigh short-term performance incentives.	• Incentive compensation focuses more heavily on MSG Entertainment’s long-term rather than short-term accomplishments and results.

Executive officers should be aligned with stockholders through equity compensation.	• Equity-based compensation comprises a substantial portion of executive compensation, ensuring alignment with MSG Entertainment’s stockholder interests.

The compensation structure should enable MSG Entertainment to attract, retain, motivate and reward the best talent in a competitive industry.

•  MSG Entertainment’s overall executive compensation program is competitive, equitable and thoughtfully structured so as to attract, retain, motivate and reward talent.

•  MSG Entertainment’s Compensation Committee focuses on total direct compensation, as well as individual compensation elements when providing competitive compensation opportunities.

(1)	Excludes any one-time awards, including awards granted in connection with commencement of employment.

In designing MSG Entertainment’s executive compensation program, MSG Entertainment’s Compensation Committee seeks to fulfill these objectives by maintaining appropriate balances between (1) short-term and long-term compensation, (2) cash and equity compensation, and (3) performance-based and time-based vesting of compensation.

Elements of MSG Entertainment’s Compensation Program

MSG Entertainment compensates its NEOs through base salary, annual incentive awards, long-term incentive awards, perquisites and benefit programs. MSG Entertainment’s annual and long-term incentive programs provide performance-based incentives for its NEOs tied to key financial and strategic measures that generate long-term stockholder value and reward sustained achievement of MSG Entertainment’s key financial goals. MSG Entertainment considers Total MSG Entertainment Net Revenue (defined below) and AOI to be the key measures of MSG Entertainment’s operating performance. As such, MSG Entertainment’s Compensation Committee has reflected these performance measures in its annual incentive awards and long-term incentive performance equity awards, along with other specific strategic and operating measures. MSG Entertainment’s long-term incentive program also includes restricted stock units whose value is tied to the performance of the market value of MSG Entertainment’s Class A Common Stock.

The table below summarizes the elements of MSG Entertainment’s compensation program for the 2022 fiscal year and how each element was linked to MSG Entertainment’s performance. The MSG Entertainment Compensation Committee, after considering the advice of its independent compensation consultant, approved

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certain changes to the elements of MSG Entertainment’s compensation program for the 2023 fiscal year, which are described further below under “— Annual Cash Incentive Payout — Changes to Fiscal Year 2023 Compensation Program.”

Component		Performance Link		Description
Base Salary	Cash	• Fixed level of compensation determined primarily based on the role, job performance and experience • Intended to compensate NEOs for day-to-day services performed
Annual Incentive	Cash	Financial (50%)	Total MSG Entertainment Net Revenue (40%)

•  Performance-based cash incentive opportunity

•  Designed to be based on the achievement of pre-determined financial and strategic performance measures approved by the MSG Entertainment Compensation Committee

MSG Entertainment AOI (60%)
		Strategic (50%)	Strategic Objectives
Long- Term Incentive	Performance Stock Units (50%)	Total MSG Entertainment Net Revenue (50%)

•  Financial performance targets are pre-determined by the MSG Entertainment Compensation Committee to incentivize strong execution of MSG Entertainment’s strategy and long-term financial goals

•  Cliff-vest after three years to the extent that financial performance targets measured in the last year of the three-year period are achieved

MSG Entertainment Business Unit AOI (50%)
	Restricted Stock Units (50%)	Stock Price Performance		• Share-based award establishes direct alignment with MSG Entertainment stock price performance and stockholder interests • Vest ratably over three years

MSG Entertainment’s 2022 Fiscal Year Annual Compensation Opportunities Mix

As described above, MSG Entertainment’s compensation program is designed with significant long-term performance-based and at-risk components. For the 2022 fiscal year, a substantial majority of the named executive officers’ MSG Entertainment compensation was at risk, with a majority of at-risk compensation granted in the form of long-term equity-based awards.

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MSG Entertainment’s Executive Chairman and Chief Executive Officer Pay Mix(1)(2)

(1)

Reflects the allocation of base salary, annual target bonus opportunity, and long-term incentive award target value as set forth in the NEO’s employment agreement with MSG Entertainment for the 2022 fiscal year.

(2)	Sum of compensation elements or the “At-Risk” value shown may not add to 100% (or “At-Risk” value) due to rounding.

MSG Entertainment’s Sound Compensation Governance Practices

MSG Entertainment’s executive compensation program is overseen by the wholly independent MSG Entertainment Compensation Committee, with the support of an independent compensation consultant and independent legal counsel. MSG Entertainment maintains a compensation program with strong governance features, including:

MSG Entertainment’s Compensation Practices

✓	Substantial proportion of standard annual compensation is at risk (89% for MSG Entertainment’s Executive Chairman and Chief Executive Officer)

✓	Short- and long-term incentives earned based on the achievement of objective, pre-determined performance goals

✓	Stockholder feedback considered in MSG Entertainment’s Compensation Committee review of compensation program

✓	Anti-hedging/pledging policies

✓	No excise tax gross-up provisions

✓	Review of tally sheets for the NEO by MSG Entertainment’s Compensation Committee at least annually

✓	Fully independent MSG Entertainment Compensation Committee oversight of compensation decisions

✓	MSG Entertainment’s Compensation Committee utilizes support of an independent compensation consultant and independent legal counsel.

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MSG Entertainment’s Compensation Program Practices and Policies

The following discussion describes the practices and policies implemented by MSG Entertainment’s Compensation Committee during the fiscal year ended June 30, 2022. For the 2022 fiscal year, compensation for the NEO was subject to an employment agreement approved by MSG Entertainment’s Compensation Committee.

During fiscal year 2022, MSG Entertainment entered into a new multi-year employment agreement with Mr. Dolan, effective as of August 1, 2021. The prior employment agreement with MSG Entertainment had been entered into at the time of the spin-off of MSG Entertainment in April 2020, with a scheduled expiration date on the first anniversary of the spin-off. The MSG Entertainment Compensation Committee was responsible for overseeing matters relating to the new agreement and was advised by the MSG Entertainment Compensation Committee’s independent compensation consultant and represented in the negotiations by the MSG Entertainment Compensation Committee’s independent legal counsel. Prior to the acquisition by MSG Entertainment of MSG Networks pursuant to the Agreement and Plan of Merger, dated as of March 25, 2021 (the “Networks Merger”), Mr. Dolan was employed as Executive Chairman of MSG Networks pursuant to the terms of a multi-year employment agreement that continued to apply following the Networks Merger (but which has been superseded by the terms of Mr. Dolan’s new agreement with MSG Entertainment). In the course of their review, the independent compensation consultant provided the MSG Entertainment Compensation Committee with broad market data (both industry-related and general industry data) on multi-year arrangements involving executive chairman and chief executive officer positions, information relating to the terms of Mr. Dolan’s employment agreement with MSG Networks, as well as other information relating to MSG Entertainment’s performance and operations and other internal executive compensation data. The MSG Entertainment Compensation Committee’s review also took into account various other factors, including MSG Entertainment’s overall objectives and philosophy of its executive compensation program, the components of the proposed compensation arrangement, Mr. Dolan’s extensive experience and history with MSG Entertainment and its predecessors and affiliates, his in-depth knowledge of MSG Entertainment’s business and key involvement in the Sphere initiatives, his leadership and relationship with senior management and the overall scope and responsibilities of his role as Executive Chairman and Chief Executive Officer.

Role of the MSG Entertainment Compensation Committee

MSG Entertainment’s Compensation Committee administers MSG Entertainment’s executive compensation program. The responsibilities of MSG Entertainment’s Compensation Committee are set forth in its charter. Among other responsibilities, MSG Entertainment’s Compensation Committee: (1) establishes MSG Entertainment’s general compensation philosophy and, in consultation with management, oversees the development and implementation of MSG Entertainment’s compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of MSG Entertainment’s executive officers who are required to file reports with the SEC under Section 16(a) of the Exchange Act, evaluates their performance in light of those goals and objectives, and determines and approves their respective compensation levels based on this evaluation; (3) oversees the activities of the committee or committees administering MSG Entertainment’s retirement and benefit plans; and (4) administers MSG Entertainment’s equity-based compensation plans.

Role of the Independent MSG Entertainment Compensation Consultant

MSG Entertainment’s Compensation Committee has authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. MSG Entertainment’s Compensation Committee utilizes the services of ClearBridge Compensation Group LLC (the “MSG Entertainment independent compensation consultant”), an independent compensation consultant, to assist in determining whether the elements of MSG Entertainment’s executive compensation program are reasonable and consistent with MSG Entertainment’s objectives.

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The MSG Entertainment independent compensation consultant collaborates with independent legal counsel to the MSG Entertainment Compensation Committee and reports directly to MSG Entertainment’s Compensation Committee and, at the request of MSG Entertainment’s Compensation Committee, the MSG Entertainment independent compensation consultant meets with members of MSG Entertainment’s management from time to time for the purpose of gathering information on management proposals and recommendations to be presented to MSG Entertainment’s Compensation Committee.

With respect to compensation matters for the fiscal year ended June 30, 2022, the services provided by the MSG Entertainment independent compensation consultant to MSG Entertainment’s Compensation Committee included:

•	Attending all MSG Entertainment’s Compensation Committee meetings;

•	Providing information, research, and analysis pertaining to MSG Entertainment’s executive compensation program for the 2022 fiscal year;

•	Regularly updating MSG Entertainment’s Compensation Committee on market trends, changing practices, and legislation pertaining to compensation;

•	Assisting MSG Entertainment’s Compensation Committee in making pay determinations for MSG Entertainment’s executive officers;

•	Assisting MSG Entertainment’s Compensation Committee in connection with the entry into new employment agreements with certain of MSG Entertainment’s named executive officers;

•	Advising on the design of MSG Entertainment’s executive compensation program and the reasonableness of individual compensation targets and awards;

•	Conducting a compensation risk assessment;

•	Advising on compensation matters in connection with the Networks Merger;

•	Providing advice and recommendations that incorporate both market data and company-specific factors; and

•	Assisting MSG Entertainment’s Compensation Committee in connection with its review and update to its non-employee director compensation program.

During the 2022 fiscal year, the MSG Entertainment independent compensation consultant provided no services to MSG Entertainment other than those provided to MSG Entertainment’s Compensation Committee.

MSG Entertainment’s Compensation Committee charter requires MSG Entertainment’s Compensation Committee to consider the NYSE independence factors before receiving advice from an advisor, despite the fact that such independence rules are not applicable to controlled companies. For the fiscal year ended June 30, 2022, MSG Entertainment’s Compensation Committee concluded that the MSG Entertainment independent compensation consultant satisfies the independence requirements of the NYSE rules. In addition, MSG Entertainment’s Compensation Committee believed that the MSG Entertainment independent compensation consultant’s work did not raise any conflicts of interest during the fiscal year ended June 30, 2022. In reaching this conclusion, MSG Entertainment’s Compensation Committee considered the same rules regarding advisor independence.

Role of MSG Entertainment Executive Officers in Determining Compensation

MSG Entertainment’s Compensation Committee reviews the performance and compensation of MSG Entertainment’s Executive Chairman and Chief Executive Officer and, following discussions with the MSG Entertainment independent compensation consultant, establishes his compensation. MSG Entertainment’s senior management assists MSG Entertainment’s Compensation Committee and the MSG Entertainment independent compensation consultant as described in this Compensation Discussion & Analysis, and provides to MSG

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Entertainment’s Compensation Committee, either directly or through the MSG Entertainment independent compensation consultant, management’s recommendations on the compensation for MSG Entertainment’s executive officers other than the Executive Chairman and Chief Executive Officer. Other members of MSG Entertainment’s management provide support to MSG Entertainment’s Compensation Committee as needed. Based upon a review of performance and historical compensation, recommendations and information from members of MSG Entertainment’s management, and recommendations and discussions with the MSG Entertainment independent compensation consultant, MSG Entertainment’s Compensation Committee determines and approves compensation for its executive officers.

MSG Entertainment’s Performance Objectives

As described below under “— Elements of MSG Entertainment’s Compensation Program,” performance-based incentive compensation is an important element of MSG Entertainment’s executive compensation program.

Generally, MSG Entertainment’s Compensation Committee has historically based the performance objectives for MSG Entertainment’s incentive compensation on Total MSG Entertainment Net Revenue and AOI. MSG Entertainment considers these performance objectives to be key measures of MSG Entertainment’s operating performance, and currently expects to follow this practice in the future.

MSG Entertainment defines “Total MSG Entertainment Net Revenue” as MSG Entertainment’s total revenue for all business units other than specified divisions where direct contribution is the measure used, in which cases Total MSG Entertainment Net Revenue includes the direct contribution of those units. Direct contribution is revenue less event-related expenses. In those instances, MSG Entertainment’s management believes direct contribution serves as a more meaningful measure of revenue.

MSG Entertainment defines “AOI,” which is a non-U.S. GAAP financial measure, as MSG Entertainment’s operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with Arena License Agreements, (ii) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense, (v) restructuring charges or credits, (vi) merger and acquisition related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, (viii) the impact of Purchase Accounting Adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under MSG Entertainment’s executive deferred compensation plan (which was established in November 2021). “MSG Entertainment Business Unit AOI” is based upon the AOI of MSG Entertainment’s business segments less unallocated corporate business unit expenses such as public company costs and merger and acquisition support, subject to certain adjustments.

The performance measures used for purposes of annual incentives or long-term awards may contemplate certain potential future adjustments and exclusions.

Tally Sheets

MSG Entertainment’s Compensation Committee has reviewed tally sheets prepared by the MSG Entertainment independent compensation consultant, setting forth all components of compensation payable, and the benefits accruing, to the NEOs for the fiscal year ended June 30, 2022, including all cash compensation, benefits, perquisites and the current value of outstanding equity-based awards. The tally sheets also set forth potential payouts to the NEOs upon various termination scenarios.

Determining MSG Entertainment Compensation Levels; Benchmarking

As part of the MSG Entertainment Compensation Committee’s review of the total compensation for the fiscal year ended June 30, 2022, the MSG Entertainment independent compensation consultant assisted MSG

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Entertainment’s Compensation Committee in: (1) determining if a peer group should be used for comparative purposes, (2) assessing executive compensation in light of internal and external considerations and (3) reviewing MSG Entertainment’s equity and cash-based executive incentive programs, taking into account evolving market trends. MSG Entertainment’s Compensation Committee, in consultation with the MSG Entertainment independent compensation consultant, considered broad market data (both industry-related and general industry data) and multiple broad-based compensation surveys in order to appropriately assess compensation levels.

For the fiscal year ended June 30, 2022, MSG Entertainment’s Compensation Committee, in consultation with the MSG Entertainment independent compensation consultant, determined not to utilize a peer group or target positioning in determining compensation given the limited number of comparable publicly-traded companies.

In addition to the market data listed above, MSG Entertainment’s Compensation Committee considered internal information (historical compensation, job responsibility, experience, parity among executive officers, contractual commitments and attraction and retention of talent) to determine compensation.

Elements of MSG Entertainment’s Compensation Program

MSG Entertainment’s executive compensation philosophy is reflected in the principal elements of its executive compensation program, each of which is important to MSG Entertainment’s goal of attracting, retaining, motivating and rewarding highly-qualified executive officers. MSG Entertainment’s compensation program included the following key elements for the fiscal year ended June 30, 2022: base salary, annual cash incentives, long-term incentives, retirement, health and welfare and other benefits, which are generally provided to all other eligible employees of MSG Entertainment, and additional executive officer benefits, including post-termination compensation under certain circumstances and certain perquisites, each as described below.

A significant percentage of total direct compensation is allocated to incentive compensation in accordance with the philosophy of MSG Entertainment’s Compensation Committee. MSG Entertainment’s Compensation Committee reviews historical compensation, other information provided by the MSG Entertainment independent compensation consultant and other factors, such as experience, performance, length of service and contractual commitments, to determine the appropriate level and mix of compensation for its executive officers. The allocation between cash and equity compensation and between short-term and long-term compensation is designed to provide a variety of fixed and at-risk compensation that is related to the achievement of MSG Entertainment’s short-term and long-term objectives.

Mr. Dolan is also employed by MSG Sports as its Executive Chairman. Mr. Dolan receives separate compensation from MSG Sports with respect to such employment. Prior to the Networks Merger, Mr. Dolan was also employed by MSG Networks, and he received separate compensation from MSG Networks during the 2021 fiscal year. While the MSG Entertainment Compensation Committee was aware that Mr. Dolan also received compensation for services rendered to MSG Sports, its own compensation decisions were based on its independent assessment and application of the compensation goals and objectives of MSG Entertainment. The compensation program and philosophies discussed in this information statement reflect only compensation that is paid by MSG Entertainment for services rendered to MSG Entertainment, except as otherwise noted.

See “— Key Elements of 2022 Expected Compensation from the Company” below for information regarding the compensation expected to be paid by the Company to our NEO following the Distribution.

Base Salaries

MSG Entertainment’s Compensation Committee is responsible for setting the base salaries of its executive officers, which are intended to compensate them for the day-to-day services that they perform for MSG Entertainment. MSG Entertainment set the base salaries for these executive officers at levels that are intended to

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reflect the competitive marketplace in attracting and retaining quality executive officers. The employment agreements between MSG Entertainment and the executive officers contain a minimum base salary level. MSG Entertainment’s Compensation Committee reviews the salaries of its executive officers at least annually. MSG Entertainment’s Compensation Committee may adjust base salaries for its executive officers over time, based on their performance and experience and in accordance with the terms of their employment agreements.

The base salary paid by MSG Entertainment to Mr. Dolan in the fiscal year ended June 30, 2022 was $2,000,000. See footnote 1 to “— Historical Compensation Information — Summary Compensation Table” for additional information regarding the base salary paid by MSG Entertainment to Mr. Dolan during its fiscal year. MSG Entertainment’s Compensation Committee determined salaries for MSG Entertainment’s named executive officers after evaluation of MSG Entertainment and individual performance, market pay levels, the range of increases generally provided to MSG Entertainment’s employees and, to the extent appropriate, MSG Entertainment management’s recommendations.

Annual Cash Incentives

Overview

MSG Entertainment’s annual cash incentives earned for performance in the 2022 fiscal year were determined by performance against goals established by the MSG Entertainment Compensation Committee under the MSG Entertainment’s Management Performance Incentive Plan (“MPIP”). Under the MPIP, eligible members of management were provided an opportunity to earn an annual cash award. The size of the bonus pool was based on performance measures tied to Total MSG Entertainment Net Revenue and MSG Entertainment AOI targets for the 2022 fiscal year as well as certain pre-determined strategic objectives.

This annual incentive was designed to link executive compensation directly to MSG Entertainment’s performance by providing incentives and rewards based upon business performance during the applicable fiscal year.

MPIP awards to all eligible employees were conditioned upon the satisfaction of predetermined financial and strategic objectives. For the 2022 fiscal year, MSG Entertainment applied a business function-specific weighting system, with the weighting between financial and strategic objectives for each business function depending on the specific challenges and desired focus of that function. MSG Entertainment had 12 business functions in fiscal year 2022 including: MSG Networks, Productions, Live, Marketing Partnerships, Venue Operations, MSG Ventures, MSG Studios and Corporate, with a varied range of strategic weightings determined by the MSG Entertainment Compensation Committee, depending on the particular business function. The financial and strategic objectives for the Corporate function (including named executive officers) and the MSG Networks function were each weighted 50% to reflect MSG Entertainment’s focus on supporting the business units in safely and efficiently bringing business back following the COVID-19 pandemic, as well as MSG Entertainment’s long-term goals for transformative strategic growth and development, including the development of MSG Spheres.

MPIP results were calculated based on performance achievement against these predetermined goals, as discussed below for MSG Entertainment’s Corporate and MSG Networks functions.

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As discussed in “Performance Targets & Achievement Levels” below, as a result of the level of achievement of the adjusted Corporate and MSG Networks financial and strategic objectives, the payout level of the annual cash incentives was calculated at 139.2% and 127.4% of the target level, respectively.

Target Award Opportunities

Each employee eligible for an annual incentive award from MSG Entertainment was assigned a target award equal to a percentage of that employee’s base salary as of the conclusion of the applicable fiscal year. Target annual incentive opportunities were based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to MSG Entertainment. In addition, each employment agreement between MSG Entertainment and each of the named executive officers contains a minimum target annual incentive award level. The MSG Entertainment Compensation Committee reviews the target annual incentive award levels of the named executive officers at least annually, subject to the minimum target annual incentive award level set forth in each employment agreement between MSG Entertainment and each of its named executive officers.

Annual Incentive Payouts

The below table summarizes the NEO’s target annual incentive opportunity and actual 2022 fiscal year annual incentive payouts from MSG Entertainment, as determined by MSG Entertainment’s Compensation Committee. The annual incentive payouts are described in more detail below:

Name	2022 Fiscal Year Base Salary	Target Incentive (% of Base Salary)	Actual 2022 Fiscal Year MPIP as a % of Target	Actual 2022 Fiscal Year Annual Incentive Award
James L. Dolan	$2,000,000	200%	139.2%	$5,566,000

Performance Targets & Achievement Levels

Financial Component (50%):

For the fiscal year ended June 30, 2022, the MPIP financial performance objectives were set recognizing the lingering impacts of the COVID-19 pandemic and expected ramp-up during fiscal year 2022, the expected impacts of the Networks Merger (including transaction fees and synergies), and included rigorous Total MSG Entertainment Net Revenue (weighted 40% of the financial component) and Company AOI (weighted 60% of the financial component) targets, with potential payouts under this component ranging from 0-200% of target.

The financial component of the MPIP was determined after assessing the consolidated financial performance against the predetermined targets. The MPIP provides for pre-approved adjustments, including with respect to the MSG Networks business and the impact of the COVID-19 pandemic, when evaluating the financial performance against the pre-determined objectives.

The measurement against the adjusted targets for the 2022 fiscal year provided the following calculated results:

Financial Metrics (Weighting)	2022 Fiscal Year Payout Results

Revenues (40%)	99.6% of target

AOI (60%)	174.9% of target

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Based on the performance against these pre-determined financial performance objectives, the calculated result of the financial component of the MPIP, giving effect to the payment provisions of the MPIP, was 144.8%.

Strategic Component (50%): For the fiscal year ended June 30, 2022, the MPIP also included a performance component that measured achievement against relevant strategic goals, objectives and metrics specified each fiscal year. These goals, objectives and metrics are reviewed and approved by the MSG Entertainment Compensation Committee at the beginning of each year.

Goal Setting Process: Each year, specific goals are established for each business function. These goals are intended to align with MSG Entertainment’s broad strategic initiatives and are subdivided into discrete objectives, which are further cascaded down into specific, measurable metrics that are used to enumerate year-end achievement. As part of this process, each goal (and its related tactics) is assigned a weight, and at the end of the fiscal year, each goal and tactic’s level of achievement is evaluated and assigned a rating of 0-200%. Taking into account the weight of each goal and tactic, these ratings are then used to derive the overall strategic score for each business function.

2022 Fiscal Year Corporate Goals & Achievement: In the 2022 fiscal year, the Corporate function’s strategic component focused on numerous core strategies aimed at supporting business units in safely and efficiently bringing business back, supporting MSG Entertainment’s MSG Sphere initiative and driving value through corporate structuring and key new business initiatives and special projects. These Corporate function goals were supported by more than 50 individual measurable metrics and tactics.

The strategic component for NEO payouts was calculated based on the extent to which Corporate-specific objectives and metrics were achieved in the fiscal year.

Based on the performance against these predetermined Corporate objectives, the MSG Entertainment Compensation Committee determined the payout result of the strategic component of the MPIP for the Corporate function was achieved at 133.5% of target.

2022 Fiscal Year MSG Networks Goals & Achievement:

In the 2022 fiscal year, the MSG Networks function’s strategic component focused on identifying, evaluating and executing on revenue-generating opportunities, increased engagement and innovation. These MSG Networks function goals were supported by more than 30 individual measurable metrics and tactics.

Based on the performance against these predetermined MSG Networks objectives, the MSG Entertainment Compensation Committee determined the payout result of the strategic component of the MPIP for the MSG Networks function was achieved at 110.0% of target.

Annual Cash Incentive Payout:

As a result of level of achievement of the Corporate and MSG Networks financial and strategic objectives, as discussed above, the payout level of the annual cash incentives was calculated at 139.2% and 127.4% of the target level for the 2022 fiscal year, respectively.

Long-term Incentives

Long-term incentives represent a substantial portion of MSG Entertainment’s executive officers’ annual total direct compensation. For the fiscal year ended June 30, 2022, MSG Entertainment’s standard long-term incentives were comprised of performance stock units and restricted stock units.

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MSG Entertainment’s Compensation Committee believes this equity mix:

•	Establishes strong alignment between its executive officers and the interests of MSG Entertainment’s stockholders;

•	Provides meaningful incentive to drive actions that will improve MSG Entertainment’s long term stockholder value; and

•	Supports MSG Entertainment’s objectives of attracting and retaining the best executive officer talent.

The following table summarizes MSG Entertainment’s 2022 fiscal year standard annual long-term incentive awards for MSG Entertainment’s named executive officers:

Element	Weighting		Summary

MSG Entertainment Restricted Stock Units	50%	✓	Share-based award establishes direct alignment with MSG Entertainment’s stock price performance and its stockholder interests
		✓	Vest ratably over three years
MSG Entertainment Performance Stock Units	50%	✓	Performance is measured by Total MSG Entertainment Net Revenue and MSG Entertainment Business Unit AOI, which are equally weighted and considered key value drivers of MSG Entertainment’s business
		✓	Financial performance targets are pre-determined by MSG Entertainment’s Compensation Committee early in the three-year performance period to incentivize strong execution of MSG Entertainment’s strategy and long-term financial goals
		✓	Cliff-vest after three years to the extent that financial performance targets measured in the final year of the three-year period are achieved

Additional information regarding long-term incentive awards granted by MSG Entertainment to the Company’s NEO during the 2022 fiscal year is set forth in the “Summary Compensation Table” and the “Grants of MSG Entertainment Plan-Based Awards” table under “Historical Compensation Information” below. See “— Treatment of Outstanding Awards” below for a discussion of the impact of the Distribution on outstanding MSG Entertainment long-term incentive awards.

MSG Entertainment Restricted Stock Units

MSG Entertainment’s restricted stock units serve to align its executive officers’ interests with those of its stockholders and promote the retention of employees, including its executive officers.

MSG Entertainment’s Compensation Committee approved the following awards of MSG Entertainment restricted stock units to the Company’s NEO for the fiscal year ended June 30, 2022 pursuant to the MSG Entertainment Employee Stock Plan:

Name	Restricted Stock Units	Grant Value(1)
James L. Dolan (2)	84,736	$6,745,928

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(1)

The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 (“Topic 718”). MSG Entertainment determines the number of restricted stock units to grant by dividing the target grant value by the 20-trading day average ending on the day before the date of approval by MSG Entertainment’s Compensation Committee.

(2)

This amount includes 15,757 units ($1,291,759) granted in April 2022 to reflect the increased target long-term incentive opportunity (on a non-pro rata basis) as a result of Mr. Dolan’s new employment agreement effective August 2021.

MSG Entertainment’s standard restricted stock units vest ratably over three years on September 15th of each year following the year of grant, subject to continued employment and employment agreement terms (as applicable). Mid-year grants in respect of an out-of-cycle promotion, increase in compensation or new-hire typically vest on the same time frame as standard restricted stock units granted that fiscal year.

MSG Entertainment Performance Stock Units

Performance stock units are intended to align MSG Entertainment’s executive officers’ interests with those of its stockholders, with a focus on long-term financial results.

Under MSG Entertainment’s executive compensation program for the fiscal year ended June 30, 2022, performance stock units were granted to MSG Entertainment’s executive officers and certain other members of its management pursuant to MSG Entertainment’s Employee Stock Plan (the “MSG Entertainment Employee Stock Plan”).

2022 Fiscal Year Grants

During the fiscal year ended June 30, 2022, MSG Entertainment’s Compensation Committee approved the following awards of MSG Entertainment performance stock units to the Company’s NEO for the 2022-2024 fiscal year period:

Name	Performance Stock Units (at target)	Grant Date Fair Value(1)
James L. Dolan (2)	84,736	$4,402,883

(1)

The grant date fair value listed above is calculated in accordance with Topic 718. Under Topic 718, the date of grant for performance stock units is the date the performance targets are set for such awards, which, for the fiscal year ended June 30, 2022 was on June 28, 2022. MSG Entertainment determines the number of performance stock units to grant by dividing the target grant value by the 20-trading day average ending on the day before the date of approval by MSG Entertainment’s Compensation Committee.

(2)

With respect to Mr. Dolan, this amount includes 15,757 units ($818,734) approved in April 2022 to reflect the increased target long-term incentive opportunity (on a non-pro rata basis) as a result of Mr. Dolan’s new employment agreement effective August 2021.

MSG Entertainment’s performance stock units are structured to be settled upon the later of September 15th following a three-year period, and the date of certification of achievement against pre-determined performance goals measured in the final year of such three-year period. Mid-year grants in respect of an out-of-cycle promotion, increase in compensation or new-hire typically settle on the same time frame as standard performance stock units granted that fiscal year.

Target Setting

For the 2022 fiscal year performance stock units approved in August 2021 and April 2022 for the 2022-2024 fiscal year period, MSG Entertainment’s Compensation Committee selected Total MSG Entertainment Net

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Revenue and MSG Entertainment Business Unit AOI as the two financial metrics to be measured in the final fiscal year of the vesting period.

Goals were set in June 2022 based on MSG Entertainment’s long-range plan, which is subject to review by the board of directors of MSG Entertainment. MSG Entertainment’s long-range plan is confidential and disclosure of those targets could provide information that could lead to competitive harm, and for this reason the performance stock unit financial performance targets are not disclosed; however, MSG Entertainment’s Compensation Committee seeks to make target goals ambitious, requiring meaningful growth over the performance period, while threshold goals are expected to be achievable. MSG Entertainment intends to disclose the Total MSG Entertainment Net Revenue and MSG Entertainment Business Unit AOI payout results as a percentage of target as well as the resulting payout for the 2022 fiscal year performance stock units as a percentage of target measured in the last year of the three-year vesting period (i.e., performance is based on 2024 fiscal year performance).

MSG Entertainment Financial Metrics (Weighting)	Threshold Performance	Maximum Performance

Total MSG Entertainment Net Revenue (50%)	85% of target goal	115% of target goal

MSG Entertainment Business Unit AOI (50%)	75% of target goal	125% of target goal

The performance stock unit payout opportunity ranges from 0 to 110% of target, based on MSG Entertainment’s performance and subject to continued employment and employment agreement terms (as applicable). At the threshold performance level, the award would vest at 90% of the target performance stock units, and at or above the maximum performance level, the award would vest at 110% of the target performance stock units. If MSG Entertainment exceeds threshold levels but does not achieve the targeted rates, or if MSG Entertainment achieves or exceeds one target but not both, the award provides for partial payments. No performance stock units would vest if MSG Entertainment fails to achieve both threshold levels of performance.

2020 Fiscal Year Performance Stock Unit Awards

The performance stock units issued by MSG Entertainment at the time of the 2020 Entertainment Distribution in respect of the MSG Sports performance stock units granted by The Madison Square Garden Company during the 2020 fiscal year (the “2020 fiscal year performance stock units”) were amended by MSG Entertainment’s Compensation Committee following the 2020 Entertainment Distribution to reflect Total MSG Entertainment Net Revenue and MSG Entertainment Business Unit AOI performance objectives, weighted at 50% each, measured over a July 1, 2021 through June 30, 2022 performance period (the third year of the three-year performance award). The level of achievement for each performance objective was adjusted in accordance with the terms of the awards. Based on the performance against these predetermined objectives, the Total MSG Entertainment Net Revenue and MSG Entertainment Business Unit AOI performance results as a percentage of target performance were calculated at 99.7% and 105.7%, respectively, with a resulting calculated payout for the 2020 fiscal year performance stock units of 102.7% of target. The 2020 fiscal year performance stock units were settled in September 2022.

With respect to Mr. Dolan, who was employed by both the Company and MSG Sports during the 2020 fiscal year, the payout multiplier was determined based on the performance of MSG Entertainment and MSG Sports, with the performance for each company blended as a weighted average based on Mr. Dolan’s total direct compensation allocated between MSG Entertainment and MSG Sports at the time of the 2020 Entertainment Distribution, and applied to both his MSG Entertainment and MSG Sports performance stock units. As a result,

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

the payout of Mr. Dolan’s MSG Entertainment 2020 fiscal year performance stock units was 102.7% of target. For more information on the MSG Sports 2020 performance stock units payout level, see MSG Sports’ 2022 Definitive Proxy Statement.

Treatment of MSG Networks Equity Awards

In connection with the Networks Merger, the MSG Networks stock options and restricted stock unit awards, including such awards held by any NEO who was also employed by MSG Networks, were assumed by MSG Entertainment and converted into a stock option or restricted stock unit denominated in shares of MSG Entertainment Class A Common Stock based on an exchange ratio of 0.172 (stock options and restricted stock units subject to performance vesting conditions were converted to stock options and restricted stock units, as applicable, with time-vesting conditions for the remainder of the performance period assuming the performance conditions were achieved at 100% of target). Additional details regarding the assumption and conversion of the MSG Networks awards is available in the joint proxy statement/prospectus filed by MSG Entertainment and MSG Networks in connection with the Networks Merger.

MSG Entertainment’s Hedging and Pledging Policies

MSG Entertainment’s Insider Trading Policy prohibits all of its directors, consultants and employees (including its executive officers), and all members of their immediate families or any individual who is materially dependent upon them for financial support who reside in the same household, from directly or indirectly (i) engaging in short sales, short sales against the box or other “hedging” transactions unless otherwise permitted by MSG Entertainment and (ii) placing securities in margin accounts or otherwise pledging MSG Entertainment securities.

Holding Requirements

Under MSG Entertainment’s executive compensation program for the fiscal year ended June 30, 2022, annual restricted stock unit awards vest ratably over three years and annual performance stock unit awards cliff-vest after three years to the extent that pre-determined financial performance targets measured in the last year of the three-year period are achieved, in each case, so long as the recipient is continuously employed by MSG Entertainment until the applicable vesting date (and subject to the performance conditions described above and any applicable terms of the award agreements and their MSG Entertainment employment agreement). With respect to MSG Entertainment’s non-management directors, compensation includes annual awards of MSG Entertainment restricted stock units. Pursuant to MSG Entertainment’s award agreements, directors’ restricted stock units are settled in shares of MSG Entertainment Class A Common Stock (or, in the MSG Entertainment Compensation Committee’s discretion, cash) on the first business day following 90 days after service on the board of directors of MSG Entertainment ceases (other than in the event of a director’s death, where the MSG Entertainment restricted stock units are settled immediately). One effect of the cliff and three-year ratable vesting (with respect to MSG Entertainment’s named executive officers or eligible MSG Entertainment employees) and holding requirements (with respect to non-management MSG Entertainment directors) applicable to MSG Entertainment awards is to require MSG Entertainment executive officers, directors and eligible MSG Entertainment employees to maintain significant holdings of MSG Entertainment securities at all times.

Changes to Fiscal Year 2023 Compensation Program

In connection with approving the elements of MSG Entertainment’s compensation program for the 2023 fiscal year, the MSG Entertainment Compensation Committee, in consultation with the MSG Entertainment independent compensation consultant, determined to establish an annual incentive plan that reflected certain changes from the terms of the MPIP as in effect for the 2022 fiscal year:

•	As MSG Entertainment’s business operations resume with increased capacity following the COVID-19 pandemic restrictions, the MSG Entertainment Compensation Committee determined that it was appropriate

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

for the MPIP for the 2023 fiscal year to further MSG Entertainment’s focus on profitability by increasing the portion of the financial objectives tied to AOI from 60% to 70%, with the remainder tied to Total MSG Entertainment Net Revenue.

•

Additionally, for the MSG Networks function, 50% of the financial objectives will be determined based on the performance of MSG Entertainment and 50% will be determined based on the performance of the MSG Networks function, applying 70% for AOI and 30% for net revenue for both.

•	For the Corporate function, the financial objectives will continue to be determined based on the performance of MSG Entertainment.

MSG Entertainment believes that these changes for the 2023 fiscal year are appropriate for meeting MSG Entertainment’s annual incentive objectives. There were no changes to MSG Entertainment’s long-term incentive program.

MSG Entertainment’s Benefits

Benefits offered by MSG Entertainment to its executive officers generally provide for retirement income and serve as a safety net against hardships that can arise from illness, disability or death. MSG Entertainment’s executive officers are generally eligible to participate in the same health and welfare benefit plans made available to the other benefits-eligible employees of MSG Entertainment, including, for example, medical, dental, vision, life insurance and disability coverage.

Defined Benefit Plans

MSG Entertainment sponsors the MSG Entertainment Group, LLC Cash Balance Pension Plan (the “Cash Balance Pension Plan”), a tax-qualified defined benefit plan, which was retained by MSG Entertainment after the 2020 Entertainment Distribution, for participating employees, including certain executive officers. Under the MSGN Holdings, L.P. Excess Cash Balance Plan (the “MSGN Excess Cash Balance Plan”), a non-qualified deferred compensation plan, retained by MSG Entertainment following the Networks Merger, MSG Entertainment provides additional benefits to its employees, who are restricted by the applicable IRS annual compensation limitation. Each of the Cash Balance Pension Plan and MSGN Excess Cash Balance Plan were frozen to new participants and future benefit accruals effective as of December 31, 2015.

More information regarding the Cash Balance Pension Plan, the MSGN Excess Cash Balance Plan, and the Retirement Plan is provided in the Pension Benefits table under “Historical Compensation Information” below.

Defined Contribution Plans

MSG Entertainment sponsors the Madison Square Garden 401(k) Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, for its participating employees, including its executive officers. The Savings Plan is a multiple employer plan to which MSG Sports also contributes as a participating employer. Under the Savings Plan, participants may contribute into their plan accounts a percentage of their eligible pay on a pre-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Savings Plan provides (a) fully-vested matching contributions equal to 100% of the first 4% of eligible pay contributed on a pre-tax basis by participating employees and (b) a discretionary non-elective contribution by MSG Entertainment.

In addition, MSG Entertainment offers the MSG Entertainment Group, LLC Excess Savings Plan (the “Excess Savings Plan”), a non-qualified deferred compensation plan that was retained by MSG Entertainment following the 2020 Entertainment Distribution, to its employees, including its executive officers, whose contributions to the Savings Plan are restricted by the applicable IRS annual compensation limitation and/or the pre-tax income deferral limitation. More information regarding the Excess Savings Plan is provided in the Nonqualified Deferred Compensation table under “Historical Compensation Information” below.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Matching contributions made by MSG Entertainment in the fiscal year ended June 30, 2022 in respect of the Company’s NEO under the Savings Plan and MSGN Excess Savings Plan are set forth in the Summary Compensation Table under “Historical Compensation Information” below.

MSG Cares Charitable Matching Gift Program

Since the 2020 fiscal year, MSG Entertainment’s employees, including its named executive officers, are eligible to participate in the MSG Cares Charitable Matching Gifts Program. Under this program, MSG Entertainment matches charitable contributions made by its employees, including the NEOs, to eligible 501(c)(3) organizations of the employee’s choice, in an aggregate amount of up to $1,000 per employee for each fiscal year.

MSG Entertainment’s Perquisites

MSG Entertainment provides certain perquisites to its executive officers as described below. Additional information concerning perquisites provided by MSG Entertainment is set forth in the Summary Compensation Table under “Historical Compensation Information” below. We anticipate that the arrangements described below will continue following the Distribution.

Car and Driver

Mr. Dolan has regular access to cars and drivers, which he is permitted to use for personal use in addition to business purposes. MSG Entertainment and MSG Sports shared these costs equally during the fiscal year ended June 30, 2022. In addition, certain other MSG Entertainment executive officers and members of management have had access to cars and drivers on a limited basis for personal use. To the extent employees used a car and driver for personal use without reimbursement to MSG Entertainment, those employees were imputed compensation for tax purposes.

Aircraft Arrangements

During the fiscal year ended June 30, 2022, MSG Entertainment owned and leased certain aircraft, and also had access to various aircraft through arrangements with various Dolan family entities. Mr. Dolan has been permitted to use MSG Entertainment’s aircraft (including aircraft to which MSG Entertainment has access through various dry lease agreements) for personal use. Mr. Dolan is not required to reimburse MSG Entertainment for personal use of MSG Entertainment-owned aircraft. Additionally, Mr. Dolan has access to helicopter travel, including for personal travel. Helicopter use has primarily been for commutation and he is not required to reimburse MSG Entertainment for such use. During the fiscal year ended June 30, 2022, MSG Entertainment and MSG Sports shared the costs of Mr. Dolan’s personal aircraft and helicopter use equally.

MSG Entertainment is typically reimbursed for the incremental variable costs associated with the personal use of aircraft (except as noted above). To the extent any MSG Entertainment executive officer or other employee of MSG Entertainment used any of the aircraft, including helicopters, for personal travel without reimbursement to MSG Entertainment, they were imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published biannually by the IRS. For compensation reporting purposes, MSG Entertainment valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by MSG Entertainment net of any reimbursements received from its executive officers. The incremental cost of the use of the aircraft does not include any costs that would have been incurred by MSG Entertainment whether or not the personal trip was taken.

See “Certain Relationships and Related Party Transactions — Relationship between MSG Entertainment and Us After the Distribution — Aircraft Arrangements” for a description of certain aircraft arrangements that we will enter into with MSG Entertainment prior to the Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Executive Security

Mr. Dolan participates in MSG Entertainment’s executive security program, including services related to cybersecurity and connectivity. During the fiscal year ended June 30, 2022, MSG Sports and MSG Entertainment shared the costs of such participation in their security program equally. Because certain of these costs can be viewed as conveying personal benefits to Mr. Dolan, they are reported as perquisites.

Other

From time to time certain MSG Entertainment employees, including its executive officers (and their guests), have access to tickets to sporting events and other entertainment at MSG Entertainment’s venues at no cost, and may also purchase tickets at face value. Attendance at such events is integrally and directly related to the performance of the executive officers’ duties, and, as such, MSG Entertainment does not deem the receipt of such tickets to be perquisites.

MSG Entertainment named executive officers may also make incidental use from time to time of certain amenities made available through MSG Entertainment resources, such as food and beverage at MSG Entertainment’s nightlife, dining and entertainment venues.

MSG Entertainment’s Post-Termination Compensation

MSG Entertainment believes that post-termination benefits are integral to its ability to attract and retain qualified executive officers. See “—Employment Agreements” for a description of the severance arrangements that MSG Entertainment has agreed to provide our NEO in the event of a qualifying termination of employment from MSG Entertainment.

Under certain circumstances, payments or other benefits may be provided by MSG Entertainment to its employees upon the termination of their employment with MSG Entertainment. These may include payments or other benefits upon a termination by MSG Entertainment without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of MSG Entertainment or following a going-private transaction. With respect to the MSG Entertainment named executive officers, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by each MSG Entertainment named executive officer’s employment agreement and any applicable award agreements with MSG Entertainment.

Employment Agreements

We may enter into an employment agreement with Mr. Dolan prior to the Distribution. The terms of this agreement, if any, have not been determined and will be disclosed in an amendment to this information statement. As noted above, Mr. Dolan will continue as officer of MSG Entertainment following the Distribution. The terms of his employment with MSG Entertainment will be governed by an employment agreement with MSG Entertainment.

Key Elements of 2022 Expected Compensation from the Company

As a newly formed entity, we did not have any executive officers or pay any compensation during the year ended June 30, 2022. The following summarizes the principal components of the annual compensation that we expect to provide following the Distribution to Mr. Dolan. We have not yet determined the form of any long-term incentives to be granted.

James L. Dolan:
Base Salary	[●]
Target Bonus	[●]
Target Long-Term Incentives	[●]

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

In addition, our NEO is expected to receive other benefits and perquisites, similar to those received by MSG Entertainment’s named executive officers, as discussed above.

Historical Compensation Information

All of the information set forth in the following table reflects compensation earned during the years ended June 30, 2022, 2021 and 2019. MSG Entertainment’s Executive Chairman and Chief Executive Officer is a shared employee of MSG Sports and MSG Entertainment; the information set forth below only reflects the compensation paid by MSG Entertainment for services rendered to MSG Entertainment, and excludes amounts for which MSG Sports reimbursed MSG Entertainment.

References in the tables that follow to “2022,” “2021,” or “2020” refer to the year ended June 30, 2022, 2021 or 2020, respectively. The information below is therefore not necessarily indicative of the compensation this individual will receive as an executive officer of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
James L. Dolan	2022	1,937,500	—	11,148,811	5,566,000	—	591,368	19,243,679
Executive Chairman and Chief Executive Officer	2021	600,000	—	5,848,014	1,320,000	—	555,826	8,323,840
	2020	115,385	—	2,305,894	1,439,167	—	94,683	3,955,129

(1)	For 2022, the salary paid by MSG Entertainment to Mr. Dolan accounted for approximately 10% of his total MSG Entertainment compensation.

The 2020 salary information excludes the $807,692 paid by The Madison Square Garden Company during the Pre-Distribution Period.

(2)

This column reflects the aggregate grant date fair value of MSG Entertainment restricted stock units and performance stock units granted to the NEO, without any reduction for risk of forfeiture, as calculated in accordance with Topic 718 on the date of grant. Under Topic 718, the date of grant for performance stock units is the date the performance targets are set for such awards, which, for the fiscal year ended June 30, 2022 was on June 28, 2022. The assumptions used by MSG Entertainment in calculating these amounts are set forth in Note 17 to the financial statements included in MSG Entertainment’s 2022 Form 10-K. The grant date fair value of the performance stock units is shown at target performance. The number of restricted stock units and performance stock units granted to the NEO was determined based on the 20-trading day average closing market price on the day prior to the date such awards were approved by the MSG Entertainment Compensation Committee.

For the 2022 figures, this column reflects the value of restricted stock units approved and granted in August 2021 and April 2022 and performance stock units approved in August 2021 and April 2022 and granted for purposes of Topic 718 in June 2022. At the highest level of performance, the value of such 2022 performance stock units on the grant date for purposes of Topic 718 would be: $4,843,171. Such amounts include awards approved in April 2022 to reflect Mr. Dolan’s increased long-term incentive opportunity (on a non-pro rata basis) as a result of his new employment agreement effective August 2021.

For the 2021 figures, this column reflects the value of restricted stock units and performance stock units granted in August and September 2020 and April 2021. At the highest level of performance, the value of such 2021 performance stock units on the grant date would be: $3,379,808.

For the 2020 figures, this column reflects the value of MSG Entertainment restricted stock units and performance stock units granted in April 2020 in respect of existing MSG Sports awards that were granted by The Madison Square Garden Company in August 2019. With respect to these awards, the value reflected is the pro rata portion of the grant date value of the original MSG Sports award granted in August 2019 by The Madison Square Garden Company, calculated in accordance with Topic 718, based on the stock price of MSG Entertainment’s and MSG Sports’ Class A Common Stock on the Distribution date of the 2020 Entertainment Distribution. At the highest level of performance, the value of such 2020 MSG Entertainment performance stock units on the grant date would be: $1,268,242 for Mr. Dolan.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

(3)

For the 2022 figures, this column reflects the annual incentive award earned by the NEO under MSG Entertainment’s program with respect to performance during the fiscal year ended June 30, 2022 and paid in September 2022. For the 2021 figures, this column reflects the annual incentive award earned by the NEO under MSG Entertainment’s program with respect to performance during the year ended June 30, 2021 and paid in September 2021. For the 2020 figures, this column reflects the annual incentive award earned by the NEO under MSG Entertainment’s program with respect to performance during the year ended June 30, 2020 and paid in September 2020. With respect to Mr. Dolan, this amount also includes $239,167 paid by MSG Entertainment to MSG Sports, reflecting MSG Entertainment’s obligation to pay 75% of the aggregate annual incentive liability accrued as of the Distribution date of the 2020 Entertainment Distribution.

(4)

For each period, this column represents the sum of the increase during such period in the present value of the NEO’s accumulated Cash Balance Pension Plan account and accumulated MSGN Excess Cash Balance Plan account over the amount reported for the prior period. There were no above-market earnings on nonqualified deferred compensation. For more information regarding the NEO pension benefits, please see the Pension Benefits table below.

(5)	The table below shows the components of this column:

Name	Year	401(k) Plan Match (a)	401(k) Plan Discretionary Contribution (a)	Excess Savings Plan Match (a)	Excess Savings Plan Discretionary Contribution (a)	Life Insurance Premiums (b)	MSG Cares Matching Gift Program (c)	Perquisites (d)	Separation Related Benefits	Total
James L. Dolan	2022	12,723	4,350	62,400	24,309	4,896	—	482,690	—	591,368

(a)	These columns represent a matching contribution by MSG Entertainment on behalf of the individual under the Savings Plan or Excess Savings Plan, as applicable.
(b)	This column represents amounts paid for the individual to participate in MSG Entertainment’s group life insurance program.
(c)

This column represents amount paid by MSG Entertainment to eligible 501(c)(3) organizations as matching contributions for donations made by the NEO under the MSG Cares Charitable Matching Gift Program.

(d)

This column represents the following aggregate estimated perquisites, as described in the table below, excluding amounts reimbursed by MSG Sports. For more information regarding the calculation of these perquisites, please see “Compensation Discussion & Analysis — MSG Entertainment’s Perquisites.”

Name	Year	Car and Driver (I)	Aircraft (II)	Executive Security (III)	Total ($)
James L. Dolan	2022	129,134	342,740	*	482,690

*	Does not exceed the greater of $25,000 or 10% of the total amount of the perquisites of the NEO.
(I)

Amounts in this column represent MSG Entertainment’s share of the cost of the personal use (which includes commutation) by Mr. Dolan of cars and drivers provided by MSG Entertainment. These amounts are calculated using a portion of the cost of MSG Entertainment’s driver plus maintenance, fuel and other related costs for MSG Entertainment vehicle, based on an estimated percentage of personal use.

(II)

As discussed under “Compensation Discussion & Analysis — MSG Entertainment’s Perquisites — Aircraft Arrangements,” the amounts in the table reflect MSG Entertainment’s share of the incremental cost for personal use of MSG Entertainment’s aircraft and other aircraft MSG Entertainment has access to pursuant to arrangements with various Dolan family entities (see “Certain Relationships and Related Party Transactions — Aircraft Arrangements”), as well as personal helicopter use primarily for commutation. Incremental cost is determined as the actual additional cost incurred by MSG Entertainment under the applicable arrangement.

(III)	The amounts in this column represent MSG Entertainment’s share of the cost of executive security services (including cybersecurity and connectivity) provided to Mr. Dolan.

Grants of MSG Entertainment Plan-Based Awards

The table below presents information regarding equity awards granted by MSG Entertainment during the fiscal year ended June 30, 2022 to the Company’s NEO under MSG Entertainment’s plans, including estimated possible and future payouts under non-equity incentive plan awards and equity incentive plan awards of restricted

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

stock units and performance stock units. See “— Treatment of Outstanding Awards” below for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

Name	Year	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James L. Dolan	2022	8/27/2021	(4)		4,000,000	8,000,000
	2022	6/28/2022	(5)				76,262	84,736	93,210		4,402,883
	2022	8/27/2021	(6)							68,979	5,454,170
	2022	4/20/2022	(6)							15,757	1,291,759

(1)

The grant date is presented in accordance with Topic 718. Under Topic 718, the date of grant for performance stock units is the date the performance targets are set for such awards, which, for the fiscal year ended June 30, 2022 was on June 28, 2022.

(2)

The number of restricted stock units and performance stock units granted to the NEO was determined based on the 20-trading day average closing market price on the day prior to the date such awards were approved by the MSG Entertainment Compensation Committee.

(3)

This column reflects the aggregate grant date fair value of the restricted stock unit awards and performance stock unit awards, as applicable, granted to the NEO in the 2022 fiscal year without any reduction for risk of forfeiture as calculated in accordance with Topic 718 as of the date of grant. The grant date fair value of the performance stock units is shown at target performance. At the highest level of performance, the value of the performance stock units on the applicable grant date would be: $4,843,171 for Mr. Dolan.

(4)

This row reflects the possible payouts with respect to grants of annual incentive awards under MSG Entertainment’s MPIP for performance in the fiscal year ended June 30, 2022. The NEO is assigned a target bonus which is a percentage of the NEO’s base salary as of such fiscal year end. There is no threshold amount for annual incentive awards. The amounts of annual incentive awards actually paid by MSG Entertainment in September 2022 for performance in the 2022 fiscal year are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see “Compensation Discussion & Analysis — Elements of MSG Entertainment’s Compensation Program — Annual Cash Incentives.”

(5)

This row reflects the threshold, target and maximum number of MSG Entertainment performance stock units awarded in the fiscal year ended June 30, 2022. Such performance stock units were approved by the MSG Entertainment Compensation Committee in August 2021 and April 2022 and granted for purposes of Topic 718 in June 2022, when the performance targets were set for such award. The performance stock unit award was approved with a target number of units, with an actual payment based upon the achievement of performance targets. This grant of performance stock units, which was made under the Employee Stock Plan, will vest upon the later of September 15, 2024 and the date of certification of achievement against pre-determined performance goals measured in the 2024 fiscal year, subject to continued employment requirements and employment agreement and award terms (as applicable). See “Compensation Discussion & Analysis — Elements of MSG Entertainment’s Compensation Program — Long-Term Incentives — Performance Stock Units” and “—Employment Agreements.”

(6)

This row reflects the number of MSG Entertainment restricted stock units awarded in the fiscal year ended June 30, 2022. These grants of restricted stock units, which were made under the Employee Stock Plan, will vest in three equal installments on September 15, 2022, 2023 and 2024, subject to continued employment requirements and employment agreement and award terms (as applicable). See “Compensation Discussion & Analysis — Elements of Our Compensation Program — Long-term Incentives — MSG Entertainment Restricted Stock Units” and “—Employment Agreements.”

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Outstanding MSG Entertainment Equity Awards at June 30, 2022

The table below shows (i) each grant of MSG Entertainment stock options that is unexercised and outstanding, and (ii) the aggregate number and value of unvested MSG Entertainment restricted stock units and MSG Entertainment performance stock units outstanding (assuming target performance) for the Company’s NEO as of June 30, 2022. See “— Treatment of Outstanding Awards” below for a discussion of the impact of the Distribution on certain of the awards discussed in the following table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
James L. Dolan	184,150	(2)			103.55	03/15/2024	—		—
	146,349	(3)			125.59	03/01/2025	—		—
	108,630	(4)			145.64	02/25/2026	—		—
	63,704	(5)	127,406	(5)	83.26	02/26/2027	—		—
	—		—		—	—	312,799	(6)	16,459,483

(1)	Calculated using the closing market price of MSG Entertainment’s Class A Common Stock on the NYSE on June 30, 2022 of $52.62 per share.
(2)

The amounts in this row represent Mr. Dolan’s time-based stock options granted at the effective time of the Networks Merger (“Effective Time”) as a result of the conversion of Mr. Dolan’s MSG Networks time-based stock options and performance-based stock options granted as long-term incentive awards on September 15, 2016, which have fully vested.

(3)

The amounts in this row represent Mr. Dolan’s time-based stock options granted at the Effective Time of the Networks Merger as a result of the conversion of Mr. Dolan’s MSG Networks time-based stock options and performance-based stock options granted as long-term incentive awards on September 1, 2017, which have fully vested.

(4)

The amounts in this row represent Mr. Dolan’s time-based stock options granted at the Effective Time of the Networks Merger as a result of the conversion of Mr. Dolan’s MSG Networks time-based stock options and performance-based stock options granted as long-term incentive awards on August 28, 2018, which have fully vested.

(5)

The amounts in this row represent Mr. Dolan’s 191,110 time-based stock options (63,704 of which have vested) granted at the Effective Time of the Networks Merger as a result of the conversion of Mr. Dolan’s MSG Networks time-based stock options and performance-based (based on target performance) stock options granted as long-term incentive awards on August 29, 2019. The unvested portion of the time-based stock options will vest on August 29, 2022, subject to continued employment requirements and employment agreement and award terms (as applicable).

(6)

With respect to Mr. Dolan, the total in this column includes 5,399 MSG Entertainment restricted stock units (from an original award of 16,197 restricted stock units) and 16,197 MSG Entertainment target performance stock units granted in respect of MSG Sports long-term incentive awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution. 5,399 restricted stock units vest on September 15, 2022. 16,197 performance stock units vest upon the later of September 15, 2022, and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2022. This column also includes 22,632 MSG Entertainment restricted stock units (from an original award of 33,947 restricted stock units) issued in respect of MSG Networks restricted stock units and 33,947 MSG Entertainment restricted stock units issued in respect of MSG Networks performance stock units, granted by MSG Networks prior to the Networks Merger. 11,316 and 11,316 restricted stock units issued in respect of the MSG Networks restricted stock units vest on September 15, 2022 and 2023, respectively. 33,947 restricted stock units issued in respect of the MSG

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Networks performance stock units vest on September 15, 2023. In addition, this column includes an award of 26,061 restricted stock units (from an original award of 39,091 restricted stock units) and 39,091 target performance stock units approved as long-term incentive awards on August 25, 2020, 68,979 restricted stock units and 68,979 target performance stock units approved as long-term incentive awards on August 27, 2021, and 15,757 restricted stock units and 15,757 target performance stock units approved as long-term incentive awards on April 20, 2022. The restricted stock units vest ratably over three years on September 15th each year following the year of grant. The performance stock units cliff-vest upon the later of September 15th following a three year-period, and the date of certification of achievement against pre-determined performance goals measured in the final year of the period ending June 30th of the applicable year. All vestings are subject to continued employment and the terms of Mr. Dolan’s employment agreement. For more information on MSG Sports restricted stock units and performance stock units granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, which are not reflected herein, see MSG Sports’ Definitive Proxy Statement, filed with the SEC on October 27, 2020.

MSG Entertainment Option Exercises and Stock Vested

The table below shows MSG Entertainment restricted stock unit awards that vested during the fiscal year ended June 30, 2022. No stock options were exercised in the fiscal year ended June 30, 2022.

Name	Restricted Stock Units
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
James L. Dolan	49,274	$3,967,050

(1)

Calculated using the closing price of MSG Entertainment’s Class A Common Stock on the NYSE on the vesting dates, September 15, 2021, November 1, 2021, November 16, 2021, and April 1, 2022, of $80.51, $73.94, $75.46, and $81.76 per share, respectively.

MSG Entertainment Pension Benefits

The table below shows the present value of accumulated benefits payable to the Company’s NEO, including the number of years of service credited to the NEO, under MSG Entertainment’s defined benefit pension plans as of June 30, 2022 (which plans are being assigned to the Company in connection with the Distribution).

Name	Plan Name (1)	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($) (2)
James L. Dolan	Cash Balance Pension Plan	—	(3)	—
	MSGN Excess Cash Balance Plan	—	(3)	—

(1)	Accruals under both the Cash Balance Pension Plan and the MSGN Excess Cash Balance Plan were frozen as of December 31, 2015.
(2)	Additional information concerning Pension Plans and Postretirement Plan Assumptions is set forth in Note 16 to our financial statements included in our 2022 Form 10-K.
(3)	Mr. Dolan does not participate in the Cash Balance Pension Plan or the MSGN Excess Cash Balance Plan.

MSG Entertainment maintains several benefit plans for its executive officers. The material terms and conditions are discussed below.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Cash Balance Pension Plan

MSG Entertainment sponsors the Cash Balance Pension Plan, a tax-qualified defined benefit plan which was retained by MSG Entertainment in the 2020 Entertainment Distribution. The Cash Balance Pension Plan generally covers regular full-time and part-time non-union employees of MSG Entertainment and certain of its affiliates who have completed one year of service. The Cash Balance Pension Plan was frozen to future benefit accruals effective as of December 31, 2015 (though accrued benefits continue to earn interest credits). A notional account is maintained for each participant under the Cash Balance Pension Plan, which consists of (i) annual allocations made by MSG Entertainment as of the end of each year on behalf of each participant who has completed 800 hours of service during the year that range from 3% to 9% of the participant’s compensation, based on the participant’s age and (ii) monthly interest credits based on the average of the annual rate of interest on the 30-year U.S. Treasury Bonds for the months of September, October and November of the prior year. Compensation includes all direct cash compensation received while a participant as part of the participant’s primary compensation structure (excluding bonuses, fringe benefits, and other compensation that is not received on a regular basis), and before deductions for elective deferrals, subject to applicable IRS limits.

A participant’s interest in the Cash Balance Pension Plan is subject to vesting limitations for the first three years of employment. A participant’s account will also vest in full upon his or her termination due to death, disability or retirement after attaining age 65. Upon retirement or other termination of employment with MSG Entertainment, the participant may elect a distribution of the vested portion of the cash balance account. Any amounts remaining in the Cash Balance Pension Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect a single life annuity or a lump sum.

MSGN Excess Cash Balance Plan

The MSGN Excess Cash Balance Plan is a non-qualified deferred compensation plan, which was retained by MSG Entertainment following the Networks Merger, that is intended to provide eligible participants, with a portion of their overall benefit that they would accrue under the Cash Balance Pension Plan but for Code limits on the amount of “compensation” (as defined in the Cash Balance Pension Plan) that can be taken into account in determining benefits under tax-qualified plans. The MSGN Excess Cash Balance Plan was frozen to future benefit accruals effective as of December 31, 2015 (though accrued benefits continue to earn interest credits). MSG Entertainment maintains a notional excess cash balance account for each eligible participant, and for each calendar year, credits these accounts with the portion of the allocation that could not be made on his or her behalf under the Cash Balance Pension Plan due to the compensation limitation. In addition, MSG Entertainment credits each notional excess cash balance account monthly with interest at the same rate used under the Cash Balance Pension Plan. A participant vests in the excess cash balance account according to the same schedule in the Cash Balance Pension Plan. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with MSG Entertainment.

Madison Square Garden 401(k) Savings Plan (“Savings Plan”)

Under the Savings Plan, a tax-qualified retirement savings plan which was retained by MSG Entertainment after the 2020 Entertainment Distribution, participating employees, including MSG Entertainment’s executive officers, may contribute into their plan accounts a percentage of their eligible pay on a pre-tax basis as well as a percentage of their eligible pay on an after-tax basis. MSG Entertainment provides a (a) fully-vested matching contribution equal to 100% of the first 4% of eligible pay contributed by participating employees and (b) discretionary non-elective fully-vested contribution by MSG Entertainment. The Savings Plan is a multiple-employer plan sponsored by MSG Entertainment, to which MSG Sports also contributes for its employees. Prior to the Networks Merger, MSG Networks also contributed for its employees.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Excess Savings Plan

The Excess Savings Plan, which was retained by MSG Entertainment following the 2020 Entertainment Distribution, is an unfunded, non-qualified deferred compensation plan that operates in conjunction with MSG Entertainment’s tax-qualified Savings Plan. An employee is eligible to participate in the Excess Savings Plan for a calendar year if his or her compensation (as defined in the Savings Plan) in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($305,000 in calendar year 2022) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the Savings Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($20,500, or $27,000 if 50 or over, for calendar year 2022) can continue to make pre-tax contributions under the Excess Savings Plan of up to 4% of his or her eligible pay. In addition, MSG Entertainment provides a (a) fully-vested matching contribution equal to 100% of the first 4% of eligible pay contributed by participating employees and (b) discretionary non-elective fully-vested contribution by MSG Entertainment. Account balances under the Excess Savings Plan are credited monthly with the rate of return earned by the Stable Value Fund offered as an investment alternative under the Savings Plan. Distributions of vested benefits are made in a lump sum as soon as practicable after the participant’s termination of employment with MSG Entertainment.

Our Retirement Benefits

Effective as of the Distribution, we will retain the assets and liabilities under the Cash Balance Pension Plan. Additionally, we will be added as a contributing employer of the Savings Plan following the Distribution.

After the Distribution, we will retain the MSGN Excess Cash Balance Plan and the Excess Savings Plan and liabilities for benefits under those plans relating to MSG Entertainment’s employees will be assumed by MSG Entertainment. The actuarial present values of the accumulated pension benefits of Mr. Dolan, who has participated in certain of these plans as of June 30, 2022, are reported in the MSG Entertainment Pension Benefits Table and MSG Entertainment Non-Qualified Deferred Compensation Table herein.

MSG Entertainment Nonqualified Deferred Compensation

The table below shows (i) the contributions made by the Company’s NEO and MSG Entertainment during the fiscal year ended June 30, 2022, (ii) aggregate earnings on the NEO’s account balance during the fiscal year ended June 30, 2022 and (iii) the account balance of the NEO under the Excess Savings Plan as of June 30, 2022.

Name	Plan Name	Executive Contributions in 2022 ($) (1)	Registrant Contributions in 2022 ($) (2)	Aggregate Earnings in 2022 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2022 ($)
James L. Dolan	Excess Savings Plan	64,046	86,709	8,865	—	706,172

(1)

These amounts represent a portion of the NEO’s salaries and/or annual cash incentives, which are included in the numbers reported in the “Salary” or “Non-Equity Incentive Plan Compensation” columns, as applicable, of the Summary Compensation Table that the NEO contributed to the Excess Savings Plan.

(2)	These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.
(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Severance

This section describes the payments that would have been received by the NEOs who were employed by MSG Entertainment as of June 30, 2022 (the last business day of MSG Entertainment’s 2022 fiscal year) upon

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

various terminations of employment from MSG Entertainment scenarios. The information under “Separation from MSG Entertainment” assumes that the NEO was employed by MSG Entertainment under his or her applicable employment agreement, and his or her employment terminated as of June 30, 2022. This information is presented to illustrate the payments such NEOs would have received from MSG Entertainment under the various termination scenarios. See “ — Employment Agreements” for a description of severance arrangements we have agreed to provide our NEO.

Separation from MSG Entertainment

Payments may be made to MSG Entertainment’s executive officers upon the termination of their employment with MSG Entertainment depending upon the circumstances of their termination, which include termination by MSG Entertainment without cause, termination by MSG Entertainment with cause, termination by the officer for good reason, other voluntary termination by the officer, retirement, death, disability, or termination following a change in control of MSG Entertainment or following a going-private transaction. Certain of these circumstances are addressed in the employment agreements between MSG Entertainment and each of its executive officers. In addition, MSG Entertainment award agreements for long-term incentives also address some of these circumstances. The Distribution will not constitute a change in control of MSG Entertainment for purposes of the employment agreements between MSG Entertainment and its executive officers or MSG Entertainment’s long-term incentive award agreements.

Award Agreement Terms in the Event of a Change in Control or Going Private Transaction

The award agreements governing the restricted stock units of MSG Entertainment provide that upon a change in control or going private transaction, the applicable NEO will be entitled to either (in the successor entity’s discretion) (a) cash equal to the unvested restricted stock units multiplied by the per share price paid in the change in control or going private transaction, or (b) only if the successor entity is a publicly-traded company, a replacement restricted stock unit award from the successor entity with the same terms. Any such cash award as provided in clause (a) above would be payable, and any replacement restricted stock unit award as provided in clause (b) above would vest, upon the earliest of (x) the date the restricted stock units were originally scheduled to vest so long as the applicable NEO remains continuously employed, (y) a termination without “cause” or a resignation for “good reason” (as each term is defined in the applicable award agreement), or (z) only if the successor entity elects clause (b) above, upon a resignation without “good reason” that is at least six months, but no more than nine months, following the change in control or going private transaction.

The award agreements governing the performance restricted stock units of MSG Entertainment provide that upon a change in control or going private transaction, the unvested performance stock units will vest at the target level and be payable (i) upon a change in control, regardless of whether the applicable NEO’s employment is terminated, or (ii) following a going private transaction if the applicable NEO is employed through July 1, 2022 (in the case of MSG Entertainment awards granted in respect of MSG Sports 2020 fiscal year awards), July 1, 2023 (in the case of fiscal year 2021 awards) or July 1, 2024 (in the case of 2022 fiscal year awards), or is terminated without “cause” or resigns for “good reason” (as each term is defined in the applicable award agreement) prior to such applicable date.

The award agreements governing the stock options of MSG Entertainment provide that upon a change in control or going private transaction, the applicable NEO will be entitled to either (a) cash equal to the number of options multiplied by the excess of the per share price paid in the change in control or going private transaction over the exercise price, or (b) only if the successor entity is a publicly traded company, a replacement option award from the successor entity with the same terms. Any such cash award would be payable, or unvested options would vest, upon the earliest of (x) the date the options were originally scheduled to vest so long as the NEO remains continuously employed, (y) a termination without cause or a resignation for good reason within three years following the change in control or going private transaction, or (z) only if the successor entity elects clause (b) above, upon a resignation without good reason that is at least six months, but no more than nine

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

months, following the change in control or going private transaction. Any stock options that have an exercise price greater than the per share price paid in the change in control or going private transaction may be cancelled for no consideration.

For purposes of the “Benefits Payable as a Result of Termination of Employment by MSG Entertainment without Cause or for Good Reason Following a Change in Control or Going Private Transaction” below, we have assumed that the applicable NEO has either been terminated without “cause” or resigned for “good reason” after the close of business on June 30, 2022.

Quantification of Termination and Severance Payable by MSG Entertainment

The following tables set forth a quantification of estimated severance and other benefits payable by MSG Entertainment to the NEOs who were named executive officers of MSG Entertainment as of June 30, 2022 under various circumstances regarding the termination of their employment. In calculating these amounts, the following was taken into consideration or otherwise assumed:

•	Termination of employment from MSG Entertainment occurred after the close of business on June 30, 2022.

•

Equity awards (other than stock options) were valued using the closing market price of MSG Entertainment’s Class A Common Stock of $52.62 and MSG Sports’s Class A common stock of $151.00 on the NYSE on June 30, 2022.

•

Stock options were valued at their intrinsic value equal to the closing market price of MSG Entertainment’s Class A Common Stock of $52.62 and MSG Sports’s Class A common stock of $151.00 on the NYSE on June 30, 2022, less the per share exercise price, multiplied by the number of MSG Entertainment shares underlying the stock options.

•

We have assumed that the per share price paid in a change in control or going private transaction is equal to the closing market price of MSG Entertainment’s Class A Common Stock of $52.62 and MSG Sports’s Class A common stock of $151.00 on the NYSE on June 30, 2022.

•

In the event of termination of employment from MSG Entertainment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific MSG Entertainment award agreement, the provisions of the applicable NEO’s employment agreement with MSG Entertainment and the applicability of Code Section 409A. In quantifying aggregate termination payments, the timing of the payments was not taken into account and the value of payments that would be made over time was not discounted, except where otherwise disclosed.

•	It was assumed that all MSG Entertainment performance objectives for performance-based awards are achieved (but not exceeded).

•

With respect to Mr. Dolan, it was assumed that on June 30, 2022 he is either simultaneously terminated from both MSG Sports and MSG Entertainment, or has no continued employment relationship with MSG Sports.

Benefits Payable as a Result of Voluntary Termination of Employment from MSG Entertainment by NEO, Termination of Employment by NEO Due to Retirement, or Termination of Employment by MSG Entertainment for Cause

In the event of a voluntary termination of employment from MSG Entertainment, a retirement from MSG Entertainment, or event of termination by MSG Entertainment for cause, no NEO would have been entitled to any payments at June 30, 2022, excluding any pension or other vested retirement benefits.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Benefits Payable as a Result of Termination of Employment by MSG Entertainment Without Cause or Termination of Employment by NEO for Good Reason*

Elements	James L. Dolan
Severance	$12,000,000	(1)
Pro rata bonus	$5,566,000	(2)
Unvested restricted stock	$9,091,421	(3)
Unvested performance stock	$7,368,063	(4)
Unvested time-based stock options	—	(5)

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(2)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other MSG Entertainment NEOs under MSG Entertainment’s program without regard to personal performance objectives.

(3)

Represents the full vesting of the restricted stock units issued in April 2020 in respect of outstanding MSG Sports restricted stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, the 2021 fiscal year grants of restricted stock units, the restricted stock units issued in July 2021 in respect of outstanding MSG Networks restricted stock unit and performance stock unit awards held at the time of the Networks Merger, and the 2022 fiscal year grants of restricted stock units, as applicable, which are: 5,399 units ($284,095), 26,061 units ($1,371,330), 56,579 units ($2,977,187) and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports restricted stock units, which are: 5,399 MSG Sports units ($815,249).

(4)

Represents the full vesting at target of the performance stock units issued in April 2020 in respect of outstanding MSG Sports performance stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, and the 2021 and 2022 fiscal year grants of performance stock units, as applicable, which are: 16,197 units ($852,286), 39,091 units ($2,056,968), and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports performance stock units, which are (at target): 16,197 MSG Sports units ($2,445,747).

(5)

Represents the full vesting of the stock options issued in July 2021 in respect of outstanding MSG Networks time-based and performance-based options granted to Mr. Dolan by MSG Networks as long-term incentive awards in August 2019, but such options have no value because each award had an exercise price greater than the closing market price of a share of MSG Entertainment’s Class A Common Stock on June 30, 2022.

Benefits Payable as a Result of Termination of Employment from MSG Entertainment Due to Death or Disability*

Elements	James L. Dolan
Severance	—
Pro rata bonus	$5,566,000	(1)
Unvested restricted stock	$9,091,420	(2)
Unvested performance stock	$7,368,063	(3)
Unvested time-based stock options	—	(4)

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other MSG Entertainment NEOs under MSG Entertainment’s program but without regard to personal performance objectives.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

(2)

Represents the full vesting of the restricted stock units issued in April 2020 in respect of outstanding MSG Sports restricted stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, the 2021 fiscal year grants of restricted stock units, the restricted stock units issued in July 2021 in respect of outstanding MSG Networks restricted stock unit and performance stock unit awards held at the time of the Networks Merger, and the 2022 fiscal year grants of restricted stock units, as applicable, which are: 5,399 units ($284,095), 26,061 units ($1,371,330), 56,579 units ($2,977,187) and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports restricted stock units, which are: 5,399 MSG Sports units ($815,249).

(3)

Represents the full vesting at target of the performance stock units issued in April 2020 in respect of outstanding MSG Sports performance stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, and the 2021 and 2022 fiscal year grants of performance stock units, as applicable, which are: 16,197 units ($852,286), 39,091 units ($2,056,968) and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports performance stock units, which are (at target): 16,197 MSG Sports units ($2,445,747).

(4)

Represents the full vesting of the stock options issued in July 2021 in respect of outstanding MSG Networks time-based and performance-based options granted to Mr. Dolan by MSG Networks as long-term incentive awards in August 2019, but such options have no value because each award had an exercise price greater than the closing market price of a share of MSG Entertainment Class A Common Stock on June 30, 2022.

Benefits Payable as a Result of Termination of Employment from MSG Entertainment Without Cause or for Good Reason Following a Change in Control or Going-Private Transaction (1)(2)*

Elements	James L. Dolan
Severance	$12,000,000	(3)
Pro rata bonus	$5,566,000	(4)
Unvested restricted stock	$9,091,421	(5)
Unvested performance stock	$7,368,063	(6)
Unvested time-based stock options	—	(7)

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)

The information in this table and the footnotes hereto describe amounts payable as a result of certain terminations of employment by the NEO or MSG Entertainment following a change in control. The amounts payable as a result of termination of employment by the NEO or MSG Entertainment following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the NEO or MSG Entertainment following a change in control. Notwithstanding the amounts set forth in this table, if any payment otherwise due to the NEO would result in the imposition of an excise tax under Code Section 4999, then MSG Entertainment would instead pay to the NEO either (a) the amounts set forth in this table, or (b) the maximum amount that could be paid to such NEO without the imposition of the excise tax, whichever results in a greater amount of after-tax proceeds to such NEO.

(2)

As noted in “— Award Agreement Terms in the Event of a Change in Control or Going Private Transaction” above, the amounts in this table assume that the NEO has either been terminated without “cause” or resigned for “good reason” following such a change in control or going private transaction. The award agreements applicable to stock awards held by the NEO dictate the terms of the vesting of those awards and any severance or bonus reflected in this table is provided as a result of the terms of the NEO’s employment agreement and its terms related to termination without “cause” or resigned for “good reason,” and such severance is not enhanced by the change of control or going private transaction. For additional information, see “— Award Agreement Terms in the Event of a Change in Control or Going Private Transaction” above.

(3)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

(4)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other MSG Entertainment NEOs under MSG Entertainment’s program without regard to personal performance objectives.

(5)

Represents the full vesting of the restricted stock units issued in April 2020 in respect of outstanding MSG Sports restricted stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, the 2021 fiscal year grants of restricted stock units, the restricted stock units issued in July 2021 in respect of outstanding MSG Networks restricted stock unit and performance stock unit awards held at the time of the Networks Merger, and the 2022 fiscal year grants of restricted stock units, as applicable, which are 5,399 units ($284,095), 26,061 units ($1,371,330), 56,579 units ($2,977,187) and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports restricted stock units, which are: 5,399 MSG Sports units ($815,249).

(6)

Represents the full vesting at target of the performance stock units issued in April 2020 in respect of outstanding MSG Sports performance stock unit awards granted by The Madison Square Garden Company prior to the 2020 Entertainment Distribution, and the 2021 and 2022 fiscal year grants of performance stock units, as applicable, which are: 16,197 units ($852,286), 39,091 units ($2,056,968) and 84,736 units ($4,458,808), respectively. In addition to the amounts included in the table above, Mr. Dolan would also fully vest in his outstanding MSG Sports performance stock units, which are (at target): 16,197 MSG Sports units ($2,445,747).

(7)

Represents the full vesting of the stock options issued in July 2021 in respect of outstanding MSG Networks time-based and performance-based options granted to Mr. Dolan by MSG Networks as long-term incentive awards in August 2019, but such options have no value because each award had an exercise price greater than the closing market price of a share of MSG Entertainment’s Class A Common Stock on June 30, 2022.

Our Equity Compensation Plan Information

We plan to adopt an Employee Stock Plan (the “Employee Stock Plan”) and a Director Stock Plan, which are discussed below.

Our Employee Stock Plan

Prior to the Distribution, we expect to adopt an Employee Stock Plan, subject to the approval of MSG Entertainment as our sole shareholder at such time. A form of the Employee Stock Plan is filed as an exhibit to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following description of the Employee Stock Plan is qualified in its entirety by reference to the Employee Stock Plan.

Overview

The purpose of the Employee Stock Plan will be to (i) compensate employees of the Company and its affiliates who are responsible for the management and growth of the business of the Company and its affiliates, and (ii) advance the interest of the Company by encouraging and enabling the acquisition of a personal proprietary interest in the Company by employees upon whose judgment and keen interest the Company and its affiliates are largely dependent for the successful conduct of their operations. It is anticipated that the acquisition of such a proprietary interest in the Company will stimulate the efforts of these employees on behalf of the Company and its affiliates, and strengthen their desire to remain with the Company and its affiliates. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its affiliates to attract and retain desirable personnel and will better align the interests of participating employees with those of the Company’s stockholders. The Employee Stock Plan will provide for grants of incentive stock options (as defined in Section 422 of the Code), non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards (collectively, “Awards”). The Employee Stock Plan is expected to terminate, and no more Awards will be granted, after the ten year anniversary of the Distribution

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

(unless sooner terminated by our Board or our Compensation Committee). The termination of the Employee Stock Plan will not affect previously granted Awards.

Shares Subject to the Employee Stock Plan; Other Limitations

The Employee Stock Plan will be administered by the Company’s Compensation Committee. Awards may be granted under the Employee Stock Plan to such employees of the Company and its affiliates as the Compensation Committee may determine. An “affiliate” will be defined in the Employee Stock Plan to mean any entity controlling, controlled by, or under common control with the Company or any other affiliate and will also include any entity in which the Company owns at least five percent of the outstanding equity interests. It is expected that the total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Awards under the Employee Stock Plan may not exceed an aggregate of [●], which may be either treasury shares or authorized and unissued shares. To the extent that (i) an Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares, (ii) any shares under an Award are not issued because of payment or withholding obligations or (iii) restricted shares revert back to the Company prior to the lapse of the restrictions or are applied by the Company for purposes of tax withholding obligations, then it is expected that the Compensation Committee will also be able to grant Awards with respect to such shares or restricted shares. Awards payable only in cash or property other than shares will not reduce the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan and shares relating to any other Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Awards may be made under the Employee Stock Plan. Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares available to be delivered pursuant to Awards under the Employee Stock Plan. No single employee may be issued Awards during any one calendar year for, or that relate to, a number of shares exceeding 750,000. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to an Award would not appropriately protect the rights represented by the Award in accordance with the essential intent and principles thereof (each such event, an “Adjustment Event”), then it is expected that the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Award (including, without limitation, the number of shares covered by such outstanding Award, the type of property to which the Award is subject and the exercise price of such Award).

Awards

It is expected that all employees of the Company and its affiliates will be eligible to receive Awards under the Employee Stock Plan. Under the Employee Stock Plan, the Company will be able to grant options and stock appreciation rights, which will be exercisable at a price determined by the Compensation Committee on the date of the Award grant, which price will be no less than the fair market value of a share of the Company’s Class A Common Stock on the date the option or stock appreciation right is granted. Other than in the case of the death of a participant, such options and stock appreciation rights may be exercised for a term fixed by the Compensation Committee but no longer than ten years from the date of grant. An award agreement may provide that, in the event the participant dies while the option or stock appreciation right is outstanding, the option or stock appreciation right will remain outstanding until the first anniversary of the participant’s death, whether or not such first anniversary occurs after such ten-year period. Upon its exercise, a stock appreciation right will be settled (and an option may be settled, in the Compensation Committee’s discretion) for an amount equal to the excess of the fair market value of a share of the Company’s Class A Common Stock on the date of exercise over the exercise price of the stock appreciation right (or option). The Employee Stock Plan will prohibit (1) repricing options and stock appreciation rights (other than in connection with Adjustment Events), (2) repurchasing options or stock appreciation rights for cash when the exercise price equals or exceeds the fair market value of a

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

share of the Company’s Class A Common Stock or (3) option or stock appreciation right automatic reload provisions, in each case without the approval of the Company’s stockholders.

It is expected that the Employee Stock Plan will also permit the Company to grant restricted shares and restricted stock units. A restricted share is a share of the Company’s Class A Common Stock that is registered in the participant’s name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the applicable award agreement. The participant of a restricted share will have the rights of a stockholder, subject to any restrictions and conditions specified by the Compensation Committee in the participant’s award agreement. Notwithstanding the previous sentence, unless the Compensation Committee determines otherwise, all ordinary cash dividends paid upon any restricted share prior to its vesting will be retained by the Company for the account of the relevant participant and upon vesting will be paid to the relevant participant.

A restricted stock unit is an unfunded, unsecured right to receive a share of the Company’s Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, a restricted stock unit will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant, upon the vesting of the restricted stock unit, an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued.

The Compensation Committee is also expected to be able to grant other equity-based or equity-related awards to participants subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

It is expected that under the Employee Stock Plan, the Compensation Committee will have the authority, in its discretion, to add performance criteria as a condition to any employee’s ability to exercise a stock option or stock appreciation right, or the vesting or payment of any restricted shares or restricted stock units, granted under the Employee Stock Plan. Additionally, the Employee Stock Plan will specify certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of awards granted to such executives under the Employee Stock Plan. The Employee Stock Plan will provide that such performance criteria, without limitation, may be determined by reference to the performance of the Company, an affiliate or a business unit, product, venue, production, event or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, sponsor, basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following without limitation: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow and similar measures; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration or customer acquisition or retention, facilities utilization or attendance; (ix) operating metrics relating to sales, sponsorships or customer service or satisfaction; (x) capital spending management, facility maintenance, construction or renovation or product or service deployments; (xi) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiii) a specified increase in the private market value of the Company; (xiv) the price of the Company’s Class A Common Stock; (xv) earnings per share; and/or (xvi) total stockholder return.

Amendment; Termination

It is expected that the Board or the Compensation Committee may discontinue the Employee Stock Plan at any time and from time to time may amend or revise the terms of the Employee Stock Plan or any award

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of the stock exchange on which the Company’s shares are listed. The consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of an Adjustment Event, except to the extent the terms of an award agreement expressly refer to an Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Certain Awards under the Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of certain awards that are expected to be permitted under the Employee Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options

An employee will not be subject to tax upon the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in the employee’s alternative minimum taxable income. Whether the employee is subject to the alternative minimum tax will depend on his or her particular circumstances. The employee’s basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise. If an employee disposes of the shares on or after (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.

Nonstatutory Stock Options

For the grant of an option that is not intended to be (or does not qualify as) an ISO, an employee will not be subject to tax upon the grant of such an option (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to an employee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock

An employee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Employee Stock Plan unless the employee makes the election referred to below. Upon lapse of the restrictions, an employee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the employee may have paid for the shares), and such income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and an employee’s holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in an employee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

If permitted by the applicable award agreement, an employee may elect, within thirty days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount an employee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If an employee makes this election, the employee’s holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the employee upon the lapse of the restrictions. However, if the employee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the employee (even though the employee previously recognized income with respect to such forfeited shares).

In the taxable year in which an employee recognizes ordinary income on account of shares awarded to the employee, the Company generally will be entitled to a deduction equal to the amount of income recognized by the employee. In the event that the restricted shares are forfeited by an employee after having made the Section 83(b) election referred to above, the Company generally will include in our income the amount of our original deduction.

Stock Appreciation Rights

An employee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of shares receivable by the employee in respect of a stock appreciation right will be taxable to the employee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock Units

An employee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of a restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the shares and/or cash underlying a restricted stock unit, an employee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the Distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of distribution. An employee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and an employee’s holding period in such shares will begin on the date of distribution. If any dividend equivalent amounts are paid to an employee, they will be includible in the employee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, an employee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the employee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months.

Our Stock Plan for Non-Employee Directors

Prior to the Distribution, we expect to adopt the Director Stock Plan, subject to the approval of MSG Entertainment as our sole shareholder at such time. A form of the Director Stock Plan is filed as an exhibit to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following description of the Director Stock Plan is qualified in its entirety by reference to the Director Stock Plan.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Overview

We believe that the Company’s ability to attract and retain capable persons as non-employee directors will be enhanced if it can provide its non-employee directors with equity-based awards and that the Company will benefit from encouraging a sense of proprietorship of such persons stimulating the active interest of such persons in the development and financial success of the Company. The Director Stock Plan will provide for potential grants of non-qualified stock options, restricted stock units, restricted shares and other equity-based awards (collectively, “Director Awards”) to our non-employee directors. The Director Stock Plan is expected to terminate, and no more Director Awards will be granted, after the ten year anniversary of the Distribution (unless sooner terminated by our Board or our Compensation Committee). The termination of the Director Stock Plan will not affect previously granted Director Awards.

Shares Subject to the Director Stock Plan; Other Limitations

The Director Stock Plan will be administered by the Company’s Compensation Committee. The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Director Awards under the Director Stock Plan may not exceed an aggregate of [●] shares, which may be either treasury shares or authorized and unissued shares. To the extent that (i) a Director Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares or (ii) any shares under a Director Award are not issued because of payment or withholding obligations, then it is expected that the Compensation Committee will also be able to grant Director Awards with respect to such shares. Director Awards payable only in cash or property other than shares will not reduce the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan and shares relating to any other Director Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Director Awards may be made under the Director Stock Plan. Any shares underlying Director Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares available to be delivered pursuant to Director Awards under the Director Stock Plan. In the event that any Adjustment Event affects shares such that the failure to make an adjustment to a Director Award would not appropriately protect the rights represented by the Director Award in accordance with the essential intent and principles thereof, then it is expected that the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, be able to adjust any or all of the terms of an outstanding Director Award (including, without limitation, the number of shares covered by such outstanding Director Award, the type of property to which the Director Award is subject and the exercise price of such Director Award).

Director Awards

It is expected that under the Director Stock Plan, the Company will be able to grant stock options to participants. The options will be exercisable at a price determined by the Compensation Committee on the date of the Director Award grant, which price will be no less than the fair market value of a share of the Company’s Class A Common Stock on the date the option is granted, and will otherwise be subject to such terms and conditions as specified by the Compensation Committee, provided that, unless determined otherwise by the Compensation Committee, such options will be fully vested and exercisable on the date of grant. Each option granted pursuant to the Director Stock Plan will terminate upon the earlier to occur of (i) the expiration of ten years following the date upon which the option is granted and (ii) a period fixed by the Compensation Committee in the award agreement; however, an award agreement may provide that in the event that a participant dies while an option is exercisable, the option will remain exercisable by the participant’s estate or beneficiary only until the first anniversary of the participant’s date of death and whether or not such first anniversary occurs prior to or following the expiration of the relevant period referred to above. It is expected that upon its exercise, an option may be settled, in the Compensation Committee’s discretion, for a cash amount equal to the excess of the fair market value of a share of the Company’s Class A Common Stock on the date of exercise over the exercise price of the option. The Director Stock Plan will prohibit (1) repricing options and stock appreciation rights (other than

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

in connection with Adjustment Events), (2) repurchasing options or stock appreciation rights for cash when the exercise price equals or exceeds the fair market value of a share of the Company’s Class A Common Stock or (3) option or stock appreciation right automatic reload provisions, in each case without the approval of the Company’s stockholders.

The Company is also expected to be able to grant restricted stock units to participants. A restricted stock unit is an unfunded, unsecured right to receive a share of the Company’s Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, such restricted stock units will be fully vested on the date of grant and will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued. If a restricted stock unit is not fully vested at the date of grant, the dividend equivalent right will not apply until such restricted stock unit is vested.

It is expected that the Compensation Committee will be permitted to grant other equity-based or equity-related awards (including, without limitation, restricted shares, unrestricted shares and share appreciation awards) to non-employee directors subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Amendment; Termination

It is expected that the Board or the Compensation Committee may discontinue the Director Stock Plan at any time and from time to time may amend or revise the terms of the Director Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of the stock exchange on which the Company’s shares are listed. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of a Director Stock Plan Adjustment Event, except to the extent the terms of an award agreement expressly refer to a Director Stock Plan Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Options and Restricted Stock Units Under the Director Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options and restricted stock units that it is expected would be permitted under the Director Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and subject to change and their impact in any one case may depend upon the particular circumstances.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a stock option is granted under the Director Stock Plan. Upon exercising an option, a non-employee director will realize ordinary income (not as capital gain), and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The non-employee director will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date and the non-employee director’s holding period in the shares received will commence on the day after the date of exercise. If an option is settled by the Company in cash, shares or a combination thereof, the non-employee directors will recognize ordinary income at the time of settlement equal to the fair market value of such cash, shares or combination thereof, and the Company will be entitled to a corresponding deduction.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a restricted stock unit is granted under the Director Stock Plan or at the time that a restricted stock unit vests. Upon payment or settlement of a restricted stock unit award in our Class A Common Stock or cash, the non-employee director will recognize ordinary income, and the Company will be entitled to a corresponding deduction, equal to the fair market value of any Class A Common Stock or cash received.

Treatment of Outstanding Awards

MSG Entertainment has previously issued options to purchase its MSG Entertainment Class A Common Stock. In connection with the Distribution, each MSG Entertainment option will become two options: one will be an option to acquire MSG Entertainment Class A Common Stock and one an option to acquire our Class A Common Stock. We expect that options with respect to our Class A Common Stock will be issued under the Employee Stock Plan. The existing exercise price will be allocated between the existing MSG Entertainment options and our new options based upon the weighted average price of each of MSG Entertainment Class A Common Stock and our Class A Common Stock over the ten trading days immediately following the Distribution as reported by Bloomberg, and the underlying share amount will take into account the one-to-one distribution ratio (i.e., one share of our common stock will be issued for every one share of MSG Entertainment Class A Common Stock). The MSG Entertainment options and our new options will not be exercisable during a period beginning on a date prior to the Distribution determined by MSG Entertainment in its sole discretion, and continuing until the exercise prices of the MSG Entertainment options and our new options are determined after the Distribution, or such longer period as MSG Entertainment or we determine is necessary with respect to our and MSG Entertainment’s respective awards. Other than the split of the MSG Entertainment options and the allocation of the existing exercise price, upon issuance of our new options there will be no additional adjustment to the existing MSG Entertainment options in connection with the Distribution and the terms of each employee’s applicable MSG Entertainment award agreement will continue to govern the MSG Entertainment options. The options that we issue in respect of outstanding MSG Entertainment stock options will be affected by a change in control or going private transaction of the Company or MSG Entertainment, as set forth in the terms of the award agreement.

MSG Entertainment has previously issued restricted stock units and performance stock units to its employees, which represent unfunded, unsecured rights to receive shares of MSG Entertainment Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by MSG Entertainment’s Compensation Committee in the award agreement. In connection with the Distribution, each holder of an employee restricted stock unit will receive one Company restricted stock unit in respect of every one MSG Entertainment restricted stock unit owned on the record date and continue to be entitled to a share of MSG Entertainment Class A Common Stock (or cash or other property) for each MSG Entertainment restricted stock unit in accordance with the MSG Entertainment award agreement. Additionally, each holder of an employee performance stock unit will receive one Company performance stock unit (at target performance) in respect of every one MSG Entertainment performance stock unit (at target performance) owned on the record date and continue to be entitled to a share of MSG Entertainment Class A Common Stock (or cash or other property) for each MSG Entertainment performance stock unit in accordance with the MSG Entertainment award agreement. The performance conditions applicable to MSG Entertainment performance stock units and Company performance stock units that have a performance period ending in 2023 will be equitably adjusted to reflect the Distribution in order to measure the achievement of the consolidated performance of MSG Entertainment and the Company over the performance period. The performance conditions applicable to MSG Entertainment performance stock units and Company performance stock units that have a performance period ending after 2023 will be equitably adjusted so that the performance conditions relate solely to whichever company employs the holder of the award as of the Distribution.

Our restricted stock units and performance stock units will be issued under our Employee Stock Plan and will be subject to the same conditions and restrictions as the MSG Entertainment award except as described above. Except as described above, there will be no adjustment to the existing MSG Entertainment restricted stock

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

units or MSG Entertainment performance stock units in connection with the Distribution and the terms of each employee’s applicable award agreement will continue to govern the MSG Entertainment award. The restricted stock units and performance stock units that we issue in respect of outstanding MSG Entertainment awards will be affected by a change in control or going private transaction of the Company or MSG Entertainment, as set forth in the terms of the award agreement.

MSG Entertainment has previously issued restricted stock units to its non-employee directors which represent unfunded, unsecured rights to receive shares of MSG Entertainment Class A Common Stock (or cash or other property) at a future date. Such restricted stock units were fully vested on the date of grant. In connection with the Distribution, each holder of a director restricted stock unit will receive one share of our Class A Common Stock in respect of every one MSG Entertainment restricted stock unit owned on the record date and continue to be entitled to a share of MSG Entertainment Class A Common Stock (or cash or other property) in accordance with the award agreement. Such shares of Company Class A Common Stock will be issued under our Director Stock Plan.

With respect to outstanding equity awards, the Company and MSG Entertainment will not be regarded as competitive entities of each other for purposes of any non-compete provisions contained in the applicable award agreements. With respect to all outstanding MSG Entertainment awards (and our awards issued in connection with such awards) holders of such awards will continue to vest so long as they remain employed by the Company, MSG Entertainment or affiliates of either entity, provided that an employee who moves between the Company or one of its subsidiaries, on the one hand, and MSG Entertainment or one of its subsidiaries, on the other hand, at a time when the two entities are no longer affiliates will not continue to vest in such awards and such change will constitute a termination of employment for purposes of the award agreement.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Introduction

Following the Distribution, the Company and MSG Entertainment will each be controlled by the Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”). The Dolan Family Group also controls MSG Sports and AMC Networks. For purposes of governing the ongoing relationships between the Company and MSG Entertainment, respectively, after the Distribution, we will enter into certain agreements with those companies prior to the Distribution.

Relationship Between MSG Entertainment and Us After the Distribution

Following the Distribution, we will be a public company and MSG Entertainment will have a continuing approximately 33% common stock ownership interest in us. As described under “The Distribution — Results of the Distribution,” both MSG Entertainment and Spinco will be under the control of Charles F. Dolan, members of his family and certain related family entities immediately following the Distribution. See “Unaudited Pro Forma Combined Financial Information,” “Combined Financial Statements as of June 30, 2022 and 2021 and For the Three Years Ended June 30, 2022, 2021 and 2020 — Notes to Combined Financial Statements — Note 19 Related Party Transactions” for information concerning historical intercompany transactions between us and MSG Entertainment. In order to maintain the tax-free nature of the Distribution, MSG Entertainment is required by applicable tax rules to dispose of all of the retained shares as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year, subject to market conditions.

For purposes of governing the ongoing relationships between MSG Entertainment and us after the Distribution and to provide for an orderly transition, MSG Entertainment and Spinco will enter into the agreements described in this section prior to the Distribution.

Certain of the agreements summarized in this section will be filed prior to the Distribution as exhibits to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the following summaries of those agreements are qualified in their entirety by reference to the agreements that will be filed prior to the Distribution.

Distribution Agreement

We will enter into a Distribution Agreement with MSG Entertainment as part of a series of transactions pursuant to which we have acquired or will acquire prior to the Distribution the subsidiaries, businesses and other assets of MSG Entertainment that constitute our business.

Under the Distribution Agreement, MSG Entertainment will distribute approximately 67% of our common stock to its common stockholders.

Under the Distribution Agreement, MSG Entertainment will provide us with indemnities with respect to liabilities, damages, costs and expenses arising out of any of: (i) MSG Entertainment’s businesses (other than businesses of ours); (ii) certain identified claims or proceedings; (iii) any breach by MSG Entertainment of its obligations under the Distribution Agreement; (iv) any untrue statement or omission in the registration statement, of which this information statement forms a part, or in this information statement relating to MSG Entertainment and its subsidiaries; and (v) indemnification obligations we may have to the NBA or NHL that result from acts or omissions of MSG Entertainment. We will provide MSG Entertainment with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) its businesses; (ii) any breach by us of its obligations under the Distribution Agreement; (iii) any untrue statement or omission in the registration statement, of which this information statement forms a part, or in this information statement other than any such statement or omission relating to MSG Entertainment and its subsidiaries; and (iv) indemnification obligations MSG Entertainment may have to the NBA or NHL that result from acts or omissions of the Company.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

In the Distribution Agreement, we will release MSG Entertainment from any claims we might have arising out of:

•	the management of the businesses and affairs of MSG Entertainment’s Entertainment (excluding MSG Sphere) and MSG Networks business segments on or prior to the Distribution;

•	the terms of the Distribution, our amended and restated certificate of incorporation, our by-laws and the other agreements entered into in connection with the Distribution; and

•	any decisions that have been made, or actions taken, relating to MSG Entertainment’s Entertainment (excluding MSG Sphere) and MSG Networks business segments or the Distribution.

Additionally, in the Distribution Agreement, MSG Entertainment will release us from any claims MSG Entertainment might have arising out of:

•	the management of the businesses and affairs of MSG Entertainment’s Tao Group Hospitality business segment or related to the MSG Sphere business on or prior to the Distribution;

•	the terms of the Distribution and the other agreements entered into in connection with the Distribution; and

•	any decisions that have been made, or actions taken, relating to the Distribution.

The Distribution Agreement will also provide that MSG Entertainment has the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.

The Distribution Agreement will also provide for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Transition Services Agreement

We will enter into a Transition Services Agreement with MSG Entertainment under which, in exchange for the fees specified in such agreement, the Company will agree to provide certain corporate and other services to MSG Entertainment, including with respect to such areas as information technology, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions. MSG Entertainment similarly will agree to provide certain transition services to the Company. The Company and MSG Entertainment, as parties receiving services under the agreement, will agree to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party providing services under the agreement will agree to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s provision of services under the agreement if such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Tax Disaffiliation Agreement

We will enter into a Tax Disaffiliation Agreement with MSG Entertainment that will govern MSG Entertainment’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

We and our eligible subsidiaries currently join with MSG Entertainment in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

portions thereof) beginning after the Distribution, we generally will not join with MSG Entertainment or any of its subsidiaries (as determined after the Distribution) in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, MSG Entertainment will be generally responsible for all of our U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the Distribution date. We will be generally responsible for all taxes that are attributable to us or one of our subsidiaries after the Distribution date.

For any tax year, we will be generally responsible for filing all separate company tax returns that relate to us or one of our subsidiaries and that do not also include MSG Entertainment or any of its subsidiaries. MSG Entertainment will be generally responsible for filing all separate company tax returns that relate to MSG Entertainment or its subsidiaries (other than tax returns that will be filed by us), and for filing consolidated, combined or unitary returns that include (i) one or more of MSG Entertainment and its subsidiaries and (ii) one or more of us and our subsidiaries. Where possible, we will waive the right to carry back any losses, credits, or similar items to periods ending prior to or on the Distribution date; however, if we cannot waive the right, we will be entitled to receive the resulting refund or credit, net of any taxes incurred by MSG Entertainment with respect to the refund or credit.

Generally, we will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which we are responsible for filing a return under the Tax Disaffiliation Agreement, and MSG Entertainment will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which MSG Entertainment will be responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party will have the authority to conduct such proceeding. The Tax Disaffiliation Agreement will further provide for cooperation between MSG Entertainment and the Company with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

Finally, the Tax Disaffiliation Agreement will require that neither we nor any of our subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the Distribution from qualifying as a tax-free transaction to MSG Entertainment and to its stockholders under Section 355 of the Code, or would otherwise cause holders of MSG Entertainment stock receiving our stock in the Distribution to be taxed as a result of the Distribution and certain transactions undertaken in connection with the Distribution. Additionally, for the [2]-year period following the Distribution, we will be restricted from engaging in certain activities that may jeopardize the tax-free treatment of the Distribution to MSG Entertainment and its stockholders, unless we receive MSG Entertainment’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to MSG Entertainment, that the activity will not alter the tax-free status of the Distribution to MSG Entertainment and its stockholders. Such restricted activities include:

•	entering into any transaction pursuant to which all or a significant portion of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, together with certain other transactions, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

•	liquidating or partially liquidating; and

•	taking any other action that prevents the Distribution and certain related transactions from being tax-free.

Moreover, we will be required to indemnify MSG Entertainment and its subsidiaries, directors and officers for any taxes, resulting from action or failure to act, if such action or failure to act precludes the Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

We will enter into an employee matters agreement (the “Employee Matters Agreement”) with MSG Entertainment that allocates assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters upon completion of the Distribution. In general, MSG Entertainment employees currently participate in various of our retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that MSG Entertainment employees will generally participate in similar plans and arrangements established and maintained by MSG Entertainment; however, MSG Entertainment may continue to be a participating company in certain of our employee benefit plans during a transition period. Effective as of the Distribution date, we and MSG Entertainment generally will each hold responsibility for our respective employees and compensation plans.

For a description of the impact of the Distribution on holders of MSG Entertainment options, restricted stock units and performance stock units, see “Executive Compensation — Treatment of Outstanding Awards.”

Stockholder and Registration Rights Agreement

See “Shares Eligible for Future Sale” for a description of the Stockholder and Registration Rights Agreement to be entered into between MSG Entertainment and the Company.

[Two Pennsylvania Plaza Sublease

Following the Distribution, the Company will sublease approximately [●] square feet of office space at Two Pennsylvania Plaza in New York City to MSG Entertainment.]

Aircraft Arrangements

We will enter into various arrangements with MSG Entertainment, pursuant to which MSG Entertainment will have the right to lease on a “time-sharing” basis certain aircraft to which we have access. MSG Entertainment will be required to pay us specified expenses for each flight they elect to utilize, but not exceeding the maximum amount payable under Federal Aviation Administration (“FAA”) rules. In calculating the amounts payable under the agreement, the parties will allocate in good faith the treatment of any flight that is for the benefit of both companies. Additionally, the parties will agree on an allocation of the costs of certain helicopter use by any shared executive officers.

Other Arrangements and Agreements with MSG Entertainment

The Company has also entered into a number of commercial and other arrangements and agreements with MSG Entertainment and its subsidiaries. These include arrangements for the provision of services, allocations with respect to sponsorship agreements and other matters, aircraft sharing, and certain trademark licensing arrangements.

Other Arrangements and Agreements with MSG Sports and/or AMC Networks

The Company expects to enter into a number of commercial and other arrangements and agreements with MSG Sports and/or AMC Networks and their respective subsidiaries. [The Company will agree to share certain

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executive support costs, including office space, executive assistants, security and transportation costs, for the Company’s Executive Chairman and Chief Executive Officer with MSG Entertainment and MSG Sports and for the Company’s Vice Chairman with MSG Entertainment, MSG Sports and AMC Networks. Additionally, the Company will agree on an allocation of the costs of certain personal aircraft use with MSG Entertainment and MSG Sports (with respect to Mr. Dolan only) and helicopter use with MSG Entertainment, MSG Sports and AMC Networks by their shared executives.] Other arrangements may include the use of equipment, lease and use of offices and other premises, provision of transport services and vendor services, access to technology and lease of suites and sponsorships.

Arena License Agreements

On April 15, 2020, a subsidiary of MSG Entertainment entered into Arena License Agreements with subsidiaries of MSG Sports that require the Knicks and Rangers to play their home games at The Garden. These agreements will be assigned to the Company in connection with the Distribution. Under the Arena License Agreements, which each have a term of 35 years, the Knicks and the Rangers pay an annual license fee in connection with their respective use of The Garden. For each, the Arena License Agreement provides that the license fee for the first full contract year ended June 30, 2021 was to be approximately $22.5 million for the Knicks and approximately $16.7 million for the Rangers, and then for each subsequent year, the license fees will be 103% of the license fees for the immediately preceding contract year. The teams are not required to pay the license fee during a period in which The Garden is unavailable for use due to a force majeure event (including when events at The Garden were suspended by government mandate as a result of the COVID-19 pandemic). If, due to a force majeure event, capacity at The Garden is limited to 1,000 or fewer attendees, the teams may schedule and play home games at The Garden with applicable rent payable to the Company under the Arena License Agreements reduced by 80%. If, due to a force majeure event, capacity at The Garden is limited to less than full capacity but over 1,000 attendees, the parties will agree on an appropriate reduction to the rent payments.

MSG Entertainment received payments under the Arena License Agreements for the year ended June 30, 2022 of $23 million for the Knicks and $17 million for the Rangers.

The Arena License Agreements set forth the terms of the teams’ use of The Garden, including arrangements for the provision of amenities, game day and other services. While the Company will provide game day services for the Knicks and Rangers, most of the associated costs will be borne by the teams. Pursuant to the Arena License Agreements, the Company is responsible for the maintenance, equipment and other functions needed to operate, repair and maintain The Garden. The Company also operates and manages the sale of food and beverage services during all Knicks and Rangers events, for which the Company shares an agreed portion of net profits with the applicable team. The Company also has the right and obligation to operate and manage team merchandise sales at The Garden, and the Company retains a portion of revenues from team merchandise sold in The Garden.

The Company has the exclusive right to license and manage suites and club memberships at The Garden, including for use during Knicks and Rangers games, subject to certain exceptions, and shares a portion of the revenues from such licenses and club memberships with the Knicks and the Rangers.

The Arena License Agreements grant the Company the right to sell, and the Knicks and the Rangers the right to keep, a percentage of revenue from certain arena shared sponsorship assets, such as fixed signage or entitlements at The Garden. The teams have the exclusive right to sell and keep the revenue from certain team sponsorship assets, such as courtside or rinkside advertising and other team or event-specific sponsorship assets.

The Knicks and Rangers have the exclusive right to sell tickets and retain all revenues from ticket sales and resales. The Arena License Agreements set forth MSGE’s responsibilities with respect to box office services and the teams’ respective responsibilities to comply with MSGE’s ticket agent agreements.

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The Arena License Agreements provide that the teams are responsible for 100% of any real property or similar taxes applicable to The Garden. If the tax exemption is repealed or the teams are otherwise subject to property tax through no fault of the teams, the revenue opportunity that we may generate from team events will be reduced on a percentage basis as set forth in the Arena License Agreements. The value of any such revenue opportunity reduction could be significant but is expected to be substantially less than the property tax to be paid by the teams.

The Arena License Agreements provide for the Company to prepare an annual budget, in consultation with the teams, subject to certain team consent rights.

NBA consent is required to amend the Knicks’ Arena License Agreement.

Sponsorship Sales and Service Representation Agreements

On April 15, 2020, MSG Entertainment entered into sponsorship sales and service representation agreements with the Knicks and the Rangers, which have terms of more than 10 years (subject to an early termination right exercisable by May 31, 2025 and effective June 30, 2025). Under these agreements, MSG Entertainment is the exclusive sales and service representative for all sponsorship benefits available for sale in connection with the Knicks and Rangers, as well as the Knicks’ development team, the Westchester Knicks, and Knicks Gaming, the official NBA 2K esports franchise of the Knicks, subject to certain exceptions (e.g., regarding television and radio rights licensed to MSG Networks pursuant to separate media rights agreements). MSG Entertainment receives a commission from MSG Sports, subject to certain exceptions set forth in the agreements. MSG Entertainment also receives annual sales operation fixed payments from the Knicks and Rangers to cover a share of MSG Entertainment’s costs associated with providing sponsorship sales services. These agreements are subject to certain termination rights, including the right of each MSG Entertainment and MSG Sports to terminate if MSG Entertainment and MSG Sports are no longer affiliates, and MSG Sports’ right to terminate if certain sales thresholds are not met (unless MSG Entertainment pays MSG Sports the shortfall). NBA consent is required to amend the Knicks’ sponsorship sales and service representation agreement. Following the Distribution, these agreements will be assigned from MSG Entertainment to the Company.

Team Sponsorship Allocation Agreement

On April 15, 2020, MSG Entertainment entered into a team sponsorship allocation agreement with MSG Sports that provides for the allocation between the two companies of revenue received by either with respect to sponsorships that include assets of both companies and for which the sponsor pays a lump sum. Following the Distribution, this agreement will be assigned from MSG Entertainment to the Company.

Group Ticket Sales and Service Representation Agreement

On April 15, 2020, MSG Entertainment entered into a group ticket sales and service representation agreement with MSG Sports, with an initial term lasting until June 30, 2024 and automatically renewing annually thereafter, pursuant to which MSG Sports is MSG Entertainment’s sales and service representative to sell group tickets and ticket packages. MSG Sports receives a commission on group ticket sales placed on behalf of MSG Entertainment and is reimbursed for a share of certain of its costs. Following the Distribution, this agreement will be assigned from MSG Entertainment to the Company.

Media Rights Agreements

The media rights agreements between MSG Networks and MSG Sports covering the Knicks and the Rangers provide MSG Networks exclusive media rights to team games in their local markets. Each of the media rights agreements became effective July 2015 with a stated term of 20 years, with a stated annual rights fee in the fiscal year ended June 30, 2022 of $128 million for the Knicks and $38 million for the Rangers. The rights fee in

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each media rights agreement increases annually. For the fiscal year ending June 30, 2023, the stated rights fee increased to $133 million for the Knicks and $40 million for the Rangers. The rights fee is subject to adjustments in certain circumstances, including if MSG Sports does not make available a minimum number of games in any year. MSG Networks has certain rights to match third-party offers received by the Knicks or the Rangers, as the case may be, for the media rights following the term of the agreement.

Two Pennsylvania Plaza Sublease

Following the Distribution, the Company will sublease approximately 47,000 square feet of office space at Two Pennsylvania Plaza in New York City to MSG Sports.

Dolan Family Arrangements

Standstill Agreement

Prior to the Distribution, the members of the Dolan Family Group will enter into an agreement (the “Standstill Agreement”) with the Company in which they will agree that during the 12-month period beginning on the Distribution date, the Dolan Family Group must obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan Family Group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of [●] corporate governance standards. The Standstill Agreement has been filed as an exhibit to the registration statement of which this information statement forms a part, that we have filed with the SEC, and the foregoing discussion of that agreement is qualified in its entirety by reference to that exhibit.

Aircraft and Office Space Arrangements

A subsidiary of the Company is party to time sharing agreements, dry lease agreements and aircraft support services agreements with entities controlled by members of the Dolan Family with respect to various aircraft owned by either the Company or such Dolan Family members. Amounts paid or received by MSG Entertainment pursuant to these arrangements during the fiscal year ended June 30, 2022 would have been paid or received by the Company if the Distribution had already occurred.

A subsidiary of the Company is a party to agreements with Charles F. Dolan, the father of James L. Dolan, pursuant to which Mr. Charles F. Dolan has the right to lease on a “time-sharing” basis certain Company aircraft. Mr. Dolan is required to pay us specified expenses for each flight he elects to utilize, but not exceeding the maximum amount payable under FAA rules. Pursuant to this arrangement, Mr. Dolan paid MSG Entertainment $182,210 for use of the MSG Entertainment’s aircraft during the fiscal year ended June 30, 2022. In addition, a subsidiary of the Company is party to an agreement with Sterling 2K, LLC (“S2K”), a company controlled by Deborah Dolan-Sweeney, the daughter of Charles F. Dolan and the sister of James L. Dolan, pursuant to which the Company has the right to lease on a non-exclusive basis S2K’s Gulfstream Aerospace GV-SP (G550) aircraft (the “DFO G550”). We are required to pay S2K rent at an hourly rate and specified expenses (which mirror the types of expenses we charge S2K for use of our aircraft) for each flight we elect to utilize. The agreement includes a “true-up” mechanism such that, to the extent the Company’s annual usage of the DFO G550 exceeds Mr. Charles F. Dolan’s annual usage of the Company’s aircraft, the Company will pay an additional hourly rate with respect to excess hours intended to cover additional costs. Pursuant to this arrangement, MSG Entertainment paid S2K $418,635 for use of the DFO G550 during the fiscal year ended June 30, 2022, inclusive of accrued true-up payments required under the agreement. In addition, the agreement provides for equitable adjustment in the event that discrepancies in hours of usage or other factors cause the arrangement to be economically unfair to either party.

A subsidiary of the Company and Brighid Air, LLC (“Brighid”), a company controlled by Patrick F. Dolan, are parties to agreements, pursuant to which the Company has a right to lease on a non-exclusive basis (the

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“dry-lease”) and on a “time-sharing basis” (the “time-share”) Brighid’s Bombardier BD100-1A10 Challenger 350 aircraft (the “Challenger”). The Company is required to pay Brighid specified expenses of each flight it elects to utilize, but not exceeding the maximum amount payable under FAA rules. MSG Entertainment paid Brighid $254,110 under the dry-lease agreement for use of the Challenger during the fiscal year ended June 30, 2022. No payments were made under the time share because the Company did not use the Challenger under this agreement during the fiscal year ended June 30, 2022. In connection with the agreement for the Company’s use of the Challenger, a subsidiary of the Company and Dolan Family Office, LLC, (“DFO”) an entity controlled by Charles F. Dolan, are parties to a Flight Crew Services Agreement, pursuant to which the Company may utilize pilots employed by DFO for purposes of flying the Challenger when the Company is leasing the Challenger under its agreement with Brighid. The Company is required to pay DFO an hourly rate for the use of such pilots, as well as reimburse certain expenses of the pilots. Pursuant to this arrangement, MSG Entertainment paid DFO $38,975 for use of DFO pilots during the fiscal year ended June 30, 2022.

Until December 21, 2021, a subsidiary of the MSG Entertainment was a party to an agreement with Quart 2C, LLC (“Q2C”), a company controlled by James. L. Dolan, the Executive Chairman and Chief Executive Officer, as well as a director of the Company, and Kristin A. Dolan, his spouse, pursuant to which Q2C had the right to lease on a “time-sharing” basis MSG Entertainment’s Gulfstream Aerospace G550 aircraft (the “G550”). Q2C was required to pay MSG Entertainment specified expenses for each flight it elected to utilize, but not exceeding the maximum amount payable under FAA rules. Q2C did not use MSG Entertainment’s aircraft during the fiscal year ended June 30, 2022 and as a result, MSG Entertainment did not receive any payments from them. In addition, until December 21, 2021, a subsidiary of MSG Entertainment and Q2C were parties to an agreement, pursuant to which the MSG Entertainment had the right to lease on a non-exclusive basis Q2C’s Gulfstream Aerospace G450 aircraft (the “G450”). MSG Entertainment was required to pay Q2C rent at an hourly rate and specified expenses (which mirror the types of expenses MSG Entertainment charged Q2C for use of the G550) for each flight MSG Entertainment elected to utilize. The agreement included a “true-up” mechanism such that, to the extent the MSG Entertainment’s annual usage of the G450 exceeded Q2C’s annual usage of the G550, MSG Entertainment paid an additional hourly rate with respect to excess hours intended to cover additional costs. The agreement also provided for equitable adjustments in the event that discrepancies in hours of usage or other factors caused the arrangement to be economically unfair to either party. Pursuant to this arrangement, MSG Entertainment accrued expenses of $2,011,095 for use of the G450 during the fiscal year ended June 30, 2022, inclusive of any true-up payments and adjustments under the agreement due to significant use of the G450 by MSG Entertainment. These agreements were no longer effective as of December 21, 2021.

A subsidiary of the Company is party to various Aircraft Support Services Agreements (as such agreements may be amended from time to time, the “Aircraft Services Agreements”) pursuant to which the Company provides aircraft support services to (i) Charles F. Dolan and certain of his other children (specifically, Thomas C. Dolan, a director of the Company, Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber, a director of the Company, and Kathleen Dolan) and (ii) an entity controlled by Patrick Dolan, the son of Charles F. Dolan and brother of James L. Dolan. Pursuant to the Services Agreements, the Company provides certain aircraft support services in exchange for a monthly agency fee. These services include providing pilots, crew and maintenance personnel, aircraft maintenance, FAA compliance, flight scheduling and dispatch services, negotiation/management of third-party contracts and other services necessary and appropriate for the support of aircraft. Pursuant to the Aircraft Services Agreements, each of the parties noted above paid MSG Entertainment (i) $193,705 and (ii) $168,730, respectively, during the fiscal year ended June 30, 2022. The Company provided similar services to an entity controlled by James L. Dolan pursuant to an Aircraft Support Services Agreement until December 21, 2021, upon which date the agreement ceased to be effective. Pursuant to such agreement, the entity controlled by James L. Dolan paid MSG Entertainment $98,430 during the fiscal year ended June 30, 2022.

605, LLC

James L. Dolan, a director and the Executive Chairman and Chief Executive Officer of the Company, and his wife Kristin Dolan own 50% of 605, LLC (“605”), an audience measurement and data analytics company in

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the media and entertainment industries. Kristin Dolan is also the founder and Chief Executive Officer of 605. MSG Entertainment paid 605 $53,348.76 for data analytics services during the fiscal year ended June 30, 2022. In addition, MSG Entertainment’s Audit Committee approved the entry into one or more agreements with 605 to provide certain data analytics services to the Company for an aggregate amount of up to $1 million. In August 2022 a subsidiary of the Company entered into a three-year agreement with 605, valued at approximately $750,000, covering several customer analysis projects per year in connection with events held at our venues. The Company expects to engage 605 to provide certain data analytics services in the future.

Registration Rights

See “Shares Eligible for Future Sale — Registration Rights Agreements” for a description of registration rights agreements that will be entered into among Dolan family interests and the Company.

Certain Relationships and Potential Conflicts of Interest

Following the Distribution, there will be an overlap between an officer of the Company, MSG Sports and MSG Entertainment. James L. Dolan will serve as the Executive Chairman and Chief Executive Officer of both the Company and MSG Entertainment and as the Executive Chairman of MSG Sports. In addition, Gregg G. Seibert will serve as a Vice Chairman of the Company, MSG Sports, MSG Entertainment and AMC Networks and Charles F. Dolan will serve as Chairman Emeritus of AMC Networks. Furthermore, immediately following the Distribution, [●] of the members of the Board of Directors of the Company (the “Board of Directors” or the “Board”) will also serve as directors of MSG Entertainment, [●] will serve as directors of MSG Sports and [●] will serve as directors of AMC Networks, including our Executive Chairman and Chief Executive Officer, who serves as Non-Executive Chairman of AMC Networks.

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we or the Other Entities look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity on the one hand and us on the other hand. In addition, after the Distribution, certain of our directors and officers will continue to own stock and/or stock options or other equity awards of an Other Entity. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. See “Certain Relationships and Related Party Transactions — Related Party Transaction Approval Policy” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company may also be serving as directors, officers, employees or agents of an Other Entity (the “Overlap Persons”), and that the Company may engage in material business transactions with such Other Entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provide that the actions of the Overlap Persons in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

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Related Party Transaction Approval Policy

We will adopt a written policy whereby an Independent Committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds the dollar threshold set forth in Item 404 (currently $120,000). To simplify the administration of the approval process under this policy, an Independent Committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director. Following the Distribution, our Board of Directors will also adopt a special approval policy for transactions with the Other Entities whether or not such transactions qualify as “related party” transactions described above. Under this policy, an Independent Committee will oversee approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and one or more of the Other Entities, on the other hand, in which the amount exceeds a $1,000,000 threshold. In addition, an Independent Committee will receive a quarterly update from the Company’s Internal Audit Department of all related party transactions, including transactions and arrangements between the Company and its subsidiaries on the one hand, and each of the Other Entities, on the other hand, regardless of value. To simplify the administration of the approval process under this policy, an Independent Committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement will not apply to the implementation and administration of these intercompany arrangements under the related party transaction approval policy but will cover any amendments, modifications, terminations or extensions involving amounts in excess of $1,000,000, as well as the handling and resolution of any disputes involving amounts in excess of $1,000,000. Our executive officers and directors who are also senior executives or directors of the Other Entities may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, as well as in any resolution of disputes thereunder, on behalf of any or all of the Company and the Other Entities, in each case under the direction or ultimate approval of an Independent Committee or the comparable committee of the board of directors of the Company and/or Other Entities, as applicable.

Our related party transaction approval policy cannot be amended or terminated without the prior approval of a majority of the Company’s independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of [●] corporate governance standards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Stock

This table shows the number of shares of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock, and the percentage of shares of our Class A Common Stock and our Class B Common Stock, that will be owned of record and beneficially at the time of the Distribution by each director and executive officer of the Company. The table also shows the name, address and the number of shares of MSG Entertainment Class A Common Stock and MSG Entertainment Class B Common Stock and percentage of shares of our Class A Common Stock and our Class B Common Stock owned by persons beneficially owning more than five percent (5%) of any class at the time of Distribution. All information in the table and related footnotes is based solely upon the Company’s review of SEC filings as of [●], 20[●] (and, in the case of members of the Dolan family and trusts for their benefit, information provided to the Company as of [●], 20[●]) as to the ownership of MSG Entertainment common stock and is presented as if the Distribution has occurred prior to the dates of ownership information used in the table.

Name and Address	Title of Stock Class (1)	MSG Entertainment Beneficial Ownership		Percent of Class		Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)
Madison Square Garden Entertainment Corp. Two Pennsylvania Plaza New York, NY 10121	Class A Common Stock	[	●]	[	●]	[	●]
	Class B Common Stock	—		—

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SHARES ELIGIBLE FOR FUTURE SALE

Sales or the availability for sale of substantial amounts of our Class A Common Stock in the public market could adversely affect the prevailing market price for such stock. Upon completion of the Distribution, we will have outstanding an aggregate of approximately [●] shares of our Class A Common Stock and [●] shares of our Class B Common Stock based upon the shares of MSG Entertainment common stock outstanding on [●], 20[●], excluding treasury stock and assuming no exercise of outstanding options. All of the shares of Class A Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144, which is summarized below. Further, as described below, we plan to file a registration statement to cover the shares issued under our Employee Stock Plan.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:

•	one percent of the number of shares of our Class A Common Stock then outstanding; or

•	the average weekly trading volume of our Class A Common Stock on [●] during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

Employee Stock Awards

As described under “Executive Compensation — Treatment of Outstanding Awards,” in connection with the Distribution we will issue under our Employee Stock Plan options with respect to approximately [●] shares of our Class A Common Stock, approximately [●] restricted stock units and approximately [●] performance stock units (at the target level of performance) in respect of previously outstanding awards by MSG Entertainment. In addition, we anticipate making other equity-based awards to our employees in the future. We currently expect to file a registration statement under the Securities Act to register shares to be issued under our Employee Stock Plan, including the options, restricted stock units and performance stock units that were granted in connection with the Distribution. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Non-Employee Director Stock Awards

We also currently expect to file a registration statement under the Securities Act to register shares to be issued under our Director Stock Plan, including approximately [●] shares of the Company’s Class A Common Stock in connection with MSG Entertainment’s restricted stock units, in each case held by MSG Entertainment directors. These shares will be granted, issued and fully vested as of the Distribution date. Shares covered by such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Registration Rights Agreements

MSG Entertainment will retain approximately [●]% of the outstanding shares of Class A Common Stock, representing approximately [33]% of our common stock, following the Distribution. Prior to the Distribution, we and MSG Entertainment will enter into a Stockholder and Registration Rights Agreement pursuant to which we will provide MSG Entertainment with “demand” and “piggyback” registration rights with respect to the shares of

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Class A Common Stock it owns following the Distribution. Although no final decisions have been made, in order to maintain the tax-free nature of the Distribution, MSG Entertainment is required by applicable tax rules to dispose of all the retained shares as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year, subject to market conditions. This disposition may be through one or more sales, exchange offers or pro-rata distributions.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts) and the Dolan Family Foundation (collectively, the “Dolan Parties”) will enter into the Dolan Registration Rights Agreement with the Company, which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Dolan Parties (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Dolan Parties are expected to receive [●] shares of our Class B Common Stock in the Distribution, which are expected to represent approximately [●]% of our Class B Common Stock as well as approximately [●] shares of Class A Common Stock, which are expected to represent less than [●]% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [●]% of our common stock and [●]% of the aggregate voting power of our common stock.

The Charles F. Dolan Children Trusts (the “Dolan Children Trusts”) and the Company will enter into the Children Trusts Registration Rights Agreement, which will become effective upon consummation of the Distribution. Under this agreement, the Company will provide the Dolan Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). The Dolan Children Trusts are expected to receive Class B Common Stock in the Distribution (the “Children Trust Shares”), which are expected to represent approximately [●]% of our Class B Common Stock, as well as approximately [●] shares of Class A Common Stock, which are expected to represent less than [●]% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, are expected to represent approximately [●]% of our common stock and [●]% of the aggregate voting power of our common stock.

In the Children Trusts Registration Rights Agreement, each Dolan Children Trust will agree that in the case of any sale or disposition of its shares of Class B Common Stock by such Dolan Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement will not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement will not apply to the Class B Common Stock received by the Dolan Parties in the Distribution.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement are filed as exhibits prior to the Distribution to the registration statement, of which this information statement forms a part, that we have filed with the SEC, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements that will be filed prior to the Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CAPITAL STOCK

[We are currently authorized to issue 1,000 shares of common stock.] Prior to the Distribution, we will amend our certificate of incorporation to provide authorization for us to issue [●] shares of capital stock, of which [●] shares will be Class A Common Stock, par value $0.01 per share, [●] shares will be Class B Common Stock, par value $.01 per share, and [●] shares will be preferred stock, par value $.01 per share. The amended and restated certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.

Class A Common Stock and Class B Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to 10 votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote together as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, will be entitled to elect the remaining directors.

If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have 10 votes per share for all directors. (On the date of the Distribution, we anticipate that the number of outstanding shares of Class A Common Stock will represent approximately [●]% of the total number of outstanding shares of both classes of common stock.)

If, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to 10 votes per share.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the common stock. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Pursuant to the Stockholder and Registration Rights Agreement, MSG Entertainment has agreed that so long as it owns any Class A Common Stock, such Class A Common Stock will be voted with respect to any matter (including waivers of contractual or statutory rights), in proportion to the votes cast by the other holders of [Class A] Common Stock on such matter, to the extent such shares of Class A Common Stock are entitled to be voted on such matter. In addition, the shares of Class A Common Stock owned by MSG Entertainment will be present at all stockholder meetings for quorum purposes. MSG Entertainment has granted the Company an irrevocable proxy to implement these voting agreements.

Advance Notification of Stockholder Nominations and Proposals

Our amended by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. In the case of any sale or disposition of Class B Common Stock by a Dolan Children Trust, or of any Children Trust Shares by any other Dolan family interest to which such shares have been transferred, such stock must be converted to Class A Common Stock on a one-for-one basis. This conversion requirement will not apply to sales or dispositions of Class B Common Stock to Charles F. Dolan or other Dolan family interests. Any conversion of Class B Common Stock into Class A Common Stock would result in the issuance of additional shares of Class A Common Stock. As a result of any such conversion, existing Class A Common Stockholders would own the same percentage of the outstanding Common Stock but a smaller percentage of the total number of shares of issued and outstanding Class A Common Stock. Additionally, the conversion of shares of Class B Common Stock, which are entitled to 10 votes per share, into shares of Class A Common Stock, which are entitled to one vote per share, would increase the voting power of Class A Common Stockholders with respect to all actions that are voted on by holders of Class A Common Stock and Class B Common Stock as a single class; however, the Class B Common Stockholders, voting as a separate class, would continue to have the right to elect up to 75% of our Board of Directors unless and until the Class B Common Stock represented less than 12 1/2% of the outstanding Common Stock and, when both classes vote together as one class, would continue to represent a majority of the outstanding voting power of the Common Stock unless and until the Class B Common Stock represented less than approximately 9.1% of the outstanding Common Stock. See “Description of Capital Stock — Class A Common Stock and Class B Common Stock — Voting” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Beneficial Ownership of Stock.”

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per-share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of ours or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection to certain dividends.

Liquidation

Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.

Other Terms

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer and distribution agent and registrar for the Class A Common Stock is EQ Shareowner Services.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors will be authorized, without further stockholder action, to provide for the issuance of up to [•] shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution. Any issuance of preferred stock may adversely affect the rights of holders of our common stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation will recognize that Overlap Persons may serve as directors, officers, employees, and agents of an Other Entity and will provide that if a director or officer of the

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to give any notice to the Company regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such Overlap Person refers a Potential Business Opportunity to an Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Company as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company, on the one hand, and such Other Entity, on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii), (iii) or (iv), such Potential Business Opportunity is considered a “Restricted Potential Business Opportunity” as defined in our amended and restated certificate of incorporation. In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that the Company’s Board of Directors declines to pursue a Restricted Potential Business Opportunity, Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of MSG Entertainment shall be void or voidable or be considered unfair to the Company or any of its subsidiaries solely because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Company that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any stockholder of the Company) by any director or officer of the Company who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any stockholder of the Company) to refrain from acting on behalf of the Company or an Other Entity in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any stockholders of the Company) and not to have derived an improper personal benefit therefrom.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

No alteration, amendment or repeal of, or adoption of any provision inconsistent with the foregoing provisions will have any effect upon: (a) any agreement between the Company or a subsidiary thereof and any Other Entity that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time; (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time; or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board of Directors; (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. [Our amended and restated certificate of incorporation will not contain such an election. However, our Board of Directors has exercised its right under Section 203 to approve the acquisition of our common stock in the Distribution by members of the Dolan Family Group. This has the effect of making Section 203 inapplicable to transactions between the Company and current and future members of the Dolan Family Group.]

Limitation on Personal Liability

We have provided, consistent with the Delaware General Corporation Law, in our certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will adversely affect any right or protection of a person that exists at the time of such amendment or repeal.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

INDEMNIFICATION

OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Company will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

Prior to the Distribution, we expect to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide that we will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Company or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) affiliated with the Company or (b) at the written request of the Board, a Board committee, the Executive Chairman or the Chief Executive Officer of the Company.

The Distribution Agreement between us and MSG Entertainment provides for indemnification by us of MSG Entertainment and its directors, officers and employees and by MSG Entertainment of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Exchange Act. The amount of these indemnity obligations is unlimited.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

AVAILABLE INFORMATION

We have filed with the SEC a registration statement, of which this information statement forms a part, under the Exchange Act and the rules and regulations promulgated under the Exchange Act with respect to the shares of our Class A Common Stock being distributed to MSG Entertainment stockholders in the Distribution. This information statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this information statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement, of which this information statement forms a part, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our Class A Common Stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The registration statement, of which this information statement forms a part, and its exhibits and schedules, and other documents which we file with the SEC are available to the public at the SEC’s website at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us at the [●]’s website at http://www.[●].com.

Information that we file with the SEC after the date of this information statement may supersede the information in this information statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

INDEX TO COMBINED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firms (Deloitte & Touche LLP, New York, NY, Auditor Firm ID: 34; KPMG LLP, New York, NY, Auditor Firm ID: 185)	F-2
Combined Balance Sheets as of June 30, 2022 and 2021	F-6
Combined Statements of Operations for the years ended June 30, 2022, 2021 and 2020	F-7
Combined Statements of Comprehensive Income (Loss) for the years ended June 30, 2022, 2021, and 2020	F-8
Combined Statements of Cash Flows for the years ended June 30, 2022, 2021, and 2020	F-9
Combined Statements of Divisional Equity for the years ended June 30, 2022, 2021, and 2020	F-11
Notes to the Combined Financial Statements	F-12

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of MSGE Spinco, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of MSGE Spinco, Inc. (the “Company”) as of June 30, 2022 and 2021, the related combined statements of operations, comprehensive income (loss), cash flows, and divisional equity for each of the two years in the period ended June 30, 2022, and the related notes and financial statement Schedule II (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Notes 1 and 19 to the financial statements, the financial statements were derived from the consolidated financial statements and accounting records of Madison Square Garden Entertainment Corp. and include allocations for certain support functions that are provided on a centralized basis. These allocations may not reflect the actual costs that would have been incurred if the Company had operated as a stand-alone company during the periods presented.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

Related Party Transactions — Refer to Notes 1 and 19 to the financial statements

Critical Audit Matter Description

The Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the Dolan Family Group), as of June 30, 2022, is the majority beneficial owner of the Company, Madison Square Garden Entertainment Corp. (“MSGE”), Madison Square Garden Sports Corp., AMC Networks Inc., and other related entities. In addition, there are certain overlapping directors and executive officers between the companies. Each of these entities has been identified as a related party to the Company.

The Company has entered into a number of transactions with related parties, including, but not limited to being a party to agreements for use of the Madison Square Garden Arena, sponsorship, and advertising sales and service representation, team sponsorship allocation agreements, and service agreements, which include certain shared executive support costs for the Company’s Executive Chairman and Chief Executive Officer, former President and the Company’s Vice Chairman. The combined statements of operations also include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by MSGE, such as expenses related to executive management, finance, legal, human resources, government affairs, and information technology, among others.

We identified the evaluation of the Company’s identification of related parties and related party transactions, including allocations, as a critical audit matter. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s procedures performed to identify related parties and related party transactions of the Company.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s identification of related parties and related party transactions, including allocations, included the following, among others:

•

We tested the operating effectiveness of internal controls over the Company’s related party process, including controls over the identification of the Company’s related party relationships and transactions, the authorization and approval of transactions with related parties, the allocation of revenues among related parties, and the accounting for and disclosure of relationships and transactions with related parties in the financial statements;

•	Inquired with executive officers including the Company’s internal legal counsel, key members of management, and the Audit Committee of the Board of Directors regarding related party transactions;

•

Read agreements and contracts with and between related parties and, in certain cases third parties, and evaluated whether authorization and approvals were obtained and the terms and other information about transactions are consistent with explanations from inquiries and other audit evidence obtained about the business purpose of the transactions;

•	With the assistance of our data specialists, we analyzed the general ledger detail to identify potential additional transactions with related parties;

•	Compared the Company’s reconciliation of applicable accounts to related parties’ records of transactions and balances;

•

For new or amended revenue arrangements among related parties, evaluated the reasonableness of management’s allocation of the transaction price to each performance obligation identified in the arrangement;

•	Received confirmations from related parties and, in certain cases third parties, and compared responses to the Company’s records;

•

We evaluated the reasonableness of management’s allocation methods for expenses that are clearly applicable to the Company, and tested the accuracy and completeness of those expenses by recalculating using management’s allocation methods;

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

•	Performed the following procedures to identify information related to potential additional transactions between the Company and related parties that may also involve third parties:

○	Read MSGE’s minutes from meetings of the Board of Directors and related committees of the Board of Directors;

○	Inspected annual compliance questionnaires completed by the MSGE’s directors and officers;

○	Read publicly available sources including MSGE’s public filings and press releases as well as certain analyst and industry reports; and

○	Listened to or read transcripts of MSGE’s quarterly investor relations calls.

/s/ Deloitte & Touche LLP

New York, New York

October 26, 2022

We have served as the Company’s auditor since 2022.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

MSGE Spinco, Inc.:

Opinion on the Combined Financial Statements

We have audited the accompanying combined statements of operations, comprehensive income, divisional equity and cash flows of MSGE Spinco, Inc. and subsidiaries (the traditional live entertainment business and MSG Networks business of Madison Square Garden Entertainment Corp.) (the Company) for the year ended June 30, 2020 and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended June 30, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor from 2022 to 2022.

New York, New York

October 26, 2022

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED BALANCE SHEETS

(in thousands)

	June 30,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$245,741	$666,051
Restricted cash	4,471	250
Accounts receivable, net	187,133	166,464
Related party receivables, current	89,667	90,980
Prepaid expenses and other current assets	88,874	81,500

Total current assets	615,886	1,005,245
Related party receivables, noncurrent	—	66,902
Property and equipment, net	705,652	750,255
Right-of-use lease assets	281,705	107,786
Amortizable intangible assets, net	22,663	34,298
Indefinite-lived intangible assets	63,801	63,801
Goodwill	493,548	493,548
Other assets	120,154	148,423

Total assets	$2,303,409	$2,670,258

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities:
Accounts payable	$11,569	$5,179
Related party payables, current	38,312	23,346
Current portion of long-term debt, net of deferred financing costs	70,318	47,962
Accrued and other current liabilities	240,878	181,727
Operating lease liabilities, current	44,935	45,805
Deferred revenue	206,997	198,730

Total current liabilities	613,009	502,749
Long-term debt, net of deferred financing costs	1,588,890	1,613,603
Operating lease liabilities, non-current	259,957	86,038
Deferred tax liabilities, net	245,317	246,845
Other liabilities	80,692	90,172

Total liabilities	2,787,865	2,539,407

Commitments and contingencies (see Note 13)
Spinco Divisional Equity:
MSG Entertainment investment	(450,878)	163,551
Accumulated other comprehensive loss	(33,460)	(35,446)

Total Spinco divisional equity	(484,338)	128,105
Nonredeemable noncontrolling interests	(118)	2,746

Total liabilities and divisional equity	$2,303,409	$2,670,258

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended June 30,

	2022	2021	2020
Revenues (a)	$1,240,577	$715,582	$1,257,399

Operating expenses: (a)
Direct operating expenses	738,027	359,862	662,546
Selling, general and administrative expenses	311,276	255,332	229,282
Depreciation and amortization	78,929	78,911	88,754
Gain on disposal of assets held for sale and associated settlements	—	—	(240,783)
Restructuring charges	6,982	15,328	—

Operating income	105,363	6,149	517,600
Other income (expense):
Interest income (a)	9,324	8,495	13,091
Interest expense	(73,964)	(53,950)	(36,258)
Loss on extinguishment of debt	(35,629)	—	—
Other income (expense), net	(49,839)	51,048	33,335

	(150,108)	5,593	10,168

Income (loss) from operations before income taxes	(44,745)	11,742	527,768
Income tax expense	(16,626)	(20,954)	(175,462)

Net income (loss)	(61,371)	(9,212)	352,306
Less: Net (income) attributable to nonredeemable noncontrolling interest	(2,864)	(694)	(1,070)

Net income (loss) attributable to Spinco’s stockholders	$(58,507)	$(8,518)	$353,376

(a)	See Note 19, Related Party Transactions, for further information on related party arrangements

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended June 30,
	2022	2021	2020
Net income (loss)	$(61,371)	$(9,212)	$352,306

Other comprehensive income (loss), before income taxes:
Pension plans and postretirement plans:
Net unamortized losses arising during the period	—	(404)	(1,589)
Amortization of net actuarial loss included in net periodic benefit cost	1,978	1,697	1,879
Amortization of net prior service credit included in net periodic benefit cost	756	(5,168)	(3)
Curtailments	—	156	—
Settlement loss	—	870	67

Other comprehensive income (loss), before income taxes	2,734	(2,849)	354

Income tax benefit (expense) related to items of other comprehensive income	(748)	1,419	(543)

Other comprehensive income (loss), net of income taxes	1,986	(1,430)	(189)

Comprehensive income (loss)	(59,385)	(10,642)	352,117
Less: Comprehensive loss attributable to nonredeemable noncontrolling interests	(2,864)	(694)	(1,070)

Comprehensive income (loss) attributable to MSGE Spinco, Inc.	$(56,521)	$(9,948)	$353,187

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,
	2022	2021	2020
Cash flows from operating activities:
Net income (loss)	$(61,371)	$(9,212)	$352,306
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	78,929	78,911	88,754
Share-based compensation expense	57,368	58,595	55,108
Amortization of deferred financing costs	8,378	5,928	2,429
Provision for deferred income taxes	2,818	11,865	15,809
Related party paid in kind interest	(3,582)	(4,952)	(1,813)
Net unrealized (gain) loss on equity investments with and without readily determinable fair value	49,842	(54,757)	(31,277)
Provision for credit losses	239	701	3,846
Amortization of right-of-use assets	11,717	5,793	6,732
Gain on sale of the Forum, excluding associated settlement	—	—	(100,288)
Loss on extinguishment of debt	35,629	—	—
Change in assets and liabilities:
Accounts receivable, net	(20,908)	(11,742)	10,737
Related party receivables, net of payables	22,416	7,532	(21,356)
Other current and non-current assets	(28,940)	6,724	19,062
Accounts payable	6,414	(7,310)	(6,935)
Accrued and other current and non-current liabilities	50,436	33,607	(94,570)
Deferred revenue	8,267	17,086	1,381
Operating lease right-of-use assets and lease liabilities	(12,586)	(647)	12,252

Net cash provided by operating activities	$205,066	$138,122	$312,177
Cash flows from investing activities:
Capital expenditures	(21,469)	(13,320)	(32,458)
Purchase of short-term investments	(350)	—	—
Proceeds from sale of securities investments	—	—	25,659
Repayment from related party	68,367	—	13,500
Loan to related party	(6,780)	(22,000)	(5,000)
Proceeds from sale of Forum, excluding associated settlement	—	—	210,521

Net cash provided by (used in) investing activities	$39,768	$(35,320)	$212,222

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Years Ended June 30,
	2022	2021	2020
Cash flows from financing activities:
Proceeds from issuance of term loan, net of issuance discount	$650,000	$630,500	$100,000
Principal repayments on long-term debt	(696,250)	(41,750)	(35,000)
Proceeds from revolving credit facilities	29,100	—	—
Debt extinguishment costs	(12,838)	—	—
Payments for debt financing costs	(16,060)	(14,417)	(3,983)
Share repurchase related to MSG Networks	—	—	(293,531)
Change in MSG Entertainment Investment	(614,875)	(209,811)	(329,832)

Net cash provided by (used in) financing activities	$(660,923)	$364,522	$(562,346)

Net increase (decrease) in cash, cash equivalents and restricted cash	(416,089)	467,324	(37,947)
Cash, cash equivalents and restricted cash at beginning of period	666,301	198,977	236,924

Cash, cash equivalents and restricted cash at end of period	$250,212	$666,301	$198,977

Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$1,583	$1,383	$1,940
Non-cash dividend in connection with loan receivable from MSG Entertainment	$4,019	$—	$—

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

COMBINED STATEMENTS OF DIVISIONAL EQUITY

(in thousands)

	MSG Entertainment Investment	Accumulated Other Comprehensive Income (Loss)	Total Spinco Divisional Equity	Nonredeemable Noncontrolling Interests	Total Divisional Equity
Balance as of June 30, 2019	$474,327	$(35,221)	$439,106	$4,510	$443,616
Net income (loss)	353,376	—	353,376	(1,070)	352,306
Other comprehensive loss	—	(189)	(189)	—	(189)

Comprehensive income (loss)	—	—	353,187	(1,070)	352,117
Adjustments related to the transfer of certain assets and liabilities due to the 2020 Entertainment Distribution	—	1,394	1,394	—	1,394
Net decrease in MSG Entertainment Investment	(514,446)	—	(514,446)	—	(514,446)

Balance as of June 30, 2020	$313,257	$(34,016)	$279,241	$3,440	$282,681

Cumulative effect of adoption of ASU 2016-13, credit losses	(480)	—	(480)	—	(480)
Net loss	(8,518)	—	(8,518)	(694)	(9,212)
Other comprehensive loss	—	(1,430)	(1,430)	—	(1,430)

Comprehensive loss	—	—	(9,948)	(694)	(10,642)
Net decrease in MSG Entertainment Investment	(140,708)	—	(140,708)	—	(140,708)

Balance as of June 30, 2021	$163,551	$(35,446)	$128,105	$2,746	$130,851

Net loss	(58,507)	—	(58,507)	(2,864)	(61,371)
Other comprehensive income	—	1,986	1,986	—	1,986

Comprehensive loss	—	—	(56,521)	(2,864)	(59,385)
Net decrease in MSG Entertainment Investment	(555,922)	—	(555,922)	—	(555,922)

Balance as of June 30, 2022	$(450,878)	$(33,460)	$(484,338)	$(118)	$(484,456)

See accompanying notes to the combined financial statements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

All amounts included in the following Notes to Combined Financial Statements are presented in thousands, except as otherwise noted.

Note 1. Description of Business and Basis of Presentation

The Proposed Distribution

On August 18, 2022, the board of directors of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) authorized MSG Entertainment management to explore a potential tax-free spin-off of the traditional live entertainment business and MSG Networks business from the MSG Sphere and Tao Group Hospitality business.

On September 15, 2022, MSGE Spinco, Inc. (“Spinco” or the “Company”) was incorporated in the state of Delaware to be the company to hold the traditional live entertainment business and MSG Networks business of MSG Entertainment. In the first step of the transaction, record holders of MSG Entertainment Class A and Class B common stock would receive a pro-rata distribution expected to be equivalent, in aggregate, to approximately 67% of the economic interest in the Company (the “Distribution”). The remaining approximately 33% economic interest in the Company would be retained by MSG Entertainment, subject to completion of the Distribution. Completion of the Distribution is subject to various conditions, including final approval by the board of directors of MSG Entertainment, receipt of a tax opinion from counsel and the filing and effectiveness of the registration statement with the SEC (defined below). References to “Spinco” or the “Company” include the subsidiaries of MSG Entertainment that will be subsidiaries of the Company at the time of the Distribution. MSG Entertainment will be required by applicable tax rules to dispose of the retained interest within a fixed period of time, which may occur through a series of steps including sales, exchange offers or pro rata distributions. MSG Entertainment expects to dispose of such retained interest within one year of the date of the Distribution, subject to market conditions.

On October 25, 2022, the board of directors of MSG Entertainment approved the confidential submission of a Form 10 registration statement and amendments thereto.

Description of Business

The Company is a live entertainment and media company, comprised of iconic venues, marquee entertainment content, and award-winning regional sports and entertainment networks. Utilizing the Company’s powerful brands and live entertainment and media expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences.

The Company is comprised of two reportable segments: Entertainment and MSG Networks.

The Entertainment segment includes the Company’s portfolio of venues: Madison Square Garden (“The Garden”), Hulu Theater at Madison Square Garden (“Hulu Theater”), Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Entertainment segment also includes the original production, the Christmas Spectacular Starring the Radio City Rockettes (the “Christmas Spectacular”). This segment also includes our bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

The MSG Networks segment is comprised of the Company’s regional sports and entertainment networks, MSG Network and MSG Sportsnet (formerly MSG+), as well as a companion streaming service, MSG GO, and other digital properties. MSG Networks serves the New York Designated Market Area, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania and features a wide range of sports content, including

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

live local games and other programming of the New York Knicks (the “Knicks”) of the National Basketball Association (the “NBA”) and the New York Rangers (the “Rangers”), New York Islanders (the “Islanders”), New Jersey Devils (the “Devils”) and Buffalo Sabres (the “Sabres”) of the National Hockey League (the “NHL”), as well as significant coverage of the New York Giants (the “Giants”) and Buffalo Bills (the “Bills”) of the National Football League (the “NFL”).

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden, Hulu Theater and The Chicago Theatre, and leases Radio City Music Hall and the Beacon Theatre.

All of the Company’s revenues and assets are attributed to or located in the United States and are primarily concentrated in the New York City metropolitan area.

Basis of Presentation

The Company reports on a fiscal year basis ending on June 30. In these combined financial statements, the fiscal years ended June 30, 2022, 2021 and 2020 are referred to as “Fiscal Year 2022,” “Fiscal Year 2021,” and “Fiscal Year 2020,” respectively, and the fiscal year ending June 30, 2023 is referred to as “Fiscal Year 2023.”

The combined financial statements of the Company (the “combined financial statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of MSG Entertainment. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin (SAB) Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification, also referred to as “ASC.”

Historically, separate financial statements have not been prepared for the Company and it has not operated as a stand-alone business from MSG Entertainment. The combined financial statements include certain assets and liabilities that have historically been held by MSG Entertainment or by other MSG Entertainment subsidiaries but are specifically identifiable or otherwise attributable to the Company. The combined financial statements are presented as if the Company’s businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the Distribution of all of the assets and liabilities presented are wholly owned by MSG Entertainment and are being transferred to the Company at a carry-over basis.

Fiscal 2020 includes additional carve-out allocations as the combined financial statements for the period from July 1, 2019 to April 17, 2020 was prepared on a stand alone basis derived from the consolidated financial statements and accounting records of Madison Square Garden Sports Corp. (“MSG Sports”). This was a result of a distribution of all the outstanding common stock of MSG Entertainment to MSG Sports stockholders on April 17, 2020 (referred herein as the “2020 Entertainment Distribution”).

The combined statements of operations include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by MSG Entertainment and MSG Sports (for the period from July 1, 2019 to April 17, 2020), such as expenses related to executive management, finance, legal, human resources, government affairs, information technology, and venue operations, among others. As part of the Distribution, certain corporate and operational support functions are being transferred to the Company and therefore, charges were reflected in order to properly burden all business units comprising MSG

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Entertainment’s historical operations. These expenses have been allocated to MSG Entertainment on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined assets, headcount or other measures of the Company or MSG Entertainment, which are recorded as a reduction of either direct operating expenses or selling, general and administrative expense.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so. See Note 20, Segment Information for more information regarding allocations of certain costs from the Company to MSG Entertainment.

MSG Entertainment uses a centralized approach to cash management and financing of operations. Cash is managed centrally with net earnings reinvested and working capital requirements met from existing liquid funds. The Company’s cash in excess of minimum liquidity requirements under the credit facilities was available for use and was regularly “swept” historically. Cash and cash equivalents were attributed to the Company for each of the periods presented, as such cash was held in accounts legally owned by the Company. See Note 14, Credit Facilities for more information regarding the Company’s debt facilities. Transfers of cash both to and from MSG Entertainment are included as components of MSG Entertainment investment on the combined statements of divisional equity.

MSG Entertainment’s net investment in the Company has been presented as a component of divisional equity in the combined financial statements. Distributions made by MSG Entertainment to the Company or to MSG Entertainment from the Company are recorded as transfers to and from MSG Entertainment, and the net amount is presented on the combined statements of cash flows as “Net transfers to/from MSG Entertainment and MSG Entertainment’s subsidiaries.”

Impact of the COVID-19 Pandemic

The Company’s operations and operating results have been materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. For the majority of Fiscal Year 2021, substantially all operations of the Entertainment business were suspended and MSG Networks aired substantially fewer games. Fiscal Year 2022 was also impacted by the pandemic, with fewer ticketed events at our venues in the first half of the fiscal year as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19) due to the lead-time required to book touring acts and artists, and an increase in COVID-19 cases due to a new variant, which resulted in a number of events at our venues being cancelled or postponed in the fiscal second and third quarters.

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

York venues were also subject to certain vaccination requirements until February and March 2022, respectively. As a result, our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company’s long-term Arena License Agreements with MSG Sports require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

As a result of the COVID-19 pandemic and league and government actions relating thereto, MSG Networks aired substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19), and consequently experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks resumed airing full regular season telecast schedules in Fiscal Year 2022 for its five professional teams across both the NBA and NHL, and as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

It is unclear to what extent ongoing COVID-19 concerns, including with respect to new variants, could result in new government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.

Note 2. Summary of Significant Accounting Policies

A. Principles of Combination

All significant intracompany transactions and balances within the Company’s combined businesses have been eliminated. Certain historical intercompany transactions between MSG Entertainment and the Company have been included as components of MSG Entertainment investment in the combined financial statements, as they are to be considered effectively settled upon effectiveness of the Distribution and were not historically settled in cash. Certain other historical intercompany transactions between MSG Entertainment and the Company have been classified as related party, rather than intercompany, in the combined financial statements as they were historically settled in cash. Expenses related to corporate allocations from the Company to MSG Entertainment

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

prior to the Distribution, are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against MSG Entertainment investment. See Note 19, Related Party Transactions, for further information on related party arrangements.

B. Use of Estimates

The preparation of the accompanying combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the provision for credit losses, valuation of investments, goodwill, intangible assets, other long-lived assets, deferred tax assets, pension and other postretirement benefit obligations and the related net periodic benefit cost, and other liabilities. In addition, estimates are used in revenue recognition, rights fees, depreciation and amortization, litigation matters and other matters. Management believes its use of estimates in the financial statements to be reasonable.

Management evaluates its estimates on an ongoing basis using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and, as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s financial statements in future periods.

C. Revenue Recognition

The Company recognizes revenue when, or as, performance obligations under the terms of a contract are satisfied, which generally occurs when, or as, control of promised goods or services are transferred to customers. Revenue is measured as the amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount to which the Company expects to be entitled. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and the determination of whether to include such estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information that is reasonably available. The Company accounts for taxes collected from customers and remitted to governmental authorities on a net basis and excludes these amounts from revenues.

In addition, the Company defers certain costs to fulfill the Company’s contracts with customers to the extent such costs relate directly to the contracts, are expected to generate resources that will be used to satisfy the Company’s performance obligations under the contracts, and are expected to be recovered through revenue generated under the contracts. Contract fulfillment costs are expensed as the Company satisfies the related performance obligations.

Arrangements with Multiple Performance Obligations

The Company enters into arrangements with multiple performance obligations, such as multi-year sponsorship agreements which may derive revenues for both the Company as well as MSG Sports within a single arrangement. The Company also derives revenue from similar types of arrangements which are entered into by

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

MSG Sports. Payment terms for such arrangements can vary by contract, but payments are generally due in installments throughout the contractual term. The performance obligations included in each sponsorship agreement vary and may include advertising and other benefits such as, but not limited to, signage at The Garden and the Company’s other venues, digital advertising, event or property-specific advertising, as well as non-advertising benefits such as suite licenses and event tickets. To the extent the Company’s multi-year arrangements provide for performance obligations that are consistent over the multi-year contractual term, such performance obligations generally meet the definition of a series as provided for under the accounting guidance. If performance obligations are concluded to meet the definition of a series, the contractual fees for all years during the contract term are aggregated and the related revenue is recognized proportionately as the underlying performance obligations are satisfied.

The timing of revenue recognition for each performance obligation is dependent upon the facts and circumstances surrounding the Company’s satisfaction of its respective performance obligation. The Company allocates the transaction price for such arrangements to each performance obligation within the arrangement based on the estimated relative standalone selling price of the performance obligation. The Company’s process for determining its estimated standalone selling prices involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each performance obligation. Key factors considered by the Company in developing an estimated standalone selling price for its performance obligations include, but are not limited to, prices charged for similar performance obligations, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar performance obligations sold in other arrangements with multiple performance obligations.

The Company may incur costs such as commissions to obtain its multi-year sponsorship agreements. The Company assesses such costs for capitalization on a contract by contract basis. To the extent costs are capitalized, the Company estimates the useful life of the related contract asset, which may be the underlying contract term or the estimated customer life depending on the facts and circumstances surrounding the contract. The contract asset is amortized over the estimated useful life.

Principal versus Agent Revenue Recognition

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company controls the good or service before transfer to the customer. When the Company concludes that it controls the good or service before transfer to the customer, the Company is considered a principal in the transaction and records revenue on a gross basis. When the Company concludes that it does not control the good or service before transfer to the customer but arranges for another entity to provide the good or service, the Company acts as an agent and records revenue on a net basis in the amount it earns for its agency service.

Contract Balances

Amounts collected in advance of the Company’s satisfaction of its contractual performance obligations are recorded as a contract liability within deferred revenue, and are recognized as the Company satisfies the related performance obligations. Amounts collected in advance of events for which the Company is not the promoter or co-promoter do not represent contract liabilities and are recorded within accrued and other current liabilities on the accompanying combined balance sheets. Amounts recognized as revenue for which the Company has a right to consideration for goods or services transferred to customers and for which the Company does not have an unconditional right to bill as of the reporting date are recorded as contract assets. Contract assets are transferred to accounts receivable once the Company’s right to consideration becomes unconditional.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

D. Direct Operating Expenses

Direct operating expenses for the Entertainment segment include, but are not limited to, event costs related to the presentation and production of the Company’s live entertainment and sporting events, revenue sharing expenses associated with signage, sponsorship and suite license fee revenue and in-venue food and beverage sales that are attributable to MSG Sports and venue lease, maintenance, and other operating expenses. In addition, for the period July 1, 2019 to April 17, 2020, the direct operating expenses also included revenue sharing expenses associated with the venue-related signage, sponsorship, and suite license fee revenues that are attributable to MSG Sports and an allocation of charges for venue usage to MSG Sports for hosting home games of the Knicks and the Rangers at The Garden.

Direct operating expenses for the MSG Networks segment primarily represent media rights fees and other direct programming and production costs, such as the salaries of on-air personalities, producers, directors, technicians, writers and other creative staff, as well as expenses associated with location costs, remote facilities and maintaining studios, origination, and transmission services and facilities. The professional team media rights acquired under media rights agreements to telecast various sporting events and other programming for exhibition on the segment’s networks are typically expensed on a straight-line basis over the applicable annual contract or license period.

Production Costs for the Company’s Original Productions

The Company defers certain costs of productions such as creative design, scenery, wardrobes, rehearsal and other related costs for the Company’s proprietary shows. Deferred production costs are amortized on a straight-line basis over the course of a production’s performance period using the expected life of a show’s assets. Deferred production costs are subject to recoverability assessments whenever there is an indication of potential impairment.

Allocation of Charges for Venue Usage to MSG Sports

For periods prior to the 2020 Entertainment Distribution, the Company’s combined financial statements included expenses associated with the ownership, maintenance, and operation of The Garden, which the Company and MSG Sports use in their respective operations. The Knicks and Rangers are the primary recurring occupants of The Garden, playing their home games at The Garden. The number of home games increases if the Knicks and Rangers qualify for the playoffs. Historically, the Company did not charge rent expense to MSG Sports for use of The Garden. However, for purposes of the Company’s combined financial statements, the Company allocated expenses to MSG Sports for the usage of The Garden, which were reported as a reduction of direct operating expense in the accompanying combined statements of operations. This allocation was based on a combination of event count and revenue, which the Company’s management believes is a reasonable allocation methodology. The venue usage charge allocated to MSG Sports was $45,358 for the period of July 1, 2019 to April 17, 2020 in Fiscal Year 2020, prior to the 2020 Entertainment Distribution.

In connection with the 2020 Entertainment Distribution, the Company entered into Arena License Agreements with MSG Sports (see Note 10, Leases for further discussion). Fees recognized by the Company under the Arena License Agreements with MSG Sports for use of The Garden are reported as operating lease revenues in accordance with ASC Topic 842 — Leases (“ASC Topic 842”).

Revenue Sharing Expenses

As discussed above, prior to the 2020 Entertainment Distribution, MSG Sports’ share of the Company’s suites license, venue signage and sponsorship revenue, and in-venue food and beverage sales has been reflected

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

within direct operating expense as revenue sharing expenses, where such amounts were either specifically identified where possible or allocated proportionally.

After the 2020 Entertainment Distribution, such revenue sharing expenses are determined based on contractual agreements between the Company and MSG Sports, primarily related to suite license, certain internal signage and in-venue food and beverage sales.

E. Advertising Expenses

Advertising costs are typically charged to expense when incurred. Total advertising costs expensed were $30,778, $23,714, and $30,801 for Fiscal Years 2022, 2021, and 2020, respectively.

F. Nonmonetary Transactions

The MSG Networks segment enters into nonmonetary transactions, primarily with its Distributors (as defined below), that involve the exchange of products or services, such as advertising and promotional benefits, for the segment’s services. For arrangements that are subject to sales-based and usage-based royalty guidance, MSG Networks measures noncash consideration that it receives at fair value as the sale or usage occurs. For other arrangements, the MSG Networks segment measures the estimated fair value of the noncash consideration that it receives at contract inception. If the MSG Networks segment cannot reasonably estimate the fair value of the noncash consideration, the segment measures the fair value of the consideration indirectly by reference to the standalone selling price of the services promised to the customer in exchange for the consideration as revenues. Nonmonetary transactions for the MSG Networks segment are included in advertising costs, which are classified in selling, general and administrative expenses on the accompanying combined statements of operations, as noted above.

G. Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 — Income Taxes (“ASC Topic 740”). Income taxes as presented herein attribute current and deferred income taxes of MSG Entertainment to the Company’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC Topic 740.

Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC Topic 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities’ jurisdictions included in the combined financial statements. As a result, actual tax transactions included in the consolidated financial statements of MSG Entertainment may not be included in the combined financial statements.

Similarly, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of MSG Entertainment. Therefore, portions of items such as net operating losses (“NOLs”), tax credit carryforwards, other deferred taxes, and valuation allowances may exist in the combined financial statements that may or may not exist in MSG Entertainment’s consolidated financial statements and vice versa.

In addition, although deferred tax assets have been recognized for NOLs and tax credits in accordance with the separate return method, such NOLs and credits will not carry over with the Company in connection with the Distribution.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

H. Share-based Compensation

Certain employees of the Company have historically participated in share-based compensation plans of MSG Entertainment. Share-based compensation expense has been attributed to the Company based on the awards and terms previously granted to MSG Entertainment’s employees. For purposes of the combined financial statements, an allocation to MSG Entertainment of share-based compensation expense related to corporate employees was recorded in addition to the expense attributed to the Company’s direct employees. Share-based compensation expense related to directors and corporate executives of MSG Entertainment has been allocated on a proportional basis, which management has deemed to be reasonable.

Following the 2020 Entertainment Distribution, the Company measures the cost of employee services received in exchange for an award of equity-based instruments based on the grant date fair value of the award. Share-based compensation cost is recognized in earnings over the period during which an employee is required to provide service in exchange for the award, except for restricted stock units granted to non-employee directors which, unless otherwise provided under the applicable award agreement, are fully vested, and are expensed at the grant date.

The Company accounts for forfeitures as they occur, rather than estimating expected forfeitures.

I. Cash and Cash Equivalents

The Company considers the balance of its investment in funds that substantially hold highly liquid securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or is at fair value. Checks outstanding in excess of related book balances are included in accounts payable in the accompanying combined balance sheets. The Company presents the change in these book cash overdrafts as cash flows from operating activities.

J. Restricted Cash

The Company’s restricted cash includes cash deposited in escrow accounts. The Company has deposited cash in an interest-bearing escrow account related to credit support, debt facilities, and collateral to its workers compensation and general liability insurance obligations.

The carrying amount of restricted cash approximates fair value due to the short-term maturity of these instruments.

K. Short-Term Investments

Short-term investments include investments that (i) have original maturities of greater than three months and (ii) the Company has the ability to convert into cash within one year. The Company classifies its short-term investments at the time of purchase as “held-to-maturity” and re-evaluates its classification quarterly based on whether the Company has the intent and ability to hold until maturity. Short-term investments, which are recorded at cost and adjusted for accrued interest, approximate fair value. Cash inflows and outflows related to the sale and purchase of short-term investments are classified as investing activities in the Company’s combined statements of cash flows.

L. Accounts Receivable

Accounts receivable are recorded at net realizable value. The Company maintains an allowance for credit losses to reserve for potentially uncollectible receivables. The allowance for credit losses is estimated based on the Company’s consideration of credit risk and analysis of receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and other factors.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

M. Investments in Equity Securities

The Company has equity investments with and without readily determinable fair values. The Company measures equity investments without readily determinable fair values at cost, less any impairment, adjusted for observable price changes from orderly transactions for identical or similar investments of the same issuer. Changes in observable price are reflected within Other income (expense), net in the accompanying combined statements of operations. For equity investments with readily determinable fair values, changes in the fair value of those investments are measured monthly and are recorded within Other income (expense), net in the accompanying combined statements of operations.

Impairment of Investments

The Company reviews its investments at least quarterly to determine whether a decline in fair value below the cost basis is other-than-temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company’s carrying value; future prospects of the investee; and the Company’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. In addition, the Company considers other factors such as general market conditions, industry conditions, and analysts’ ratings. If the decline in fair value is deemed to be other-than-temporary, the cost basis of the investment is written down to fair value and the loss is realized as a component of net income.

N. Property and Equipment and Other Long-Lived Assets

Property and equipment and other long-lived assets, including amortizable intangible assets, are stated at cost or acquisition date fair value, if acquired. Expenditures for new facilities or equipment, and expenditures that extend the useful lives of existing facilities or equipment, are capitalized and recorded at cost. The useful lives of the Company’s long-lived assets are based on estimates of the period over which the Company expects the assets to be of economic benefit to the Company. In estimating the useful lives, the Company considers factors such as, but not limited to, risk of obsolescence, anticipated use, plans of the Company, and applicable laws and permit requirements. Depreciation starts on the date when the asset is available for its intended use. Construction in progress assets are not depreciated until available for their intended use. Costs of maintenance and repairs are expensed as incurred.

The major categories of property and equipment are depreciated on a straight-line basis using the estimated lives indicated below:

Estimated Useful Lives
Buildings	Up to 40 years
Equipment	1 year to 30 years
Aircraft	20 years
Furniture and fixtures	1 year to 10 years
Leasehold improvements	Shorter of term of lease or useful life of improvement

Intangible assets with finite lives are amortized principally using the straight-line method over the following estimated useful lives:

Estimated Useful Lives
Trade names	2 years to 25 years
Affiliate relationships	24 years
Other intangibles	15 years

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

O. Goodwill and Indefinite-Lived Assets

Under the acquisition method of accounting, the Company recognizes separately from goodwill the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value. The Company measures goodwill as of the acquisition date as the excess of consideration transferred, which is also measured at fair value over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Costs that the Company incurs to complete a business combination such as investment banking, legal, and other professional fees are not considered part of consideration and the Company charges these costs to selling, general and administrative expense as they are incurred. In addition, the Company recognizes measurement-period adjustments in the period in which the amount is determined, including the effect on earnings of any amounts the Company would have recorded in previous periods if the accounting had been completed at the acquisition date. Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized.

P. Impairment of Long-Lived and Indefinite-Lived Assets

In assessing the recoverability of the Company’s long-lived and indefinite-lived assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and the magnitude of any such charge. Fair value estimates are made based on relevant information at a specific point in time, and are subjective in nature and involve significant uncertainties and judgments. If these estimates or assumptions change materially, the Company may be required to record impairment charges related to its long-lived and/or indefinite-lived assets.

Goodwill is tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, the Company would identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company generally determines the fair value of a reporting unit using an income approach, such as the discounted cash flow method, or other acceptable valuation techniques, including the cost approach, in instances when it does not perform the qualitative assessment of goodwill. The amount of an impairment loss is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset other than goodwill has a carrying amount that more likely than not exceeds its fair value. The Company must proceed to conducting a quantitative analysis if the Company (i) determines that such an impairment is more likely than not to exist, or (ii) foregoes the qualitative assessment entirely. Under the quantitative assessment, the impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess. The Company generally determines the fair value of an indefinite-lived intangible asset using an income approach, such as the relief from royalty method, in instances when it does not perform the qualitative assessment of the intangible asset.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

For other long-lived assets, including property and equipment, right-of-use lease assets (“ROU”) and intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value. The Company generally determines the fair value of a finite-lived intangible asset using an income approach, such as the discounted cash flow method.

See Note 11, Goodwill and Intangible Assets for further discussion of impairment of goodwill and long-lived assets.

Q. Leases

The Company’s leases primarily consist of certain venues, corporate office space, storage and, to a lesser extent, office and other equipment. The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the lease term is assessed based on the date when the underlying asset is made available by the lessor for the Company’s use. The Company’s assessment of the lease term reflects the non-cancellable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain not to exercise, as well as periods covered by renewal options which the Company is reasonably certain to exercise. The Company’s lease agreements do not contain material residual value guarantees or material restrictive covenants.

The Company determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the combined statements of operations and statements of cash flows over the lease term.

For leases with a term exceeding 12 months, a lease liability is recorded on the Company’s combined balance sheets at lease commencement reflecting the present value of the fixed minimum payment obligations over the lease term. A corresponding ROU asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. In addition, the ROU asset is adjusted to reflect any above or below market lease terms under acquired lease contracts.

The Company includes fixed payment obligations related to non-lease components in the measurement of ROU assets and lease liabilities, as the Company has elected to account for lease and non-lease components together as a single lease component. ROU assets associated with finance leases are presented separate from ROU assets associated with operating leases and are included within Property and equipment, net on the Company’s combined balance sheets. For purposes of measuring the present value of the Company’s fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in the underlying leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment surrounding the associated lease.

For operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For finance leases, the initial ROU asset is depreciated on a straight-line basis over the lease term, along with recognition of interest expense associated with accretion of the lease liability, which is ultimately reduced by the related fixed payments. For leases with a term of 12 months or less (“short-term leases”), any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the combined balance sheets. Variable lease costs for both operating and finance leases, if any, are recognized as incurred and such costs are excluded from lease balances recorded on the combined balance sheets.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

R. Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

S. Defined Benefit Pension Plans and Other Postretirement Benefit Plans

As more fully described in Note 15, Pension Plans and Other Postretirement Benefit Plans certain employees of the Company participate in defined benefit pension plans (“Shared Plans”) sponsored by MSG Entertainment, which also have historically included participants of MSG Sports and MSG Entertainment. The Company accounts for the Shared Plans under the guidance of ASC Topic 715 — Compensation — Retirement Benefits (“ASC Topic 715”). Accordingly, for the Shared Plans’ liabilities, the combined financial statements reflected the full impact of such plans on both the combined statements of operations and combined balance sheets and the Company recorded an asset or liability to recognize the funded status of the Shared Plans (other than multiemployer plans), as well as a liability only for any required contributions to the Shared Plans that were accrued and unpaid at the balance sheet date. The related pension expenses attributed to the Company were based primarily on pension-eligible compensation of active participants. The pension expense related to employees of MSG Entertainment participating in any of the Shared Plans is reflected as a contributory credit from the Company to MSG Entertainment, resulting in a decrease to the expense recognized in the combined statements of operations. Such amounts were immaterial for all periods presented.

The plan that was sponsored by MSG Entertainment and only included participants of the Company and not of MSG Sports and MSG Entertainment (“Direct Plan”) was accounted for as a defined benefit pension plan. Accordingly, the funded and unfunded position of the Direct Plan was recorded in the Company’s combined balance sheets, as well as all costs related to the Direct Plan which are recorded in the combined statements of operations.

Actuarial gains and losses that have not yet been recognized through the combined statements of operations are recorded in accumulated other comprehensive income (loss) until they are amortized as a component of net periodic benefit cost through other comprehensive income (loss).

T. Fair Value Measurements

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I — Quoted prices for identical instruments in active markets.

•

Level II — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III — Instruments whose significant value drivers are unobservable.

U. Concentrations of Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are invested in U.S. treasury bills, money market accounts and time deposits. The Company monitors the financial institutions and

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company’s emphasis is primarily on safety of principal and liquidity, and secondarily on maximizing the yield on its investments.

V. Recently Adopted Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU eliminates certain exceptions to the general approach in ASC Topic 740 and includes methods of simplification to the existing guidance. This standard was adopted by the Company in the first quarter of Fiscal Year 2022. The adoption of this standard had no impact on the Company’s combined financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued ASU 2021-01, which refines the scope of Topic 848 and clarifies some of its guidance as part of the FASB’s monitoring of global reference rate activities. The new guidance was effective upon issuance, and the Company is allowed to elect to apply the amendments prospectively through December 31, 2022. The Company adopted ASU 2020-04 in Fiscal Year 2022. The adoption did not have a material impact on the Company’s combined financial statements.

Note 3. Business Combinations and Dispositions

Disposition of The Forum

Prior to May 1, 2020, the Company owned the Forum in Inglewood, CA. On March 24, 2020, the Company entered into a Membership Interest Purchase Agreement pursuant to which the Company agreed to sell the Forum and settle related litigation for cash consideration in the amount of $400,000, subject to regulatory and other customary closing conditions. The transaction subsequently closed on May 1, 2020, resulting in a total gain on sale of $240,783, net of transaction costs of $50,806 during Fiscal Year 2020 of which $140,495 was attributable to the settlement of the related litigation. The transaction cost included a fee of $48,742 to The Azoff Company Holdings (“Azoff Music”), in connection with an agreement made by the Former Parent when the remaining 50% interest of Azoff Music was sold on December 5, 2018.

The Forum met the definition of a business under SEC Regulation S-X Rule 11-01(d)-1 and ASC Topic 805 — Business Combinations. This disposition did not represent a strategic shift with a major effect on the Company’s operations, and as such, has not been reflected as a discontinued operation under ASC Subtopic 205-20 — Discontinued Operations. The gain of disposition of the Forum was reported under the Entertainment segment. See Note 20, Segment Information for further details.

Note 4. Revenue Recognition

For Fiscal Years 2022, 2021 and 2020, all revenue recognized in the combined statements of operations is considered to be revenue from contracts with customers in accordance with ASC Topic 606 — Revenue from Contracts with Customers (“ASC Topic 606”), except for revenues from Arena License Agreements, leases and subleases that are accounted for in accordance with ASC Topic 842 of $71,410 and $24,325 for Fiscal Years 2022 and 2021, respectively. In Fiscal Years 2022 and 2021, the Company did not have any material provisions for credit losses on receivables or contract assets arising from contracts with customers.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

In connection with the 2020 Entertainment Distribution, the Company entered into Arena License Agreements with MSG Sports that require the Knicks and the Rangers to play their home games at The Garden. These agreements also provide for the provision of certain services by the Company to MSG Sports for MSG Sports events that are held at The Garden and include revenue-sharing provisions for certain agreements entered into by the Company and MSG Sports. The Arena License Agreements contain both lease and non-lease components. The revenue to be recognized with respect to the lease components of the Arena License Agreements is accounted for as operating lease revenue in accordance with ASC Topic 842. The non-lease components are accounted for in accordance with ASC Topic 606, as further discussed below.

During Fiscal Years 2022 and 2021, the Company recognized $68,072 and $21,345, respectively, of revenues under the Arena License Agreements. With The Garden closed by government mandate, the Company did not recognize operating lease revenue under the Arena License Agreements in Fiscal Year 2020.

Revenue for the Company’s suite license arrangements is recorded on a gross basis, as the Company is the principal in such transactions and controls the related goods or services before transfer to the customer. MSG Sports is entitled to a share of the Company’s suite license revenue pursuant to the terms of the Arena License Agreements, which is recognized in the combined statements of operations as a component of direct operating expenses.

For sponsorship agreements entered into by the Company or by MSG Sports that contain performance obligations satisfied solely by the Company, revenue is generally recorded on a gross basis as the Company is the principal with respect to such performance obligations and controls the related goods or services before transfer to the customer. In accordance with the Arena License Agreements, MSG Sports is entitled to a share of the revenue generated from certain signage performance obligations where the Company is the principal. The Company records this signage revenue on a gross basis and MSG Sports’ share of such revenue as a component of direct operating expenses within the combined statements of operations.

For Fiscal Years 2022, 2021 and 2020, the Company recorded revenue-sharing expense of $17,279, $558 and $110,002, respectively, for MSG Sports’ share of the Company’s revenues from (i) suite licenses, (ii) certain signage and sponsorships, and (iii) food and beverage based upon the provisions of the underlying contractual arrangements for the period subsequent to the 2020 Entertainment Distribution, and on the basis of direct usage when specifically identified or allocated proportionally for all prior periods.

In connection with the 2020 Entertainment Distribution, the Company entered into advertising sales representation agreements with certain subsidiaries of MSG Sports. Pursuant to these agreements, the Company has the exclusive right and obligation to sell sponsorship assets on behalf of the respective subsidiaries of MSG Sports. The Company is entitled to both fixed and variable commissions under the terms of these agreements. The Company recognizes the fixed component ratably over the term of the arrangement which corresponds with the Company’s satisfaction of its service-based performance obligations. Variable commissions are earned and recognized as the related sponsorship performance obligations are satisfied by MSG Sports. The Company is not the principal in such arrangements as it does not control the related goods or services prior to transfer to the customer. As an agent under these arrangements, the Company recognizes the advertising commission revenue on a net basis.

The Company’s revenue recognition policies that summarize the nature, amount, timing and uncertainty associated with each of the Company’s revenue sources are discussed further in each respective segment discussion below.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Entertainment Segment

The Company earns event related revenues principally from the sale of tickets for events that the Company produces or promotes/co-promotes, and from venue license fees charged to third-party promoters for events held at the Company’s venues that the Company does not produce or promote/co-promote. The Company’s performance obligations with respect to event-related revenues from the sale of tickets, venue license fees from third-party promoters, sponsorships, concessions and merchandise are satisfied at the point of sale or as the related event occurs. As a result of the agreements entered into in connection with the 2020 Entertainment Distribution, the Company also earns revenue from the provision of various event-related services that are incremental to MSG Sports’ general use of The Garden. The Company’s performance obligations with respect to these event-related services are satisfied as the related event occurs.

The Company’s revenues also include revenue from the license of The Garden’s suites for the Company’s or MSG Sports’ events. Suite license arrangements are generally multi-year fixed-fee arrangements that include annual fee increases. Payment terms for suite license arrangements can vary by contract, but payments are generally due in installments prior to each license year. The Company’s performance obligation under such arrangements is to provide the licensee with access to the suite when events occur at The Garden. The Company accounts for the performance obligation under these types of arrangements as a series and, as a result, the related suite license fees for all years during the license term are aggregated and revenue is recognized proportionately over the license period as the Company satisfies the related performance obligation. Progress toward satisfaction of the Company’s annual suite license performance obligation is measured as access to the suite that is provided to the licensee for each event throughout the contractual term of the license.

The Company also earns revenues from the sale of advertising in the form of venue signage and other forms of sponsorship, which are not related to any specific event of the Company or MSG Sports. The Company’s performance obligations with respect to this advertising are satisfied as the related benefits are delivered over the term of the respective agreements.

MSG Networks Segment

The MSG Networks segment generates revenues principally from affiliation fees charged to cable, satellite, fiber-optic and other platforms (“Distributors”) for the right to carry its networks, as well as from the sale of advertising. Advertising revenue is largely derived from the sale of inventory in MSG Networks’ live professional sports programming, and as such, a significant share of this revenue has historically been earned in the second and third fiscal quarters. Due to the COVID-19 pandemic, the NBA and NHL 2020-21 regular seasons were delayed and primarily occurred during the third and fourth quarters of Fiscal Year 2021 and will affect the comparability in the second, third and the fourth fiscal quarters of Fiscal Year 2022.

Affiliation fee revenue is earned from Distributors for the right to carry the segment’s networks under affiliation agreements. The performance obligation under these affiliation agreements is satisfied as MSG Networks provides its programming over the term of the agreement.

Substantially all of MSG Networks’ affiliation agreements are sales-based and usage-based royalty arrangements; revenue is recognized as the sale or usage occurs. The transaction price is represented by affiliation fees that are generally based upon contractual rates applied to the number of the Distributor’s subscribers who receive or can receive MSG Networks programming. Such subscriber information is generally not received until after the close of the reporting period, and in these cases, the Company estimates the number of subscribers. Historical adjustments to recorded estimates have not been material.

The MSG Networks segment also generates advertising revenue primarily through the sale of commercial time and other advertising inventory during its live professional sports programming. In general, these

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

advertising arrangements either do not exceed one year or are primarily multi-year media banks, the elements of which are agreed upon each year. Advertising revenue is recognized as advertising is aired. In certain advertising arrangements, the Company guarantees specified viewer ratings for its programming. In such cases, the promise to deliver the guaranteed viewer ratings by airing the advertising represents MSG Networks’ performance obligation. A contract liability is recognized as deferred revenue to the extent any guaranteed viewer ratings are not met. This permits the customer to exercise a contractual right for additional advertising time. The related deferred revenue is subsequently recognized as revenue either when MSG Networks provides the required additional advertising time, or additional performance requirements become remote, which may be at the time the guarantee obligation contractually expires.

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by major source and reportable segment based upon the timing of transfer of goods or services to the customer for Fiscal Years 2022, 2021 and 2020:

	Year Ended June 30, 2022
	Entertainment	MSG Networks	Eliminations	Total
Event-related and entertainment offerings (a)	$386,309	$—	$—	$386,309
Sponsorship, signage and suite licenses (b)	156,196	6,470	—	162,666
Media related, primarily from affiliation agreements (b)	—	596,693	—	596,693
Other (c)	39,385	4,992	(20,878)	23,499

Total revenues from contracts with customers	$581,890	$608,155	$(20,878)	$1,169,167

	Year Ended June 30, 2021
	Entertainment	MSG Networks	Eliminations	Total
Event-related and entertainment offerings (a)	$14,062	$—	$—	$14,062
Sponsorship, signage and suite licenses (b)	15,522	4,022	—	19,544
Media related, primarily from affiliation agreements (b)	—	639,470	—	639,470
Other (c)	27,861	4,018	(13,698)	18,181

Total revenues from contracts with customers	$57,445	$647,510	$(13,698)	$691,257

	Year Ended June 30, 2020
	Entertainment	MSG Networks	Eliminations	Total
Event-related and entertainment offerings (a)	$390,691	$—	$—	$390,691
Sponsorship, signage and suite licenses (b)	176,925	5,196	—	182,121
Media related, primarily from affiliation agreements (b)	—	677,297	—	677,297
Other (c)	16,701	3,304	(12,715)	7,290

Total revenues from contracts with customers	$584,317	$685,797	$(12,715)	$1,257,399

(a)	Event-related revenues are recognized at a point in time.
(b)

See Note 2, Summary of Significant Accounting Policies, Revenue Recognition, and the segment discussion above within this Note for further details on the pattern of recognition of sponsorship, signage, suite license and media related revenues.

(c)

Primarily consists of (i) revenues from sponsorship sales and representation agreements with MSG Sports, and (ii) advertising commission revenues recognized by the Entertainment segment from the MSG Networks segment of $20,878, $13,698 and $12,715 for Fiscal Years 2022, 2021 and 2020, respectively, that are eliminated in the combined financial statements.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

In addition to the disaggregation of the Company’s revenue by major source based upon the timing of transfer of goods or services to the customer disclosed above, the following table disaggregates the Company’s combined revenues by type of goods or services in accordance with the required entity-wide disclosure requirements of ASC Subtopic 280-10-50-38 to 40 and the disaggregation of revenue required disclosures in accordance with ASC Subtopic 606-10-50-5 for Fiscal Years 2022, 2021 and 2020.

	Year Ended June 30, 2022
	Entertainment	MSG Networks	Eliminations	Total
Ticketing and venue license fee revenues (a)	$250,092	$—	$—	$250,092
Sponsorship and signage, suite, and advertising commission revenues (b)	218,922	—	(20,878)	198,044
Food, beverage and merchandise revenues	109,915	—	—	109,915
Media networks revenues (c)	—	608,155	—	608,155
Other	2,961	—	—	2,961

Total revenues from contracts with customers	$581,890	$608,155	$(20,878)	$1,169,167

	Year Ended June 30, 2021
	Entertainment	MSG Networks	Eliminations	Total
Ticketing and venue license fee revenues (a)	$8,311	$—	$—	$8,311
Sponsorship and signage, suite, and advertising commission revenues (b)	42,937	—	(13,698)	29,239
Food, beverage and merchandise revenues	3,078	—	—	3,078
Media networks revenues (c)	—	647,510	—	647,510
Other	3,119	—	—	3,119

Total revenues from contracts with customers	$57,445	$647,510	$(13,698)	$691,257

	Year Ended June 30, 2020
	Entertainment	MSG Networks	Eliminations	Total
Ticketing and venue license fee revenues (a)	$310,971	$—	$—	$310,971
Sponsorship and signage, suite, and advertising commission revenues (b)	200,219	—	(12,715)	187,504
Food, beverage and merchandise revenues	62,341	—	—	62,341
Media networks revenues (c)	—	685,797	—	685,797
Other	10,786	—	—	10,786

Total revenues from contracts with customers	$584,317	$685,797	$(12,715)	$1,257,399

(a)

Amounts include ticket sales, including other ticket-related revenue, and venue license fees from the Company’s events such as (i) concerts, (ii) the presentation of the Christmas Spectacular, and (iii) other live entertainment and sporting events.

(b)

Amounts include (i) revenues from sponsorship sales and representation agreements with MSG Sports and (ii) advertising commission revenues recognized by the Entertainment segment from the MSG Networks segment of $20,878, $13,698 and $12,715 for Fiscal Years 2022, 2021 and 2020, respectively, that are eliminated in the combined financial statements.

(c)

Primarily consists of affiliation fees from Distributors and, to a lesser extent, advertising revenues through the sale of commercial time and other advertising inventory during MSG Networks programming.

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Contract Balances

The following table provides information about the opening and closing contract balances from the Company’s contracts with customers as of June 30, 2022, 2021 and 2020.

	June 30,
	2022	2021	2020
Receivables from contracts with customers, net (a)	$192,288	$171,636	$158,389
Contract assets, current (b)	5,503	7,052	3,850
Contract assets, non-current (b)	756	87	37
Deferred revenue, including non-current portion (c)	207,668	199,266	185,448

(a)

As of June 30, 2022, 2021 and 2020, the Company’s receivables from contracts with customers above included $5,155, $5,172 and $2,966, respectively, related to various related parties. See Note 19, Related Party Transactions for further details on these related party arrangements.

(b)

Contract assets primarily relate to the Company’s rights to consideration for goods or services transferred to customers, for which the Company does not have an unconditional right to bill as of the reporting date. Contract assets are transferred to accounts receivable once the Company’s right to consideration becomes unconditional.

(c)	Revenue recognized for Fiscal Year 2022 relating to the deferred revenue balance as of June 30, 2021 was $143,692.

Transaction Price Allocated to the Remaining Performance Obligations

The following table depicts the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of June 30, 2022. This primarily relates to performance obligations under sponsorship and suite license agreements that have original expected durations longer than one year and for which the considerations are not variable. In developing the estimated revenue, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

Fiscal year ending June 30, 2023	$189,499
Fiscal year ending June 30, 2024	156,589
Fiscal year ending June 30, 2025	117,658
Fiscal year ending June 30, 2026	81,560
Fiscal year ending June 30, 2027	43,707
Thereafter	48,947

$637,960

Note 5. Restructuring Charges

For Fiscal Year 2022, MSG Entertainment underwent organizational changes to further streamline operations. These measures included termination of certain employees and executives in the Entertainment reportable segment. During Fiscal Year 2022, the Company recorded $6,982 for restructuring charges related to the termination benefits provided to employees, inclusive of $2,292 of share-based compensation expenses for the acceleration of stock award vesting, which is reflected in divisional equity. As of June 30, 2022, the Company had accrued severance of $3,940, which is expected to be paid by the end of Fiscal Year 2023.

During Fiscal Year 2021, the Company recorded $15,328 of restructuring charges, of which all amounts have been paid as of June 30, 2022. The Company implemented cost savings initiatives in order to streamline

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

operations and preserve liquidity. These measures included reductions in full-time workforce in August 2020 and November 2020 primarily related to termination benefits provided to employees in the Entertainment reportable segment.

Such costs are reflected in restructuring charges in the accompanying combined statements of operations for Fiscal Years 2022 and 2021.

Note 6. Cash, Cash Equivalents and Restricted Cash

The following table provides a summary of the amounts recorded as cash and cash equivalents, and restricted cash:

	As of
	June 30, 2022	June 30, 2021
Captions on the combined balance sheets:
Cash and cash equivalents	$245,741	$666,051
Restricted cash	4,471	250

Cash and cash equivalents, and restricted cash on the combined statements of cash flows	$250,212	$666,301

The Company’s cash equivalents consists of money market accounts, time deposits and U.S. treasury bills of $227,303 and $536,165 for Fiscal Years 2022 and 2021, respectively. Cash equivalents are measured at fair value within Level I of the fair value hierarchy on a recurring basis using observable inputs that reflect quoted prices for identical assets in active markets.

Note 7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of
	June 30, 2022	June 30, 2021
Prepaid insurance	$6,964	$6,920
Prepaid revenue sharing expense	43,291	32,661
Other prepaid expenses	17,758	26,770
Deferred production costs — Christmas Spectacular and other productions	4,143	4,433
Inventory (a)	2,752	2,233
Contract assets (b)	5,503	7,052
Other	8,463	1,431

Total prepaid expenses and other current assets	$88,874	$81,500

(a)	Inventory is mostly comprised of food and liquor for venues.
(b)	See Note 4, Revenue Recognition for more information on contract assets.

Note 8. Equity Investments With and Without Readily Determinable Fair Values

Equity Investments without Readily Determinable Fair Value

In accordance with ASC Topic 321 — Investments—Equity Securities, the Company applies the measurement alternative to its equity investments without readily determinable fair values. Under the measurement alternative,

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

equity securities without readily determinable fair values are accounted for at cost, adjusted for impairment and changes resulting from observable price fluctuations in orderly transactions for the identical or a similar investment of the same issuer. For Fiscal Years 2022, 2021, and 2020, the Company did not have any impairment charges recorded to its equity securities without readily determinable fair values. The Company recorded $3,608 and $3,252 related to equity investments without readily determinable fair values within Other assets in the accompanying combined balance sheets as of June 30, 2022 and 2021, respectively.

Equity Investments with Readily Determinable Fair Value

As of June 30, 2022, the Company held investments of (i) 583 shares of the Class A common stock of Townsquare Media, Inc. (“Townsquare”), (ii) 2,625 shares of the Class C common stock of Townsquare, and (iii) 869 shares of Class A common stock of DraftKings Inc. (“DraftKings”):

•	Townsquare is a community-focused digital media, digital marketing solutions and radio company that has its Class A common stock listed on the New York Stock Exchange (“NYSE”) under the symbol “TSQ”.

•	DraftKings is a digital sports entertainment and gaming company that is listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “DKNG”.

The fair value of the Company’s investments in Class A common stock of Townsquare and Class A common stock of DraftKings is determined based on quoted market prices in active markets on the NYSE and NASDAQ, respectively, which are classified within Level I of the fair value hierarchy. As a holder of Class C common stock of Townsquare, the Company is entitled to convert at any time all or any part of the Company’s shares into an equal number of shares of Class A common stock of Townsquare, subject to restrictions set forth in Townsquare’s certificate of incorporation. Therefore, the fair value of the Company’s investment in Class C common stock of Townsquare is also determined based on the quoted market price in an active market on the NYSE, which is classified within Level I of the fair value hierarchy.

The cost basis and the carrying fair value of these investments, which are reported under Other assets in the accompanying combined balance sheets as of June 30, 2022 and 2021, are as follows:

	Balance as of June 30, 2022
Equity Investment with Readily Determinable Fair Value	Shares Held	Cost Basis	Carrying Value / Fair Value
Townsquare Class A common stock	583	$4,221	$4,776
Townsquare Class C common stock	2,625	19,001	21,499
DraftKings Class A common stock	869	6,036	10,146

Total		$29,258	$36,421

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	Balance as of June 30, 2021
Equity Investment with Readily Determinable Fair Value	Shares Held	Cost Basis	Carrying Value / Fair Value
Townsquare Class A common stock	583	$4,221	$7,435
Townsquare Class C common stock	2,625	19,001	33,469
DraftKings Class A common stock	869	6,036	45,360

Total		$29,258	$86,264

The following table summarizes the realized and unrealized gains (loss) on equity investments with and without readily determinable fair value for Fiscal Years 2022, 2021 and 2020:

	June 30,
	2022	2021	2020
Unrealized gain (loss) — Townsquare	$(14,629)	$26,563	$(2,920)
Unrealized gain (loss) — DraftKings	(35,213)	26,942	34,197
Realized gain (loss) — DraftKings	—	(2,327)	6,351
Unrealized gain (loss) — Other	—	1,252	—

	$(49,842)	$52,430	$37,628

Supplemental information on realized gain (loss):
Shares of common stock sold — DraftKings	—	420	197
Cash proceeds from common stock sold — DraftKings	$—	$22,079	$7,659

The realized and unrealized gains and losses on investments discussed above are reported under Other income (expense), net in the accompanying combined statements of operations.

Note 9. Property and Equipment, Net

As of June 30, 2022 and 2021, property and equipment, net consisted of the following assets:

	June 30,
	2022	2021
Land	$62,768	$62,768
Buildings	995,966	995,019
Equipment	353,086	339,139
Aircraft	38,090	38,090
Furniture and fixtures	30,732	30,482
Leasehold improvements	124,368	124,849
Construction in progress	6,179	3,706

	1,611,189	1,594,053
Less accumulated depreciation and amortization	(905,537)	(843,798)

	$705,652	$750,255

Depreciation expense on property and equipment was $67,294, $74,463, and $84,306 for Fiscal Years 2022, 2021 and 2020, respectively.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 10. Leases

The following table summarizes the ROU assets and lease liabilities recorded on the Company’s combined balance sheets as of June 30, 2022 and 2021:

	Line Item in the Company’s Combined Balance Sheets	June 30, 2022	June 30, 2021
Right-of-use assets:
Operating leases	Right-of-use lease assets	$281,705	$107,786
Lease liabilities:
Operating leases, current	Operating lease liabilities, current	(44,935)	(45,805)
Operating leases, noncurrent	Operating lease liabilities, non-current	(259,957)	(86,038)

Total lease liabilities		$(304,892)	$(131,843)

The following table summarizes the activity recorded within the Company’s combined statements of operations for Fiscal Years 2022, 2021, and 2020:

	Line Item in the Company’s Combined Statements of Operations	Years Ended June 30,
		2022	2021	2020
Operating lease cost	Direct operating expenses	$23,626	$20,138	$19,576
Operating lease cost	Selling, general and administrative expenses	12,405	9,810	11,898
Variable lease cost	Direct operating expenses	147	247	221
Variable lease cost	Selling, general and administrative expenses	41	39	47

Total lease cost		$36,219	$30,234	$31,742

In November 2021, the Company executed an agreement with the existing landlord for its New York corporate office space pursuant to which it will be relocating from the space that the Company currently occupies to newly renovated office space within the same building. The Company will not be involved in the design or construction of the new space for purposes of the Company’s buildout prior to obtaining possession, which is expected to occur in Fiscal Year 2024. Upon obtaining possession of the space, the new lease is expected to result in an additional lease obligation and right of use asset. While lease payments under the new lease agreement will be recognized as a lease expense on a straight-line basis over the lease term, the Company will begin paying full rent in the second half of Fiscal Year 2026 due to certain tenant incentives included in the arrangement. Base rent payments will increase every five years beginning in Fiscal Year 2031 in accordance with the terms of the lease. The Company anticipates entering into a new sublease agreement with MSG Sports for a lease term equivalent to the November 2021 agreement that the Company entered into with the existing landlord. The future lease payments related to this new lease for the next five fiscal years and thereafter are expected to be as follows:

Fiscal Year 2023	$—
Fiscal Year 2024	—
Fiscal Year 2025	10,121
Fiscal Year 2026	16,276
Fiscal Year 2027	39,207
Thereafter (Fiscal Year 2028 to Fiscal Year 2046)	838,789

Total lease payments	$904,393

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Supplemental cash flow information related to operating leases is as follows:

	Years Ended June 30,
	2022	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$39,487	$35,339	$43,021
Lease assets obtained in exchange for new lease obligations	$298,100	$—	$6,966

Maturities of operating lease liabilities as of June 30, 2022 are as follows:

Fiscal year ending June 30, 2023	$46,939
Fiscal year ending June 30, 2024	50,442
Fiscal year ending June 30, 2025	31,493
Fiscal year ending June 30, 2026	11,409
Fiscal year ending June 30, 2027	22,666
Thereafter	253,699

Total lease payments	416,648
Less imputed interest	111,756

Total lease liabilities	$304,892

The weighted average remaining lease term and weighted average discount rate for our operating leases are as follows:

	June 30,
	2022	2021
Weighted average remaining lease term (in years)	12.5	3.5
Weighted average discount rate	4.74%	4.28%

As of June 30, 2022, the Company’s existing operating leases, which are recorded on the accompanying combined financial statements, have remaining lease terms ranging from 0.7 years to 16.1 years.

Lessor Arrangements

In connection with the 2020 Entertainment Distribution, the Company entered into Arena License Agreements with MSG Sports that, among other things, require the Knicks and the Rangers to play their home games at The Garden in exchange for fixed annual license fees scheduled to be paid monthly over the term of the agreements. The Company accounts for these license fees as operating lease revenue given that the Company provides MSG Sports with the right to direct the use of and obtain substantially all of the economic benefit from The Garden during Knicks and Rangers home games. Operating lease revenue is recognized on a straight-line basis over the lease term, adjusted pursuant to the terms of the Arena License Agreements. In the case of the Arena License Agreements, the lease terms relate to non-consecutive periods of use when MSG Sports uses The Garden for their professional sports teams’ home games, and operating lease revenue is therefore recognized ratably as events occur.

The Arena License Agreements provide that license fees are not required to be paid by MSG Sports during periods when The Garden is unavailable for use due to a force majeure event. As a result of government-mandated suspension of events at The Garden beginning on March 13, 2020 due to the impact of the COVID-19 pandemic, The Garden was not available for use by MSG Sports from the effective date of the Arena License

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Agreements through the first quarter of Fiscal Year 2021, and, accordingly, the Company did not record any operating lease revenue for this arrangement during the first quarter of Fiscal Year 2021. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 when it became available at 100% seating capacity. The Company recorded $68,072 and $21,345 of revenues under the Arena License Agreements for Fiscal Year 2022 and 2021, respectively. In addition, the Company recorded revenues from third party and related party lease and sublease arrangements of $3,338 and $2,980 for Fiscal Year 2022 and 2021, respectively.

Note 11. Goodwill and Intangible Assets

As of June 30, 2022 and 2021, the carrying amount of goodwill was $69,040 for the Entertainment segment and $424,508 for the MSG Networks segment, respectively. No impairment charges were recorded during the periods presented.

The Company’s indefinite-lived intangible assets, all of which are within the Entertainment segment, as of June 30, 2022 and 2021 are as follows:

	As of
	June 30, 2022	June 30, 2021
Trademarks	$61,881	$61,881
Photographic related rights	1,920	1,920

Total	$63,801	$63,801

On August 31, 2021 and 2020, the Company performed its annual impairment tests of goodwill and indefinite-lived intangible assets and determined that there were no impairments of goodwill and indefinite-lived intangible assets identified as of the impairment test date. MSG Networks Segment (and reporting unit) had a negative carrying amount of net assets as of June 30, 2022.

The Company’s intangible assets subject to amortization are as follows:

June 30, 2022	Gross	Accumulated Amortization	Net
Trade names	$2,530	$(2,169)	$361
Affiliate relationships	83,044	(62,019)	21,025
Festival rights	8,080	(6,926)	1,154
Other intangibles	4,217	(4,094)	123

	$97,871	$(75,208)	$22,663

June 30, 2021	Gross	Accumulated Amortization	Net
Trade names	$2,530	$(842)	$1,688
Affiliate relationships	83,044	(56,221)	26,823
Festival rights	8,080	(2,696)	5,384
Other intangibles	4,217	(3,814)	403

	$97,871	$(63,573)	$34,298

Amortization expense for intangible assets was $11,635, $4,448, and $4,448 for Fiscal Years 2022, 2021, and 2020, respectively.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The Company’s annual amortization expense for existing intangible assets subject to amortization for each fiscal year from 2023 through 2027, and thereafter, is as follows:

Fiscal year ending June 30, 2023	$4,754
Fiscal year ending June 30, 2024	3,115
Fiscal year ending June 30, 2025	3,115
Fiscal year ending June 30, 2026	3,115
Fiscal year ending June 30, 2027	3,115
Thereafter	5,449

$22,663

Note 12. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	As of
	June 30, 2022	June 30, 2021
Accrued payroll and employee related liabilities	$103,880	$73,892
Cash due to promoters	78,428	37,877
Accrued expenses	58,570	69,958

Total accrued and other current liabilities	$240,878	$181,727

Note 13. Commitments and Contingencies

Commitments

As of June 30, 2022, commitments of the Company in the normal course of business in excess of one year are as follows:

	Commitments
	MSG Networks(a)	Entertainment(b)	Total
Fiscal year ending June 30, 2023	$279,604	$13,596	$293,200
Fiscal year ending June 30, 2024	258,551	4,420	262,971
Fiscal year ending June 30, 2025	250,551	4,272	254,823
Fiscal year ending June 30, 2026	251,329	—	251,329
Fiscal year ending June 30, 2027	258,633	—	258,633
Thereafter	2,088,459	—	2,088,459

	$3,387,127	$22,288	$3,409,415

(a)

The Company has material off balance sheet arrangements related to the MSG Networks segment of (i) $3,327,527 associated with broadcast rights, $254,549 of which is due in Fiscal Year 2023, (ii) $27,779 associated with purchase commitments, $15,414 of which is due in Fiscal Year 2023, (iii) $5,612 associated with employment contracts, $2,787 of which is due in Fiscal Year 2023, and (iv) $26,209 associated with other MSG Network commitments, $6,854 of which is due in Fiscal Year 2023.

(b)

The Company’s material off balance sheet arrangements related to the Entertainment segment primarily relate to $14,791 for marketing partnership and other Entertainment IT commitments and $7,497 of letters of credit.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

See Note 10, Leases for more information regarding the Company’s contractually obligated minimum lease payments for operating leases having an initial non-cancelable term in excess of one year for the Company’s venues and various corporate offices. These commitments are presented exclusive of the imputed interest used to reflect the payment’s present value.

See Note 14, Credit Facilities for more information regarding the principal repayments required under the National Properties Facilities.

Legal Matters

On July 9, 2021, MSG Entertainment completed its acquisition (the “Networks Merger”) of MSG Networks Inc., a Delaware corporation, in which MSG Networks Inc. became a wholly-owned subsidiary of MSG Entertainment.

Fifteen complaints were filed in connection with the Networks Merger by purported stockholders of MSG Entertainment and MSG Networks Inc.

Nine of these complaints involved allegations of materially incomplete and misleading information set forth in the joint proxy statement/prospectus filed by MSG Entertainment and MSG Networks Inc. in connection with the Networks Merger. As a result of supplemental disclosures made by MSG Entertainment and MSG Networks Inc. on July 1, 2021, all of the disclosure actions were voluntarily dismissed with prejudice prior to or shortly following the consummation of the Networks Merger.

Six complaints involved allegations of fiduciary breaches in connection with the negotiation and approval of the Networks Merger and have since been consolidated into two remaining litigations.

On September 10, 2021, the Court of Chancery entered an order consolidating two derivative complaints filed by purported stockholders. The consolidated action is captioned: In re Madison Square Garden Entertainment Corp. Stockholders Litigation, C.A. No. 2021-0468-KSJM. The consolidated plaintiffs filed their Verified Consolidated Derivative Complaint on October 11, 2021. The complaint, which names MSG Entertainment as only a nominal defendant retains all of the derivative claims and alleges that the members of the board of directors and controlling stockholders violated their fiduciary duties in the course of negotiating and approving the Networks Merger. Plaintiffs seek, among other relief, an award of damages to MSG Entertainment including interest, and plaintiffs’ attorneys’ fees. MSG Entertainment and other defendants filed answers to the complaint on December 30, 2021. The Company substantially completed its production of documents responsive to plaintiffs’ requests on June 24, 2022, and continues to be engaged in responding to plaintiffs’ additional discovery requests. Pursuant to the indemnity rights in its bylaws and Delaware law, the Company is advancing the costs incurred by defendants in this action, and defendants may assert indemnification rights in respect of any adverse judgment or settlement of the action.

On September 27, 2021, the Court of Chancery entered an order consolidating four complaints filed by purported stockholders of MSG Networks Inc. The consolidated action is captioned: In re MSG Networks Inc. Stockholder Class Action Litigation, C.A. No. 2021-0575-KSJM. The consolidated plaintiffs filed their Verified Consolidated Stockholder Class Action Complaint on October 29, 2021. The complaint asserts claims on behalf of a putative class of former MSG Networks Inc. stockholders against each member of the board of directors of MSG Networks Inc. and the controlling stockholders prior to the Networks Merger. Plaintiffs allege that the MSG Networks Inc. board of directors and controlling stockholders breached their fiduciary duties in negotiating and approving the Networks Merger. The Company is not named as a defendant but has been subpoenaed to produce documents and testimony related to the Networks Merger. Plaintiffs seek, among other relief, monetary

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

damages for the putative class and plaintiffs’ attorneys’ fees. Defendants to the MSG Networks Inc. consolidated action filed answers to the complaint on December 30, 2021. The Company substantially completed its production of documents responsive to plaintiffs’ requests on June 24, 2022, and continues to be engaged in responding to plaintiffs’ additional discovery requests. Pursuant to the indemnity rights in its bylaws and Delaware law, the Company is advancing the costs incurred by defendants in this action, and defendants may assert indemnification rights in respect of any adverse judgment or settlement of the action.

On September 19, 2022, the Court of Chancery approved a case schedule, governing the two consolidated actions, which set tentative trial dates for April 2023.

We are currently unable to estimate a range of reasonably possible loss, if any, with respect to these Networks Merger-related claims. Accordingly, no accrual for these matters has been made in our combined financial statements.

MSG Entertainment is a defendant in various other lawsuits. Although the outcome of these other lawsuits cannot be predicted with certainty (including the extent of available insurance, if any), management does not believe that resolution of these other lawsuits will have a material adverse effect on the Company.

Note 14. Credit Facilities

The following table summarizes the presentation of the outstanding balances under the Company’s credit agreements as of June 30, 2022 and 2021:

	June 30, 2022			June 30, 2021
	Principal	Unamortized Deferred Financing Costs	Net	Principal	Unamortized Deferred Financing Costs	Net
Current Portion
MSG Networks Senior Secured Credit Facilities	$66,000	$(1,231)	$64,769	$49,500	$(1,255)	$48,245
National Properties Term Loan Facility	8,125	(3,213)	4,912	6,500	(6,783)	(283)
Other debt	637	—	637	—	—	—

Current portion of long-term debt, net of deferred financing costs	$74,762	$(4,444)	$70,318	$56,000	$(8,038)	$47,962

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	June 30, 2022			June 30, 2021
	Principal	Unamortized Deferred Financing Costs	Net	Principal	Unamortized Deferred Financing Costs	Net
Noncurrent Portion
MSG Networks Senior Secured Credit Facilities	$932,250	$(1,484)	$930,766	$998,250	$(2,715)	$995,535
National Properties Term Loan Facility	641,875	(12,851)	629,024	640,250	(22,819)	617,431
National Properties Revolving Credit Facility	29,100	—	29,100	—	—	—
Other debt	—	—	—	637	—	637

Long-term debt, net of deferred financing costs	$1,603,225	$(14,335)	$1,588,890	$1,639,137	$(25,534)	$1,613,603

National Properties Facilities

General. On June 30, 2022, MSG National Properties, LLC (“MSG National Properties”), MSG Entertainment Group, LLC (“MSG Entertainment Group”) and certain subsidiaries of MSG National Properties entered into a credit agreement with JP Morgan Chase Bank, N.A., as administrative agent and the lenders and L/C issuers party thereto (the “National Properties Credit Agreement”), providing for a five-year, $650,000 senior secured term loan facility (the “National Properties Term Loan Facility”) and a five-year, $100,000 revolving credit facility (the “National Properties Revolving Credit Facility” and, together with the National Properties Term Loan Facility, the “National Properties Facilities”). As of June 30, 2022, outstanding letters of credit were $6,631 and the remaining balance available under the National Properties Revolving Credit Facility was $70,900.

Proceeds. The proceeds of the National Properties Facilities were used on the closing date to repay in full the obligations outstanding under MSG National Properties’ prior term loan facility (the “Prior National Properties Loan Facility”) and to pay fees and expenses in connection with the National Properties Facilities and the refinancing of the Prior National Properties Loan Facility. Up to $25,000 of the National Properties Revolving Credit Facility is available for the issuance of letters of credit. Proceeds of the National Properties Revolving Credit Facility may be used to fund working capital needs, for general corporate purposes of MSG National Properties and its subsidiaries, and to make distributions to MSG Entertainment Group.

Interest Rates. Borrowings under the current National Properties Facilities bear interest at a floating rate, which at the option of MSG National Properties may be either (a) a base rate plus an applicable margin ranging from 1.50% to 2.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties Base Rate”), or (b) Term SOFR plus an applicable margin ranging from 2.50% to 3.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties SOFR Rate”). The Prior National Properties Loan Facility bore interest at a floating rate, which at the option of MSG National Properties, was either (i) a base rate plus a margin of 5.25% per annum or (ii) LIBOR, with a floor of 0.75%, plus a margin of 6.25% per annum. As of June 30, 2022, the additional rate used in calculating the floating rate was (i) 3.50% per annum for borrowings bearing the National Properties Base Rate, and (ii) 1.63% per annum for borrowings bearing the National Properties SOFR Rate. The National Properties Credit Agreement requires MSG National Properties to

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

pay a commitment fee ranging from 0.30% to 0.50% in respect of the daily unused commitments under the National Properties Revolving Credit Facility. MSG National Properties is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the National Properties Credit Agreement. The interest rate on the National Properties Facilities as of June 30, 2022 was 5.13%.

Principal Repayments. Subject to customary notice and minimum amount conditions, the Company may voluntarily repay outstanding loans under the National Properties Facilities and terminate commitments under the National Properties Revolving Credit Facility, at any time, in whole or in part, subject only to customary breakage costs in the case of prepayment of Term SOFR loans. The National Properties Facilities will mature on June 30, 2027. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ending March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5.0% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility. The principal obligations under the National Properties Revolving Credit Facility are due at the maturity of the facility.

Covenants. The National Properties Credit Agreement includes financial covenants requiring MSG National Properties and its restricted subsidiaries to maintain a specified minimum liquidity level, a specified minimum debt service coverage ratio and specified maximum total leverage ratio. The minimum liquidity level is set at $50,000, and is tested based on the level of average daily liquidity, consisting of cash and cash equivalents and available revolving commitments, over the last month of each quarter over the life of the National Properties Facilities. The debt service coverage ratio covenant begins testing in the fiscal quarter ending December 31, 2022, and is set at a ratio of 2:1 before stepping up to 2.5:1 in the fiscal quarter ending September 30, 2024. The leverage ratio covenant begins testing in the fiscal quarter ending June 30, 2023. It is tested based on the ratio of MSG National Properties and its restricted subsidiaries’ consolidated total indebtedness to adjusted operating income, with an initial maximum ratio of 6:1, stepping down to 5.5:1 in the fiscal quarter ending June 30, 2024 and 4.5:1 in the fiscal quarter ending June 30, 2026. As of June 30, 2022, MSG National Properties and its restricted subsidiaries were in compliance with the covenants of the National Properties Credit Agreement.

In addition to the financial covenants discussed above, the National Properties Credit Agreement and the related security agreement contain certain customary representations and warranties, affirmative and negative covenants and events of default. The National Properties Credit Agreement contains certain restrictions on the ability of MSG National Properties and its restricted subsidiaries to take certain actions as provided in (and subject to various exceptions and baskets set forth in) the National Properties Credit Agreement, including the following: (i) incur additional indebtedness; (ii) create liens on certain assets; (iii) make investments, loans or advances in or to other persons; (iv) pay dividends and distributions or repurchase capital stock (which will restrict the ability of MSG National Properties to make cash distributions to the Company); (v) repay, redeem or repurchase certain indebtedness; (vi) change its lines of business; (vii) engage in certain transactions with affiliates; (viii) amend their respective organizational documents; (ix) merge or consolidate; and (x) make certain dispositions.

Guarantors and Collateral. All obligations under the National Properties Facilities are guaranteed by MSG Entertainment Group and MSG National Properties’ existing and future direct and indirect domestic subsidiaries, other than the subsidiaries that own The Garden and certain other excluded subsidiaries (the “Subsidiary Guarantors”).

All obligations under the National Properties Facilities, including the guarantees of those obligations, are secured by certain of the assets of MSG National Properties and the Subsidiary Guarantors (collectively, “Collateral”) including, but not limited to, a pledge of some or all of the equity interests held directly or indirectly by MSG National Properties in each Subsidiary Guarantor. The Collateral does not include, among

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

other things, any interests in The Garden or the leasehold interests in Radio City Music Hall and the Beacon Theatre. Under certain circumstances, MSG National Properties is required to make mandatory prepayments on loans outstanding, including prepayments in an amount equal to the net cash proceeds of certain sales of assets or casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights), subject to certain exceptions.

Accounting Treatment. The Company evaluated the terms of the National Properties Term Loan Facility and the Prior National Properties Term Loan Facility and concluded such facilities to be substantially different for accounting purposes. As a result, the Company recorded a loss on extinguishment of approximately $35,600 in connection with the above financing transactions for Fiscal Year 2022.

MSG Networks Senior Secured Credit Facility

General. MSGN Holdings, L.P. (“MSGN L.P.”), MSGN Eden, LLC, an indirect subsidiary of the Company (through the Networks Merger) and the general partner of MSGN L.P., Regional MSGN Holdings LLC, an indirect subsidiary of the Company and the limited partner of MSGN L.P. (collectively with MSGN Eden, LLC, the “MSGN Holdings Entities”), and certain subsidiaries of MSGN L.P. have senior secured credit facilities pursuant to a credit agreement (as amended and restated on October 11, 2019, the “MSGN Credit Agreement”) consisting of: (i) an initial $1,100,000 term loan facility (the “MSGN Term Loan Facility”) and (ii) a $250,000 revolving credit facility (the “MSGN Revolving Credit Facility”), each with a term of five years. Up to $35,000 of the MSGN Revolving Credit Facility is available for the issuance of letters of credit. Subject to the satisfaction of certain conditions and limitations, the MSGN Credit Agreement allows for the addition of incremental term and/or revolving loan commitments and incremental term and/or revolving loans. As of June 30, 2022, there were no borrowings or letters of credit issued and outstanding under the MSGN Revolving Credit Facility.

Interest Rates. Borrowings under the MSGN Credit Agreement bear interest at a floating rate, which at the option of MSGN L.P. may be either (i) a base rate plus an additional rate ranging from 0.25% to 1.25% per annum (determined based on a total net leverage ratio) or (ii) a Eurodollar rate plus an additional rate ranging from 1.25% to 2.25% per annum (determined based on a total net leverage ratio). Upon a payment default in respect of principal, interest or other amounts due and payable under the MSGN Credit Agreement or related loan documents, default interest will accrue on all overdue amounts at an additional rate of 2.00% per annum. The MSGN Credit Agreement requires that MSGN L.P. pay a commitment fee ranging from 0.225% to 0.30% (determined based on a total net leverage ratio) in respect of the average daily unused commitments under the MSGN Revolving Credit Facility. MSGN L.P. will also be required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit. The interest rate on the MSGN Term Loan Facility as of June 30, 2022 was 3.17%.

Principal Repayments. Subject to customary notice and minimum amount conditions, MSGN L.P. may voluntarily repay outstanding loans under the MSGN Credit Agreement at any time, in whole or in part, without premium or penalty (except for customary breakage costs with respect to Eurodollar loans). The MSGN Term Loan Facility amortizes quarterly in accordance with its terms beginning March 31, 2020 through September 30, 2024 with a final maturity date of October 11, 2024. MSGN L.P. is required to make mandatory prepayments in certain circumstances, including without limitation from the net cash proceeds of certain sales of assets (including MSGN Collateral) (defined below) or casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights) and the incurrence of certain indebtedness, subject to certain exceptions.

Covenants. The MSGN Credit Agreement generally requires the MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis to comply with a maximum total leverage ratio of 5.50:1.00,

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

subject, at the option of MSGN L.P. to an upward adjustment to 6.00:1.00 during the continuance of certain events. In addition, the MSGN Credit Agreement requires a minimum interest coverage ratio of 2.00:1.00 for the MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis. All borrowings under the MSGN Credit Agreement are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. As of June 30, 2022,

The MSGN Holdings Entities and MSGN L.P. and its restricted subsidiaries on a consolidated basis were in compliance with the covenants.

In addition to the financial covenants discussed above, the MSGN Credit Agreement and the related security agreement contain certain customary representations and warranties, affirmative covenants, and events of default. The MSGN Credit Agreement contains certain restrictions on the ability of MSGN L.P. and its restricted subsidiaries to take certain actions as provided in (and subject to various exceptions and baskets set forth in) the MSGN Credit Agreement, including the following: (i) incurring additional indebtedness and contingent liabilities; (ii) creating liens on certain assets; (iii) making investments, loans or advances in or to other persons; (iv) paying dividends and distributions or repurchasing capital stock; (v) changing their lines of business; (vi) engaging in certain transactions with affiliates; (vii) amending specified material agreements; (viii) merging or consolidating; (ix) making certain dispositions; and (x) entering into agreements that restrict the granting of liens. The MSGN Holdings Entities are also subject to customary passive holding company covenants. The Networks Merger did not result in a change of control or acceleration of debt payments under the MSGN Credit Agreement.

Guarantors and Collateral. All obligations under the MSGN Credit Agreement are guaranteed by the MSGN Holdings Entities and MSGN L.P.’s existing and future direct and indirect domestic subsidiaries that are not designated as excluded subsidiaries or unrestricted subsidiaries (the “MSGN Subsidiary Guarantors,” and together with the MSGN Holdings Entities, the “MSGN Guarantors”). All obligations under the MSGN Credit Agreement, including the guarantees of those obligations, are secured by certain assets of MSGN L.P. and each MSGN Guarantor (collectively, “MSGN Collateral”), including, but not limited to, a pledge of the equity interests in MSGN L.P. held directly by the Holdings Entities and the equity interests in each MSGN Subsidiary Guarantor held directly or indirectly by MSGN L.P.

Debt Maturities

Maturities for the outstanding long term debt balances as of June 30, 2022 were as follows:

	MSG Networks Senior Secured Credit Facilities	National Properties Facilities	Other debt	Total
Fiscal year ending June 30, 2023	$66,000	$8,125	$637	$74,762
Fiscal year ending June 30, 2024	82,500	16,250	—	98,750
Fiscal year ending June 30, 2025	849,750	16,250	—	866,000
Fiscal year ending June 30, 2026	—	32,500	—	32,500
Fiscal year ending June 30, 2027	—	605,975	—	605,975
Thereafter	—	—	—	—

	$998,250	$679,100	$637	$1,677,987

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Interest payments and loan principal repayments made by the Company under the credit agreements were as follows:

	Interest Payments			Loan Principal Repayments
	Years Ended June 30,			Years Ended June 30,
	2022	2021	2020	2022	2021	2020
MSG Networks Senior Secured Credit Facilities	$19,173	$18,559	$34,537	$49,500	$38,500	$35,000
National Properties Term Loan Facility	52,163	22,879	—	646,750	3,250	—

	$71,336	$41,438	$34,537	$696,250	$41,750	$35,000

The carrying value and fair value of the Company’s financial instruments reported in the accompanying combined balance sheets are as follows:

	June 30, 2022		June 30, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
MSG Networks Senior Secured Credit Facilities	$998,250	$958,320	$1,047,750	$1,042,510
National Properties Facilities	$679,100	$679,100	$646,750	$669,386

The Company’s long-term debt is classified within Level II of the fair value hierarchy as it is valued using quoted indices of similar instruments for which the inputs are readily observable.

Note 15. Pension Plans and Other Postretirement Benefit Plans

Defined Benefit Pension Plans and Postretirement Benefit Plans

MSG Entertainment sponsors a non-contributory, qualified cash balance retirement plan covering its non-union employees (the “Cash Balance Pension Plan”) and two unfunded non-contributory, non-qualified excess cash balance plans covering certain employees who participate in the underlying qualified plan (collectively, the “Cash Balance Plans”). Since March 1, 2011, the Cash Balance Pension Plan has also included the assets and liabilities of a frozen (as of December 31, 2007) non-contributory qualified defined benefit pension plan covering non-union employees hired prior to January 1, 2001. These plans are considered “Shared Plans,” as previously defined, with substantially all plan participants specifically identified to the Company.

MSG Entertainment also sponsors two unfunded non-contributory, non-qualified defined benefit pension plans for the benefit of certain employees who participated in underlying qualified plans, one of which merged into the Cash Balance Pension Plan on March 1, 2011 (collectively, the “Excess Plans”). As of December 31, 2007, the Excess Plans were amended to freeze all benefits earned through December 31, 2007 and to eliminate the ability of participants to earn benefits for future service under these plans. These plans are considered Shared Plans, as previously defined, with substantially all plan participants specifically identified to the Company.

The Cash Balance Plans were amended to freeze participation and future benefit accruals effective December 31, 2015 for all employees. Therefore, after December 31, 2015, no employee of the Company, MSG Entertainment or MSG Sports who was not already a participant may become a participant in the plans and no further annual pay credits will be made for any future year. Existing account balances under the plans will continue to be credited with monthly interest in accordance with the terms of the plans.

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Lastly, MSG Entertainment sponsors two non-contributory, qualified defined benefit pension plans covering certain of the Company’s union employees (the “UTT Plan” and the “Networks 1212 Plan,” collectively the “Union Plans”). Benefits payable to retirees under the Union Plans are based upon years of Benefit Service (as defined in the Union Plan documents). The Union Plans are considered Direct Plans, as previously defined.

The Cash Balance Plans, Union Plans, and Excess Plans are collectively referred to as the “Pension Plans.”

MSG Entertainment also sponsors two contributory welfare plans which provide certain postretirement healthcare benefits to certain employees of the Company hired prior to January 1, 2001, who are eligible to commence receipt of early or normal benefits under the Cash Balance Pension Plans, and their dependents, as well as certain union employees (“Postretirement Plans”).

For the historical periods, MSG Entertainment was the legal sponsor of the Pension Plans and Postretirement Plans. For purposes of the combined financial statements, it was determined that these plans’ assets and liabilities were almost entirely directly attributable to the Company. Therefore, the combined financial statements reflect the full impact of the Shared Plans and Direct Plans on both the combined statements of operations and combined balance sheets. The pension expense and liabilities related to employees of other MSG Entertainment businesses participating in the Shared Plans were immaterial for the years ended June 30, 2022, 2021 and 2020.

The following table summarizes the projected benefit obligations, assets, funded status and the amounts recorded on the Company’s combined balance sheets as of June 30, 2022 and 2021, associated with the Pension Plans and Postretirement Plans based upon actuarial valuations as of those measurement dates.

	Pension Plans		Postretirement Plans
	June 30,		June 30,
	2022	2021	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of period	$221,007	$224,633	$5,013	$5,700
Service cost	491	500	59	81
Interest cost	4,756	4,412	73	78
Actuarial loss (gain) (a)	(42,115)	1,793	(745)	(381)
Benefits paid	(8,540)	(6,286)	(339)	(399)
Curtailments	—	(91)	—	—
Plan settlements paid	—	(3,777)	—	—
Other	—	(177)	—	(66)

Benefit obligation at end of period	175,599	221,007	4,061	5,013

Change in plan assets:
Fair value of plan assets at beginning of period	169,882	176,364	—	—
Actual return on plan assets	(35,259)	1,824	—	—
Employer contributions	400	1,703	—	—
Benefits paid	(7,289)	(6,285)	—	—
Plan settlements paid	—	(3,724)	—	—

Fair value of plan assets at end of period	127,734	169,882	—	—

Funded status at end of period	$(47,865)	$(51,125)	$(4,061)	$(5,013)

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MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(a)

In Fiscal Year 2022, the actuarial gains on the benefit obligations were primarily due to a net increase in discount and interest crediting rates. In Fiscal Year 2021, the actuarial losses on the benefit obligations were primarily due to a net decrease in discount and interest crediting rates.

Amounts recognized in the combined balance sheets as of June 30, 2022 and 2021 consist of:

	Pension Plans		Postretirement Plans
	June 30,		June 30,
	2022	2021	2022	2021
Current liabilities (included in accrued employee related costs)	$(1,534)	$(1,502)	$(497)	$(468)
Non-current liabilities (included in defined benefit and other postretirement obligations)	(46,331)	(49,623)	(3,564)	(4,545)

	$(47,865)	$(51,125)	$(4,061)	$(5,013)

Accumulated other comprehensive loss, before income tax, as of June 30, 2022 and 2021 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans		Postretirement Plans
	June 30,		June 30,
	2022	2021	2022	2021
Actuarial gain (loss)	$(49,793)	$(51,747)	$312	$(439)

The following table presents components of net periodic benefit cost for the Pension Plans and Postretirement Plans included in the accompanying combined statements of operations for Fiscal Years 2022, 2021 and 2020. Service cost is recognized in direct operating expenses and selling, general and administrative expenses. All other components of net periodic benefit cost are reported in Other income (expense), net.

	Pension Plans			Postretirement Plans
	Years Ended June 30,			Years Ended June 30,
	2022	2021	2020	2022	2021	2020
Service cost	$491	$500	$579	$59	$81	$96
Interest cost	4,756	4,412	6,674	73	78	168
Expected return on plan assets	(6,874)	(5,972)	(6,295)	—	—	—
Recognized actuarial loss	1,971	1,599	1,872	7	98	6
Amortization of unrecognized prior service cost (credit)	—	—	—	—	—	(3)
Settlement loss recognized (a)	—	870	67	—	—	—

Net periodic benefit cost	$344	$1,409	$2,897	$139	$257	$267
Contributory charge to Madison Square Garden Sports Corp. for participation in the Shared Plans and all allocation of costs related to the corporate employees	—	—	(173)	—	—	(26)

Net periodic benefit cost reported in the combined statements of operations	$344	$1,409	$2,724	$139	$257	$241

(a)

For Fiscal Years 2022, 2021 and 2020, lump-sum payments totaling $0, $52 and $551, respectively, were distributed to vested participants of the non-qualified excess cash balance plans, triggering the recognition of settlement losses in accordance with ASC Topic 715. Due to these pension settlements, the Company was required to remeasure its pension plan liability as of June 30, 2021 and 2020 and for Fiscal Years 2021 and

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2020, respectively. The weighted average discount rates used for the projected benefit obligation and interest cost were 2.49% and 1.30% as of June 30, 2022, respectively, 1.66% and 1.26% as of June 30, 2021, respectively, and 2.94% and 2.81% as of June 30, 2020, respectively. Additionally, settlement charges of $0, $870 and $67 were recognized in Other income (expense), net for Fiscal Years 2022, 2021 and 2020, respectively.

Other pre-tax changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for Fiscal Years 2022, 2021 and 2020 are as follows:

	Pension Plans			Postretirement Plans
	Years Ended June 30,			Years Ended June 30,
	2022	2021	2020	2022	2021	2020
Actuarial gain (loss), net	$12	$(5,953)	$(1,712)	$744	$381	$123
Recognized actuarial loss	1,971	1,599	1,872	7	98	6
Recognized prior service credit	—	—	—	—	—	(3)
Curtailments	—	91	—	—	65	—
Settlement loss recognized	—	870	67	—	—	—

Total recognized in other comprehensive income (loss)	$1,983	$(3,393)	$227	$751	$544	$126

Funded Status

The accumulated benefit obligation for the Pension Plans aggregated to $175,599 and $221,007 at June 30, 2022 and 2021, respectively. As of June 30, 2022 and 2021, each of the Pension Plans had accumulated benefit obligations and projected benefit obligations in excess of plan assets, except for the Networks 1212 Plan, which had plan assets in excess of projected benefit obligations.

Pension Plans and Postretirement Plan Assumptions

Weighted-average assumptions used to determine benefit obligations (made at the end of the period) as of June 30, 2022 and 2021 are as follows:

	Pension Plans		Postretirement Plans
	June 30,		June 30,
	2022	2021	2022	2021
Discount rate	4.85%	2.84%	4.64%	2.21%
Rate of compensation increase	3.00%	3.00%	n/a	n/a
Interest crediting rate	2.76%	2.32%	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	6.00%	6.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2027	2027

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Weighted-average assumptions used to determine net periodic benefit cost (made at the beginning of the period) for Fiscal Years 2022, 2021 and 2020 are as follows:

	Pension Plans			Postretirement Plans
	Years Ended June 30,			Years Ended June 30,
	2022	2021	2020	2022	2021	2020
Discount rate - projected benefit obligation	2.60%	2.80%	3.57%	2.20%	2.12%	3.20%
Discount rate - service cost	3.13%	3.08%	3.70%	2.64%	2.48%	3.44%
Discount rate - interest cost	1.98%	2.16%	3.20%	1.61%	1.63%	2.88%
Expected long-term return on plan assets	4.79%	4.03%	5.38%	n/a	n/a	n/a
Rate of compensation increase	3.00%	3.00%	2.00%	n/a	n/a	n/a
Interest crediting rate	2.32%	1.37%	3.28%	n/a	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	n/a	6.25%	6.50%	6.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2027	2027	2027

The discount rates were determined (based on the expected duration of the benefit payments for the plans) from the Willis Towers Watson U.S. Rate Link: 40-90 Discount Rate Model as of June 30, 2022 and 2021 to select a rate at which the Company believed the plans’ benefits could be effectively settled. This model was developed by examining the yields on selected highly rated corporate bonds. The expected long-term return on plan assets is based on a periodic review and modeling of the plans’ asset allocation structures over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data, forward-looking economic outlook, and economic/financial market theory. The expected long-term rate of return was selected from within the reasonable range of rates determined by (i) historical returns for the asset classes covered by the investment policy and (ii) projections of returns over the long-term period during which benefits are payable to plan participants.

Plan Assets and Investment Policy

The weighted-average asset allocation of the Pension Plans’ assets at June 30, 2022 and 2021 was as follows:

	June 30,
	2022	2021
Asset Classes (a):
Fixed income securities	81%	98%
Equity securities	12%	—%
Cash equivalents	7%	2%

	100%	100%

(a)	The Company’s target allocation for pension plan assets is 85% fixed income securities and 15% equity as of June 30, 2022.

Investment allocation decisions have been made by the Company’s Investment and Benefits Committee, which considers investment advice provided by the Company’s external investment consultant. The investment consultant takes into account expected long-term risks, returns, correlation, and other prudent investment assumptions when recommending asset classes and investment managers to the Company’s Investment and

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Benefits Committee. The investment consultant also considers the pension plans’ liabilities when making investment allocation recommendations. The Company’s Investment and Benefits Committee’s decisions are influenced by asset/liability studies conducted by the external investment consultant who combines actuarial considerations and strategic investment advice. The major investment categories of the pension plan assets are in cash equivalents and long duration fixed income securities that are marked-to-market on a daily basis. As a result, the pension plan assets are subjected to interest-rate risk, specifically to a rising interest rate environment, as the majority of the pension plan assets are invested in long duration fixed income securities. However, the pension plan assets are structured in an asset/liability framework, and consequently, an increase in interest rates would cause a corresponding decrease to the overall liability of the pension plans, thus creating a hedge against rising interest rates. Additional risks involving the asset/liability framework include earning insufficient investment returns to cover future pension plan liabilities and imperfect hedging of such liabilities. In addition, a portion of the long duration fixed income securities portfolio is invested in non-government securities that are subject to credit risk of the issuers who might default on interest and/or principal payments.

Investments at Estimated Fair Value

The cumulative fair values of the individual plan assets at June 30, 2022 and 2021 by asset class are as follows:

	Fair Value Hierarchy	June 30,
		2022	2021
Fixed income securities:
U.S. Treasury securities (a)	I	$672	$—
Money market fund (a)	I	8,529	2,948
U.S. corporate bonds (b)	II	—	100,230
Foreign issues (c)	II	—	20,119
Municipal bonds (c)	II	—	3,880
Mutual fund — equity (d)	II	15,661	—
Common collective trust (d)	II	102,872	42,705

Total investments measured at fair value		$127,734	$169,882

(a)

U.S. Treasury Securities and the money market fund are classified within Level I of the fair value hierarchy as they are valued using observable inputs that reflect quoted prices for identical assets in active markets.

(b)

U.S. corporate bonds are classified within Level II of the fair value hierarchy as they are valued using quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active and evaluations based on various market and industry inputs.

(c)

Foreign issued corporate bonds and municipal bonds are classified within Level II of the fair value hierarchy as they are valued at a price that is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market.

(d)

The common collective trust (CCT) and the mutual fund, which are non-exchange traded funds, are classified within Level II of the fair value hierarchy at their net asset value (NAV) as reported by the Trustee and investment manager, respectively. The NAV is based on the fair value of the underlying investments held by the fund which are based on quoted market prices less their liabilities. Both the CCT and the mutual fund publish their daily NAV and use such value as the basis for current transactions.

Contributions for Qualified Defined Benefit Pension Plans

During Fiscal Year 2022, the Company contributed $400 to the UTT Plan. The Company expects to contribute $250 and $500 to the UTT Plan and Networks 1212 Plans, respectively in Fiscal Year 2023.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Estimated Future Benefit Payments

The following table presents estimated future fiscal year benefit payments for the Pension Plans and Postretirement Plans:

	Pension Plans	Postretirement Plans
Fiscal year ending June 30, 2023	$13,760	$504
Fiscal year ending June 30, 2024	$10,916	$471
Fiscal year ending June 30, 2025	$10,742	$474
Fiscal year ending June 30, 2026	$11,525	$433
Fiscal year ending June 30, 2027	$11,764	$399
Fiscal years ending June 30, 2028 – 2032	$59,027	$1,763

Defined Contribution Plans

MSG Entertainment sponsors The Madison Square Garden 401(k) Savings Plan (the “401(k) Plan”) and the MSG S&E, LLC Excess Savings Plan (collectively referred to as the “Savings Plans”). The 401(k) Plan is a multiple employer plan. For Fiscal Years 2022, 2021 and 2020, expenses related to the Savings Plans, excluding expenses related to MSG Sports employees, that are included in the accompanying combined statements of operations were $5,501, $3,450, and $5,837, respectively.

In addition, MSG Entertainment sponsors The Madison Square Garden 401(k) Union Plan (the “Union Savings Plan”). The Union Savings Plan is a multiple employer plan. For Fiscal Years 2022, 2021 and 2020, expenses related to the Union Savings Plan included in the accompanying combined statements of operations were $394, $215 and $539, respectively.

Multiemployer Plans

The Company contributes to a number of multiemployer defined benefit pension plans, multiemployer defined contribution pension plans, and multiemployer health and welfare plans that provide benefits to retired union-represented employees under the terms of collective bargaining agreements (“CBAs”).

Multiemployer Defined Benefit Pension Plans

The multiemployer defined benefit pension plans to which the Company contributes generally provide for retirement and death benefits for eligible union-represented employees based on specific eligibility/participant requirements, vesting periods and benefit formulas. The risks to the Company of participating in these multiemployer defined benefit pension plans are different from single-employer defined benefit pension plans in the following aspects:

•	Assets contributed to a multiemployer defined benefit pension plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer defined benefit pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•

If the Company chooses to stop participating in some of these multiemployer defined benefit pension plans, the Company may be required to pay those plans an amount based on the Company’s proportion of the underfunded status of the plan, referred to as a withdrawal liability. However, cessation of participation in a multiemployer defined benefit pension plan and subsequent payment of any withdrawal liability is subject to the collective bargaining process.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The following table outlines the Company’s participation in multiemployer defined benefit pension plans for Fiscal Years 2022, 2021 and 2020, and summarizes the contributions that the Company has made during each period. The “EIN” and “Pension Plan Number” columns provide the Employer Identification Number and the three-digit plan number for each applicable plan. The most recent Pension Protection Act zone status available as of June 30, 2022 and 2021 relates to the plan’s two most recent years ended which are indicated. Among other factors, plans in the red zone are generally less than 65% funded, plans in the orange zone are both less than 80% funded and have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates whether a funding improvement plan (“FIP”) for yellow/orange zone plans or a rehabilitation plan (“RP”) for red zone plans is either pending or has been implemented by the trustees of such plan. The zone status and any FIP or RP information is based on information that the Company received from the plan, and the zone status is as certified by the plan’s actuary. The last column lists the expiration date(s) or a range of expiration dates of the CBA to which the plans are subject. There are no other significant changes that affect such comparability.

			PPA Zone Status		FIP/RP Status Pending / Implemented	Company Contributions
			As of June 30,			Years Ended June 30,
Plan Name	EIN	Pension Plan Number	2022	2021		2022	2021	2020	Surcharge Imposed	Expiration Date of CBA
Pension Fund of Local No. 1 of I.A.T.S.E.	136414973	001	Green as of 2021-12-31	Green as of 2020-12-31	No	$2,032	$194	$1,831	No	6/30/2021 –5/1/2023
All Other Multiemployer Defined Benefit Pension Plans						2,263	584	3,137

						$4,295	$778	$4,968

The Company was listed in the following plans’ Form 5500’s as providing more than 5% of the total contributions for the following plans and plan years:

Fund Name	Exceeded 5 Percent of Total Contributions	Year Contributions to Plan Exceeded 5 Percent of Total Contributions (As of Plan’s Year-End)
Pension Fund of Local No. 1 of I.A.T.S.E	True	December 31, 2020, 2019 and 2018
32BJ/Broadway League Pension Fund	True	December 31, 2020, 2019 and 2018
Treasurers and Ticket Sellers Local 751 Pension Fund	True	August 31, 2021, 2020 and 2019

Multiemployer Defined Contribution Pension Plans

The Company contributed $5,793, $1,706 and $6,398 for Fiscal Years 2022, 2021 and 2020, respectively, to multiemployer defined contribution pension plans.

Note 16. Share-based Compensation

Certain employees of the Company have historically participated in the share-based compensation plans of MSG Entertainment (“MSG Entertainment Employee Stock Plans”). The plans provide for discretionary grants of incentive stock options and non-qualified stock options, restricted shares, restricted stock units, performance stock units, stock appreciation rights and other share-based awards. All awards granted under the plans will settle

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

in shares of MSG Entertainment’s Class A Common Stock, or, at the option of the Compensation Committee of the MSG Entertainment Board of Directors, in cash. Only the expenses for the awards provided to the Company’s direct employees, net of expenses related to the Company’s corporate employees who participate in the plans that were charged to MSG Entertainment, are recorded in the combined financial statements.

Share-based Compensation Expense

Share-based compensation expense is generally recognized straight-line over the vesting term of the award, which typically provides for three-year cliff or graded vesting subject to continued employment. For awards that are graded vesting and subject to performance conditions, in addition to continued employment, the Company uses the graded-vesting method to recognize share-based compensation expense.

Share-based compensation expense was recognized in the combined statements of operations as a component of direct operating expenses or selling, general and administrative expenses. Share-based compensation expense was $57,368, $58,595 and $55,108 for Fiscal Years 2022, 2021 and 2020, respectively. The total share-based compensation expense for Fiscal Year 2022 includes $2,292 which was reclassified to Restructuring charges in the combined statements of operations, as detailed in Note 5, Restructuring Charges.

Restricted Stock Units Award Activity

The following table summarizes activity related to MSG Entertainment’s restricted stock units (“RSUs”) held by the Company’s employees for Fiscal Year 2022:

	Number of		Weighted- Average Fair Value Per Share At Date of Grant
	Nonperformance Based Vesting RSUs	Performance Stock Units
Unvested award balance as of June 30, 2021	228	284	$79.09
Granted	104	98	$79.34
Performance Award Conversion	223	(223)	$82.63
Vested	(157)	(8)	$100.70
Forfeited	(6)	(9)	$76.48

Unvested award balance as of June 30, 2022	392	142	$72.57

As of June 30, 2022, there was $15,551 of unrecognized compensation cost related to unvested RSUs and performance stock units (“PSUs”) held by the Company’s employees. The cost is expected to be recognized over a weighted-average period of approximately 1.5 years. Additionally, there was $254 of unrecognized compensation cost related to unvested stock options held by the Company’s employees. The cost is expected to be recognized over a weighted-average period of approximately 0.2 years.

The following table summarizes additional information about restricted stock units:

	For the Fiscal Year Ended
	June 30, 2022	June 30, 2021	June 30, 2020
Weighted average grant date fair value per share of awards granted (a)	$79.34	$64.23	$83.93
Intrinsic value of awards vested (a)	$13,097	$8,495	$9,065

(a)	Includes the MSG Networks Inc. share conversion of 0.172 RSUs for MSG Entertainment’s Class A Common Stock. Intrinsic value for awards vested is based on the market value of the date of release.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Stock Options Award Activity

Compensation expense for MSG Entertainment stock options held by the Company’s employees is determined based on the grant date fair value of the award calculated using the Black-Scholes options-pricing model. Stock options generally vest over a three years’ service period and expire 7.5 to 10 years from the date of grant. None of the Company’s direct employees held any stock options during the periods presented. As such, the only cost related to stock options in the combined financial statements relates to allocated costs discussed above for corporate employees.

Treatment After the 2020 Entertainment Distribution of Share-based Payment Awards Initially Granted Under MSG Sports Equity Award Programs

In connection with the 2020 Entertainment Distribution, each holder of an MSG Sports employee restricted stock unit received one MSG Entertainment RSU in respect of every one MSG Sports RSU owned on the record date and continues to be entitled to a share of MSG Sports Class A common stock (or cash or other property) for each MSG Sports RSU in accordance with the MSG Sports award agreement. Additionally, each holder of an MSG Sports employee PSU received one Company PSU (at target performance) in respect of every one MSG Sports PSU (at target performance) owned on the Record Date and continues to be entitled to a share of MSG Sports Class A common stock (or cash or other property) for each MSG Sports PSU in accordance with the MSG Sports award agreement.

Further, in connection with the 2020 Entertainment Distribution, each holder of an MSG Sports director RSU received one share of our Class A Common Stock in respect of every one MSG Sports RSU owned on the Record Date and continue to be entitled to a share of MSG Sports Class A common stock (or cash or other property) in accordance with the MSG Sports award agreement.

Note 17. Accumulated Other Comprehensive Loss

The following table details the components of accumulated other comprehensive income (loss):

	Pension Plans and Postretirement Plan	Accumulated Other Comprehensive Loss
Balance as of June 30, 2021	$(35,446)	$(35,446)
Other comprehensive income (loss):
Amounts reclassified from accumulated other comprehensive loss (a)	2,734	2,734
Income tax benefit (expense)	(748)	(748)

Other comprehensive income (loss), total	1,986	1,986

Balance as of June 30, 2022	$(33,460)	$(33,460)

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	Pension Plans and Postretirement Plan	Accumulated Other Comprehensive Loss
Balance as of June 30, 2020	$(34,016)	$(34,016)
Other comprehensive income (loss):
Other comprehensive income (loss) before reclassifications	(404)	(404)
Amounts reclassified from accumulated other comprehensive loss (a)	(2,445)	(2,445)
Income tax expenses	1,419	1,419

Other comprehensive income (loss), total	(1,430)	(1,430)

Balance as of June 30, 2021	$(35,446)	$(35,446)

	Pension Plans and Postretirement Plan	Accumulated Other Comprehensive Loss
Balance as of June 30, 2019	$(35,221)	$(35,221)
Other comprehensive income (loss):
Other comprehensive loss before reclassifications	(1,589)	(1,589)
Amounts reclassified from accumulated other comprehensive loss (a)	1,943	1,943
Income tax benefits (expenses)	(543)	(543)

Other comprehensive income (loss), total	(189)	(189)

Adjustment related to the transfer of Pension Plans and Postretirement Plan liabilities as a result of the 2020 Entertainment Distribution	1,394	1,394

Balance as of June 30, 2020	$(34,016)	$(34,016)

(a)

Amounts reclassified from accumulated other comprehensive loss represent curtailments, settlement losses recognized, the amortization of net actuarial gain (loss) and net unrecognized prior service credit included in net periodic benefit cost, which is reflected under Other income (expense), net in the accompanying combined statements of operations (see Note 15, Pension Plans and Other Postretirement Benefit Plans).

Note 18. Income Taxes

During the periods presented in the combined financial statements, the Company did not file separate tax returns. The Company was included in the federal and state income tax returns of MSG Entertainment for all periods presented. The income tax expense or benefit presented has been determined on a separate return basis as if the Company filed a separate income tax return.

The separate return method applies the accounting guidance for income taxes to the financial statements as if the Company was a separate taxpayer. The Company believes the assumptions supporting its allocation and presentation of income taxes on a separate return basis are reasonable. One of these assumptions is that the Company on a standalone basis will not benefit from certain tax incentives that historically benefited MSG Entertainment. However, the taxes recognized in the combined financial statements and resulting effective tax rates may not be reflective of the taxes that the Company expects to recognize in the future as a standalone entity.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Income tax expense is comprised of the following components:

	Years Ended June 30,
	2022	2021	2020
Current expense (benefit):
Federal	$12,858	$3,947	$90,996
State and other	950	5,142	68,657

	13,808	9,089	159,653

Deferred expense (benefit):
Federal	(4,867)	6,674	13,594
State and other	7,685	5,191	2,215

	2,818	11,865	15,809

Income tax expense	$16,626	$20,954	$175,462

The income tax expense differs from the amount derived by applying the statutory federal rate to pre-tax income (loss) principally due to the effect of the following items:

	Years Ended June 30,
	2022	2021	2020
Federal tax expense (benefit) at statutory federal rate	$(9,397)	$2,466	$110,831
State income taxes, net of federal benefit	2,263	7,584	54,441
Change in the estimated applicable tax rate used to determine deferred taxes	1,485	215	—
Nondeductible transaction costs	10,044	87	6,603
GAAP income of consolidated partnership attributable to non-controlling interest	601	146	224
Nondeductible officers’ compensation	11,248	9,558	6,454
Nondeductible expenses	471	341	386
Excess tax benefit related to share-based payment awards	(89)	(12)	(3,798)
Other, net	—	569	321

Income tax expense	$16,626	$20,954	$175,462

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities at June 30, 2022 and 2021 are as follows:

	June 30,
	2022	2021
Deferred tax assets:
Accrued employee benefits	$38,086	$34,544
Restricted stock units and stock options	20,153	17,888
Deferred revenue	—	29,771
Right-of-use lease assets and lease liabilities, net	7,104	7,174
Deferred Interest	12,138	—
Property and equipment	15,937	1,307
Other, net	—	4,201

Total deferred tax assets	$93,418	$94,885
Less valuation allowance	—	—

Net deferred tax assets	$93,418	$94,885

Deferred tax liabilities:
Intangibles and other assets	$(316,608)	$(315,898)
Deferred revenue	(9,597)	—
Prepaid expenses	(4,651)	(4,285)
Investments	(3,611)	(21,547)
Other, net	(4,268)	—

Total deferred tax liabilities	$(338,735)	$(341,730)

Net deferred tax liability	$(245,317)	$(246,845)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its future deductible temporary differences. As of June 30, 2022, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize its deferred tax assets. The Company will continue to assess the realizability of its deferred tax assets on a quarterly basis.

The Company’s historical combined financial statements for periods prior to the Distribution reflect NOLs and tax credits calculated on a separate return basis. These NOL carryforwards were calculated as if the Company operated as a separate stand-alone entity. Because the Distribution involved a spin-off of the Company, substantially all of the NOLs and tax credits did not carry over to the Company.

The Company does not have any recorded tax benefit for uncertain tax positions as of June 30, 2022 and 2021.

The Company was notified during Fiscal Year 2019 that the State of New Jersey initiated an examination of MSG Networks Inc.’s income tax returns for the tax years 2015 through 2017. The Company does not expect the examination, when finalized, to result in material changes to the tax returns.

The Company was notified during Fiscal Year 2021 that the State of New York initiated an audit of MSG Networks Inc.’s income tax return for the tax year 2019. The Company does not expect the examination, when finalized, to result in material changes to the tax return.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Income tax payments, net of refunds, were $(1,325), $101,972 and $75,328 for Fiscal Years 2022, 2021 and 2020, respectively.

Note 19. Related Party Transactions

Members of the Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”) are the controlling stockholders of the Company, MSG Entertainment, MSG Sports, and AMC Networks Inc. (“AMC Networks”).

Current Related Party Arrangements

The Company is party to the following agreements and/or arrangements with MSG Sports:

•	Media rights agreements with MSG Sports pursuant to which the Company has the exclusive live media rights to Knicks and Rangers games in their local markets;

•

Sponsorship sales and service representation agreements pursuant to which the Company has the exclusive right and obligation to sell MSG Sports’ sponsorships for an initial stated term of ten years for a commission;

•

A team sponsorship allocation agreement, pursuant to which MSG Sports continues receiving an allocation of sponsorship and signage revenues associated with the sponsorship agreements that existed at the 2020 Entertainment Distribution Date;

•

Arena License Agreements pursuant to which the Company (i) provides MSG Sports the right to use The Garden for games of the Knicks and Rangers for a 35-year term in exchange for venue license fees, (ii) shares revenues collected for suite licenses, (iii) operates and manages the sale of the sports teams merchandise at The Garden for a commission, (iv) operates and manages the sale of food and beverage sales and catering services during the Knicks and Rangers games for a portion of net profits (as defined under the Arena License Agreements), (v) provides day of game services that were historically provided prior to the 2020 Entertainment Distribution, and (vi) provides other general services within The Garden. Refer to the below discussion on the venue usage cost allocation prior to the 2020 Entertainment Distribution ;

•

Transition services agreement (the “TSA”) pursuant to which the Company provides certain corporate and other transition services to MSG Sports, such as information technology, security, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions, in exchange for service fees. MSG Sports also provides certain transition services to the Company, including certain legal functions, communications, ticket sales and certain operational and marketing services, in exchange for service fees;

•	Sublease agreement, pursuant to which the Company subleases office space to MSG Sports;

•

Group ticket sales representation agreement, pursuant to which the Company appointed MSG Sports as its sales and service representative to sell group ticket packages related Company events in exchange for a commission;

•

Single night rental commission agreement, pursuant to which MSG Sports may, from time to time, sell (or make referrals for sales of) licenses for the use of suites at The Garden for individual Company events in exchange for a commission;

•	Aircraft time sharing agreements (discussed below); and;

•

Other agreements with MSG Sports entered into in connection with the 2020 Entertainment Distribution such as a distribution agreement, a tax disaffiliation agreement, an employee matters agreement, a trademark license agreement and certain other arrangements.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Further, the Company shares certain executive support costs, including office space, executive assistants, security and transportation costs, for (i) the Company’s Executive Chairman and Chief Executive Officer with MSG Entertainment and MSG Sports and (ii) the Company’s Vice Chairman with MSG Entertainment, MSG Sports and AMC Networks. Prior to April 1, 2022, the Company also shared costs for the Company’s former President with MSG Entertainment and MSG Sports. In addition, the Company, through its MSG Networks segment, has also entered into various agreements with AMC Networks with respect to a number of ongoing commercial relationships.

The Company is a party to various aircraft arrangements. Pursuant to certain Aircraft Support Services Agreements (the “Support Agreements”), the Company provides certain aircraft support services to entities controlled by (i) Charles F. Dolan, a director, and certain of his children, who are siblings of James L. Dolan, the Company’s Executive Chairman, Chief Executive Officer and a director, specifically: Thomas C. Dolan (a director of MSG Entertainment), Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber (a director of MSG Entertainment), and Kathleen M. Dolan, and (ii) Patrick F. Dolan, the son of Charles F. Dolan and brother of James L. Dolan.

The Company is party to reciprocal time sharing/dry lease agreements with Charles F. Dolan and Sterling2k LLC (collectively, “CFD”), an entity owned and controlled by Deborah Dolan-Sweeney, the daughter of Charles F. Dolan and the sister of James L. Dolan, pursuant to which the Company has agreed from time to time to make its aircraft available to CFD and CFD has agreed from time to time to make their aircraft available to the Company. Pursuant to the terms of the agreements, CFD may lease on a non-exclusive, “time sharing” basis, certain Company aircraft.

The Company is also party to a dry lease agreement and a time sharing agreement with Brighid Air, LLC (“Brighid Air”), a company owned and controlled by Patrick F. Dolan, the son of Charles F. Dolan and the brother of James L. Dolan, pursuant to which Brighid Air has agreed from time to time to make its Bombardier BD100-1A10 Challenger 350 aircraft (the “Challenger”) available to the Company on a non-exclusive basis. In connection with the dry lease agreement, the Company also entered into a Flight Crew Services Agreement (the “Flight Crew Agreement”) with Dolan Family Office, LLC (“DFO”), an entity owned and controlled by Charles F. Dolan, pursuant to which the Company may utilize pilots employed by DFO for purposes of flying the Challenger when the Company is leasing that aircraft under the Company’s dry lease agreement with Brighid Air.

Prior to December 21, 2021, the Company was also party to (i) a reciprocal time sharing/dry lease agreement with Quart 2C, LLC (“Q2C”), a company controlled by James L. Dolan and Kristin A. Dolan, his spouse and a director of MSG Entertainment, pursuant to which the Company from time to time made its aircraft available to Q2C, and Q2C, from time to time made its aircraft available to the Company, and (ii) an aircraft support services agreement with an entity controlled by James L. Dolan, pursuant to which the Company provided certain aircraft support services. These agreements were no longer effective as of December 21, 2021.

The Company and each of MSG Entertainment, MSG Sports and AMC Networks are party to certain aircraft time sharing agreements, pursuant to which the Company has agreed from time to time to make aircraft available to MSG Entertainment, MSG Sports and/or AMC Networks for lease on a “time sharing” basis. Additionally, the Company, MSG Entertainment, MSG Sports and AMC Networks have agreed on an allocation of the costs of certain aircraft and helicopter use by their shared executives.

In addition to the aircraft arrangements described above, certain executives of the Company are party to aircraft time sharing agreements, pursuant to which the Company has agreed from time to time to make certain aircraft available for lease on a “time sharing” basis for personal use in exchange for payment of actual expenses of the flight (as listed in the agreement).

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

From time to time the Company enters into arrangements with 605, LLC. James L. Dolan, the Company’s Executive Chairman, Chief Executive Officer and a director, and his spouse, Kristin A. Dolan (a director of MSG Entertainment), own 50% of 605, LLC. Kristin A. Dolan is also the founder and Chief Executive Officer of 605, LLC. 605, LLC provides audience measurement and data analytics services to the Company and its subsidiaries in the ordinary course of business.

As of June 30, 2022 and 2021, BCE had $875 and $792, respectively, of notes payable with respect to a loan received by BCE from its noncontrolling interest holder.

Revenues and Operating Expenses

The following table summarizes the composition and amounts of the transactions with the Company’s affiliates. The significant components of these amounts are discussed below. These amounts are reflected in revenues and operating expenses in the accompanying combined statements of operations for Fiscal Years 2022, 2021 and 2020:

	Years Ended June 30,
	2022	2021	2020
Revenues	$95,712	$37,959	$5,966
Operating expenses (credits):
Media rights fees	$163,131	$143,464	$140,058
Revenue sharing expenses	17,279	558	110,002
Allocation of charges for venue usage to MSG Sports	—	—	(46,072)
Reimbursement under Arena License Arrangements	(25,827)	(9,717)	—
Cost reimbursement from MSG Sports per TSA	(38,254)	(36,502)	(116,946)
Corporate allocations to MSG Entertainment	(112,778)	(71,868)	(67,988)
Origination, master control and technical services	4,880	4,784	4,690
Other operating expenses, net	5,105	5,534	12,415

Total operating expenses, net (a)	$13,536	$36,253	$36,159

(a)

Of the total operating expenses, net, $159,223, $138,539 and $207,656 for Fiscal Years 2022, 2021 and 2020, respectively, are included in direct operating expenses in the accompanying combined statements of operations, and $(145,686), $(102,286) and $(171,497) for Fiscal Years 2022, 2021 and 2020, respectively, are included as net credits in selling, general and administrative expenses.

Revenues

Through Fiscal Year 2022, the Knicks and the Rangers played a total of 98 home games at The Garden and the Company recorded $68,072 of revenues under the Arena License Agreements for Fiscal Year 2022. In addition to the Arena License Agreements, the Company’s revenues from related parties primarily reflected sponsorship sales and service representation agreements of $17,570, and merchandise sharing revenues of $4,412 with MSG Sports for Fiscal Year 2022. The Company also earned $2,444 of sublease revenue from related parties during Fiscal Year 2022.

Through Fiscal Year 2021, the Knicks and the Rangers played a total of 69 home games at The Garden and the Company recorded $21,345 of revenues under the Arena License Agreements for Fiscal Year 2021. In addition, the Company recorded revenues under sponsorship sales and service representation agreements of $13,584 for Fiscal Year 2021. The Company also earned $2,450 of sublease revenue from related parties during Fiscal Year 2021.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Operating Expenses

Media Rights Fees

MSG Networks’ media rights agreements with MSG Sports, effective as of July 1, 2015, provide the MSG Networks segment with the exclusive live media rights to Knicks and Rangers games in their local markets. These media rights fees are paid to MSG Sports.

Revenue sharing expenses

In connection with the 2020 Entertainment Distribution, revenue sharing expenses include MSG Sports’ share of the Company’s suite license arrangements and certain venue signage agreements entered into by the Company, as well as profit sharing expenses related to in-venue food and beverage sales in connection with the Arena License Agreements.

Allocation of Charges for Venue Usage to MSG Sports and Reimbursements under Arena License Arrangements

For purposes of the Company’s combined financial statements prior to the 2020 Entertainment Distribution, the Company allocated to MSG Sports certain expenses for the usage of The Garden, which were reported as a reduction of direct operating expense in the accompanying combined statements of operations.

After the 2020 Entertainment Distribution, fees recognized by the Company under the Arena License Agreements with MSG Sports for use of The Garden are reported as operating lease revenues in accordance with ASC Topic 842. Because The Garden was closed by government mandate, the Company did not recognize operating lease revenue under the Arena License Agreements for the quarter ended September 30, 2020. Starting December 2020, the Garden reopened for games of the Knicks and the Rangers and the Company recorded $68,072 and $21,345 of revenues under the Arena License Agreements for Fiscal Years 2022 and 2021, respectively. In addition, the Company recorded credits to direct operating expenses as a reimbursement under the Arena License Agreements of $25,827 and $9,717 for Fiscal Years 2022 and 2021, respectively. No credits were recorded for Fiscal Year 2020.

Cost reimbursement from MSG Sports per TSA

Per the TSA described above, the Company’s corporate overhead expenses that are charged to MSG Sports are primarily related to centralized functions, including information technology, security, accounts payable, payroll, tax, legal, human resources, insurance and risk management, investor relations, corporate communications, benefit plan administration and reporting, and internal audit.

Prior to the 2020 Entertainment Distribution, allocations of corporate overhead and shared services expense were recorded by both MSG Entertainment, and in turn by the Company, and MSG Sports for corporate and operational functions based on direct usage or the relative proportion of revenue, headcount or other measures of MSG Entertainment or MSG Sports.

Corporate allocations to MSG Entertainment

As part of the Distribution, certain corporate and operational support functions are being transferred to the Company and therefore, charges were reflected in order to properly burden all business units comprising MSG

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Entertainment’s historical operations. Allocations of corporate overhead and shared services expense to MSG Entertainment from the Company were recorded for corporate and operational functions based on direct usage when identifiable, with the remainder allocated on a pro rata basis of combined assets, headcount or other measures of the Company or MSG Entertainment, which is recorded as a reduction of either direct operating expenses or selling, general and administrative expense. The aforementioned allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by MSG Entertainment and MSG Sports (for the period from July 1, 2019 to April 17, 2020), related to departments such as executive management, finance, legal, human resources, government affairs, and information technology, among others.

Origination, Master Control and Technical Services

AMC Networks provides certain origination, master control, and technical services to the MSG Networks segment.

Other Operating Expenses, net

The Company and its related parties enter into transactions with each other in the ordinary course of business. Amounts charged to the Company for other transactions with its related parties are net of amounts charged by the Company to the Knickerbocker Group, LLC, an entity owned by James L. Dolan, the Executive Chairman, Chief Executive Officer and a director of the Company, for office space and the cost of certain technology services. In addition, other operating expenses include net charges relating to (i) reciprocal aircraft arrangements between the Company and each of Q2C and CFD, (ii) time sharing and/or dry lease agreements with MSG Sports, AMC Networks and Brighid Air and (iii) commission under the group ticket sales representation agreement with MSG Sports. The reciprocal aircraft arrangement between the Company and Q2C and the related aircraft support services arrangement between them was no longer effective as of December 21, 2021.

Loans Receivable from MSG Entertainment

The Company’s captive insurance entity, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with MSG Entertainment (the “Eden Loan Agreement”), under which Eden granted MSG Entertainment an unsecured loan bearing interest at a rate of LIBOR plus 350 basis points with a principal amount not exceeding $60,000. This loan is in the form of a demand promissory note, payable immediately upon order from Eden. As of June 30, 2022 and 2021, Eden had an outstanding loan receivable from MSG Entertainment of $56,060 and $57,962, respectively, inclusive of accrued interest. During Fiscal Year 2022, Eden declared and paid dividends to MSG Entertainment through a reduction of the loan receivable from MSG Entertainment. During Fiscal Year 2021, no interest or principal payments were received by Eden. Instead, the accrued but unpaid interest was added to the outstanding principal amount of the loan. The cash flows related to this loan receivable are reflected as investing activities, as these balances represent amounts loaned by the Company to MSG Entertainment. The Company recorded related party interest income of $2,117, $1,888, and $2,798 related to the Eden Loan Agreement in Fiscal Years 2022, 2021, and 2020.

On May 23, 2019, the Company entered into a subordinated credit agreement with TAO Group Sub-Holdings, LLC (“TAOG Sub-Holdings”), a wholly-owned subsidiary of MSG Entertainment (the “TAO Subordinated Credit Agreement”), under which the Company granted TAOG Sub-Holdings a $49,000 subordinated loan. This loan had a maturity date of August 22, 2024. On June 15, 2020, the TAO Subordinated Credit Agreement was amended to provide an additional $22,000 of borrowing capacity. The Company provided additional proceeds of $14,000 and $5,000 during Fiscal Years 2021 and 2020, respectively, under the TAO Subordinated Credit Agreement. There are no mandatory repayments of principal until the maturity date. Subject

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

to customary notice and minimum amount conditions, TAOG Sub-Holdings can voluntarily prepay outstanding loans under the TAO Subordinated Credit Agreement at any time, in whole or in part, without premium or penalty. Interest is due monthly in cash or paid-in-kind based on the terms of the TAO Senior Credit Agreement. During Fiscal Year 2020, on behalf of TAOG Sub-Holdings, MSG Entertainment made a voluntary principal payment and interest payments of $5,000 and $3,546, respectively. As of June 30, 2021, the Company had an outstanding loan receivable from MSG Entertainment related to this loan of $66,902, inclusive of accrued interest, and on June 9, 2022, MSG Entertainment paid the full outstanding principal amount of this TAO Subordinated Credit Agreement. The cash flows related to this loan receivable are reflected as investing activities, as these balances represent amounts loaned by the Company to MSG Entertainment. The Company recorded related party interest income of $4,420, $4,525, and $4,531 related to the TAO Subordinated Credit Agreement in Fiscal Years 2022, 2021, and 2020.

Cash Management

MSG Entertainment uses a centralized approach to cash management and financing of operations. The Company’s and MSG Entertainment’s other subsidiaries’ cash was available for use and was regularly “swept” historically. Cash and cash equivalents was attributed to the Company for each of the periods presented, as such cash was held in accounts legally owned by the Company. Transfers of cash both to and from MSG Entertainment were included as components of MSG Entertainment’s Investment on the combined statements of divisional equity. The main components of the net transfers (to)/from MSG Entertainment are cash pooling/general financing activities, various expense allocations to/from MSG Entertainment, and receivables/payables from/to MSG Entertainment deemed to be effectively settled upon the distribution of the Company by MSG Entertainment.

MSG Entertainment Investment

Certain significant balances and transactions among the Company and MSG Entertainment and its subsidiaries, which include allocations of corporate general and administrative expenses, share-based compensation expense and other historical intercompany activities, are recorded as components of Divisional Equity, except for the transactions noted above related to historically cash-settled loans between the Company and MSG Entertainment. The changes in MSG Entertainment Investment also include financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, cash balances are swept to MSG Entertainment regularly as part of the MSG Entertainment cash management policy.

Note 20. Segment Information

As of June 30, 2022, the Company was comprised of two reportable segments: Entertainment and MSG Networks. The Company takes into account whether two or more operating segments can be aggregated together as one reportable segment as well as the type of discrete financial information that is available and regularly reviewed by its Chief Operating Decision Maker (“CODM”).

In addition to event-related operating expenses, Entertainment also includes other expenses associated with non-event related operating expenditures for the Company’s venues, such as (i) rent for the Company’s leased venues, (ii) real estate taxes, (iii) insurance, (iv) utilities, (v) repairs and maintenance, (vi) labor related to the overall management of the venues, and (vii) depreciation and amortization expense related to the Company’s venues and certain corporate property, equipment and leasehold improvements. The Company allocates any purchase accounting adjustments related to business acquisitions to the reporting segments.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The Company evaluates segment performance based on several factors, of which the key financial measure is operating income (loss) before the following adjustments, which is referred to as adjusted operating income (loss):

(i)	adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports,

(ii)	depreciation, amortization and impairments of property and equipment, goodwill and intangible assets,

(iii)	amortization for capitalized cloud computing arrangement costs,

(iv)	share-based compensation expense,

(v)	restructuring charges or credits,

(vi)	merger and acquisition-related costs, including litigation expenses,

(vii)	gains or losses on sales or dispositions of businesses and associated settlements,

(viii)	the impact of purchase accounting adjustments related to business acquisitions, and

(ix)	gains and losses related to the remeasurement of liabilities under MSG Entertainment’s Executive Deferred Compensation Plan (which was established in November 2021).

The Company believes that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with an additional picture of the Company’s operating performance. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the Company’s business without regard to the settlement of an obligation that is not expected to be made in cash. The Company eliminates merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the MSG Entertainment’s Executive Deferred Compensation Plan, which are included for the first time this period, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the MSG Entertainment’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the MSG Entertainment’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

The Company believes adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of its business segments and the Company on a combined basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and adjusted operating income (loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators.

Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. The Company has presented the components that reconcile operating income (loss), the most directly comparable GAAP financial measure, to adjusted operating income (loss).

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Information as to the operations of the Company’s reportable segments is set forth below.

	Year Ended June 30, 2022
	Entertainment	MSG Networks	Inter- segment eliminations	Total
Revenues	$653,300	$608,155	$(20,878)	$1,240,577
Direct operating expenses	417,749	320,278	—	738,027
Selling, general and administrative expenses	185,147	147,007	(20,878)	311,276
Depreciation and amortization	69,535	9,394	—	78,929
Restructuring charges	6,530	452	—	6,982

Operating income (loss)	(25,661)	131,024	—	105,363

Interest income				9,324
Interest expense				(73,964)
Loss on extinguishment of debt				(35,629)
Other expense, net (a)				(49,839)

Loss from operations before income taxes				$(44,745)

Reconciliation of operating loss to adjusted operating income (loss):
Operating income (loss)	$(25,661)	$131,024	$—	$105,363
Add back:
Non-cash portion of arena license fees from MSG Sports	(27,754)	—	—	(27,754)
Share-based compensation expense	37,984	17,092	—	55,076
Depreciation and amortization	69,535	9,394	—	78,929
Restructuring charges	6,530	452	—	6,982
Merger and acquisition related costs	9,146	27,683	—	36,829
Amortization for capitalized cloud computing costs	—	176	—	176
Other purchase accounting adjustments	6,099	—	—	6,099
Remeasurement of deferred compensation plan liabilities	46	—	—	46

Adjusted operating income (loss)	$75,925	$185,821	$—	$261,746

Other information:
Capital expenditures	$17,797	$3,672	$—	$21,469

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended June 30, 2021
	Entertainment	MSG Networks	Inter- segment eliminations	Total
Revenues	$81,770	$647,510	$(13,698)	$715,582
Direct operating expenses	96,794	262,859	209	359,862
Selling, general and administrative expenses	153,900	115,339	(13,907)	255,332
Depreciation and amortization	71,576	7,335	—	78,911
Restructuring charges	15,328	—	—	15,328

Operating income (loss)	(255,828)	261,977	—	6,149

Interest income				8,495
Interest expense				(53,950)
Other income, net (a)				51,048

Income from operations before income taxes				$11,742

Reconciliation of operating income (loss) to adjusted operating income (loss):
Operating income (loss)	$(255,828)	$261,977	$—	$6,149
Add back:
Non-cash portion of arena license fees from MSG Sports	(13,026)	—	—	(13,026)
Share-based compensation expense	40,928	17,667	—	58,595
Depreciation and amortization	71,576	7,335	—	78,911
Restructuring charges	15,328	—	—	15,328
Merger and acquisition related costs	7,058	4,502	—	11,560
Other purchase accounting adjustments	3,334	—	—	3,334

Adjusted operating income (loss)	$(130,630)	$291,481	$—	$160,851

Other information:
Capital expenditures	$9,467	$3,853	$—	$13,320

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended June 30, 2020
	Entertainment	MSG Networks	Inter- segment eliminations	Total
Revenues	$584,317	$685,797	$(12,715)	$1,257,399
Direct operating expenses	381,003	282,837	(1,294)	662,546
Selling, general and administrative expenses	140,636	100,829	(12,183)	229,282
Depreciation and amortization	81,591	7,163	—	88,754
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)

Operating income (loss)	221,870	294,968	762	517,600
Interest income				13,091
Interest expense				(36,258)
Other income, net (a)				33,335

Income from operations before income taxes				$527,768

Reconciliation of operating income (loss) to adjusted operating income (loss):
Operating income (loss)	$221,870	$294,968	$762	$517,600
Add back:
Share-based compensation expense	35,873	19,235	—	55,108
Depreciation and amortization	81,591	7,163	—	88,754
Gain on disposal of assets held for sale	(240,783)	—	—	(240,783)
Other purchase accounting adjustments	4,367	—	—	4,367

Adjusted operating income (loss)	$102,918	$321,366	$762	$425,046

Other information:
Capital expenditures	$29,644	$2,814	$—	$32,458

(a)	Other income (expense), net includes the following:

	Years Ended June 30,
	2022	2021	2020
Realized and unrealized gain (loss) on equity investments with and without readily determinable fair value, see Note 8 for further detail	$(49,842)	$52,430	$37,628
Non-service cost components of net periodic pension and postretirement benefit costs, see Note 15 for further detail	3	(1,090)	(2,269)
Dividend income from equity investments	—	—	722
Debt financing costs	—	—	(2,762)
Other, net	—	(292)	16

	$(49,839)	$51,048	$33,335

All revenues and assets of the Company’s reportable segments are attributed to or located in the United States. A majority of the Company’s revenues and assets are concentrated in the New York City metropolitan area.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 21. Concentrations of Risk

Accounts receivable, net on the accompanying combined balance sheets as of June 30, 2022 and June 30, 2021 include amounts due from the following individual customers, substantially derived from the MSG Networks segment, which accounted for the noted percentages of the gross balance:

	June 30, 2022	June 30, 2021
Customer A	16%	17%
Customer B	14%	17%
Customer C	12%	19%

Revenues in the accompanying combined statements of operations for Fiscal Years 2022, 2021 and 2020 include amounts from the following individual customers, primarily derived from the MSG Networks segment, which accounted for the noted percentages of the total:

	Years Ended June 30,
	2022	2021	2020
Customer 1	13%	24%	14%
Customer 2	13%	23%	13%
Customer 3	10%	18%	11%

As of June 30, 2022, approximately 4,200 full-time and part-time employees, who represent approximately 63% of the Company’s workforce, are subject to CBAs. Approximately 7% are subject to CBAs that expired as of June 30, 2022 and approximately 44% are subject to CBAs that will expire by June 30, 2023, if they are not extended prior thereto.

Note 22. Subsequent Events

The Company evaluated the period from June 30, 2022 through October 26, 2022, the date the combined financial statements were available for issuance.

Confidential Treatment Requested by MSGE Spinco, Inc. Pursuant to 17 C.F.R. Section 200.83

MSGE SPINCO, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

		(Additions) / Deductions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year Ended June 30, 2022
Allowance for doubtful accounts / credit losses	$(5,321)	$(239)	$—	$623	$(4,937)

	$(5,321)	$(239)	$—	$623	$(4,937)

Year Ended June 30, 2021
Allowance for doubtful accounts / credit losses	$(5,344)	$(701)	$—	$724	$(5,321)

	$(5,344)	$(701)	$—	$724	$(5,321)

Year Ended June 30, 2020
Allowance for doubtful accounts / credit losses	$(2,983)	$(3,846)	$—	$1,485	$(5,344)

	$(2,983)	$(3,846)	$—	$1,485	$(5,344)